As filed with the Securities and Exchange Commission on February 15, 2008

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JABIL CIRCUIT, INC.

Delaware	3672	34-188620
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North

St. Petersburg, Florida 33716

(727) 577-9749

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Robert L. Paver, Esq.

Secretary and General Counsel

Jabil Circuit, Inc.

10560 Dr. Martin Luther King, Jr. Street North

St. Petersburg, Florida 33716

(727) 577-9749

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copies of all communications to:

Chester E. Bacheller, Esq.

Holland & Knight LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

Phone: (813) 227-8500

Fax: (813) 229-0134

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
8.25% Senior Notes due 2018	$250,000,000	100%	$250,000,000	$9,825.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED February 15, 2008

PROSPECTUS

Jabil Circuit, Inc.

Offer to Exchange

$250,000,000

8.250% Senior Notes due 2018 of Jabil Circuit, Inc.

Registered under the Securities Act of 1933, as amended,

For

Any and All Outstanding 8.250% Senior Notes due 2018

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered 8.250% Senior Notes due 2018 (the “Old Securities”) for freely tradable 8.250% Senior Notes due 2018 that have been registered (the “New Securities,” and collectively with the Old Securities the “Debt Securities”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

The Exchange Offer

•	We will exchange all outstanding Old Securities that are validly tendered and not validly withdrawn for an equal principal amount of New Securities that are freely tradable.

•	You may withdraw tenders of Old Securities at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2008, unless we extend it.

•	The exchange of Old Securities for New Securities in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

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The terms of the New Securities to be issued in the exchange offer are substantially identical to the Old Securities, except that the New Securities will be registered under the Securities Act and will not have any transfer restrictions, registration rights or rights to additional special interest.

•	No public market exists for the New Securities. We do not intend to apply for listing of the New Securities or to arrange for them to be quoted on a quotation system.

•	We will not receive any proceeds from the exchange offer.

Each broker-dealer that receives New Securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Old Securities where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Investing in the New Securities involves risks. See “ Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Securities to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2008.

You should rely only on the information contained in this prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with information that is different. We are not making an offer to exchange Old Securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

The Company has filed a registration statement with the Securities and Exchange Commission (the “SEC”) covering the New Securities being offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. See “Available Information.” This information is available without charge to security holders upon request to Jabil Circuit, Inc.’s Investor Relations department by calling (727) 803-3349, by writing to Investor Relations, Jabil Circuit, Inc., 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716 or by sending an e-mail to investor_relations@jabil.com. To obtain timely delivery, security holders must request the information no later than , 2008, which is five business days before the expiration date of the exchange offer.

In this prospectus, the terms “the Company,” “Jabil,” “we,” “our” or “us” refer to Jabil Circuit, Inc. together with its subsidiaries unless the context suggests otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are made in reliance upon the protections provided by such acts for forward-looking statements. These forward-looking statements (such as when we describe what “will,” “may” or “should” occur, what we “plan,” “intend,” “estimate,” “believe,” “expect” or “anticipate” will occur, and other similar statements) include, but are not limited to, statements regarding future sales and operating results, future prospects, anticipated benefits of proposed (or future) acquisitions and new facilities, growth, the capabilities and capacities of business operations, any financial or other guidance and all statements that are not based on historical fact, but rather reflect our current expectations concerning future results and events. We make certain assumptions when making forward-looking statements, any of which could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. Therefore, we can give no assurance that the results implied by these forward-looking statements will be realized. Furthermore, the inclusion of forward-looking information should not be regarded as a representation by Jabil or any other person that future events, plans or expectations contemplated by Jabil will be achieved. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. The following important factors, among others, could affect future results and events, causing those results and events to differ materially from those expressed or implied in our forward-looking statements:

•	business conditions and growth or declines in our customers’ industries, the electronic manufacturing services industry and the general economy;

•	the results of the review of our past stock option grants and revenue recognition being conducted by governmental authorities and related litigation, and any ramifications thereof;

•	variability of operating results;

•	our dependence on a limited number of major customers;

•	the potential consolidation of our customer base;

•	availability of components;

•	our dependence on certain industries;

•	seasonality;

•	the variability of customer requirements;

•	our ability to successfully negotiate definitive agreements and consummate acquisitions, and to integrate operations following consummation of acquisitions;

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our ability to take advantage of our past and current restructuring efforts to improve utilization and realize savings; and whether any such activity will adversely affect our cost structure, our ability to service customers and our labor relations;

•	other economic, business and competitive factors affecting our customers, our industry and our business generally; and

•	other factors that we may not have currently identified or quantified.

For a further description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained elsewhere in this prospectus. Given these risks and uncertainties, the reader should not place undue reliance on these forward-looking statements.

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All forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur, or of which we hereafter become aware. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

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SUMMARY

This summary does not contain all of the information that you should consider before investing in the New Securities. To understand this exchange offer fully, you should carefully read this entire prospectus.

Our Company

We are one of the leading providers of worldwide electronic manufacturing services and solutions. We provide comprehensive electronics and mechanical design, production, product management and after-market services to companies in the aerospace, automotive, computing, consumer, defense, industrial, instrumentation, medical, networking, peripherals, storage and telecommunications industries. We serve our customers primarily with dedicated business units that combine highly automated, continuous flow manufacturing with advanced electronic design and design for manufacturability technologies. Based on net revenue for the fiscal year ended August 31, 2007, our largest customers included Cisco Systems, Inc., EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation, Network Appliance Inc., NEC Corporation, Nokia Corporation, Royal Philips Electronics, Tellabs, Inc., and Valeo S.A. Based on net revenue for the three months ended November 30, 2007, our largest customers currently include Cisco Systems, Inc., Hewlett-Packard Company, International Business Machines Corporation, Motorola, Inc., Network Appliance Inc., NEC Corporation, Nokia Corporation, Royal Philips Electronics, Tellabs, Inc. and Valeo S.A. For the fiscal year ended August 31, 2007, we had net revenue of approximately $12.3 billion and net income of approximately $73.2 million. For the three months ended November 30, 2007, we had net revenue of approximately $3.4 billion and net income of approximately $62.0 million.

We offer our customers electronics and mechanical design, production, product management and after-market solutions that are responsive to their manufacturing needs. Our business units are capable of providing our customers with varying combinations of the following services:

•	integrated design and engineering;

•	component selection, sourcing and procurement;

•	automated assembly;

•	design and implementation of product testing;

•	parallel global production;

•	enclosure services;

•	systems assembly, direct-order fulfillment and configure-to-order; and

•	after-market services.

We currently conduct our operations in facilities that are located in Austria, Belgium, Brazil, China, England, France, Germany, Hungary, India, Ireland, Italy, Japan, Malaysia, Mexico, The Netherlands, Poland, Scotland, Singapore, Taiwan, Ukraine, the U.S. and Vietnam. Our global manufacturing production sites allow our customers to manufacture products in parallel in what we believe are the most efficient marketplaces for their products. Our services allow customers to improve supply-chain management, reduce inventory obsolescence, lower transportation costs and reduce product fulfillment time. We have identified our global presence as a key to assessing our business performance.

Industry Background

The industry in which we operate is composed of companies that provide a range of manufacturing and design services to companies that utilize electronics components. The industry experienced rapid change and growth through the 1990’s as an increasing number of companies chose to outsource an increasing portion, and, in some cases, all of their manufacturing requirements. In mid-2001, the industry’s revenue declined as a result of significant cut-backs in customer production requirements, which was consistent with the overall global economic downturn at the time. In response to this industry and global economic downturn, we implemented restructuring programs to reduce our cost structure and further align our manufacturing capacity with the geographic production demands of our customers. Industry revenues generally began to stabilize in 2003 and companies continue to turn to outsourcing instead of internal manufacturing. In addition, the number of industries serviced, as well as the market penetration in certain industries, by electronic manufacturing service providers has increased over the past four years. We believe further growth opportunities exist for the industry to penetrate the worldwide electronics markets. Factors driving companies to favor outsourcing include:

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Reduced Product Cost. Industry providers are able to manufacture products at a reduced total cost to companies. These cost advantages result from higher utilization of capacity because of diversified product demand and, typically, a higher sensitivity to elements of cost.

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Accelerated Product Time-to-Market and Time-to-Volume. Industry providers are often able to deliver accelerated production start-ups and achieve high efficiencies in transferring new products into production. providers are also able to more rapidly scale production for changing markets and to position themselves in global locations that serve the leading world markets. with increasingly shorter product life cycles, these key services allow new products to be sold in the marketplace in an accelerated time frame.

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Access to Advanced Design and Manufacturing Technologies. Customers may gain access to additional advanced technologies in manufacturing processes, as well as product and production design. Product and production design services may offer customers significant improvements in the performance, cost, time-to-market and manufacturability of their products.

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Improved Inventory Management and Purchasing Power. Industry providers are able to manage both procurement and inventory, and have demonstrated proficiency in purchasing components at improved pricing due to the scale of their operations and continuous interaction with the materials marketplace.

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Reduced Capital Investment in Manufacturing. Companies are increasingly seeking to lower their investment in inventory, facilities and equipment used in manufacturing in order to allocate capital to other activities such as sales and marketing, and research and development (“R&D”). This shift in capital deployment has placed a greater emphasis on outsourcing to external manufacturing specialists.

Our Strategy

We are focused on expanding our position as one of the leading providers of worldwide electronics and mechanical design, production, product management and after-market services. To achieve this objective, we continue to pursue the following strategies:

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Establish and Maintain Long-Term Customer Relationships. Our core strategy is to establish and maintain long-term relationships with leading companies in expanding industries with size and growth characteristics that can benefit from highly automated, continuous flow manufacturing on a global scale. Over the last three years, we have made concentrated efforts to diversify our industry sectors and customer base. As a result of these efforts, we have experienced business growth from existing customers and from new customers. Additionally, our acquisitions have contributed to our business growth. We focus on maintaining long-term relationships with our customers and seek to expand these relationships to include additional product lines and services. In addition, we have a focused effort to identify and develop relationships with new customers who meet our profile.

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Utilize Business Units. Each of our business units is dedicated to one customer and operates with a high level of autonomy, utilizing dedicated production equipment, production workers, supervisors, buyers, planners, and engineers. We believe our customer-centric business units promote increased responsiveness to our customers’ needs, particularly as a customer relationship grows to multiple production locations.

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Expand Parallel Global Production. Our ability to produce the same product on a global scale is a significant requirement of our customers. We believe that parallel global production is a key strategy to reduce obsolescence risk and secure the lowest landed costs while simultaneously supplying products of equivalent or comparable quality throughout the world. Consistent with this strategy, we have established or acquired operations in Austria, Belgium, Brazil, China, England, France, Germany, Hungary, India, Italy, Japan, Malaysia, Mexico, The Netherlands, Poland, Scotland, Singapore, Taiwan, Ukraine and Vietnam to increase our European, Asian and Latin American presence.

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Offer Systems Assembly, Direct-Order Fulfillment and Configure-to-Order Services. Our systems assembly, direct-order fulfillment and configure-to-order services allow our customers to reduce product cost and risk of product obsolescence by reducing total work-in-process and finished goods inventory. These services are available at all of our manufacturing locations.

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Pursue Selective Acquisition Opportunities. Companies have continued to divest internal manufacturing operations to manufacturing providers such as Jabil. In many of these situations, companies enter into a customer relationship with the manufacturing provider that acquires the operations. More recently, our acquisition strategy has expanded beyond focusing on acquisition opportunities presented by companies divesting internal manufacturing operations, to also pursuing manufacturing, after-market services and/or design operations and other acquisition opportunities complementary to our services offerings. The primary goal of our acquisition strategy is to complement our geographic footprint and diversify our business into new industry sectors and with new customers, and to expand the scope of the services we can offer to our customers. As the scope of our acquisition opportunities expands, the risks associated with our acquisitions expand as well, both in terms of the amount of risk we face and the scope of such risks. See “Risk Factors – Risks Related to Our Business and Industry – We may not achieve expected profitability from our acquisitions.”

Our Competitive Strengths

In order to achieve high levels of performance, we have developed the following strengths that we believe differentiate us from our competitors:

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Customer-Dedicated Business Units. Each of our business units is dedicated to one customer and is empowered to formulate strategies tailored to individual customer needs. Each business unit has dedicated production lines consisting of equipment, production workers, supervisors, buyers, planners and engineers. Under certain circumstances, a production line may include more than one business unit in order to maximize resource utilization. Business units have direct responsibility for manufacturing results and time-to-volume production, promoting a sense of individual commitment and ownership. The business unit approach is modular and enables us to grow incrementally without disrupting the operations of other business units.

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Accountable Business Unit Management. Our Business Unit Managers coordinate all financial, manufacturing and engineering commitments for each of our customers at a particular manufacturing facility. Our Business Unit Directors oversee local Business Unit Managers and coordinate worldwide financial, manufacturing and engineering commitments for each of our customers that have global production requirements. Jabil’s Business Unit Management has the authority (within high-level parameters set by executive management) to develop customer relationships, make design strategy decisions and production commitments, establish pricing, and implement production and electronic design changes. Business Unit Managers and Directors are also responsible for assisting customers with strategic planning for future products, including developing cost and technology goals. These Managers and Directors operate autonomously with responsibility for the development of customer relationships and direct profit and loss accountability for business unit performance.

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Automated Continuous Flow. We use a highly automated, continuous flow approach where different pieces of equipment are joined directly or by conveyor to create an in-line assembly process. This process is in contrast to a batch approach, where individual pieces of assembly equipment are operated as freestanding work-centers. The elimination of waiting time prior to sequential operations results in faster manufacturing, which improves production efficiencies and quality control, and reduces inventory work-in-process. Continuous flow manufacturing provides cost reductions and quality improvement when applied to volume manufacturing.

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Advanced Computer Integration. We support all aspects of our manufacturing activities with advanced computerized control and monitoring systems. Component inspection and vendor quality are monitored electronically in real-time. Materials planning, purchasing, stockroom and shop floor control systems are supported through a computerized Manufacturing Resource Planning system, providing customers with a continuous ability to monitor material availability and track work-in-process on a real-time basis. Manufacturing processes are supported by a real-time, computerized statistical process control system, whereby customers can remotely access our computer systems to monitor real-time yields, inventory positions, work-in-process status and vendor quality data. See “Risk Factors – Risks Related to Our Business and Industry – Any delay in the implementation of our information systems could disrupt our operations and cause unanticipated increases in our costs.”

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Electronic Supply Chain Management. We make available an electronic commerce system/electronic data interchange and web-based tools for our customers and suppliers to implement a variety of supply chain management programs. Most of our customers utilize these tools to share demand and product forecasts and deliver purchase orders. We use these tools with most of our suppliers for just-in-time delivery, supplier-managed inventory and consigned supplier-managed inventory.

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Valued-Added Design Services. We offer a wide spectrum of value-added design services for products that we manufacture for our customers, including electronic design, industrial design, mechanical design, computer-assisted design, product validation and product solutions. We provide these services to enhance our relationships with current customers and to help develop relationships with new customers. Our design centers are located in: Vienna, Austria; Hasselt, Belgium; Shanghai, China; St. Petersburg, Florida; Jena, Germany; Mumbai, India; Tokyo, Japan; Penang, Malaysia; Auburn Hills, Michigan and Hsinchu and Taipei, Taiwan.

Our principal executive offices are located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, and our telephone number is (727) 577-9749. We were incorporated in Delaware in 1992. Our website is located at http://www.jabil.com. Information contained in our website, whether currently posted or posted in the future, is not a part of this prospectus.

Recent Developments

2008 Note Offering

On January 16, 2008, we completed the issuance of $250.0 million in aggregate principal amount of Old Securities pursuant to Rule 144A and Regulation S under the Securities Act (the “2008 Note Offering”). We used the net proceeds to repay approximately $245.7 million of our borrowings under the revolving credit portion of the Credit Facility (as defined below in “—Amended and Restated Credit Facility”). The Credit Facility expires on July 19, 2012. As of January 21, 2008, borrowings of $325.0 million were outstanding under the revolving credit portion of the Credit Facility.

Amended and Restated Credit Facility

On July 19, 2007, we entered into a $1.2 billion amended and restated five-year unsecured credit facility (the “Credit Facility”) with certain lenders, including the initial purchasers of the Old Securities or their affiliates. The Credit Facility consists of a revolving credit portion of $800.0 million and a term portion of $400.0 million. (The Credit Facility also contemplates a potential later increase of the revolving credit portion of up to an additional $200.0 million, if we and the lenders agree to such increase.) The initial advances and loans under the Credit Facility were used to repay in part our borrowings under our $1.0 billion, 364-day senior unsecured bridge loan facility with a syndicate of banks, including certain of the initial purchasers of the Original Securities or their affiliates (the “Original Bridge Facility” and, as amended as described below in “– Amended Bridge Facility and Related Draw on the Credit Facility,” the “Amended Bridge Facility”), and for general corporate purposes.

Amended Bridge Facility and Related Draw on the Credit Facility

On December 20, 2007, we amended the Original Bridge Facility to (1) extend the termination date from December 20, 2007 to June 17, 2008, (2) convert the Original Bridge Facility to a $200.0 million revolving credit facility that is available only if we have fully drawn on the $800.0 million committed revolving credit portion of the Credit Facility and (3) amend certain other portions of the Original Bridge Facility, such as the interest and fees on advances and the purposes for which advances may be used. Also on December 20, 2007, we drew $400.0 million on the revolving credit portion of the Credit Facility in order to pay down the full $400.0 million outstanding under the term portion of the Original Bridge Facility.

As of January 21, 2008, the full $400.0 million of the term portion of the Credit Facility was outstanding; $325.0 million was outstanding under the revolving credit portion of the Credit Facility, leaving $475.0 million available under the revolving credit portion of the Credit Facility; and no amounts were outstanding under the Amended Bridge Facility. Subsequently, we terminated the Amended Bridge Facility.

Reorganization of Our Manufacturing Business Into a Consumer Electronics Division and an EMS Division

On September 1, 2007, we reorganized our manufacturing business into a Consumer Electronics division and an Electronic Manufacturing Services (“EMS”) division. Based on this reorganization, we currently have three operating segments — Consumer Electronics, EMS and After-Market Services (“AMS”). We believe that these divisions will provide cost-effective solutions for our customers by grouping business units with similar needs together into divisions, each with full accountability for design, operations, supply chain management and delivery. Our AMS division will continue to provide warranty and repair services to certain of our manufacturing customers, but primarily to other customers. The Consumer Electronics division has dedicated resources designed to meet the particular needs of the consumer products industry. The division focuses on cell phones and mobile products, televisions, set-top boxes and peripheral products such as printers. We intend that the Consumer Electronics division, as a result of its dedicated design resources combined with its vertically integrated supply chain solutions and certain existing and planned manufacturing operations, will provide a focused complement of assets to provide low cost solutions for consumer electronics customers. The EMS division focuses on the traditional and emerging electronic manufacturing services business sectors. Traditional sectors, characterized by longer historical use of the electronics outsourcing model, include networking, computing, storage and telecommunications businesses. Emerging sectors are newer to the outsourcing model and include the automotive, medical, industrial, instrumentation, defense and aerospace sectors.

Summary of the Exchange Offer

Securities Offered	We are offering up to $250.0 million aggregate principal amount of New Securities which will be registered under the Securities Act.

The Exchange Offer	We are offering to issue the New Securities in exchange for a like principal amount of your Old Securities. We are offering to issue the New Securities to satisfy our obligations contained in the Registration Rights Agreement (the “Registration Rights Agreement”) entered into when the Old Securities were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m. New York City time on , 2008 unless it is extended. If you decide to exchange your Old Securities for New Securities, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Securities. If you decide to tender your Old Securities in the exchange offer, you may withdraw them at any time prior to expiration of the exchange offer. If we decide for any reason not to accept any Old Securities for exchange, your Old Securities will be returned to you without expense to you promptly after the exchange offer expires.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

• the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC;

•   no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

• we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Securities	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your Old Securities to be exchanged and all other documents required by the letter of transmittal, to The Bank of New York Trust Company, N.A. as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your Old Securities by book-entry delivery following the procedures described in this prospectus. For more information on tendering your Old Securities, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Old Securities.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of Old Securities that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Securities in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your Old Securities and you cannot provide the required documents to the exchange agent by the time required, you may tender your Old Securities by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Guaranteed Delivery Procedures.”

Material U.S. Federal Income Tax Considerations	Your exchange of Old Securities for New Securities in the exchange offer will not result in any income, gain or loss to you for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Securities in the exchange offer.

Exchange Agent	The Bank of New York Trust Company, N.A. is the exchange agent for the exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.”

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Consequences of Failure to Exchange	If you fail to tender your Old Securities in the exchange offer, except as described under “The Exchange Offer,” you will not have any further rights under the Registration Rights Agreement, including any right to require us to register your Old Securities or to pay you additional special interest. See “The Exchange Offer—Consequences of Failure to Exchange.”

You will be able to resell the New Securities without registering them with the SEC if you meet the requirements described below:

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that New Securities issued in exchange for Old Securities in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the New Securities under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquired the Old Securities to be exchanged for New Securities in the exchange offer in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Old Securities or the New Securities; and

•	you are not engaged in, and do not intend to engage in, a distribution (within the meaning of the Securities Act) of the Old Securities or the New Securities.

If you are an affiliate of ours, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of New Securities acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive New Securities for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the New Securities;

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you must acknowledge that you will deliver a prospectus in connection with any resale of the New Securities you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

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you may use this prospectus, as it may be amended or supplemented from time to time, for a period of one year from the expiration date of this exchange offer, in connection with the resale of New Securities received in exchange for Old Securities acquired by you as a result of market-making or other trading activities.

The Company has agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

Summary of the New Securities

This summary is not a complete description of the New Securities. For a more detailed description of the New Securities, see “Description of Debt Securities” in this prospectus.

Issuer	Jabil Circuit, Inc.

New Securities Offered	$250.0 million aggregate principal amount of 8.250% Senior Notes due 2018. The forms and terms of the New Securities are substantially identical to the forms and terms of the Old Securities except that the New Securities will be registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under the Registration Rights Agreement or additional special interest. The New Securities will evidence the same debt as the Old Securities.

Maturity	The New Securities will mature on March 15, 2018, unless earlier redeemed or repurchased.

Interest Rate	The New Securities will bear interest from January 16, 2008 at the rate of 8.250% per annum.

Interest Payment Dates	March 15 and September 15 of each year, beginning September 15, 2008.

Interest Rate Adjustment	The interest rate payable on the New Securities will be subject to adjustments from time to time if either of Moody’s Investor Services, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc. (“S&P”), or any substitute rating agency, downgrades (or subsequently upgrades) the credit rating assigned to the New Securities. See “Description of Debt Securities – Interest Rate Adjustment.”

Ranking of New Securities	The New Securities will be our senior unsecured obligations and will rank equally with all of our existing and future senior and unsecured debt obligations. The New Securities will be structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries. In addition, the New Securities will be effectively subordinated to all of our and our subsidiaries’ present and future secured indebtedness. See “Risk Factors – Risks Related to the New Securities – The New Securities will be structurally junior to the indebtedness and other liabilities of our subsidiaries;” and “– The New Securities will be unsecured and will be effectively subordinated to all of our and our subsidiaries’ secured obligations to the extent of the value of the collateral securing such obligations.”

Sinking Fund	None.

Optional Redemption	We may redeem the New Securities, in whole or in part, at any time at redemption prices determined as set forth under the heading “Description of Debt Securities – Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Debt Securities – Purchase of New Securities upon a Change of Control Repurchase Event,” we will be required to make an offer to purchase the New Securities at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the New Securities contains covenants limiting our ability and/or our subsidiaries’ ability to:

•   create certain liens;

•   enter into sale and leaseback transactions;

•   create, incur, issue, assume or guarantee funded debt (applies to our “restricted subsidiaries” only);

•   guarantee any of our indebtedness (applies to our subsidiaries only); and

•   consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants is subject to a number of significant exceptions. You should read “Description of Debt Securities – Certain Covenants” for a description of these covenants.

Form and Denominations

We will issue the New Securities in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the New Securities will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”).

You will hold beneficial interests in the New Securities through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated New Securities.

Further Issuances	We may create and issue additional notes ranking equally with the New Securities offered in this exchange offer and otherwise similar in all respects (other than the issue date and offering price or the first payment of interest following the issue date of such further notes). These additional notes would be consolidated and form a single series with the New Securities offered in this exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Securities in exchange for the Old Securities. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreement. In consideration for issuing the New Securities, we will receive Old Securities in an equal aggregate principal amount. The Old Securities surrendered in the exchange for the New Securities will be cancelled and cannot be reissued. Accordingly, issuance of the New Securities will not result in any change in our indebtedness. See “Use of Proceeds.”

Transfer Restrictions	We are registering the New Securities under the Securities Act. Accordingly, the New Securities are not subject to the restrictions on transferability and resale applicable to the Old Securities.

Absence of Public Market for the New Securities	The New Securities are a new issue of securities and there is currently no established trading market for the New Securities. We do not intend to apply for a listing of the New Securities on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Securities. The initial purchasers have advised us that they currently intend to make a market in the New Securities. However, they are not obligated to do so, and any market-making with respect to the New Securities may be discontinued at any time without notice.

Ratings	The Old Securities are currently rated Ba1 by Moody’s, BBB- by S&P and BB+ by Fitch Ratings (“Fitch”). We currently expect that the New Securities will have the same ratings as the Old Securities. Ratings are not a recommendation to buy, sell or hold the New Securities. Ratings are only provided as of the date of this prospectus, and the ratings may be changed, superseded or withdrawn as a result of changes in, or unavailability of, information with respect to us. See “Risk Factors – Risks Related to Our Business and Industry – Our credit rating was downgraded by two of our rating agencies and is subject to further change.”

Governing Law	New York.

Risk Factors

Prospective investors are urged to read the information set forth under the caption “Risk Factors” in this prospectus for a discussion of certain risks associated with an investment in the New Securities.

RISK FACTORS

Investing in the New Securities involves risk. In deciding whether to invest in the New Securities, you should carefully consider the risks described below in addition to the other information contained in this prospectus. Our business, results of operations and financial condition may be materially adversely affected due to any of the risks described below. In addition, we may face risks that are not described below because we are either not presently aware of them or we currently believe that they are immaterial. Such risks may be harmful to our business and the value of the New Securities.

Risks Related to the New Securities

We conduct a substantial portion of our operations through our subsidiaries and depend on cash flow from our subsidiaries to meet our obligations.

The New Securities are our exclusive obligations. Because a substantial portion of our operations are conducted through our subsidiaries, our cash flow and consequent ability to service debt, including the New Securities, will depend in part upon the earnings of our subsidiaries and the distribution of those earnings to, or under loans or other payments of funds by our subsidiaries to, us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, including restrictions imposed by foreign governmental regulations, will depend upon the earnings of those subsidiaries and are subject to various business considerations.

The New Securities will be structurally junior to the indebtedness and other liabilities of our subsidiaries.

The New Securities will be our senior unsecured obligations and will rank equal in right of payment to all of our other existing and future senior unsecured indebtedness. The New Securities are obligations exclusively of Jabil Circuit, Inc. and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries. Our subsidiaries are separate and distinct legal entities, and have no obligation to pay any amounts due on the New Securities or to provide us with funds for our payment obligations. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and the consequent right of the holders of the New Securities to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be effectively subordinated to any mortgage or other liens on the assets of such subsidiary and would be subordinated to any indebtedness of such subsidiary senior to that held by us.

The New Securities will be unsecured and will be effectively subordinated to all of our and our subsidiaries’ secured obligations to the extent of the value of the collateral securing such obligations.

Although we currently do not have any material amount of secured indebtedness outstanding, holders of any of our future secured indebtedness will have claims that are prior to your claims as holders of the New Securities to the extent of the value of the assets securing such indebtedness, subject to certain rights accorded under the indenture for the New Securities to become secured pari passu with other secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the New Securities will participate ratably with all holders of our other unsecured indebtedness that is deemed to be of the same class as the New Securities. In that event, because the New Securities will not be secured by any of our assets, it is possible that our remaining assets may not be sufficient to satisfy your claims in full.

There is no established public trading market for the New Securities.

The New Securities constitute a new issue of securities with no established trading market. The New Securities generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Securities. The initial purchasers of the Old Securities have advised us that they currently intend to make a market in the New Securities. However, the initial purchasers of the Old Securities are not obligated to do so and any market making with respect to the New Securities may be discontinued at any time without notice. Accordingly, there can be no assurance regarding any future development of a trading market for the New Securities, or the ability of holders of the New Securities to sell their New Securities at all or the price at which such holders may be able to sell their New Securities.

We may not be able to repurchase the New Securities upon a change of control repurchase event.

As described under “Description of Debt Securities – Purchase of New Securities upon a Change of Control Repurchase Event,” we will be required to offer to repurchase the New Securities upon the occurrence of a change of control repurchase event. We may not have sufficient funds to repurchase the New Securities in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the New Securities for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

Risks Related to Our Business and Industry

Our operating results may fluctuate due to a number of factors, many of which are beyond our control.

Our annual and quarterly operating results are affected by a number of factors, including:

•	adverse changes in general economic conditions;

•	the level and timing of customer orders;

•	the level of capacity utilization of our manufacturing facilities and associated fixed costs;

•	the composition of the costs of revenue between materials, labor and manufacturing overhead;

•	price competition;

•	changes in demand for our products or services;

•	changes in demand in our customers’ end markets;

•	our level of experience in manufacturing a particular product;

•	the degree of automation used in our assembly process;

•	the efficiencies achieved in managing inventories and fixed assets;

•	fluctuations in materials costs and availability of materials;

•	seasonality in customers’ product requirements; and

•	the timing of expenditures in anticipation of increased sales, customer product delivery requirements and shortages of components or labor.

The volume and timing of orders placed by our customers vary due to variation in demand for our customers’ products; our customers’ attempts to manage their inventory; electronic design changes; changes in our customers’ manufacturing strategies; and acquisitions of or consolidations among our customers. In addition, our Consumer Electronics division and the automotive industry sector of our EMS division are subject to seasonal influences. We may realize greater revenue during our first fiscal quarter due to high demand for consumer products during the holiday selling season. In the past, changes in customer orders that reduce net revenue have had a significant effect on our results of operations as a result of our overhead remaining relatively fixed while our net revenue decreased. Any one or a combination of these factors could adversely affect our annual and quarterly results of operations in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Quarterly Results (Unaudited).”

Because we depend on a limited number of customers, a reduction in sales to any one of our customers could cause a significant decline in our revenue.

For the three months ended November 30, 2007, our five largest customers accounted for approximately 50% of our net revenue and 42 customers accounted for approximately 90% of our net revenue. For the fiscal year ended August 31, 2007, our five largest customers accounted for approximately 52% of our net revenue and 50 customers accounted for approximately 90% of our net revenue. We currently depend, and expect to continue to depend upon a relatively small number of customers for a significant percentage of our net revenue and upon their growth, viability and financial stability. If any of our customers experience a decline in the demand for their products due to economic or other forces, they may reduce their purchases from us or terminate their relationship with us. Our customers’ industries have experienced rapid technological change, shortening of product life cycles, consolidation, and pricing and margin pressures. Consolidation among our customers may further reduce the number of customers that generate a significant percentage of our net revenue and exposes us to increased risks relating to dependence on a small number of customers. A significant reduction in sales to any of our customers or a customer exerting significant pricing and margin pressures on us would have a material adverse effect on our results of operations. In the past, some of our customers have terminated their manufacturing arrangements with us or have significantly reduced or delayed the volume of design, production, product management or after-market services ordered from us. Our industry’s revenue declined in mid-2001 as a result of significant cut backs in customer production requirements, which was consistent with the overall global economic downturn. We cannot assure you that present or future customers will not terminate their design, production, product management and after-market services arrangements with us or significantly change, reduce or delay the amount of services ordered from us. If they do, it could have a material adverse effect on our results of operations. In addition, we generate significant account receivables in connection with providing design, production, product management and after-market services to our customers. If one or more of our customers were to become insolvent or otherwise were unable to pay for the services provided by us, our operating results and financial condition would be adversely affected. See “Business – Customers and Marketing” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In particular, one of the industries to which we provide services, the automobile industry, has recently experienced significant financial difficulty, with some of the participants filing for bankruptcy. Such significant financial difficulty, if experienced by one or more of our customers, may negatively affect our business due to the decreased demand of these financially distressed customers, the potential inability of these companies to make full payment on amounts owed to us, or both.

We are involved in reviews of our historical stock option grant practices.

We are involved in a putative shareholder class action and an SEC informal inquiry, and have received a subpoena from the U.S. Attorney’s office for the Southern District of New York in connection with certain historical stock option grants. In response to shareholder derivative actions that also were filed in connection with these certain grants; an independent Special Committee of our Board of Directors (the “Special Committee”) was appointed to review the allegations in such actions. We have cooperated and intend to continue to cooperate with the Special Committee, the SEC and the U.S. Attorney’s office. The Special Committee concluded that the evidence does not support a finding of intentional manipulation of stock option grant pricing by any member of management. In addition, the Special Committee concluded that it was not in our best interests to pursue the derivative actions. The Special Committee identified certain factors related to our controls surrounding the process of accounting for option grants that contributed to the accounting errors that led to the restatement of our consolidated earnings for certain of our previous fiscal years (as further described in the Explanatory Note immediately preceding Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2006 and discussed below). We recently submitted to the courts for approval a proposed settlement of the derivative actions. The investigations of the SEC and the U.S. Attorney’s office may look at the accuracy of the stated dates of our historical option grants, our disclosures regarding executive compensation, whether all proper corporate and other procedures were followed, whether our historical financial statements are materially accurate and other issues. We cannot predict the outcome of those investigations or whether we will obtain the necessary court approval of our agreement to settle the derivative actions. Regardless of the outcomes of the investigations, we will continue to incur costs and the investigations will cause a diversion of our management’s time and attention, which could have an adverse effect on our financial condition and results of operations. We cannot provide assurances that such investigations will not find inappropriate activity in connection with our historical stock option practices or result in further revising of our historical accounting associated with such stock option grant practices.

The matters relating to the Special Committee’s review of our historical stock option granting practices and the restatement of our Consolidated Financial Statements have resulted in expanded litigation and regulatory proceedings against us and may result in future litigation, which could have a material adverse effect on us.

On May 3, 2006, the Board of Directors established the Special Committee to conduct a review of our historical stock option granting practices during fiscal years 1996 through 2006. As a result of that review and management’s undertaking of a separate review of our historical stock option grant practices, we identified a number of occasions in which stock option awards that were granted to officers, employees and a non-employee consultant director were not properly accounted for. To correct these accounting errors, we restated prior year and prior quarter Consolidated Financial Statements and disclosures in our Annual Report on Form 10-K for the fiscal year ended August 31, 2006. The review of our historical stock option granting practices and the resulting restatements, required us to incur substantial expenses for legal, accounting, tax and other professional services and diverted our management’s attention from our business and could in the future adversely affect our business, financial condition, results of operations and cash flows.

Finally, as a result of our delayed filing of Form 10-K for the fiscal year ended August 31, 2006, as well as the delayed filing of our Forms 10-Q for the periods ended November 30, 2006 and February 28, 2007, we will be ineligible to register our securities on Form S-3 for sale of our securities by us or resale by others until twelve full calendar months have passed during which we have not failed to timely file any of our periodic and certain other reports under the Exchange Act. Accordingly, until May 1, 2008 (assuming we timely file all such reports), we would have to use a Form S-1 registration statement to raise capital or complete acquisitions, which could increase transaction costs and adversely impact our ability to raise capital or complete acquisitions of other companies in a timely manner.

Our historical stock option granting practices and the restatement of our prior financial statements exposed us to greater risks associated with litigation and regulatory proceedings. As described in “Business – Legal Proceedings,” we are parties to several lawsuits containing allegations relating to stock option grants. We cannot assure you that any determinations made in the current litigation, the SEC informal inquiry or any future litigation or regulatory action will reach the same conclusions on these issues that we reached. The conduct and resolution of these matters may continue to be time consuming, expensive and distracting from the conduct of our business. Furthermore, if we are subject to adverse findings in any of these matters, we could be required to pay damages or penalties or have other remedies imposed upon us which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are involved in an SEC review of our recognition of revenue for certain historical transactions.

The Audit Committee of our Board of Directors (the “Audit Committee”), assisted by independent legal counsel, reviewed certain historical transactions, and concluded that, while the impact was not material, accounting errors occurred in connection with recognizing certain income and expenses such that our consolidated earnings for fiscal year 2001 were lower by an immaterial amount than what was previously reported and our consolidated earnings for fiscal year 2002 included in the five year table in Item 6 – “Selected Financial Data” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2006 has been revised upward by a similar amount. The Audit Committee’s and legal counsel’s findings were presented to the SEC. We intend to continue to cooperate fully with the SEC’s review of these matters. However, we cannot predict the extent or the outcome of such review. In addition, future litigation and regulatory investigation or action may arise in connection with these revenue recognition issues. We cannot assure you that the determinations reached by the SEC, or reached in any future litigation or regulatory action, will be consistent with our conclusions on these issues. If we are subject to adverse findings in any of these matters, we could be required to pay damages or penalties or have other remedies imposed upon us which could have a material adverse affect on our business, financial condition, results of operation and cash flows. In addition, regardless of the final outcomes of any of these matters, the conduct and resolution of such matters could be sufficiently time-consuming, expensive and distracting to our management team which could adversely affect our business, financial condition, results of operations and cash flows.

Consolidation in industries that utilize electronics components may adversely affect our business.

Consolidation in industries that utilize electronics components may further increase as companies combine to achieve further economies of scale and other synergies, which could result in an increase in excess manufacturing capacity as companies seek to divest manufacturing operations or eliminate duplicative product lines. Excess manufacturing capacity may increase pricing and competitive pressures for our industry as a whole and for us in particular. Consolidation could also result in an increasing number of very large companies offering products in multiple industries. The significant purchasing power and market power of these large companies could increase pricing and competitive pressures for us. If one of our customers is acquired by another company that does not rely on us to provide services and has its own production facilities or relies on another provider of similar services, we may lose that customer’s business. Such consolidation among our customers may further reduce the number of customers that generate a significant percentage of our net revenue and exposes us to increased risks relating to dependence on a small number of customers. Any of the foregoing results of industry consolidation could adversely affect our business.

Our customers face numerous competitive challenges, such as rapid technological change and short life cycles for their products, which may materially adversely affect their business, and also ours.

Factors affecting the industries that utilize electronics components in general, and our customers specifically, could seriously harm our customers and, as a result, us. These factors include:

•	The inability of our customers to adapt to rapidly changing technology and evolving industry standards, which result in short product life cycles.

•

The inability of our customers to develop and market their products, some of which are new and untested, the potential that our customers’ products may become obsolete or the failure of our customers’ products to gain widespread commercial acceptance.

•	Recessionary periods in our customers’ markets.

•	Increased competition among our customers and their respective competitors which may result in a loss of business, or a reduction in pricing power, for our customers.

•	New product offerings by our customers’ competitors may prove to be more successful than our customers’ product offerings.

If our customers are unsuccessful in addressing these competitive challenges, or any others that they may face, then their business may be materially adversely affected, and as a result, the demand for our services could decline.

The success of our business is dependent on both our ability to independently keep pace with technological changes and competitive conditions in our industry, and also our ability to effectively adapt our services in response to our customers keeping pace with technological changes and competitive conditions in their respective industries.

If we are unable to offer technologically advanced, cost effective, quick response manufacturing services, demand for our services will decline. In addition, if we are unable to offer services in response to our customer’s changing requirements, then demand for our services will also decline. A substantial portion of our net revenue is derived from our offering of complete service solutions for our customers. For example, if we fail to maintain high-quality design and engineering services, our net revenue may significantly decline.

Most of our customers do not commit to long-term production schedules, which makes it difficult for us to schedule production and achieve maximum efficiency of our manufacturing capacity.

The volume and timing of sales to our customers may vary due to:

•	variation in demand for our customers’ products;

•	our customers’ attempts to manage their inventory;

•	electronic design changes;

•	changes in our customers’ manufacturing strategy; and

•	acquisitions of or consolidations among customers.

Due in part to these factors, most of our customers do not commit to firm production schedules for more than one quarter in advance. Our inability to forecast the level of customer orders with certainty makes it difficult to schedule production and maximize utilization of manufacturing capacity. In the past, we have been required to increase staffing and other expenses in order to meet the anticipated demand of our customers. Anticipated orders from many of our customers have, in the past, failed to materialize or delivery schedules have been deferred as a result of changes in our customers’ business needs, thereby adversely affecting our results of operations. On other occasions, our customers have required rapid increases in production, which have placed an excessive burden on our resources. Such customer order fluctuations and deferrals have had a material adverse effect on us in the past, and we may experience such effects in the future. A business downturn resulting from any of these external factors could have a material adverse effect on our operating results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business – Backlog.”

Our customers may cancel their orders, change production quantities or delay production.

Our industry must provide increasingly rapid product turnaround for its customers. We generally do not obtain firm, long-term purchase commitments from our customers and we continue to experience reduced lead-times in customer orders.

Customers may cancel their orders, change production quantities or delay production for a number of reasons. Such changes, delays and cancellations may lead to our production and possession of excess or obsolete inventory which we may not be able to sell to the customer or a third party. The success of our customers’ products in the market affects our business. Cancellations, reductions or delays by a significant customer or by a group of customers could negatively impact our operating results by reducing the number of products that we sell, delaying the payment to us for inventory that we purchased and reducing the use of our manufacturing facilities which have associated fixed costs not dependent on our level of revenue.

In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimate of customer requirements. The short-term nature of our customers’ commitments and the possibility of rapid changes in demand for their products reduce our ability to accurately estimate the future requirements of those customers.

On occasion, customers may require rapid increases in production, which can stress our resources and reduce operating margins. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can harm our gross profits and operating results.

We compete with numerous other electronic manufacturing services and design providers and others, including our current and potential customers who may decide to manufacture all of their products internally.

Our business is highly competitive. We compete against numerous domestic and foreign electronic manufacturing services and design providers, including Benchmark Electronics, Inc., Celestica, Inc., Elcoteq SE, Flextronics International Ltd. (which recently acquired Solectron Corporation), Hon-Hai Precision Industry Co., Ltd., Plexus Corp. and Sanmina-SCI Corporation. In addition, we may in the future encounter competition from other large electronic manufacturers and manufacturers that are focused solely on design and manufacturing services, that are selling, or may begin to sell the same services. Most of our competitors have international operations, significant financial resources and some have substantially greater manufacturing, R&D, and marketing resources than us. These competitors may:

•	respond more quickly to new or emerging technologies;

•	have greater name recognition, critical mass and geographic market presence;

•	be better able to take advantage of acquisition opportunities;

•	adapt more quickly to changes in customer requirements;

•	devote greater resources to the development, promotion and sale of their services;

•	be better positioned to compete on price for their services, as a result of any combination of lower labor costs, lower components costs, lower facilities costs or lower operating costs; and

•	be better able to utilize excess capacity which may reduce the cost of their products or services.

We also face competition from the manufacturing operations of our current and potential customers, who are continually evaluating the merits of manufacturing products internally against the advantages of outsourcing. In addition, consolidation in our industry results in larger and more geographically diverse competitors who have significant combined resources with which to compete against us. See “Business – Competition.”

We may be operating at a cost disadvantage compared to competitors who have greater direct buying power from component suppliers, distributors and raw material suppliers or who have lower cost structures as a result of their geographic location or the services they provide or who are willing to make sales or provide services at lower margins than us. As a result, competitors may procure a competitive advantage and obtain business from our customers. Our manufacturing processes are generally not subject to significant proprietary protection. In addition, companies with greater resources or a greater market presence may enter our market or increase their competition with us. We also expect our competitors to continue to improve the performance of their current products or services, to reduce their current products or service sales prices and to introduce new products or services that may offer greater performance and improved pricing. Any of these could cause a decline in sales, loss of market acceptance of our products or services, profit margin compression, or loss of market share.

We derive a substantial portion of our revenue from our international operations, which may be subject to a number of risks and often require more management time and expense to achieve profitability than our domestic operations.

We derived 81.8% of net revenue from international operations in the first fiscal quarter of 2008 compared to 80.0% in the same quarter of fiscal year 2007. We derived 78.8% of net revenue from international operations in fiscal year 2007 compared to 82.3% in fiscal year 2006. We currently expect our revenue from international operations to remain consistent as a percentage of net revenue over the next twelve months. We currently operate outside the U.S. in Vienna, Austria; Hasselt, Belgium; Belo Horizonte, Manaus, Sao Paulo and Sorocaba, Brazil; Beijing, Huangpu, Nanjing, Shanghai, Shenzhen, Suzhou, Tianjin, Wuxi and Yantai, China; Coventry, England; Brest, Lunel and Meung-sur-Loire, France; Jena, Germany; Szombathely and Tiszaujvaros, Hungary; Chennai, Mumbai, Pune and Ranjangaon, India; Dublin, Ireland; San Marco Evangelista (CE) and Bergamo, Italy; Gotemba and Tokyo, Japan; Kedah and Penang, Malaysia; Chihuahua, Guadalajara, Reynosa and Tijuana, Mexico; Amsterdam and Eindhoven, The Netherlands; Bydgoszcz and Kwidzyn, Poland; Ayr and Livingston, Scotland; Singapore City, Singapore; Hsinchu, Taichung and Taipei, Taiwan; Uzhgorod, Ukraine and Ho Chi Minh City, Vietnam. We continually consider additional opportunities to make foreign acquisitions and construct new foreign facilities. Our international operations may be subject to a number of risks, including:

•	difficulties in staffing and managing foreign operations;

•	less flexible employee relationships which can be difficult and expensive to terminate;

•	labor unrest;

•	political and economic instability (including acts of terrorism and outbreaks of war);

•	inadequate infrastructure for our operations (i.e. lack of adequate power, water, transportation and raw materials);

•	coordinating our communications and logistics across geographic distances and multiple time zones;

•	risk of governmental expropriation of our property;

•	less favorable, or relatively undefined, intellectual property laws;

•	unexpected changes in regulatory requirements and laws;

•	longer customer payment cycles and difficulty collecting accounts receivable;

•	export duties, import controls and trade barriers (including quotas);

•	adverse trade policies, and adverse changes to any of the policies of either the U.S. or any of the foreign jurisdictions in which we operate;

•	adverse changes in tax rates;

•	legal or political constraints on our ability to maintain or increase prices;

•	governmental restrictions on the transfer of funds to us from our operations outside the U.S.;

•	burdens of complying with a wide variety of labor practices and foreign laws, including those relating to export and import duties, environmental policies and privacy issues;

•	fluctuations in currency exchange rates, which could affect local payroll, utility and other expenses; and

•	inability to utilize net operating losses incurred by our foreign operations against future income in the same jurisdiction.

In addition, several of the countries where we operate have emerging or developing economies, which may be subject to greater currency volatility, negative growth, high inflation, limited availability of foreign exchange and other risks. These factors may harm our results of operations, and any measures that we may implement to reduce the effect of volatile currencies and other risks of our international operations may not be effective. In our experience, entry into new international markets requires considerable management time as well as start-up expenses for market development, hiring and establishing office facilities before any significant revenue is generated. As a result, initial operations in a new market may operate at low margins or may be unprofitable. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

If we do not manage our growth effectively, our profitability could decline.

We are currently experiencing a period of rapid growth in our operations, revenues and employees. These changes have placed considerable additional demands upon our management team and our operational, financial and management information systems. Our ability to manage growth effectively will require us to continue to implement and improve these systems; maintain customer, supplier and other favorable business relationships during possible transition periods; continue to develop the management skills of our managers and supervisors; and continue to train, motivate and manage our employees. Our failure to effectively manage growth could have a material adverse effect on our results of operations. See “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We may not achieve expected profitability from our acquisitions.

We cannot assure you that we will be able to successfully integrate the operations and management of our recent acquisitions. Similarly, we cannot assure you that we will be able to (1) identify future strategic acquisitions, (2) consummate these potential acquisitions on favorable terms, if at all, or (3) if consummated, successfully integrate the operations and management of future acquisitions. Acquisitions involve significant risks, which could have a material adverse effect on us, including:

•

Financial risks, such as (1) the payment of a purchase price that exceeds the future value that we may realize from the acquired operations and businesses; (2) an increase in our expenses and working capital requirements, which could reduce our return on invested capital; (3) potential known and unknown liabilities of the acquired businesses; (4) costs associated with integrating acquired operations and businesses; (5) the dilutive effect of the issuance of additional equity securities; (6) the incurrence of additional debt; (7) the financial impact of valuing goodwill and other intangible assets involved in any acquisitions, potential future impairment write-downs of goodwill and the amortization of other intangible assets; (8) possible adverse tax and accounting effects; and (9) the risk that we spend substantial amounts purchasing these manufacturing facilities and assume significant contractual and other obligations with no guaranteed levels of revenue or that we may have to close facilities at our cost.

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Operating risks, such as (1) the diversion of management’s attention to the assimilation of the businesses to be acquired; (2) the risk that the acquired businesses will fail to maintain the quality of services that we have historically provided; (3) the need to implement financial and other systems and add management resources; (4) the need to maintain customer, supplier or other favorable business relationships of acquired operations and restructure or terminate unfavorable relationships; (5) the potential for deficiencies in internal controls of the acquired operations; (6) the risk that key employees of the acquired businesses will leave after the acquisition; (7) unforeseen difficulties in the acquired operations; and (8) the impact on us of any unionized work force we may acquire or any labor disruptions that might occur.

Most of our acquisitions involve operations outside of the U.S. which are subject to various risks including those described in “Risk Factors – Risks Related to Our Business and Industry – We derive a substantial portion of our revenue from our international operations, which may be subject to a number of risks and often require more management time and expense to achieve profitability than our domestic operations.”

We have acquired and may continue to pursue the acquisition of manufacturing and supply chain management operations from our customers (or potential customers). In these acquisitions, the divesting company will typically enter into a supply arrangement with the acquirer. Therefore, the competition for these acquisitions is intense. In addition, certain divesting companies may choose not to consummate these acquisitions with us because of our current supply arrangements with other companies or may require terms and conditions that may impact our profitability. If we are unable to attract and consummate some of these acquisition opportunities at favorable terms, our growth and profitability could be adversely impacted.

In addition to those risks listed above, arrangements entered into with these divesting companies typically involve certain other risks, including the following:

•	The integration into our business of the acquired assets and facilities may be time-consuming and costly.

•	We, rather than the divesting company, may bear the risk of excess capacity.

•	We may not achieve anticipated cost reductions and efficiencies.

•	We may be unable to meet the expectations of the divesting company as to volume, product quality, timeliness and cost reductions.

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If demand for the divesting company’s products declines, it may reduce the volume of purchases and we may not be able to sufficiently reduce the expenses of operating the facility or use the facility to provide services to other customers.

As a result of these and other risks, we may be unable to achieve anticipated levels of profitability under these arrangements, and they may not result in any material revenue or contribute positively to our earnings.

Our ability to achieve the expected benefits of the outsourcing opportunities associated with these acquisitions is subject to risks, including our ability to meet volume, product quality, timeliness, and pricing requirements, and our ability to achieve the divesting company’s expected cost reduction. In addition, when acquiring manufacturing operations, we may receive limited commitments to firm production schedules. Accordingly, in these circumstances, we may spend substantial amounts purchasing these manufacturing facilities and assume significant contractual and other obligations with no guaranteed levels of revenue. We may also not achieve expected profitability from these arrangements. As a result of these and other risks, these outsourcing opportunities may not be profitable.

We are expanding the primary scope of our acquisitions strategy beyond our existing customers and potential customers to include companies seeking to divest their internal manufacturing operations to manufacturing providers such as us. The amount and scope of the risks associated with acquisitions of this type extend beyond those that we have traditionally faced in making acquisitions. These extended risks include greater uncertainties in the financial benefits and potential liabilities associated with this expanded base of acquisitions.

We face risks arising from the restructuring of our operations.

Over the past few years, we have undertaken initiatives to restructure our business operations with the intention of improving utilization and realizing cost savings in the future. These initiatives have included changing the number and location of our production facilities, largely to align our capacity and infrastructure with current and anticipated customer demand. This alignment includes transferring programs from higher cost geographies to lower cost geographies. The process of restructuring entails, among other activities: moving production between facilities, closing facilities, reducing staff levels, realigning our business processes, and reorganizing our management.

We continuously evaluate our operations and cost structure relative to general economic conditions, market demands and cost competitiveness, and our geographic footprint as it relates to our customers’ production requirements. As a result of this ongoing evaluation, we recently initiated a restructuring program to realign our manufacturing capacity in certain higher cost geographies and to properly size our manufacturing sites with perceived current market conditions. We currently estimate that the restructuring program could result in total restructuring and impairment charges of approximately $250.0 million consisting of pre-tax employee severance and benefit costs, contract termination costs, fixed asset impairment costs, and other related restructuring costs, as well as valuation allowances against net deferred tax assets for certain plants impacted by the current restructuring plan. During the fourth quarter of fiscal year 2006, we recorded restructuring and impairment charges of $81.9 million and valuation allowances of $37.1 million on net deferred tax assets under this program. During fiscal year 2007, we recorded aggregate restructuring and impairment charges of $72.4 million and reduced our valuation allowance against net deferred tax assets by $2.0 million to an aggregate amount of $35.1 million. During the first fiscal quarter of 2008, we recorded aggregate restructuring and impairment charges of $9.3 million. We expect additional costs related to the restructuring plan to be incurred primarily over the remainder of fiscal year 2008 with certain contract termination costs to be incurred through fiscal year 2011. If we incur additional restructuring related charges, our financial condition and results of operations may suffer. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Fiscal Year Ended August 31, 2007 Compared to Fiscal Year Ended August 31, 2006

– Restructuring and Impairment Charges,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Fiscal Year Ended August 31, 2006 Compared to Fiscal Year Ended August 31, 2005 – Restructuring and Impairment Charges” and Note 7 – “Restructuring and Impairment Charges” to the Unaudited Consolidated Financial Statements (unless otherwise stated, references in this prospectus to our Unaudited Consolidated Financial Statements, Unaudited Consolidated Balance Sheet, Unaudited Consolidated Statements of Earnings, Unaudited Consolidated Statements of Comprehensive Income and Unaudited Consolidated Statements of Cash Flows refer to those as of November 30, 2007, and those references to our Consolidated Financial Statements, Consolidated Balance Sheet, Consolidated Statements of Earnings, Consolidated Statements of Comprehensive Income and Consolidated Statements of Cash Flows refer to those as of August 31, 2007, included in this prospectus).

We expect that in the future we may continue to transfer certain of our operations to lower cost geographies, which may require us to take additional restructuring charges. Restructurings present significant potential risks of events occurring that could adversely affect us, including a decrease in employee morale, delays encountered in finalizing the scope of, and implementing, the restructurings (including extensive consultations concerning potential workforce reductions (particularly in locations outside of the U.S.)), the failure to achieve targeted cost savings and the failure to meet operational targets and customer requirements due to the loss of employees and any work stoppages that might occur. These risks are further complicated by our extensive international operations, which subject us to different legal and regulatory requirements that govern the extent, and the speed, of our ability to reduce our manufacturing capacity and workforce. In addition, we may have to obtain agreements from our affected customers for the re-location of our facilities in certain instances. Obtaining these agreements, along with the volatility in our customers’ demand, can further delay restructuring activities.

We depend on a limited number of suppliers for components that are critical to our manufacturing processes. A shortage of these components or an increase in their price could interrupt our operations and reduce our profits.

Substantially all of our net revenue is derived from turnkey manufacturing in which we provide materials procurement. While most of our significant long-term customer contracts permit quarterly or other periodic adjustments to pricing based on decreases and increases in component prices and other factors, we may bear the risk of component price increases that occur between any such re-pricings or, if such re-pricing is not permitted, during the balance of the term of the particular customer contract. Accordingly, certain component price increases could adversely affect our gross profit margins. Almost all of the products we manufacture require one or more components that are available from only a single source. Some of these components are allocated from time to time in response to supply shortages. In some cases, supply shortages will substantially curtail production of all assemblies using a particular component. In addition, at various times industry-wide shortages of electronic components have occurred, particularly of memory and logic devices. In the past, such circumstances have produced insignificant levels of short-term interruption of our operations, but could have a material adverse effect on our results of operations in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business – Components Procurement.”

We may not be able to maintain our engineering, technological and manufacturing process expertise.

The markets for our manufacturing and engineering services are characterized by rapidly changing technology and evolving process development. The continued success of our business will depend upon our ability to:

•	hire, retain and expand our qualified engineering and technical personnel;

•	maintain technological leadership;

•	develop and market manufacturing services that meet changing customer needs; and

•	successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis.

Although we believe that our operations use the assembly and testing technologies, equipment and processes that are currently required by our customers, we cannot be certain that we will develop the capabilities required by our customers in the future. The emergence of new technology, industry standards or customer requirements may render our equipment, inventory or processes obsolete or noncompetitive. In addition, we may have to acquire new assembly and testing technologies and equipment to remain competitive. The acquisition and implementation of new technologies and equipment may require significant expense or capital investment, which could reduce our operating margins and our operating results. In facilities that we establish or acquire, we may not be able to maintain our engineering, technological and manufacturing process expertise. Our failure to anticipate and adapt to our customers’ changing technological needs and requirements or to hire and retain a sufficient number of engineers and maintain our engineering, technological and manufacturing expertise, could have a material adverse effect on our business.

If our manufacturing processes and services do not comply with applicable statutory and regulatory requirements, or if we manufacture products containing design or manufacturing defects, demand for our services may decline and we may be subject to liability claims.

We manufacture and design products to our customers’ specifications, and, in some cases, our manufacturing processes and facilities may need to comply with applicable statutory and regulatory requirements. For example, medical devices that we manufacture or design, as well as the facilities and manufacturing processes that we use to produce them, are regulated by the Food and Drug Administration and non-U.S. counterparts of this agency. Similarly, items we manufacture for customers in the defense and aerospace industries, as well as the processes we use to produce them, are regulated by the Department of Defense and the Federal Aviation Authority. In addition, our customers’ products and the manufacturing processes that we use to produce them often are highly complex. As a result, products that we manufacture may at times contain manufacturing or design defects, and our manufacturing processes may be subject to errors or not be in compliance with applicable statutory and regulatory requirements. Defects in the products we manufacture or design, whether caused by a design, manufacturing or component failure or error, or deficiencies in our manufacturing processes, may result in delayed shipments to customers or reduced or cancelled customer orders. If these defects or deficiencies are significant, our business reputation may also be damaged. The failure of the products that we manufacture or our manufacturing processes and facilities to comply with applicable statutory and regulatory requirements may subject us to legal fines or penalties and, in some cases, require us to shut down or incur considerable expense to correct a manufacturing process or facility. In addition, these defects may result in liability claims against us or expose us to liability to pay for the recall of a product. The magnitude of such claims may increase as we expand our medical, automotive, and aerospace and defense manufacturing services, as defects in medical devices, automotive components, and aerospace and defense systems could seriously harm or kill users of these products and others. Even if our customers are responsible for the defects, they may not, or may not have resources to, assume responsibility for any costs or liabilities arising from these defects, which could expose us to additional liability claims.

Our regular manufacturing process and services may result in exposure to intellectual property infringement and other claims.

Providing manufacturing services can expose us to potential claims that the product design or manufacturing processes infringe third party intellectual property rights. Even though many of our manufacturing services contracts generally require our customers to indemnify us for infringement claims relating to the product specifications and designs, a particular customer may not, or may not have the resources to assume responsibility for such claims. In addition, we may be responsible for claims that our manufacturing processes or components used in manufacturing infringe third party intellectual property rights. Infringement claims could subject us to significant liability for damages, and potentially injunctive action and, regardless of merits, could be time-consuming and expensive to resolve.

Our increasing design services offerings may result in additional exposure to product liability, intellectual property infringement and other claims, in addition to the business risk of being unable to produce the revenues necessary to profit from these services.

We have increased our efforts to offer certain design services, primarily those relating to products that we manufacture for our customers, and we now offer design services related to collaborative design manufacturing and turnkey solutions. Providing such services can expose us to different or greater potential liabilities than those we face when providing our regular manufacturing services. With the growth of our design services business, we have increased exposure to potential product liability claims resulting from injuries caused by defects in products we design, as well as potential claims that products we design or processes we use infringe third-party intellectual property rights. Such claims could subject us to significant liability for damages, subject the infringing portion of our business to injunction and, regardless of their merits, could be time-consuming and expensive to resolve. We also may have greater potential exposure from warranty claims, and from product recalls due to problems caused by product design. Costs associated with possible product liability claims, intellectual property infringement claims, and product recalls could have a material adverse effect on our results of operations. When providing collaborative design manufacturing or turnkey solutions, we may not be guaranteed revenue needed to recoup or profit from the investment in the resources necessary to design and develop products. Particularly, no revenue may be generated from these efforts if our customers do not approve the designs in a timely manner or at all, or if they do not then purchase anticipated levels of products. Furthermore, contracts may allow the customer to delay or cancel deliveries and may not obligate the customer to any volume of purchases, or may provide for penalties or cancellation of orders if we are late in delivering designs or products. We may even have the responsibility to ensure that products we design satisfy safety and regulatory standards and to obtain any necessary certifications. Failure to timely obtain the necessary approvals or certifications could prevent us from selling these products, which in turn could harm our sales, profitability and reputation.

The success of our turnkey solution activities depends in part on our ability to obtain, protect, and leverage intellectual property rights to our designs.

We strive to obtain and protect certain intellectual property rights to our turnkey solutions designs. We believe that having a significant level of protected proprietary technology gives us a competitive advantage in marketing our services. However, we cannot be certain that the measures that we employ will result in protected intellectual property rights or will result in the prevention of unauthorized use of our technology. If we are unable to obtain and protect intellectual property rights embodied within our designs, this could reduce or eliminate the competitive advantages of our proprietary technology, which would harm our business.

Intellectual property infringement claims against our customers or us could harm our business.

Our turnkey solutions products and the products of our customers may compete against the products of other companies, many of whom may own the intellectual property rights underlying those products. Patent clearance or licensing activities, if any, may be inadequate to anticipate and avoid third party claims. As a result, in addition to the risk that we could become subject to claims of intellectual property infringement, our customers could become the subject of infringement claims. Additionally, customers for our turnkey solutions services typically require that we indemnify them against the risk of intellectual property infringement. If any claims are brought against us or against our customers for such infringement, whether or not these claims have merit, we could be required to expend significant resources in defense of such claims. In the event of a claim, we may be required to spend a significant amount of money to develop non-infringing alternatives or obtain licenses. We may not be successful in developing such alternatives or obtaining such a license on reasonable terms or at all. Our customers may be required to or decide to discontinue products which are alleged to be infringing rather than face continued costs of defending the infringement claims, and such discontinuance may result in a significant decrease in our business.

If our turnkey solutions products are subject to design defects, our business may be damaged and we may incur significant fees.

In our contracts with turnkey solutions customers, we generally provide them with a warranty against defects in our designs. If a turnkey solutions product or component that we design is found to be defective in its design, this may lead to increased warranty claims. Although we have product liability insurance coverage, it may not be available on acceptable terms, in sufficient amounts, or at all. A successful product liability claim in excess of our insurance coverage or any material claim for which insurance coverage was denied or limited and for which indemnification was not available could have a material adverse effect on our business, results of operations and financial condition.

We depend on our officers, managers and skilled personnel.

Our success depends to a large extent upon the continued services of our executive officers and other skilled personnel. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure you that we will retain our executive officers and other key employees. We could be seriously harmed by the loss of any of our executive officers. In order to manage our growth, we will need to recruit and retain additional skilled management personnel and if we are not able to do so, our business and our ability to continue to grow could be harmed. In addition, in connection with expanding our turnkey solutions activities, we must attract and retain experienced design engineers. Competition for highly skilled employees is substantial. Our failure to recruit and retain experienced design engineers could limit the growth of our turnkey solutions activities, which could adversely affect our business.

Any delay in the implementation of our information systems could disrupt our operations and cause unanticipated increases in our costs.

We have completed the installation of an Enterprise Resource Planning system in most of our manufacturing sites, excluding the Taiwan Green Point Enterprises Co., Ltd. (“Green Point”) sites, and in our corporate location. We are in the process of installing this system in certain of our remaining plants, including certain Green Point sites, which will replace the current Manufacturing Resource Planning system, and financial information systems. Any delay in the implementation of these information systems could result in material adverse consequences, including disruption of operations, loss of information and unanticipated increases in costs.

Compliance or the failure to comply with current and future environmental laws or regulations could cause us significant expense.

We are subject to a variety of federal, state, local and foreign environmental laws and regulations, including those relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing process or requiring design changes or recycling of products we manufacture. If we fail to comply with any present and future regulations, we could be subject to future liabilities, the suspension of production, or prohibitions on sales of products we manufacture. In addition, such regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment, or to incur other significant expenses to comply with environmental regulations, including expenses associated with the recall of any non-compliant product or with changes in our procurement and inventory management activities.

Certain environmental laws impose liability for the costs of removal or remediation of hazardous or toxic substances on an owner, occupier or operator of real estate, even if such person or company was unaware of or not responsible for the presence of such substances. Soil and groundwater contamination may have occurred at some of our facilities. From time to time we investigate, remediate and monitor soil and groundwater contamination at certain of our operating sites. In certain instances where contamination existed prior to our ownership or occupation of a site, landlords or former owners have retained some contractual responsibility for contamination and remediation. However, failure of such persons to perform those obligations could result in us being required to remediate such contamination. As a result, we may incur clean-up costs in such potential removal or remediation efforts.

From time to time new regulations are enacted, and it is difficult to anticipate how such regulations will be implemented and enforced. We continue to evaluate the necessary steps for compliance with regulations as they are enacted.

For example, in 2003 the European Union enacted the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment Directive (“RoHS”) and the Waste Electrical and Electronic Equipment Directive (“WEEE”), for implementation in each country that is a member of the European Union. RoHS and WEEE require those countries to regulate the use of certain hazardous substances in, and the collection, reuse and recycling of waste from certain products that use or generate electricity. In some cases, different jurisdictions may have different interpretations of RoHS and WEEE. We are also aware of similar legislation that is currently in force or is being considered in the U.S., as well as other countries, such as Japan, Korea, Argentina and China. We will continue to monitor these developments to determine our responsibilities. Because we manufacture the products and may provide design, including collaborative design services and turnkey solutions, and compliance-related services for our customers, we may at times become contractually or directly subject to such regulations. Our failure to comply with any applicable regulatory requirements or with contractual obligations could result in our being directly or indirectly liable for costs, fines or penalties and third-party claims, and could jeopardize our ability to conduct business in the jurisdictions implementing them.

In addition, as global warming issues become more prevalent, the U.S. and foreign governments are beginning to respond to these issues. This increasing governmental focus on global warming may result in new environmental regulations that may negatively affect us, our suppliers, and our customers. This could cause us to incur additional direct costs in complying with any new environmental regulations, as well as increased indirect costs resulting from our customers, suppliers, or both incurring additional compliance costs that get passed on to us. These costs may adversely impact our operations and financial condition.

Certain of our existing stockholders have significant control.

As of November 30, 2007, our executive officers, directors and certain of their family members collectively beneficially owned 13.0% of our outstanding common stock, of which William D. Morean, our Chairman of the Board of Directors, beneficially owned 7.8%. As a result, our executive officers, directors and certain of their family members have significant influence over (1) the election of our Board of Directors, (2) the approval or disapproval of any other matters requiring stockholder approval and (3) the affairs and policies of Jabil.

We are subject to the risk of increased taxes.

We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of the various countries in which we have assets or conduct activities. Our tax position, however, is subject to review and possible challenge by taxing authorities and to possible changes in law. We cannot determine in advance the extent to which some jurisdictions may assess additional tax or interest and penalties on such additional taxes. In addition, our effective tax rate may be increased by the generation of higher income in countries with higher tax rates, or changes in local tax rates. For example, China enacted a new unified enterprise income tax law effective January 1, 2008, which will result in a higher tax rate on operations in China as the rate increase is phased in over several years.

Several countries in which we are located allow for tax holidays or provide other tax incentives to attract and retain business. We have obtained holidays or other incentives where available and practicable. Our taxes could increase if certain tax holidays or incentives are retracted (which in some cases could occur if we fail to satisfy the conditions on which such holidays or incentives are based), or if they are not renewed upon expiration, or tax rates applicable to us in such jurisdictions are otherwise increased. It is anticipated that tax incentives with respect to certain operations will expire within the next two years. However, due to the possibility of changes in existing tax law and our operations, we are unable to predict how these expirations will impact us in the future. In addition, acquisitions may cause our effective tax rate to increase, depending on the jurisdictions in which the acquired operations are located.

Our credit rating was downgraded by two of our rating agencies and is subject to further change.

Our credit is rated by credit rating agencies. As of November 30, 2007, our 5.875% Senior Notes were rated BB+ by Fitch Ratings (“Fitch”), Ba1 by Moody’s, and BBB- by S&P. Although the 5.875% Senior Notes, along with the Old Securities, continue to be considered “investment grade” debt by S&P, the 5.875% Senior Notes and the Old Securities are not considered “investment grade” debt by Moody’s or Fitch. These rating downgrades by Moody’s and Fitch, along with any potential future negative change in our credit rating, may make it more expensive for us to raise additional capital in the future on terms that are acceptable to us, if at all; may negatively impact the market value of our New Securities; and may have other negative implications on our business, many of which are beyond our control.

Our amount of debt could significantly increase in the future.

As of January 21, 2008, our debt obligations consisted of $250.0 million in principal amount outstanding under our Old Securities, $300.0 million in principal amount outstanding under our $5.875% Senior Notes, $325.0 million outstanding under the $800.0 million committed revolving credit portion of our Credit Facility and $400.0 million outstanding under the term portion of our Credit Facility. There was no balance outstanding under our Amended Bridge Facility at January 21, 2008. As of December 31, 2007, there was $181.2 million outstanding under various bank loans to certain of our foreign subsidiaries and under various other debt obligations. See Note 8 – “Notes Payable, Long-Term Debt and Long-Term Lease Obligations” to the Consolidated Financial Statements.

On December 20, 2007, we amended the Original Bridge Facility to (1) extend the termination date of the Original Bridge Facility from December 20, 2007 to June 17, 2008, (2) convert the Original Bridge Facility to a $200.0 million revolving credit facility that is available only if we have fully drawn on the $800.0 million committed revolving credit portion of the Credit Facility and (3) amend certain other portions of the Original Bridge Facility, such as the interest and fees on advances and the purposes for which advances may be used. Also on December 20, 2007, we drew on the revolving credit portion of the Credit Facility in order to pay down the full $400.0 million outstanding under the term portion of the Original Bridge Facility. We used the net proceeds of the 2008 Note Offering to repay approximately $245.7 million of our borrowings under the revolving credit portion of the Credit Facility. Subsequently, we terminated the Amended Bridge Facility.

As of January 21, 2008, we have the ability to borrow up to an additional $475.0 million under the revolving credit portion of our Credit Facility. (In addition, the Credit Facility contemplates a potential increase of the revolving credit portion of up to an additional $200.0 million, if we and the lenders later agree to such increase.) We could incur additional indebtedness in the future in the form of bank loans, notes or convertible securities.

Should we desire to consummate significant additional acquisition opportunities or undertake significant additional expansion activities, our capital needs would increase and could possibly result in our need to increase available borrowings under our revolving credit facilities or access public or private debt and equity markets. There can be no assurance, however, that we would be successful in raising additional debt or equity on terms that we would consider acceptable. An increase in the level of our indebtedness, among other things, could:

•	make it difficult for us to obtain any necessary financing in the future for other acquisitions, working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to changes in, our business; and

•	make us more vulnerable in the event of a downturn in our business.

There can be no assurance that we will be able to meet future debt service obligations.

We are subject to risks of currency fluctuations and related hedging operations.

A portion of our business is conducted in currencies other than the U.S. dollar. Changes in exchange rates among other currencies and the U.S. dollar will affect our cost of sales, operating margins and net revenue. We cannot predict the impact of future exchange rate fluctuations. We use financial instruments, primarily forward purchase contracts to economically hedge U.S. dollar and other currency commitments arising from trade accounts receivable, trade accounts payable and fixed purchase obligations. If these hedging activities are not successful or we change or reduce these hedging activities in the future, we may experience significant unexpected expenses from fluctuations in exchange rates.

An adverse change in the interest rates for our borrowings could adversely affect our financial condition.

We pay interest on outstanding borrowings under our revolving credit facilities and certain other long term debt obligations at interest rates that fluctuate based upon changes in various base interest rates. An adverse change in the base rates upon which our interest rates are determined could have a material adverse effect on our financial position, results of operations and cash flows.

We are exposed to intangible asset risk.

We have recorded intangible assets, including goodwill, which are attributable to business acquisitions. We are required to perform goodwill and intangible asset impairment tests at least on an annual basis and whenever events or circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. As a result of our annual and other periodic evaluations, we may determine that the intangible asset values need to be written down to their fair values, which could result in material charges that could be adverse to our operating results and financial position.

Customer relationships with emerging companies may present more risks than with established companies.

Customer relationships with emerging companies present special risks because such companies do not have an extensive product history. As a result, there is less demonstration of market acceptance of their products making it harder for us to anticipate needs and requirements than with established customers. In addition, due to the current economic environment, additional funding for such companies may be more difficult to obtain and these customer relationships may not continue or materialize to the extent we planned or we previously experienced. This tightening of financing for start-up customers, together with many start-up customers’ lack of prior earnings and unproven product markets increase our credit risk, especially in accounts receivable and inventories. Although we perform ongoing credit evaluations of our customers and adjust our allowance for doubtful accounts receivable for all customers, including start-up customers, based on the information available, these allowances may not be adequate. This risk exists for any new emerging company customers in the future.

Changes in the securities laws and regulations have increased, and are likely to continue to increase our costs.

The Sarbanes-Oxley Act of 2002 required changes in some of our corporate governance, securities disclosure and compliance practices. In response to the requirements of that Act, the SEC and the New York Stock Exchange (the “NYSE”) promulgated new rules on a variety of subjects. Compliance with these new rules has increased our legal and financial and accounting costs, and we expect these increased costs to continue for the foreseeable future. These developments have made it more difficult and more expensive for us to obtain director and officer liability insurance, and we have faced accepting reduced coverage or incurring substantially higher costs to obtain coverage. All of these developments may make it more difficult for us to attract and retain qualified members of our Board of Directors or qualified executive officers.

Due to inherent limitations, there can be no assurance that our system of disclosure and internal controls and procedures will be successful in preventing all errors or fraud, or in informing management of all material information in a timely manner.

Our management, including our CEO and CFO, does not expect that our disclosure controls and internal controls and procedures will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system reflects that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been or will be detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur simply because of error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control.

The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, a control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

If we receive other than an unqualified opinion on the adequacy of our internal control over financial reporting as of August 31, 2008 and future year-ends as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of your New Securities.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include an annual report on internal control over financial reporting reports on Form 10-K that contains an assessment by management of the effectiveness of the company’s internal control over financial reporting. In addition, the independent registered public accounting firm auditing our financial statements must attest to, and report on, management’s assessment of the effectiveness of our internal control over financial reporting. The independent registered public accounting firm KPMG LLP issued an unqualified opinion on the adequacy of our internal control over financial reporting as of August 31, 2007. While we continuously conduct a rigorous review of our internal control over financial reporting in order to assure compliance with the Section 404 requirements, if our independent auditors interpret the Section 404 requirements and the related rules and regulations differently from us or if our independent auditors are not satisfied with our internal control over financial reporting or with the level at which it is documented, operated or reviewed, they may decline to attest to management’s assessment or issue a qualified report. A qualified opinion could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

In addition, we have spent a significant amount of resources in complying with Section 404’s requirements. For the foreseeable future, we will likely continue to spend substantial amounts complying with Section 404’s requirements, as well as improving and enhancing our internal control over financial reporting.

There are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with U.S. GAAP. Any changes in estimates, judgments and assumptions could have a material adverse effect on our business, financial position and results of operations.

The consolidated and condensed consolidated financial statements included in the periodic reports we file with the SEC are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of financial statements in accordance with U.S. GAAP involves making estimates, judgments and assumptions that affect reported amounts of assets (including intangible assets), liabilities and related reserves, revenues, expenses and income. Estimates, judgments and assumptions are inherently subject to change in the future, and any such changes could result in corresponding changes to the amounts of assets, liabilities, revenues, expenses and income. Any such changes could have a material adverse effect on our financial position and results of operations.

We are subject to risks associated with natural disasters and global events.

Our operations may be subject to natural disasters or other business disruptions, which could seriously harm our results of operation and increase our costs and expenses. We are susceptible to losses and interruptions caused by hurricanes (including in Florida, where our headquarters are located), earthquakes, power shortages, telecommunications failures, water shortages, tsunamis, floods, typhoons, fire, extreme weather conditions and other natural or manmade disasters. Our insurance coverage with respect to natural disasters is limited and is subject to deductibles and coverage limits. Such coverage may not be adequate, or may not continue to be available at commercially reasonable rates and terms.

Risks Related to the Exchange Offer

The issuance of the New Securities may adversely affect the market for the Old Securities.

To the extent the Old Securities are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted Old Securities could be adversely affected. Because we anticipate that most holders of the Old Securities will elect to exchange their Old Securities for New Securities due to the absence of restrictions on the resale of

New Securities under the Securities Act, we anticipate that the liquidity of the market for any Old Securities remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Consequences of Failure to Exchange.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the New Securities.

Based on interpretations of the staff of the SEC contained in the Exxon Capital Holdings Corporation no-action letter, which was made available on May 13, 1988, the Morgan Stanley & Co. Incorporated no-action letter, made available on June 5, 1991 and Shearman & Sterling LLP, no-action letter, made available on July 2, 1983, we believe that you may offer for resale, resell or otherwise transfer the New Securities without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your New Securities. In these instances, if you transfer any New Securities without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Securities under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Securities in exchange for the Old Securities. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreement. In consideration for issuing the New Securities, we will receive Old Securities in an equal aggregate principal amount. The Old Securities surrendered in the exchange for the New Securities will be cancelled and cannot be reissued. Accordingly, issuance of the New Securities will not result in any change in our indebtedness.

The net proceeds from the 2008 Note Offering were $245.7 million, after deducting the initial purchasers’ discount and our estimated expenses. We used the net proceeds to repay approximately $245.7 million of our borrowings under the revolving credit portion of the Credit Facility. The Credit Facility expires on July 19, 2012. The initial advances and loans under the Credit Facility were used to repay in part our borrowings under the Original Bridge Facility and for general corporate purposes. Also, on December 20, 2007, we obtained an advance on the Credit Facility in order to pay down the full amount outstanding under the term portion of the Original Bridge Facility. We have also obtained certain other advances under the revolving credit portion of the Credit Facility that were used for general corporate purposes. As of January 21, 2008, borrowings of $325.0 million were outstanding under the revolving credit portion of the Credit Facility at a weighted average interest rate of 4.753% per annum. The initial purchasers of the Old Securities (or their affiliates) are lenders under the Credit Facility and received all of the net proceeds that we received from the offering of the Old Securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges was as follows for the respective periods indicated:

Year Ended August 31,						Three Months Ended November 30,
2002	2003	2004	2005	2006	2007	2007
2.9x	1.6x	7.2x	7.9x	6.3x	1.9x	3.3x

For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and (2) subtracting (i) interest capitalized and (ii) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (x) interest expensed and capitalized, (y) amortized premiums, discounts and capitalized expenses related to indebtedness and (z) an estimate of the interest within rental expense.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and consolidated capitalization as of November 30, 2007:

•	on an actual basis; and

•

on a pro forma as adjusted basis to give effect to (i) the 2008 Note Offering and the application of the net proceeds therefrom to repay approximately $245.7 million of the borrowings under the revolving credit portion of the Credit Facility and (ii) our draw on December 20, 2007 on the revolving credit portion of the Credit Facility in order to pay down the full $400.0 million outstanding under the term portion of the Original Bridge Facility.

You should read this table along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and our financial statements and related notes appearing elsewhere in this prospectus.

	As of November 30, 2007
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$664,456	$664,456

Short-term debt and current installments of notes payable, long-term debt and capital lease obligations:
Revolving credit facilities(1)	59,330	213,630
Term portion of the Credit Facility	20,000	20,000
Bridge Facility	400,000	—
Capital lease obligations	35	35
Other(2)	37,877	37,877

Total short-term debt and current installments of long-term debt	$517,242	$271,542

Notes payable, long-term debt and capital lease obligations, less current installments:
Term portion of the Credit Facility	380,000	380,000
5.875% Senior Notes due 2010(3)	297,460	297,460
8.250% Senior Notes due 2018(4)	—	250,000
Capital lease obligations	4,839	4,839
Other(5)	76,476	76,476

Total long-term debt	$758,775	$1,008,775

Stockholders’ equity:
Preferred stock, 10,000,000 shares ($.001 par value) authorized, none issued and outstanding	—	—
Common Stock	213	213
Additional paid-in capital	1,347,991	1,347,991
Retained earnings	1,182,673	1,182,673
Accumulated other comprehensive income	246,297	246,297
Treasury stock (at cost)	(200,251)	(200,251)

Net stockholders’ equity	$2,576,923	$2,576,923

Total capitalization	$3,852,940	$3,857,240

(1)	At November 30, 2007, there was no amount outstanding under the revolving credit portion of the Credit Facility and $800.0 million was available for borrowing thereunder, subject to the terms and conditions of such Credit Facility. On December 20, 2007, $400.0 million was drawn under the revolving credit portion of the Credit Facility in order to pay down the full $400.0 million outstanding under the term portion of the Original Bridge Facility. As of January 21, 2008, approximately $325.0 million was outstanding under the revolving credit portion of the Credit Facility, which is not reflected in the table above. See “Description of Other Indebtedness – Amended and Restated Five Year Credit Facility.”
(2)	Primarily current portions of subsidiary term debt.

(3)	Book value at November 30, 2007 of the 5.875% Senior Notes.
(4)	The net proceeds of the 2008 Note Offering were used to repay approximately $245.7 million of the borrowings outstanding under the revolving credit portion of the Credit Facility.
(5)	Primarily long-term portions of subsidiary term debt.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected data are derived from our Consolidated Financial Statements and Unaudited Consolidated Financial Statements. We believe that the Unaudited Consolidated Financial Statements from which we have derived the interim period data include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly, in all material respects, our results of operations and financial condition for and as of the periods presented. Financial results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year. The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” our Consolidated Financial Statements, our Unaudited Consolidated Financial Statements and the related notes thereto included in this prospectus.

	Year Ended August 31,										Three Months Ended November 30,
	2003		2004		2005		2006		2007		2006		2007
							(in thousands)				(unaudited)
Consolidated Statement of Earnings Data:
Net revenue	$4,729,482		$6,252,897		$7,524,386		$10,265,447		$12,290,592		$3,224,003		$3,367,947
Cost of revenue	4,294,016		5,714,517		6,895,880		9,500,547		11,478,562		3,032,018		3,128,233

Gross profit	435,466		538,380		628,506		764,900		812,030		191,985		239,714
Selling, general and administrative	259,813		257,748		314,270		382,210		491,967		109,756		116,150
Research and development	9,906		13,813		22,507		34,975		36,381		8,708		6,512
Amortization of intangibles	36,870		43,709		39,762		24,323		29,347		5,766		8,855
Acquisition-related charges	15,266	(5)	1,339	(4)	—		—		—		—		—
Restructuring and impairment charges	85,308	(5)	—		—		81,585	(2)	72,396	(1)	6,657	(6)	9,287	(7)

Operating income	28,303		221,771		251,967		241,807		181,939		61,098		98,910
Other expense (income)	(2,600	)(5)	7,193	(4)	4,106	(3)	11,918	(2)	15,888	(1)	3,635	(6)	4,485	(7)
Interest income	(6,920)		(7,237)		(13,774)		(18,734)		(14,531)		(2,501)		(3,052)
Interest expense	17,019		18,546		20,667		23,507		86,069		11,507		25,585

Income before income taxes and minority interest	20,804		203,269		240,968		225,116		94,513		48,457		71,892
Income tax expense (benefit)	(7,766)		29,539		37,093		60,598	(2)	21,401	(1)	7,080	(6)	9,631	(7)
Minority interest	—		—		—		—		(124)		—		260

Net income	$28,570		$173,730		$203,875		$164,518		$73,236		$41,377		$62,001

Earnings per share:
Basic	$0.14		$0.87		$1.01		$0.79		$0.36		$0.20		$0.30

Diluted	$0.14		$0.85		$0.98		$0.77		$0.35		$0.20		$0.30

Common shares used in the calculations of earnings per share:
Basic	198,495		200,430		202,501		207,413		203,779		203,077		204,649

Diluted	201,671		205,559		207,706		212,540		206,972		206,361		206,605

	Year Ended August 31,					Three Months Ended November 30,
	2003	2004	2005	2006	2007	2006	2007
				(in thousands)		(unaudited)
Consolidated Balance Sheet Data:
Working capital	$830,729	$1,023,591	$1,117,806	$977,631	$675,446	$1,021,974	$777,517

Total assets	$3,244,745	$3,334,039	$4,087,986	$5,411,730	$6,295,232	$5,686,083	$6,734,039

Current installments of notes payable, long-term debt and long-term lease obligations	$347,237	$4,412	$674	$63,813	$501,716	$266,475	$517,242

Notes payable, long-term debt and long-term lease obligations, less current installments	$297,018	$305,194	$326,580	$329,520	$760,477	$329,040	$758,775

Total stockholders’ equity	$1,592,669	$1,824,023	$2,145,941	$2,294,481	$2,443,011	$2,367,591	$2,576,923

Cash dividends declared, per share	—	—	—	$0.14	$0.28	$0.07	$0.07

Notes:
(1)	During fiscal year 2007, we recorded charges of $72.4 million ($59.3 million after-tax) related to the restructuring plan initiated in the fourth quarter of fiscal year 2006. Also related to the restructuring plan, we reduced valuation allowances by $2.0 million, to $35.1 million, on net deferred tax assets through income tax expense. We also recorded $15.9 million ($9.7 million after-tax) of other expense related to a loss on the sale of receivables under our accounts receivable securitization program.
(2)	During fiscal year 2006, we recorded charges of $81.9 million ($70.1 million after-tax) related to the restructuring plan initiated in the fourth quarter of fiscal year 2006, partially off-set by the reversal of $0.3 million related to restructuring charges incurred under historical restructuring plans. Also related to the restructuring plan, we recorded valuation allowances of $37.1 million on net deferred tax assets through income tax expense. We also recorded $11.9 million ($7.2 million after-tax) of other expense related to a loss on the sale of receivables under our accounts receivable securitization program.
(3)	During fiscal year 2005, we recorded $4.1 million ($2.5 million after-tax) of other expense related to a loss on the sale of receivables under our accounts receivable securitization program.
(4)	During fiscal year 2004, we recorded acquisition-related charges of $1.3 million ($1.0 million after-tax) primarily in connection with the acquisitions of certain operations of Royal Philips Electronics and NEC Corporation. We also recorded other expense of $7.2 million, consisting of $6.4 million ($4.0 million after-tax) for a loss on the write-off of unamortized issuance costs associated with our convertible subordinated notes, which were retired in May 2004, and $0.8 million ($0.5 million after-tax) for a loss on the sale of receivables under our accounts receivable securitization program.
(5)	During fiscal year 2003, we recorded acquisition-related charges of $15.3 million ($9.8 million after-tax) in connection with the acquisitions of certain operations of Quantum Corporation, Alcatel Business Systems, Valeo, S.A., Lucent Technologies of Shanghai, Seagate Technology — Reynosa, S. de R.L. de C.V., Royal Philips Electronics and NEC Corporation. Additionally, we recorded charges of $85.3 million ($60.7 million after-tax) related to the restructuring of our business during the fiscal year. We also recorded $2.6 million ($1.6 million after-tax) of other income related to proceeds received in connection with a facility closure.
(6)	During the first quarter of fiscal year 2007, we recorded charges of $6.7 million ($6.2 million after-tax) related to the restructuring plan initiated in the fourth quarter of fiscal year 2006. We also recorded $3.6 million ($2.2 million after-tax) of other expense related to a loss on the sale of receivables under our accounts receivable securitization program.
(7)	During the first quarter of fiscal year 2008, we recorded charges of $9.3 million ($5.1 million after-tax) related to the restructuring plan initiated in the fourth quarter of fiscal year 2006. We also recorded $4.5 million ($2.7 million after-tax) of other expense related to a loss on the sale of receivables under our accounts receivable securitization program.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are one of the leading providers of worldwide electronic manufacturing services and solutions. We provide comprehensive electronics design, production, product management and after-market services to companies in the aerospace, automotive, computing, consumer, defense, industrial, instrumentation, medical, networking, peripherals, storage and telecommunications industries. The industry in which we operate is composed of companies that provide a range of manufacturing and design services to companies that utilize electronics components in their products. The industry experienced rapid change and growth through the 1990’s as an increasing number of companies chose to outsource an increasing portion, and, in some cases, all of their manufacturing requirements. In mid-2001, the industry’s revenue declined as a result of significant cut-backs in customer production requirements, which was consistent with the overall global economic downturn at the time. In response to this industry and global economic downturn, we implemented restructuring programs to reduce our cost structure and further align our manufacturing capacity with the geographic production demands of our customers. During the third quarter of our 2001 fiscal year, we implemented a restructuring program to reduce our cost structure due to the global economic downturn. This restructuring program included reductions in workforce, re-sizing of facilities and the transition of certain facilities into new customer development sites. The macroeconomic conditions for us, and the electronic manufacturing services industry as a whole, continued to deteriorate during our 2002 fiscal year, resulting in additional restructuring programs being implemented by us during our 2002 fiscal year. These restructuring programs included reductions in workforce, re-sizing of facilities and the closure of facilities. Industry revenues generally began to stabilize in 2003 and companies continued to turn to outsourcing versus internal manufacturing. During our 2006 fiscal year we initiated a restructuring program to realign our manufacturing capacity in certain higher cost geographies and to properly size our manufacturing sites with perceived market conditions. See “ – Summary of Results” below. Over the last three years we have made concentrated efforts to diversify our industry sectors and customer base through acquisitions and organic growth. We believe further growth opportunities exist for the industry to penetrate the worldwide electronics markets.

On January 16, 2008, we issued $250.0 million in aggregate principal amount of Old Securities pursuant to Rule 144A and Regulation S under the Securities Act. We used the net proceeds from this issuance to repay approximately $245.7 million of our borrowings under the revolving credit portion of the Credit Facility. As of January 21, 2008, $325.0 million was outstanding under the revolving credit portion of the Credit Facility.

On September 1, 2007, we reorganized our manufacturing business into a Consumer Electronics division and an EMS division. Based on this reorganization, we currently have three operating segments – Consumer Electronics, EMS and AMS. We believe that these divisions will provide cost-effective solutions for our customers by grouping business units with similar needs together into divisions, each with full accountability for design, operations, supply chain management and delivery. Our AMS division will continue to provide warranty and repair services to certain of our manufacturing customers, but primarily to other customers. The Consumer Electronics division has dedicated resources designed to meet the particular needs of the consumer products industry. The division focuses on cell phones and mobile products, televisions, set-top boxes and peripheral products such as printers. We intend that the Consumer Electronics division, as a result of its dedicated design resources combined with its vertically integrated supply chain solutions and certain existing and planned manufacturing operations, will provide a focused complement of assets to provide low cost solutions for consumer electronics customers. The EMS division focuses on the traditional and emerging electronic manufacturing services business sectors. Traditional sectors, characterized by longer historical use of the electronics outsourcing model, include networking, computing, storage and telecommunications businesses. Emerging sectors are newer to the outsourcing model and include the automotive, medical, industrial, instrumentation, defense and aerospace sectors.

We derive revenue principally from the product sales of electronic equipment built to customer specifications. We recognize revenue, net of estimated product return costs, generally when goods are shipped, title and risk of ownership have passed, the price to the buyer is fixed or determinable and recoverability is reasonably assured. The volume and timing of orders placed by our customers vary due to several factors, including: variation in demand for our customers’ products; our customers’ attempts to manage their inventory; electronic design changes; changes in our customers’ manufacturing strategies; and acquisitions of or consolidations among our customers. Demand for our customers’ products depends on, among other things, product life cycles, competitive conditions and general economic conditions.

Our cost of revenue includes the cost of electronic components and other materials that comprise the products we manufacture; the cost of labor and manufacturing overhead; and adjustments for excess and obsolete inventory. As a provider of turnkey manufacturing services, we are responsible for procuring components and other materials. This requires us to commit significant working capital to our operations and to manage the purchasing, receiving, inspection and stocking of materials. Although we bear the risk of fluctuations in the cost of materials and excess scrap, we periodically negotiate cost of materials adjustments with our customers. Net revenue from each product that we manufacture consists of an element based on the costs of materials in that product and an element based on the labor and manufacturing overhead costs allocated to that product. We refer to the portion of the sales price of a product that is based on materials costs as “material-based revenue,” and to the portion of the sales price of a product that is based on labor and manufacturing overhead costs as “manufacturing-based revenue.” Our gross margin for any product depends on the mix between the cost of materials in the product and the cost of labor and manufacturing overhead allocated to the product. We typically realize higher gross margins on manufacturing-based revenue than we do on materials-based revenue. As we gain experience in manufacturing a product, we usually achieve increased efficiencies, which result in lower labor and manufacturing overhead costs for that product.

Our operating results are impacted by the level of capacity utilization of manufacturing facilities; indirect labor costs; and selling, general and administrative expenses. Operating income margins have generally improved during periods of high production volume and high capacity utilization. During periods of low production volume, we generally have idle capacity and reduced operating income margins. As our capacity has grown during recent years through the construction of new greenfield facilities, the expansion of existing facilities and our acquisition of additional facilities, our selling, general and administrative expenses have increased to support this growth.

We have consistently utilized advanced circuit design, production design and manufacturing technologies to meet the needs of our customers. To support this effort, our engineering staff focuses on developing and refining design and manufacturing technologies to meet specific needs of specific customers. Most of the expenses associated with these customer-specific efforts are reflected in our cost of revenue. In addition, our engineers engage in R&D of new technologies that apply generally to our operations. The expenses of these R&D activities are reflected in the “Research and Development” line item in our Unaudited Consolidated Statement of Earnings.

An important element of our strategy is the expansion of our global production facilities. The majority of our revenue and materials costs worldwide are denominated in U.S. dollars, while our labor and utility costs in plants outside the U.S. are denominated in local currencies. We economically hedge these local currency costs, based on our evaluation of the potential exposure as compared to the cost of the hedge, through the purchase of foreign exchange contracts. Changes in the fair market value of such hedging instruments are reflected in the Unaudited Consolidated Statement of Earnings. See “Risk Factors – Risks Related to Our Business and Industry – We are subject to risks of currency fluctuations and related hedging operations.”

We currently depend, and expect to continue to depend, upon a relatively small number of customers for a significant percentage of our net revenue. A significant reduction in sales to any of our large customers or a customer exerting significant pricing and margin pressures on us would have a material adverse effect on our results of operations. In the past, some of our customers have terminated their manufacturing arrangements with us or have significantly reduced or delayed the volume of manufacturing services ordered from us. There can be no assurance that present or future customers will not terminate their manufacturing arrangements with us or significantly change, reduce or delay the amount of manufacturing services ordered from us. Any such termination of a manufacturing relationship or change, reduction or delay in orders could have a material adverse effect on our results of operations or financial condition. See “Risk Factors – Risks Related to Our Business and Industry – Because we depend on a limited number of customers, a reduction in sales to any one of our customers could cause a significant decline in our revenue” and Note 5 – “Segment Information” to the Unaudited Consolidated Financial Statements.

Summary of Results

Net revenue for the first quarter of fiscal year 2008 increased approximately 4.5% to $3.4 billion compared to $3.2 billion for the same period of fiscal year 2007. Our sales levels during the first quarter of fiscal year 2008 improved across most industry sectors as compared to the first quarter of fiscal year 2007, demonstrating our continued trend of industry sector and customer diversification. The increase in our revenue base year-over-year is primarily due to additional sales related to certain recent business acquisitions. See Note 9 – “Business Acquisitions” to the Unaudited Consolidated Financial Statements for a discussion of our recent business acquisitions. Additionally, we continue to enhance our business model by adding services in the areas of collaborative design, system integration, order fulfillment and after-market.

Net revenue for fiscal year 2007 increased approximately 19.7% to $12.3 billion compared to $10.3 billion for fiscal year 2006. Our sales levels during fiscal year 2007 improved across most industry sectors, demonstrating our continued trend of industry sector and customer diversification. The increase in our net revenue base year-over-year primarily represents stronger market share with our existing programs, organic growth from new and existing customers as vertical companies continue to convert to an outsourcing model, and additional sales related to certain recent business acquisitions.

During the fourth quarter of fiscal year 2006, our Board of Directors approved a restructuring plan to better align our manufacturing capacity in certain higher cost geographies and to properly size our manufacturing sites with perceived current market conditions (the “2006 Restructuring Plan”). Based on the analysis completed to date, we currently expect to recognize approximately $250.0 million in restructuring and impairment charges as a result of the 2006 Restructuring Plan. The restructuring charges include pre-tax employee severance and benefit costs, contract termination costs and other related restructuring costs. The impairment charges include pre-tax fixed asset impairment costs, as well as valuation allowances against net deferred tax assets. We recognized a significant portion of these costs through the first quarter of fiscal year 2008 and currently expect to recognize the remaining portion primarily over the remainder of fiscal year 2008 with certain contract termination costs to be incurred through fiscal year 2011. The exact timing of the remaining estimated range of restructuring and impairment costs, as well as the remaining estimated cost ranges by category type is subject to revision. This information will be subject to the finalization of the timetables for the transitional functions, consultation with employees and their representatives, as well as the statutory severance requirements of the particular legal jurisdictions impacted. The amount and timing of the actual charges may vary due to a variety of factors. For further discussion of this restructuring program and the restructuring and impairment costs recognized, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Three Months Ended November 30, 2007 Compared to Three Months Ended November 30, 2006 – Restructuring and Impairment Charges,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Fiscal Year Ended August 31, 2007 Compared to Fiscal Year Ended August 31, 2006 – Restructuring and Impairment Charges,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Fiscal Year Ended August 31, 2006 Compared to Fiscal Year Ended August 31, 2005 – Restructuring and Impairment Charges” and Note 7 – “Restructuring and Impairment Charges” to the Unaudited Consolidated Financial Statements. See also “Risk Factors – Risks Related to Our Business and Industry – We face risks arising from the restructuring of our operations.”

The following table sets forth, for the three-month period indicated, certain key operating results and other financial information (in thousands, except per share data).

		Three Months Ended November 30,
		2007	2006
Net revenue		$3,367,947	$3,224,003
Gross Profit		239,714	191,985
Operating Income		98,910	61,098
Net income		62,001	41,377
Earnings per share - basic		0.30	0.20
Earnings per share - diluted		0.30	0.20
Cash dividend per share - declared		0.07	0.07
The following table sets forth, for the fiscal year ended August 31, certain key operating results and other financial information (in thousands, except per share data).
	Fiscal Year Ended August 31,
	2007	2006	2005
Net revenue	$12,290,592	$10,265,447	$7,524,386
Gross profit	812,030	764,900	628,506
Operating income	181,939	241,807	251,967
Net income	73,236	164,518	203,875
Basic earnings per share	0.36	0.79	1.01
Diluted earnings per share	0.35	0.77	0.98

Key Performance Indicators

Management regularly reviews financial and non-financial performance indicators to assess Jabil’s operating results. The following table sets forth, for the quarterly periods indicated, certain of management’s key financial performance indicators.

Three Months Ended
	November 30, 2007	August 31, 2007	May 31, 2007	February 28, 2007	November 30, 2006
Sales cycle	22 days	19 days	25 days	29 days	23 days
Inventory turns	8 turns	8 turns	8 turns	7 turns	8 turns
Days in accounts receivable	42 days	39 days	40 days	41 days	42 days
Days in inventory	42 days	43 days	47 days	50 days	46 days
Days in accounts payable	62 days	63 days	62 days	62 days	65 days

Three Months Ended
		August 31, 2006	May 31, 2006	February 28, 2006	November 30, 2005
Sales cycle		14 days	19 days	19 days	15 days
Inventory turns		8 turns	8 turns	9 turns	9 turns
Days in accounts receivable		39 days	40 days	42 days	41 days
Days in inventory		47 days	46 days	42 days	38 days
Days in accounts payable		72 days	67 days	65 days	64 days

The sales cycle is calculated as the sum of days in accounts receivable and days in inventory, less the days in accounts payable; accordingly, the variance in the sales cycle quarter over quarter is a direct result of changes in these indicators. During the three months ended November 30, 2007, days in accounts receivable increased three days to 42 days, from the prior sequential quarter, as a result of timing of sales and cash collection efforts during the quarter, as well as related seasonality factors, including increased sales to our consumer customers which typically have longer payment terms than other customers. Days in accounts receivable decreased one day to 39 days during the three months ended August 31, 2007 from the prior sequential quarter and decreased one day to 40 days during the three months ended May 31, 2007 from the prior sequential quarter. The decrease in both of these periods was primarily due to timing of sales and cash collection efforts during the quarters. During the three months ended February 28, 2007, days in accounts receivable decreased one day to 41 days as a result of both timing of sales and cash collection efforts during the quarter and related seasonality factors. Days in accounts receivable increased three days to 42 days during the three months ended November 30, 2006 primarily due to the same factors.

Days in inventory decreased one day to 42 days, while inventory turns remained consistent at eight turns during the three months ended November 30, 2007, as compared to the prior sequential quarter. The decrease in days in inventory was primarily a result of increased sales during the quarter and related seasonality factors. Days in inventory decreased four days to 43 days during the three months ended August 31, 2007 from the prior sequential quarter and decreased three days to 47 days during the three months ended May 31, 2007 from the prior sequential quarter. Inventory turns remained consistent at eight turns during both of these three month periods. The decrease in days in inventory during the fourth fiscal quarter and third fiscal quarter was primarily due to a reduction in inventory levels as a result of improved inventory management. During the three months ended February 28, 2007, days in inventory increased four days to 50 days in anticipation of forecasted demand and due to inventory acquired in the Green Point acquisition, while inventory turns decreased one turn to 7 turns. Days in inventory decreased one day to 46, while inventory turns remained consistent at 8 turns during the three months ended November 30, 2006. The decrease in days in inventory was primarily a result of increased sales during the quarter and related seasonality factors.

During the three months ended November 30, 2007, days in accounts payable decreased one day to 62 days as compared to 63 days in the prior sequential quarter, as a result of the timing of cash payments during the quarter. Days in accounts payable increased one day to 63 days during the three months ended August 31, 2007 from the prior sequential quarter and remained consistent at 62 days during the three months ended May 31, 2007 from the prior sequential quarter. During the three months ended February 28, 2007 and the three months ended November 30, 2006, days in accounts payable decreased three days to 62 days and decreased seven days to 65 days, respectively, from the prior sequential quarter as a result of timing of purchases and payments for purchases during the quarter.

The sales cycle was 14 days during the three months ended August 31, 2006, 19 days during the three months ended August 31, 2007 and 22 days during the three months ended November 30, 2007. This increase was due to changes in accounts receivable, accounts payable and inventory that are discussed above.

Critical Accounting Policies and Estimates

The preparation of our financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and judgments that affect our reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and assumptions based upon historical experience and various other factors and circumstances. Management believes that our estimates and assumptions are reasonable under the circumstances; however, actual results may vary from these estimates and assumptions under different future circumstances. We have identified the following critical accounting policies that affect the more significant judgments and estimates used in the preparation of our consolidated financial statements. For further discussion of our significant accounting policies, refer to Note 1 – “Description of Business and Summary of Significant Accounting Policies” to the Consolidated Financial Statements.

Revenue Recognition

We derive revenue principally from the product sales of electronic equipment built to customer specifications. We also derive revenue to a lesser extent from after-market services, design services and excess inventory sales. Revenue from product sales and excess inventory sales is generally recognized, net of estimated product return costs, when goods are shipped; title and risk of ownership have passed; the price to the buyer is fixed or determinable; and recoverability is reasonably assured. Service related revenue is recognized upon completion of the services. We assume no significant obligations after product shipment.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts related to receivables not expected to be collected from our customers. This allowance is based on management’s assessment of specific customer balances, considering the age of receivables and financial stability of the customer. If there is an adverse change in the financial condition of our customers, or if actual defaults are higher than provided for, an addition to the allowance may be necessary.

Inventory Valuation

We purchase inventory based on forecasted demand and record inventory at the lower of cost or market. Management regularly assesses inventory valuation based on current and forecasted usage and other lower of cost or market considerations. If actual market conditions or our customers’ product demands are less favorable than those projected, additional valuation adjustments may be necessary.

Long-Lived Assets

We review property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property, plant and equipment is measured by comparing its carrying value to the projected cash flows the property, plant and equipment are expected to generate. If the carrying amount of an asset is not recoverable, we recognize an impairment loss based on the excess of the carrying amount of the long-lived asset over its respective fair value. The impairment analysis is based on significant assumptions of future results made by management, including revenue and cash flow projections. Circumstances that may lead to impairment of property, plant and equipment include unforeseen decreases in future performance or industry demand and the restructuring of our operations resulting from a change in our business strategy. For further discussion of our current restructuring program, refer to Note 7 – “Restructuring and Impairment Charges” to the Unaudited Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Restructuring and Impairment Charges.”

We have recorded intangible assets, including goodwill, in connection with business acquisitions. Estimated useful lives of amortizable intangible assets are determined by management based on an assessment of the period over which the asset is expected to contribute to future cash flows. The allocation of amortizable intangible assets impacts the amounts allocable to goodwill. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), we are required to perform a goodwill impairment test at least on an annual basis and whenever events or circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. We completed the annual impairment test during the fourth quarter of fiscal year 2007 and determined that no impairment existed as of the date of the impairment test. The impairment test is performed at the reporting unit level, which we have determined to be consistent with our operating segments. The impairment analysis is based on assumptions of future results made by management, including revenue and cash flow projections at the reporting unit level. Circumstances that may lead to impairment of goodwill or intangible assets include unforeseen decreases in future performance or industry demand, and the restructuring of our operations resulting from a change in our business strategy. For further information on our intangible assets, including goodwill, refer to Note 8 – “Goodwill and Other Intangible Assets” to the Unaudited Consolidated Financial Statements.

Restructuring and Impairment Charges

We have recognized restructuring and impairment charges related to reductions in workforce, re-sizing and closure of facilities, and the transition of production from certain facilities into other new and existing facilities. These charges were recorded pursuant to formal plans developed and approved by management. The recognition of restructuring and impairment charges requires that we make certain judgments and estimates regarding the nature, timing and amount of costs associated with these plans. The estimates of future liabilities may change, requiring additional restructuring and impairment charges or the reduction of liabilities already recorded. At the end of each reporting period, we evaluate the remaining accrued balances to ensure that no excess accruals are retained and the utilization of the provisions are for their intended purpose in accordance with the restructuring programs. For further discussion of our restructuring programs, refer to Note 7 – “Restructuring and Impairment Charges” to the Unaudited Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Three Months Ended November 30, 2007 Compared to Three Months Ended November 30, 2006 – Restructuring and Impairment Charges,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Fiscal Year Ended August 31, 2007 Compared to Fiscal Year Ended August 31, 2006 – Restructuring and Impairment Charges” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Fiscal Year Ended August 31, 2006 Compared to Fiscal Year Ended August 31, 2005 – Restructuring and Impairment Charges.”

Pension and Other Postretirement Benefits

We have pension and postretirement benefit costs and liabilities, which are developed from actuarial valuations. Actuarial valuations require management to make certain judgments and estimates of discount rates and return on plan assets. We evaluate these assumptions on a regular basis taking into consideration current market conditions and historical market data. The discount rate is used to state expected future cash flows at a present value on the measurement date. This rate represents the market rate for high-quality fixed income investments. A lower discount rate increases the present value of benefit obligations and increases pension expense. When considering the expected long-term rate of return on pension plan assets, we take into account current and expected asset allocations, as well as historical and expected returns on plan assets. Other assumptions include demographic factors such as retirement, mortality and turnover. For further discussion of our pension and postretirement benefits, refer to Note 11 – “Pension and Other Postretirement Benefits” to the Unaudited Consolidated Financial Statements.

Income Taxes

We estimate our income tax provision in each of the jurisdictions in which we operate, a process that includes estimating exposures related to examinations by taxing authorities. We must also make judgments regarding the ability to realize the deferred tax assets. The carrying value of our net deferred tax assets is based on our belief that it is more likely than not that we will generate sufficient future taxable income in certain jurisdictions to realize these deferred tax assets. A valuation allowance has been established for deferred tax assets that we do not believe meet the “more likely than not” criteria established by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Our judgments regarding future taxable income may change due to changes in market conditions, changes in tax laws or other factors. If our assumptions and consequently our estimates change in the future, the valuation allowances we have established may be increased or decreased, resulting in a respective increase or decrease in either income tax expense or goodwill. For further discussion related to our income taxes, refer to Note 4 – “Income Taxes” to the Consolidated Financial Statements and Note 13 – “Income Taxes” to the Unaudited Consolidated Financial Statements.

Stock-Based Compensation

In accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123R, Share-Based Payment, (“SFAS 123R”) and the SEC Staff Accounting Bulletin No. 107 (“SAB 107”), we began recognizing stock-based compensation expense in our Consolidated Statement of Earnings on September 1, 2005. The fair value of options granted prior to September 1, 2005 were valued using the Black-Scholes model while the stock appreciation rights granted after this date were valued using a lattice valuation model. Option pricing models require the input of subjective assumptions, including the expected life of the option or stock appreciation right and the price volatility of the underlying stock. Judgment is also required in estimating the number of stock awards that are expected to vest as a result of satisfaction of time-based vesting schedules or the achievement of certain performance conditions. If actual results or future changes in estimates differ significantly from our current estimates, stock-based compensation could increase or decrease. For further discussion of our stock- based compensation, refer to Note 4 – “Stock-Based Compensation” to the Unaudited Consolidated Financial Statements. See also “Risk Factors – Risks Related to Our Business and Industry – We are involved in reviews of our historical stock option grant practices.”

Results of Operations

The following table sets forth, for the periods indicated, certain consolidated statements of earnings data as a percentage of net revenue:

	Three Months Ended November 30,		Fiscal Year Ended August 31,
	2007	2006	2007	2006	2005
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	92.9	94.0	93.4	92.5	91.7

Gross profit	7.1	6.0	6.6	7.5	8.3
Selling, general and administrative	3.4	3.4	4.0	3.7	4.2
Research and development	0.2	0.3	0.3	0.4	0.3
Amortization of intangibles	0.3	0.2	0.2	0.2	0.5
Restructuring and impairment charges	0.3	0.2	0.6	0.8	—

Operating income	2.9	1.9	1.5	2.4	3.3
Other expense	0.1	0.1	0.1	0.1	—
Interest income	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)
Interest expense	0.8	0.4	0.7	0.3	0.3

Income before income taxes and minority interest	2.1	1.5	0.8	2.2	3.2
Income tax expense	0.3	0.2	0.2	0.6	0.5
Minority Interest	0.0	—	0.0	—	—

Net income	1.8%	1.3%	0.6%	1.6%	2.7%

Three Months Ended November 30, 2007 Compared to Three Months Ended November 30, 2006

Net Revenue. Our net revenue for the three months ended November 30, 2007 increased 4.5% to $3.4 billion, from $3.2 billion for the three months ended November 30, 2006. The increase for the three months ended November 30, 2007 from the same period of the previous fiscal year was due to increased sales levels across most industry sectors. Specific increases include a 27% increase in the sale of after-market services products; a 26% increase in the sale of telecom products; a 19% increase in the sale of peripheral products; an 18% increase in the sale of networking products; an 8% increase in the sale of computing and storage products; and a 2% increase in the sale of instrumentation and medical products. These increases were partially offset by a 12% decrease in the sale of consumer products and a 12% decrease in the sale of other products. The increased sales levels were primarily due to additional sales related to certain recent business acquisitions.

The following table sets forth, for the periods indicated, revenue by industry sector expressed as a percentage of net revenue. The distribution of revenue across our industry sectors has fluctuated, and will continue to fluctuate, as a result of numerous factors, including but not limited to the following: increased business from new and existing customers; fluctuations in customer demand; seasonality, especially in the automotive and consumer industry sectors; and growth in the automotive, consumer, and instrumentation and medical products industry sectors as more vertical companies are electing to outsource their production in these areas. As discussed above in the “Overview” section, on September 1, 2007, we reorganized our business into three separate divisions – Consumer Electronics, EMS and AMS. In conjunction with this reorganization, there have been certain reclassifications made within the reported sectors.

	Three Months Ended November 30,
	2007	2006
EMS
Automotive	4%	4%
Computing and Storage	11	11
Instrumentation and Medical	17	17
Networking	20	17
Telecommunications	5	4
Other	2	2

Total EMS	59	55

Consumer Electronics
Consumer	25	32
Peripherals	11	9

Total Consumer Electronics	36	41

AMS	5	4

Total	100%	100%

Foreign source revenue represented 81.8% of net revenue for the three months ended November 30, 2007. This is compared to 80.0% of net revenue for the three months ended November 30, 2006. We currently expect our foreign source revenue to remain consistent as a percentage of net revenue over the course of the next twelve months.

Gross Profit. Gross profit increased to 7.1% of net revenue for the three months ended November 30, 2007, from 6.0% of net revenue for the three months ended November 30, 2006. The percentage increase for the three months ended November 30, 2007 versus the same period of fiscal year 2007 was primarily due to certain factors that decreased gross profit in the first quarter of fiscal year 2007, but have since been resolved. The factors that contributed to decreased gross profit in the first quarter of fiscal year 2007 included cost overruns due to technical delays and production ramp issues with a new product in the consumer segment; a higher proportion of materials-based revenue driven in part by growth in the consumer sector and in part due to a permanent shift in our manufacturing model for our largest networking customer; and continued losses in our electromechanical tooling operation and certain underperforming sites in the Americas and Europe.

Selling, General and Administrative. Selling, general and administrative expenses for the three months ended November 30, 2007 increased to $116.2 million (3.4% of net revenue) compared to $109.8 million (3.4% of net revenue) for the three months ended November 30, 2006. The absolute dollar increase for the three months ended November 30, 2007 was primarily due to increased costs primarily in Eastern Europe and Asia to support our operational growth and expansion within those areas; increased costs related to the acquisition of Green Point; incremental stock-based compensation expense associated with our annual grant of stock-based awards to employees; and incremental costs due to the acquisition of certain manufacturing operations from Nokia Siemens Networks S.p.A. (“NSN”) (see “Acquisitions and Expansion” below). These amounts were off-set by the reversal of $5.9 million of stock-based compensation expense during the three months ended November 30, 2007 related to a change in estimate of the performance goals associated with certain restricted stock awards granted in fiscal year 2006. See Note 4 – “Stock-Based Compensation” to the Unaudited Consolidated Financial Statements for further discussion.

Research and Development. Research and development expenses for the three months ended November 30, 2007 decreased to $6.5 million (0.2% of net revenue) from $8.7 million (0.3% of net revenue) for the three months ended November 30, 2006. The decrease is attributed primarily to an increased level of customer-funded design projects, along with the repositioning of certain design resources to lower-cost regions during the three months ended November 30, 2007.

Amortization of Intangibles. We recorded $8.9 million of amortization of intangible assets for the three months ended November 30, 2007 as compared to $5.8 million for the three months ended November 30, 2006. The increase was primarily attributable to additional amortization of intangible assets resulting from our acquisitions consummated during the past twelve months, including Green Point and certain manufacturing operations of NSN. For additional information regarding purchased intangibles, see Note 8 – “Goodwill and Other Intangible Assets” and Note 9 – “Business Acquisitions” to the Unaudited Consolidated Financial Statements.

Restructuring and Impairment Charges. During the fourth quarter of fiscal year 2006, we initiated the 2006 Restructuring Plan to realign our manufacturing capacity in certain higher cost geographies and to properly size our manufacturing sites with perceived current market conditions. In conjunction with the 2006 Restructuring Plan, we charged an additional $9.3 million and $6.7 million of restructuring and impairment costs against earnings during the three months ended November 30, 2007 and 2006, respectively. The restructuring and impairment costs for the three months ended November 30, 2007 include $3.6 million related to employee severance and benefits costs, $5.5 million related to lease commitments and $0.2 million related to other restructuring costs. The restructuring and impairment costs for the three months ended November 30, 2006 include $7.4 million related to employee severance and benefits costs, $1.8 million related to lease commitments, $5.7 million related to fixed asset impairments and $0.1 million related to other restructuring costs, which was off-set by $8.3 million of proceeds received in connection with a facility closure.

The restructuring and impairment charges incurred through November 30, 2007 related to the 2006 Restructuring Plan of $163.6 million include cash costs totaling $115.1 million, of which $1.5 million was paid in the fourth quarter of fiscal year 2006, $64.8 million was paid in fiscal year 2007 and $20.0 million was paid in the first fiscal quarter of 2008. The cash costs consist of employee severance and benefits costs of approximately $103.3 million, costs related to lease commitments of approximately $18.4 million and other restructuring costs of $1.7 million. These cash costs were off-set by approximately $8.3 million of cash proceeds received in connection with a facility closure. Non-cash costs of approximately $48.5 million primarily represent fixed asset impairment charges related to our restructuring activities.

At November 30, 2007, liabilities of approximately $23.6 million related to the 2006 Restructuring Plan are expected to be paid out over the next twelve months. The remaining liability of $9.7 million relates primarily to the charge for certain lease commitments and employee severance and termination benefits payments and is expected to be paid primarily during fiscal years 2009 through 2011.

By the end of fiscal year 2008, as a result of the restructuring activities completed through November 30, 2007 related to the 2006 Restructuring Plan, we expect to avoid annual costs of approximately $130.9 million that would otherwise have been incurred if the restructuring activities had not been completed. The expected avoided annual costs consist of a reduction in employee related expenses of approximately $119.5 million, a reduction in depreciation expense associated with impaired fixed assets of approximately $8.5 million, and a reduction in rent expense associated with leased buildings that have been vacated of approximately $2.9 million. The majority of these annual cost savings will be reflected as a reduction in cost of revenue, with a small portion being reflected as a reduction in selling, general and administrative expense. These annual costs savings are expected to be offset by decreased revenues associated with certain products that are approaching the end-of-life stage; decreased revenues as a result of shifting production to plants located in lower cost regions where competitive pressures require that we pass those cost savings onto our customers; and incremental employee related costs expected to be incurred by those plants to which the production will be shifted. After considering these cost savings offsets, we currently expect to realize net annualized cost savings of approximately $20.0 million to $30.0 million by the end of fiscal year 2008. For further discussion of the current restructuring program, see Note 7 – “Restructuring and Impairment Charges” to the Unaudited Consolidated Financial Statements.

Other Expense. We recorded other expense of $4.5 million for the three months ended November 30, 2007 as compared to other expense of $3.6 million for the three months ended November 30, 2006. The increase in other expense for the three months ended November 30, 2007 as compared to the three months ended November 30, 2006 was primarily due to an increase in the amount of receivables sold under our securitization program, as well as an increase in the funding rate. For further discussion of our accounts receivable securitization program, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” below and Note 10 – “Accounts Receivable Securitization” to the Unaudited Consolidated Financial Statements.

Interest Income. Interest income increased to $3.1 million for the three months ended November 30, 2007 from $2.5 million for the three months ended November 30, 2006. The increase was primarily due to a higher income generated on increased levels of operating cash, cash deposits and cash equivalents during the three months ended November 30, 2007.

Interest Expense. Interest expense increased to $25.6 million for the three months ended November 30, 2007 from $11.5 million for the three months ended November 30, 2006. The increase was primarily a result of increased borrowings under our Credit Facility, as well as borrowings under our Original Bridge Facility that was entered into on December 21, 2006, primarily to fund the tender offer and merger with Green Point.

Income Taxes. Income tax expense reflects an effective tax rate of 13.4% for the three months ended November 30, 2007 as compared to an effective rate of 14.6% for the three months ended November 30, 2006. The tax rate is predominantly a function of the mix of tax rates in the various jurisdictions in which we do business. Our international operations have historically been taxed at a lower rate than in the U.S., primarily due to tax incentives, including tax holidays, granted to our sites in Malaysia, China, Brazil, Poland, Hungary and India that expire at various dates through 2017. Such tax holidays are subject to conditions with which we expect to continue to comply.

Fiscal Year Ended August 31, 2007 Compared to Fiscal Year Ended August 31, 2006

Net Revenue. Our net revenue increased 19.7% to $12.3 billion for fiscal year 2007, up from $10.3 billion in fiscal year 2006. The increase was due to increased sales levels across most industry sectors, as well as additional sales related to certain recent business acquisitions. See Note 9 – “Business Acquisitions” to the Unaudited Consolidated Financial Statements for a discussion on our recent business acquisitions. Specific increases include a 84% increase in the sale of networking products; a 36% increase in the sale of other products, principally related to after-market services; a 34% increase in the sale of peripheral products; a 22% increase in the sale of instrumentation and medical products; and an 18% increase in the sale of computing and storage products. The level of sales of automotive products and consumer products remained consistent with the prior year while telecommunication sales decreased 13%. The increased sales levels were due to the addition of new customers and organic growth in these industry sectors, as well as additional sales related to certain recent business acquisitions as discussed above.

The following table sets forth, for the periods indicated, revenue by industry sector expressed as a percentage of net revenue. The distribution of revenue across our industry sectors has fluctuated, and will continue to fluctuate, as a result of numerous factors, including but not limited to the following: increased business from new and existing customers; fluctuations in customer demand; seasonality, especially in the automotive and consumer industry sectors; and increased growth in the automotive, consumer, and instrumentation and medical products industry sectors as more vertical companies are electing to outsource their production in these areas.

	Fiscal Year Ended August 31,
	2007	2006	2005
Automotive	5%	5%	7%
Computing and storage	12	12	12
Consumer	29	36	29
Instrumentation and medical	17	17	16
Networking	20	13	15
Peripherals	8	7	8
Telecommunications	5	6	9
Other	4	4	4

Total	100%	100%	100%

Foreign source revenue represented 78.8% of our net revenue for fiscal year 2007 and 82.3% of net revenue for fiscal year 2006.

Gross Profit. Gross profit decreased to 6.6% of net revenue in fiscal year 2007 from 7.5% in fiscal year 2006. The percentage decrease from the prior fiscal year was partially due to having a higher portion of materials-based revenue, driven in part by growth in our networking sector. In addition, due to the inefficiencies in our current consumer model which has adversely impacted margins, we are shifting to a more integrated model with one customer and shifting to a more vertical solution that will integrate our Green Point services for another significant customer. In addition, we have exited production of targeted products in the consumer sector.

In absolute dollars, gross profit for fiscal year 2007 increased $47.1 million versus fiscal year 2006 due to the increased revenue base.

Selling, General and Administrative. Selling, general and administrative expenses increased to $492.0 million (4.0% of net revenue) from $382.2 million (3.7% of net revenue) in fiscal year 2006. The absolute dollar increase was largely due to increased costs primarily in Eastern Europe and Asia to support our operational growth and expansion within those areas; the acquisition of Green Point in April 2007; incremental stock-based compensation expense associated with our annual grant of stock-based awards to employees; legal and accounting expenses incurred during fiscal year 2007 related to the independent stock option review that was performed; and incremental costs in fiscal year 2007 due to the acquisition of Celetronix in March 2006.

R&D. R&D expenses in fiscal year 2007 increased to $36.4 million (0.3% of net revenue) from $35.0 million (0.4% of net revenue) in fiscal year 2006. The increase is attributed to growth in our product development activities related to new platform designs, including cell phone modules, wireless and broadband access products, consumer entertainment products, and enterprise storage products. We also continued efforts in new product technologies and the related production design processes; and the development of new advanced manufacturing technologies.

Amortization of Intangibles. We recorded $29.3 million of amortization of intangibles in fiscal year 2007 as compared to $24.3 million in fiscal year 2006. The increase was primarily attributable to amortization of intangible assets resulting from our acquisitions consummated in fiscal year 2007, offset by certain fully amortized intangible assets. For additional information regarding purchased intangibles, see “Acquisitions and Expansion” below, Note 1(f) – “Description of Business and Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets” to the Consolidated Financial Statements, Note 8 – “Goodwill and Other Intangible Assets” and Note 9 – “Business Acquisitions,” to the Unaudited Consolidated Financial Statements.

Restructuring and Impairment Charges. As mentioned in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview – Summary of Results,” during the fourth quarter of fiscal year 2006, we initiated the 2006 Restructuring Plan.

The 2006 Restructuring Plan resulted in restructuring and impairment charges of $81.9 million for fiscal year 2006 consisting of employee severance and benefit costs of approximately $67.4 million, costs related to lease commitments of approximately $10.1 million, fixed asset impairments of approximately $3.6 million and other restructuring costs of approximately $0.8 million, primarily related to the repayment of government provided subsidies that resulted from the reduction in force in certain locations.

During fiscal year 2007, the 2006 Restructuring Plan resulted in restructuring and impairment charges of $72.4 million, consisting of employee severance and benefit costs of approximately $31.3 million, costs related to lease commitments of approximately $2.7 million, fixed asset impairments of approximately $45.6 million and other restructuring costs of approximately $1.2 million, offset by $8.4 million of proceeds received in connection with a facility closure.

These restructuring and impairment charges related to the 2006 Restructuring Plan incurred through August 31, 2007 of $154.3 million include cash costs totaling $105.9 million, of which $1.5 million was paid in the fourth fiscal quarter of 2006 and $64.8 million was paid in fiscal year 2007. The cash costs consist of employee severance and benefits costs of approximately $99.8 million, costs related to lease commitments of approximately $12.9 million and other restructuring income of $6.8 million. Non-cash costs of approximately $48.4 million primarily represent fixed asset impairment charges related to our restructuring activities.

As of August 31, 2007, liabilities of approximately $31.7 million related to these restructurings activities are expected to be paid out in fiscal year 2008. The remaining liability of $10.5 million is related to certain lease commitments and employee severance and termination benefit payments and is expected to be paid out primarily during fiscal years 2009 through 2011.

By the end of fiscal year 2008, as a result of the restructuring activities completed through August 31, 2007 related to the 2006 Restructuring Plan, we expect to avoid annual costs of approximately $130.9 million that would otherwise have been incurred if the restructuring activities had not been completed during the fourth quarter of fiscal year 2006 and in fiscal year 2007. The expected avoided annual costs consist of a reduction in employee related expenses of approximately $119.5 million, a reduction in depreciation expense associated with impaired fixed assets of approximately $8.5 million, and a reduction in rent expense associated with leased buildings that have been vacated of approximately $2.9 million. The majority of these annual cost savings will be reflected as a reduction in cost of revenue, with a small portion being reflected as a reduction in selling, general and administrative expense. These annual costs savings are expected to be offset by decreased revenues associated with certain products that are approaching the end-of-life stage; decreased revenues as a result of shifting production to plants located in lower cost regions where competitive environmental pressures require that we pass those cost savings onto our customers; and incremental employee related costs expected to be incurred by those plants to which the production will be shifted. After considering these cost savings offsets, we currently expect to realize net annualized cost savings of approximately $20.0 million to $30.0 million by the end of fiscal year 2008. For further discussion of the current restructuring program, see “Overview – Summary of Results” above, and Note 7 – “Restructuring and Impairment Charges” to the Unaudited Consolidated Financial Statements.

Additionally, during the fourth quarter of fiscal year 2006, we made the final cash payment related to our historical restructuring program. A liability balance of approximately $308.0 thousand remained after remittance of the final payment. This remaining liability was recorded as a reduction of the fiscal year 2006 restructuring charge.

Other Expense. We recorded other expense on the sale of accounts receivable under our securitization program totaling $15.9 million and $11.9 million for the fiscal years ending August 31, 2007 and 2006, respectively. The increase in other expense was primarily due to an increase in the amount of receivables sold under the program during the fiscal year ended August 31, 2007. For further discussion of our accounts receivable securitization program, see Note 10 – “Accounts Receivable Securitization” to the Unaudited Consolidated Financial Statements.

Interest Income. Interest income decreased to $14.5 million in fiscal year 2007 from $18.7 million in fiscal year 2006. The decrease was primarily due to lower levels of operating cash, cash deposits and cash equivalents due to the repayment of outstanding borrowings under our debt agreements.

Interest Expense. Interest expense increased to $86.1 million in fiscal year 2007 from $23.5 million in fiscal year 2006. The increase was primarily a result of increased borrowings under our Credit Facility, as well as borrowings under our Original Bridge Facility that was entered into on December 21, 2006, primarily to fund the tender offer and merger with Green Point.

Income Taxes. Income tax expense reflects an effective tax rate of 22.6% for fiscal year 2007, as compared to an effective tax rate of 26.9% for fiscal year 2006. The decrease is primarily a result of the absence of tax expense associated with recording valuation allowances in fiscal year 2006 of $37.1 million on net deferred tax assets as a result of our restructuring plan. For further discussion of the restructuring plan, see Note 7 – “Restructuring and Impairment Charges” to the Unaudited Consolidated Financial Statements. The tax rate is predominantly a function of the mix of tax rates in the various jurisdictions in which we do business. Our international operations have historically been taxed at a lower rate than in the U.S., primarily due to tax incentives, including tax holidays, granted to our sites in Brazil, China, Hungary, India, Malaysia and Poland that expire at various dates through 2017. Such tax holidays are subject to conditions with which we expect to continue to comply. See Note 13 – “Income Taxes” to the Unaudited Consolidated Financial Statements.

Fiscal Year Ended August 31, 2006 Compared to Fiscal Year Ended August 31, 2005

Net Revenue. Our net revenue increased 36.4% to $10.3 billion for fiscal year 2006, up from $7.5 billion in fiscal year 2005. The increase was due to increased sales levels across most industry sectors. Specific increases include a 68% increase in the sale of consumer products; a 51% increase in the sale of instrumentation and medical products; a 28% increase in the sale of computing and storage products; a 16% increase in the sale of networking products; and a 27% increase in the sale of peripheral products. The level of sales of automotive products and telecommunications products remained consistent with the prior year. The increased sales levels were due to the addition of new customers and organic growth in these industry sectors. The increase in the consumer industry sector was primarily attributable to new and existing program growth resulting from our product diversification efforts within the sector. The increase in the instrumentation and medical industry sector was primarily attributable to increased sales levels as more vertical companies are electing to outsource their production in these areas.

The following table sets forth, for the periods indicated, revenue by industry sector expressed as a percentage of net revenue. The distribution of revenue across our industry sectors has fluctuated, and will continue to fluctuate, as a result of numerous factors, including but not limited to the following: increased business from new and existing customers; fluctuations in customer demand; seasonality, especially in the automotive and consumer industry sectors; and increased growth in the automotive, consumer, and instrumentation and medical products industry sectors as more vertical companies are electing to outsource their production in these areas.

	Fiscal Year Ended August 31,
	2006	2005	2004
Automotive	5%	7%	8%
Computing and storage	12	12	13
Consumer	36	29	25
Instrumentation and medical	17	16	12
Networking	13	15	20
Peripherals	7	8	6
Telecommunications	6	9	11
Other	4	4	5

Total	100%	100%	100%

Foreign source revenue represented 82.3% of our net revenue for fiscal year 2006 and 83.8% of net revenue for fiscal year 2005.

Gross Profit. Gross profit decreased to 7.5% of net revenue in fiscal year 2006 from 8.3% in fiscal year 2005. The percentage decrease from the prior fiscal year was primarily due to a higher portion of materials-based revenue (driven in part by growth in the consumer industry sector). In addition, certain higher than anticipated expenses were incurred during the third and fourth quarters of fiscal year 2006. These included delays in our ramp up of our electromechanical tooling operations due to resolvable technical issues, management process software and a change in a customer’s timing needs for tools, which resulted in excess costs; certain material and labor costs associated with the higher than anticipated rate of needed repair on a new program for an existing customer in our after-market services operations in the Americas region; and various operational execution issues in one of our U.S. operations, some of which was associated with strong demand and the commencement of new programs. In absolute dollars, gross profit for fiscal year 2006 increased $136.4 million versus fiscal year 2005 due to the increased revenue base.

Selling, General and Administrative. Selling, general and administrative expenses increased to $382.2 million (3.7% of net revenue) from $314.3 million (4.2% of net revenue) in fiscal year 2005. The absolute dollar increase was primarily due to the acquisitions of Varian Electronics Manufacturing in March 2005 and Celetronix in March 2006; the recognition of stock-based compensation expense resulting from the adoption of SFAS 123R; additional resources to support our continued growth; and incremental legal and professional fees incurred due to the review of our historical stock option practices.

R&D. R&D expenses in fiscal year 2006 increased to $35.0 million (0.4% of net revenue) from $22.5 million (0.3% of net revenue) in fiscal year 2005. The increase is attributed to growth in our product development activities related to new reference and product designs, including networking and server products, cell phone products, wireless and broadband access products, consumer products, and storage products. We also continued efforts in the design of circuit board assembly, mechanical design and the related production design process, and the development of new advanced manufacturing technologies.

Amortization of Intangibles. We recorded $24.3 million of amortization of intangibles in fiscal year 2006 as compared to $39.8 million in fiscal year 2005. The decrease was attributable to intangible assets that became fully amortized in fiscal year 2005 and fiscal year 2006, offset by amortization of intangible assets resulting from our acquisitions consummated in fiscal year 2005 and 2006. For additional information regarding purchased intangibles, see “Acquisitions and Expansion” below, Note 1(f) – “Description of Business and Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets”, Note 8 – “Goodwill and Other Intangible Assets” and Note 9 – “Business Acquisitions” to the Unaudited Consolidated Financial Statements.

Restructuring and Impairment Charges. As mentioned in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview – Summary of Results,” during the fourth quarter of fiscal year 2006, we initiated a restructuring program to realign our manufacturing capacity in certain higher cost geographies and to properly size our manufacturing sites with perceived current market conditions. This current restructuring program resulted in restructuring and impairment charges of $81.9 million for fiscal year 2006 consisting of employee severance and benefit costs of approximately $67.4 million, costs related to lease commitments of approximately $10.1 million, fixed asset impairments of approximately $3.6 million and other restructuring costs of approximately $0.8 million, primarily related to the repayment of government provided subsidies that resulted from the reduction in force in certain locations. These restructuring and impairment charges included cash costs totaling $78.6 million, of which $1.5 million was paid in the fourth fiscal quarter of 2006. The cash costs consist of employee severance and benefits costs of approximately $67.6 million, costs related to lease commitments of approximately $10.2 million and other restructuring costs of $0.8 million. Non-cash costs of approximately $3.3 million primarily represent fixed asset impairment charges related to our restructuring activities.

Additionally, during the fourth quarter of fiscal year 2006, we made the final cash payment related to our historical restructuring program. A liability balance of approximately $308.0 thousand remained after remittance of the final payment. This remaining liability was recorded as a reduction of the fiscal year 2006 restructuring charge. There were no restructuring and impairment charges incurred during fiscal year 2005.

Other Expense. We recorded other expense on the sale of accounts receivable under our securitization program totaling $11.9 million and $4.1 million for the fiscal year ending August 31, 2006 and 2005, respectively. The increase in other expense was primarily due to an increase in the amount of receivables sold under the program during the fiscal year ended August 31, 2006. Subsequent to January 2005, several amendments increased the net cash proceeds available at any one time under the program from $120.0 million to $250.0 million. For further discussion of our accounts receivable securitization program, see Note 10 – “Accounts Receivable Securitization” to the Unaudited Consolidated Financial Statements.

Interest Income. Interest income increased to $18.7 million in fiscal year 2006 from $13.8 million in fiscal year 2005. The increase was primarily due to higher interest yields on higher levels of operating cash, cash deposits and cash equivalents.

Interest Expense. Interest expense increased to $23.5 million in fiscal year 2006 from $20.7 million in fiscal year 2005. The increase was primarily a result of higher borrowing levels under our old revolving credit facility and under other revolving credit facilities and debt agreements in place at a subsidiary level. Additionally, we incurred higher interest on our fixed 5.875% Senior Notes issued in July of 2003 due to the termination of the interest rate swap agreement in June 2005. The interest rate swap effectively converted the fixed interest rate of the 5.875% Senior Notes to a variable rate during the nine months ended May 31, 2005, which was more favorable than the fixed rate of interest incurred subsequent to May 31, 2005. See Note 8 – “Notes Payable, Long-Term Debt and Long-Term Lease Obligations” to the Consolidated Financial Statements.

Income Taxes. Income tax expense reflects an effective tax rate of 26.9% for fiscal year 2006, as compared to an effective tax rate of 15.4% for fiscal year 2005. The increase is primarily a result of the tax expense associated with recording valuation allowances of $37.1 million on net deferred tax assets as a result of our restructuring plan. For further discussion of the restructuring plan, see Note 7 – “Restructuring and Impairment Charges” to the Unaudited Consolidated Financial Statements. This increase was partially offset by the tax benefit associated with stock-based compensation expense realized in accordance with SFAS 123R, which we adopted in the first quarter of fiscal year 2006. The tax rate is predominantly a function of the mix of tax rates in the various jurisdictions in which we do business. Our international operations have historically been taxed at a lower rate than in the U.S., primarily due to tax incentives, including tax holidays, granted to our sites in Brazil, China, Hungary, India, Malaysia and Poland that expire at various dates through 2017. Such tax holidays are subject to conditions with which we expect to continue to comply. See Note 4 – “Income Taxes” to the Consolidated Financial Statements and Note 13 – “Income Taxes” to the Unaudited Consolidated Financial Statements.

In October 2004, the President signed into law the “American Jobs Creation Act of 2004” (the “Jobs Creation Act”). The Jobs Creation Act created a temporary incentive for U.S. multinational companies to repatriate accumulated foreign earnings by providing an 85% dividends received deduction for certain eligible dividends. The deduction was subject to a number of limitations and requirements, including a formal plan for domestic reinvestment of the dividends. In December 2004, the FASB issued FASB Staff Position No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 (“FSP 109-2”). FSP 109-2 provided guidance under Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (“SFAS 109”), with respect to recording the potential impact of the repatriation provisions of the Jobs Creation Act on enterprises’ income tax expense and deferred tax liability. Under FSP 109-2, we had until August 31, 2006 to complete the evaluation of the effect of the Jobs Creation Act on our plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS 109. Based upon the completed evaluation, Jabil will continue its plan to indefinitely reinvest income from all of its foreign subsidiaries and will not repatriate accumulated foreign earnings to take advantage of the 85% dividends received deduction created by the Jobs Creation Act.

Quarterly Results (Unaudited)

The following table sets forth certain unaudited quarterly financial information for the 2008, 2007 and 2006 fiscal years. In the opinion of management, this information has been presented on the same basis as the Consolidated Financial Statements appearing elsewhere, and all necessary adjustments (consisting of normal recurring accruals) have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the Consolidated Financial Statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

	Fiscal Year 2008	Fiscal Year 2007					Fiscal Year 2006
	Nov. 30, 2007	Aug. 31, 2007	May 31, 2007	Feb. 28, 2007	Nov. 30, 2006		Aug. 31, 2006		May 31, 2006	Feb. 28, 2006	Nov. 30, 2005
		(in thousands, except per share data)
Net revenue	$3,367,947	$3,129,831	$3,001,896	$2,934,862	$3,224,003		$2,953,614		$2,592,464	$2,314,962	$2,404,407
Cost of revenue	3,128,233	2,900,285	2,782,907	2,763,352	3,032,018		2,756,827		2,404,821	2,130,314	2,208,585

Gross profit	239,714	229,546	218,989	171,510	191,985		196,787		187,643	184,648	195,822
Selling, general and administrative	116,150	121,503	140,733	119,975	109,756		107,069		93,536	87,063	94,542
Research and development	6,512	9,409	10,498	7,766	8,708		10,219		9,578	8,577	6,601
Amortization of intangibles	8,855	8,685	8,804	6,092	5,766		5,532		7,273	5,662	5,856
Restructuring and impairment charges	9,287	39,417	25,325	997	6,657	(1)	81,585		—	—	—

Operating income	98,910	50,532	33,629	36,680	61,098		(7,618)		77,256	83,346	88,823
Other expense	4,485	4,395	3,809	4,049	3,635	(1)	3,519		3,505	2,860	2,034
Interest income	(3,052)	(4,219)	(4,042)	(3,769)	(2,501)		(3,129)		(4,977)	(5,643)	(4,985)
Interest expense	25,585	24,967	28,523	21,072	11,507		8,152		5,818	5,279	4,258

Income before income taxes and minority interest	71,892	25,389	5,339	15,328	48,457		(16,160)		72,910	80,850	87,516
Income tax (benefit) expense	9,631	13,297	(505)	1,529	7,080		29,459		8,684	11,829	10,626
Minority Interest	260	367	(390)	(101)	—		—		—	—	—

Net income	$62,001	$11,725	$6,234	$13,900	$41,377		$(45,619)		$64,226	$69,021	$76,890

Earnings per share:
Basic	$0.30	$0.06	$0.03	$0.07	$0.20		$(0.22)		$0.31	$0.33	$0.38

Diluted	$0.30	$0.06	$0.03	$0.07	$0.20		$(0.22	)(2)	$0.30	$0.32	$0.37

Common shares used in the calculations of earnings per share:
Basic	204,649	204,196	203,728	203,377	203,077		206,866		210,441	207,622	204,699

Diluted	206,605	206,106	205,772	205,925	206,361		209,442		215,861	214,158	209,861

(1)	We received an $8.4 million reimbursement pursuant to an agreement with a company from which we previously purchased certain facilities in order to reimburse us for certain costs related to the closure of a manufacturing facility in Europe. As they relate to activities for which the revenues and expenses have historically been included in our operating income, we have reclassified these $8.4 million of proceeds from other income to restructuring and impairment charges on the Consolidated Statement of Earnings.
(2)	For the three months ended August 31, 2006, all outstanding stock options, stock appreciation rights and restricted stock awards are not included in the computation of diluted earnings per share because Jabil was in a loss position.

The following table sets forth, for the periods indicated, certain financial information stated as a percentage of net revenue:

	Fiscal Year 2008	Fiscal Year 2007				Fiscal Year 2006
	Nov. 30, 2007	Aug. 31, 2007	May 31, 2007	Feb. 28, 2007	Nov. 30, 2006	Aug. 31, 2006	May 31, 2006	Feb. 28, 2006	Nov. 30, 2005
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	92.9	92.7	92.7	94.2	94.0	93.3	92.8	92.0	91.9

Gross profit	7.1	7.3	7.3	5.8	6.0	6.7	7.2	8.0	8.1
Selling, general and administrative	3.4	3.9	4.7	4.1	3.4	3.7	3.6	3.8	3.9
Research and development	0.2	0.3	0.3	0.3	0.3	0.3	0.4	0.4	0.3
Amortization of intangibles	0.3	0.3	0.3	0.2	0.2	0.2	0.3	0.2	0.2
Restructuring and impairment charges	0.3	1.2	0.8	0.0	0.2	2.8	—	—	—

Operating income	2.9	1.6	1.2	1.2	1.9	(0.3)	2.9	3.6	3.7
Other (income) expense	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.2	—
Interest income	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)	(0.2)
Interest expense	0.8	0.8	1.0	0.7	0.4	0.3	0.2	0.1	0.3

Income before income taxes and minority interest	2.1	0.8	0.2	0.5	1.5	(0.6)	2.8	3.5	3.6
Income tax (benefit) expense	0.3	0.4	0.0	0.1	0.2	1.0	0.3	0.5	0.4
Minority Interest	0.0	0.0	0.0	0.0	—	—	—	—	—

Net income	1.8%	0.4%	0.2%	0.4%	1.3%	(1.6)%	2.5%	3.0%	3.2%

Acquisitions and Expansion

We have made a number of acquisitions that were accounted for using the purchase method of accounting. Our consolidated financial statements include the operating results of each business from the date of acquisition. See “Risk Factors – Risks Related to Our Business and Industry – We may not achieve expected profitability from our acquisitions.” For further discussion of our recent and planned acquisitions, see Note 9 – “Business Acquisitions” to the Unaudited Consolidated Financial Statements.

We have substantially completed construction and commenced operations in our new manufacturing facility in Uzhgorod, Ukraine in the first quarter of fiscal year 2008. We have also substantially completed construction of additional facilities in Huangpu, China and Chennai, India and expect to commence operations in these facilities during the second quarter of fiscal year 2008. We began construction on an expansion to our existing facilities in Kwidzyn, Poland and Pune, India and expect the construction to be substantially complete by the third and fourth quarter of fiscal year 2008, respectively. We are expecting to begin expansion to an existing facility in Penang, Malaysia in the second quarter of fiscal year 2008 and expect the construction to be substantially complete by the first quarter of fiscal year 2009.

As discussed in Note 9 – “Business Acquisitions” to the Unaudited Consolidated Financial Statements, we entered into a merger agreement on November 22, 2006 with Green Point, pursuant to which Green Point agreed to merge with and into an existing Jabil entity in Taiwan. The legal merger was effective on April 24, 2007. The legal merger was primarily achieved through a tender offer that we made to acquire 100% of the outstanding shares of Green Point for 109.0 New Taiwan dollars per share. The tender offer was launched on November 23, 2006 and remained open for a period of 50 days. During the tender offer period, we acquired approximately 260.9 million shares, representing 97.6% of the outstanding shares of Green Point. On January 16, 2007, we paid cash in the amount of approximately $870.7 million (in U.S. dollars) to acquire the tendered shares. Subsequent to the completion of the tender offer and prior to the completion of the acquisition, we acquired approximately 2.1 million Green Point shares in block trades for a price of 109.0 New Taiwan dollars per share (or an approximate total of $7.0 million in U.S. dollars). On April 24, 2007, pursuant to the November 22, 2006 merger agreement, we acquired the approximately 4.1 million remaining outstanding Green Point shares that were not tendered during the tender offer period, for 109.0 New Taiwan dollars per share (or an approximate total of $13.3 million in U.S. dollars). In total, we paid a total cash amount of approximately $891.0 million in U.S. dollars to complete the merger with Green Point. To fund the acquisition, we entered into the $1.0 billion, 364-day Original Bridge Facility on December 21, 2006. See Note 14 – “Subsequent Events” in our Unaudited Consolidated Financial Statements for further discussion of our Original Bridge Facility and recent amendments to the Original Bridge Facility. The financial results of Green Point were included in our Consolidated Financial Statements beginning on January 16, 2007. We recorded a minority interest in our Consolidated Financial Statements from January 16, 2007 through April 24, 2007 related to the remaining 2.4% of Green Point outstanding shares that we acquired on April 24, 2007.

On October 17, 2007, one of our Italian subsidiaries entered into an agreement to acquire certain manufacturing operations of NSN. The acquired manufacturing operations relate to two of NSN’s existing facilities in Cassina de Pecchi and Marcianise, Italy. The agreement, which was effective November 1, 2007, includes the purchase of certain assets, including machinery, equipment and inventory, and the assumption of certain employee related liabilities. The parties also entered into a manufacturing agreement, pursuant to which we will continue to build products that are currently manufactured at these facilities. Jabil acquired these manufacturing operations to enhance our global standing as a leading provider of telecommunications infrastructure hardware. See Note 9 – “Business Acquisitions” included in our Unaudited Consolidated Financial Statements.

Seasonality

Production levels for our consumer division and the automotive industry sector of our EMS division are subject to seasonal influences. We may realize greater net revenue during our first fiscal quarter due to high demand for consumer products during the holiday selling season.

Dividends

The following table sets forth certain information relating to our cash dividends paid or declared to common stockholders during fiscal years 2006, 2007 and 2008.

	Dividend declaration date	Dividend per share	Total of cash dividends paid	Date of record for dividend payment	Dividend cash payment date
	(in thousands, except per share data)
Fiscal year 2006	May 4, 2006	$0.07	$14,855	May 15, 2006	June 1, 2006
	August 2, 2006	$0.07	$14,295	August 15, 2006	September 1, 2006
Fiscal year 2007	November 2, 2006	$0.07	$14,378	November 15, 2006	December 1, 2006
	January 22, 2007	$0.07	$14,414	February 15, 2007	March 1, 2007
	April 30, 2007	$0.07	$14,517	May 15, 2007	June 1, 2007
	August 2, 2007	$0.07	$14,559	August 15, 2007	September 4, 2007
Fiscal year 2008	November 1, 2007	$0.07	$14,667	November 15, 2007	December 3, 2007

We currently expect to continue to declare and pay quarterly dividends of an amount similar to our past declarations. However, the declaration and payment of future dividends are discretionary and will be subject to determination by our Board of Directors each quarter following its review of our financial performance. At a meeting of the Board of Directors held on January 17, 2008, the Directors declared a cash dividend in the amount of $0.07 per share with a record date of February 15, 2008, and payable on March 3, 2008.

Liquidity and Capital Resources

As of November 30, 2007, we had cash and cash equivalent balances totaling $664.5 million, total notes payable, long-term debt and capital lease obligations of $1.3 billion and $922.8 million available for borrowings under our revolving credit facilities and accounts receivable securitization program.

The following table sets forth, for certain fiscal quarters ended November 30, and for certain fiscal years ended August 31, selected consolidated cash flow information (in thousands):

	Three Months Ended November 30,		Fiscal Year Ended August 31,
	2007	2006	2007	2006	2005
Net cash provided by (used in) operating activities	$143,006	$(252,234)	$183,889	$448,176	$590,001
Net cash used in investing activities	(124,283)	(70,057)	(1,054,422)	(417,470)	(488,694)
Net cash (used in) provided by financing activities	(3,356)	190,337	715,140	(67,906)	60,940
Effect of exchange rate changes on cash	(14,536)	9,683	45,455	14,692	12,502

Net increase (decrease) in cash and cash equivalents	$831	$(122,271)	$(109,938)	$(22,508)	$174,749

Net cash provided by operating activities for the three months ended November 30, 2007 was $143.0 million. This consisted primarily of $62.0 million of net income, $66.3 million of non-cash depreciation and amortization expense, $9.3 million of non-cash restructuring charges, $5.1 million of non-cash stock-based compensation expense, a $204.6 million increase in accounts payable and accrued expenses and a $4.9 million decrease in prepaid expenses and other current assets, offset by a $190.5 million increase in accounts receivable, a $10.7 million increase in inventories, and $26.0 million in deferred income taxes. The increase in accounts receivable was due primarily to the increased revenue base, as well as related seasonality factors. Inventory levels increased during the three months ended November 30, 2007 primarily due to increased sales during the quarter and related seasonality factors. The decrease in accounts payable and accrued expenses was due primarily to the timing of purchases in the first quarter of fiscal year 2008.

Net cash used in investing activities for the three months ended November 30, 2007 was $124.3 million. This consisted primarily of our capital expenditures of $66.0 million for manufacturing and computer equipment to support our ongoing business across all segments and for expansion activities in China, Eastern Europe and India; and $60.1 million for additional cash payments related to business acquisitions that have been consummated within twelve months, which primarily relates to the acquisition of NSN. These expenditures were offset by $1.8 million of proceeds from the sale of property and equipment.

Net cash used in financing activities for the three months ended November 30, 2007 was $3.4 million. This resulted from approximately $600.5 million of proceeds from borrowings under debt agreements, which primarily included $541.0 million of borrowings under the revolving credit portion of our Credit Facility and $12.0 million of borrowings under our short-term Indian working capital facility. In addition we obtained proceeds of $2.1 million upon the issuance of common stock under option plans and employee stock purchase plans. This was offset by approximately $591.5 million of payments toward debt agreements during the three months ended November 30, 2007, which primarily included $541.0 million toward repayment of borrowings under the revolving credit portion of our Credit Facility and $12.0 million toward repayment of borrowings under our short-term Indian working capital facility. In addition we paid $14.6 million of dividends to stockholders during the three months ended November 30, 2007.

We may need to finance future growth and any corresponding working capital needs with additional borrowings under our revolving credit facilities described below, as well as additional public and private offerings of our debt and equity. During the first quarter of fiscal year 1999, we filed a $750.0 million “shelf” registration statement with the SEC registering the potential sale of debt and equity securities in the future, from time-to-time, to augment our liquidity and capital resources. In June 2000, we sold 13.0 million shares of our common stock pursuant to our “shelf” registration statement, which generated net proceeds of $525.4 million. In August 2000, we increased the amount of securities available to be issued under a shelf registration statement to $1.5 billion.

Approximately $855.0 million of securities remain registered with the SEC under our shelf registration statement as of January 21, 2008. The Securities Act Offering Reform, which was effective on December 1, 2005, has significantly modified the registration and offering process under the Securities Act. Based on the new registration and offering regime, we may file a new “shelf” registration statement to replace the existing “shelf.” Under the new rules, we anticipate that once we have timely filed all periodic reports under the Exchange Act for one year from the date we became current on those filings, we will be classified as a “well-known seasoned issuer,” thereby allowing us to take advantage of the simplified registration procedures. At this time, we are still evaluating whether to file a new “shelf” registration statement.

As a result of our delayed filing of Form 10-K for the fiscal year ended August 31, 2006 and Forms 10-Q for the periods ending November 30, 2006 and February 28, 2007, we will be ineligible to issue securities under our shelf registration until twelve full calendar months have passed during which we have not failed to timely file any of our periodic and certain other reports under the Exchange Act. Accordingly, until May 1, 2008 (assuming we timely file all such reports), we would have to use a Form S-1 registration statement to raise capital or complete acquisitions, which could increase transaction costs and adversely impact our ability to raise capital or complete acquisitions of other companies in a timely manner.

In July 2003, we issued a total of $300.0 million, seven-year, 5.875% Senior Notes at 99.803% of par, resulting in net proceeds of approximately $297.2 million. The 5.875% Senior Notes were offered pursuant to our “shelf” registration statement. The 5.875% Senior Notes mature on July 15, 2010 and pay interest semiannually on January 15 and July 15. We are subject to covenants such as: limitation upon our consolidation; merger or sale, limitation upon our liens; limitation upon our sales and leasebacks; limitation upon our subsidiaries’ funded debt; limitation on our guarantees given by our subsidiaries for our indebtedness; our corporate existence; reports; and compliance and notice requirements.

In July 2003, we entered into an interest rate swap transaction to effectively convert the fixed interest rate of our 5.875% Senior Notes to a variable rate. The swap, which was to expire in 2010, was accounted for as a fair value hedge under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Certain Hedging Activities (“SFAS 133”). The notional amount of the swap was $300.0 million, which is related to the 5.875% Senior Notes. Under the terms of the swap, we paid an interest rate equal to the six-month London Interbank Offered Rate (“LIBOR”), set in arrears, plus a fixed spread of 1.945%. In exchange, we received a fixed rate of 5.875%. The swap transaction qualified for the shortcut method of recognition under SFAS 133, therefore no portion of the swap was treated as ineffective. The interest rate swap was terminated on June 3, 2005. The fair value of the interest rate swap of $4.5 million was recorded in long-term liabilities, with the corresponding offset recorded as a decrease to the carrying value of the 5.875% Senior Notes, on the Unaudited Consolidated Balance Sheet at the termination date. In addition, we had recorded $0.4 million of interest receivable from the issuing bank as of the termination date. Upon termination, we made a net $4.1 million cash payment to the issuing bank to derecognize the interest rate swap and the accrued interest. The $4.5 million decrease to the carrying value of the 5.875% Senior Notes on the Unaudited Consolidated Balance Sheet will be amortized to earnings through interest expense over the remaining term of the debt.

During the second quarter of fiscal year 2006, we renewed our existing 0.6 billion Japanese yen (approximately $5.1 million based on currency exchange rates as of August 31, 2006) credit facility for a Japanese subsidiary with a Japanese bank. Under the terms of the renewed facility, we pay interest on outstanding borrowings based on the Tokyo Interbank Offered Rate plus a spread of 0.50%. The renewed credit facility expired on December 2, 2006 and all outstanding borrowings were fully paid.

During the fourth quarter of fiscal year 2007, we entered into the five year Credit Facility. This agreement provides for a term portion in the amount of $400.0 million and a revolving credit portion in the initial amount of $800.0 million. (The Credit Facility also contemplates a potential later increase of the revolving credit portion of up to an additional $200.0 million, if we and the lenders agree to such increase.) Some or all of the lenders under the Credit Facility and their affiliates have various other relationships with us and our subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. We, along with some of our subsidiaries, have entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates. In addition, many, if not most, of the agents and lenders under the Credit Facility hold positions as agent and/or lender under our old revolving credit facility and the Amended Bridge Facility, and are initial purchasers (or are affiliates of initial purchasers) of the Debt Securities. The revolving credit portion of the Credit Facility terminates on July 19, 2012, and the term portion of the Credit Facility requires payments of principal in annual installments of $20.0 million each, with a final payment of the remaining principal due on July 19, 2012. Interest and fees on Credit Facility advances are based on our unsecured long-term indebtedness rating as determined by S&P and Moody’s. Interest is charged at a rate equal to either 0% to 0.75% above the base rate or 0.375% to 1.75% above the Eurocurrency rate, where the base rate represents the greater of Citibank, N.A.’s prime rate or 0.50% above the federal funds rate, and the Eurocurrency rate represents the applicable London Interbank Offered Rate, each as more fully defined in this credit agreement. Fees include a facility fee based on the revolving credit commitments of the lenders, a letter of credit fee based on the amount of outstanding letters of credit, and a utilization fee to be added to the revolving credit interest rate and any letter of credit fee during any period when the aggregate amount of outstanding advances and letters of credit exceeds 50% of the total revolving credit commitments of the lenders. Based on our current senior unsecured long-term indebtedness rating as determined by S&P and Moody’s, the current rate of interest (including the applicable facility and utilization fee) on a full draw under the $800.0 million committed revolving credit portion would be 0.20% above the base rate or 0.625% above the Eurocurrency rate, and the current rate of interest on the term portion would be the base rate or 0.625% above the Eurocurrency rate. We, along with our subsidiaries, are subject to the following financial covenants: (1) a maximum ratio of (a) Debt (as defined in the Credit Facility) to (b) Consolidated EBITDA (as defined in the Credit Facility) and (2) a minimum ratio of (a) Consolidated EBITDA to (b) interest payable on, and amortization of debt discount in respect of, Debt and loss on sales of accounts receivable pursuant to our receivables securitization program. In addition, we are subject to other covenants, such as: limitation upon liens; limitation upon mergers, etc; limitation upon accounting changes; limitation upon subsidiary debt; limitation upon sales, etc. of assets; limitation upon changes in nature of business; payment restrictions affecting subsidiaries; compliance with laws, etc; payment of taxes, etc; maintenance of insurance; preservation of corporate existence, etc; visitation rights; keeping of books; maintenance of properties, etc; transactions with affiliates; and reporting requirements. During the first quarter of fiscal year 2008, we borrowed $541.0 million against the revolving credit portion of the Credit Facility. These borrowings were repaid in full during the first quarter. On December 20, 2007, we drew $400.0 million on the revolving credit portion of the Credit Facility in order to pay down the full $400.0 million outstanding under the term portion of the Original Bridge Facility. The net proceeds from the 2008 Note Offering were used to pay down approximately $245.7 million under the revolving credit portion of the Credit Facility. As of January 21, 2008, $325.0 million was outstanding on the revolving credit portion of the Credit Facility. A draw in the amount of $400.0 million has been made under the term portion of the Credit Facility and remains outstanding as of the date of this prospectus.

During the second quarter of fiscal year 2004, we entered into an asset-backed securitization program with a bank, which originally provided for net cash proceeds at any one time of an amount up to $100.0 million on the sale of eligible accounts receivable of certain domestic operations. Subsequent to fiscal year 2004, several amendments have increased the net cash proceeds available at any one time under the securitization program up to an amount of $325.0 million. In addition, the securitization program has been extended to February 2008. Under this agreement, we continuously sell a designated pool of trade accounts receivable to a wholly-owned subsidiary, which in turn sells an ownership interest in the receivables to a conduit, administered by an unaffiliated financial institution. This wholly-owned subsidiary is a separate bankruptcy-remote entity and its assets would be available first to satisfy the claims of the conduit. As the receivables sold are collected, we are able to sell additional receivables up to the maximum permitted amount under the program. The securitization program requires compliance with several financial covenants including an interest coverage ratio and debt to EBITDA ratio, as defined in the securitization agreements, as amended. For each pool of eligible receivables sold to the conduit, we retain a percentage interest in the face value of the receivables, which is calculated based on the terms of the agreement. Net receivables sold under this program are excluded from accounts receivable on the Consolidated Balance Sheet and are reflected as cash provided by operating activities on the Unaudited Consolidated Statement of Cash Flows. We continue to service, administer and collect the receivables sold under this program. We pay facility fees of 0.15% per annum of 102% of the average purchase limit and program fees of up to 0.15% of outstanding amounts. The investors and the securitization conduit have no recourse to our assets for failure of debtors to pay when due. As of November 30, 2007, we had sold $355.4 million of eligible accounts receivable, which represents the face amount of total outstanding receivables at that date. In exchange, we received cash proceeds of $266.0 million and retained an interest in the receivables of approximately $89.4 million. In connection with the securitization program, we recognized pretax losses on the sale of receivables of approximately $4.5 million and $3.6 million during the three months ended November 30, 2007 and 2006, respectively, which are recorded as an other expense on the Unaudited Consolidated Statement of Earnings.

During the first quarter of fiscal year 2005, we entered into an agreement with an unrelated third-party for the factoring of specific accounts receivable of a foreign subsidiary. Under the terms of the factoring agreement, we transfer ownership of eligible accounts receivable without recourse to the third-party purchaser in exchange for cash. Proceeds on the transfer reflect the face value of the account less a discount. The discount is recorded as a loss on the Unaudited Consolidated Statement of Earnings in the period of the sale. The factoring agreement expired in October 2007 and was extended for a six month period. The receivables sold pursuant to this factoring agreement are excluded from accounts receivable on the Unaudited Consolidated Balance Sheet and are reflected as cash provided by operating activities on the Unaudited Consolidated Statement of Cash Flows. We continue to service, administer and collect the receivables sold under this program. The third-party purchaser has no recourse to our assets for failure of debtors to pay when due. As of November 30, 2007, we had sold $32.8 million of accounts receivable, which represents the face amount of total outstanding receivables at that date. In exchange, we received cash proceeds of $32.8 million. The accounts receivable sold under this factoring agreement and the resulting loss on the sale were insignificant for the three months ended November 30, 2007 and 2006.

During the third quarter of fiscal year 2005, we negotiated a five-year, 400.0 million Indian rupee construction loan for an Indian subsidiary with an Indian branch of a global bank. Under the terms of the loan, we pay interest on outstanding borrowings based on a fixed rate of 7.45%. The construction loan expires on April 15, 2010 and all outstanding borrowings are then due and payable. The 400.0 million Indian rupee principal outstanding is equivalent to approximately $10.1 million based on currency exchange rates as of December 31, 2007.

During the third quarter of fiscal year 2005, we negotiated a five-year, 25.0 million Euro construction loan for a Hungarian subsidiary with a Hungarian branch of a global bank. Under the terms of the loan facility, we pay interest on outstanding borrowings based on the Euro Interbank Offered Rate plus a spread of 0.925%. Quarterly principal repayments began in September 2006 to repay the amount of proceeds drawn under the construction loan. The construction loan expires on April 13, 2010. As of December 31, 2007, borrowings of 14.4 million Euros (approximately $21.2 million based on currency exchange rates as of December 31, 2007) were outstanding under the construction loan.

During the second quarter of fiscal year 2006, we negotiated a short-term, 225.0 million Indian rupee credit facility for an Indian subsidiary with an Indian branch of a global bank. During the fourth quarter of fiscal year 2006, this facility was increased to 750.0 million Indian rupees. During the fourth quarter of fiscal year 2007, this facility was reduced to 700.0 million Indian rupees (approximately $17.1 million based on currency exchange rates as of August 31, 2007). Under the terms of the facility, we pay interest on outstanding borrowings based on a fixed rate mutually agreed with the bank at the time of borrowing. As of December 31, 2007, borrowings of 695.0 million Indian rupees (approximately $17.6 million based on currency exchange rates as of December 31, 2007) were outstanding under this facility and incurring interest (as of November 30, 2007) at an average rate of 10.3%.

During the third quarter of fiscal year 2006, we acquired the operations of Celetronix. Through the acquisition we assumed certain liabilities, including a short term financing obligation of approximately $51.1 million at the date of acquisition. This financing obligation was associated with an accounts receivable discounting agreement with a global bank, which was discontinued at the closing of the acquisition on March 31, 2006. Cash collected on the related accounts receivable was remitted to the bank to satisfy the obligation and all outstanding amounts were paid in full by the expiration date of July 15, 2006.

During the third quarter of fiscal year 2006, we assumed a short-term Chinese yuan renminbi credit facility for an acquired Chinese subsidiary with a Chinese bank. Under the terms of the facility, the bank determines the maximum borrowing limit and applicable fixed interest rate at the time of borrowing. At the date of acquisition, there were no outstanding borrowings under this facility. On November 9, 2006, the pre-existing agreement expired and we repaid the 15.0 million Chinese yuan renminbi on that date. Also on November 9, 2006, we negotiated a new loan agreement with a maximum of 20.0 million Chinese yuan renminbi. Under the terms of the agreement, borrowings are due and payable six months after the draw-down date. The loan agreement expired on May 8, 2007. There were no borrowings outstanding under this facility upon expiration.

During the third quarter of fiscal year 2006, we entered into a sale-leaseback transaction involving our facility in Ayr, Scotland. We continue to occupy the facility through a three-year leasing arrangement with the third-party purchaser, which requires quarterly lease payments of 62.5 thousand pounds sterling (approximately $128.5 thousand based on currency exchange rates as of November 30, 2007). We received cash proceeds of approximately 2.8 million pounds sterling (approximately $4.8 million based on currency exchange rates on the date of the transaction) and retained a right to receive additional consideration upon resale of the facility at a later date. Due primarily to our continuing involvement in the property, we were precluded from recording the transaction as a sale under U.S. GAAP. Accordingly, as required by relevant accounting standards, the cash proceeds were recorded as a financing obligation. A portion of the quarterly lease payments are recorded as interest expense, based on an effective yield of 5.875%, and the remainder is recorded as a reduction of the financing obligation. As of December 31, 2007, the balance of the financing obligation was approximately 2.6 million pounds sterling (approximately $5.2 million based on currency exchange rates as of December 31, 2007).

During the fourth quarter of fiscal year 2006, we entered into a short-term, $45.0 million working capital facility for an Indian subsidiary with an Indian branch of a global bank. During the first quarter of fiscal year 2007, the working capital facility was increased to $60.0 million. Borrowings under this facility are revolving in nature and are outstanding for a period of up to 180 days. Under the terms of the facility, we pay interest on outstanding borrowings based on LIBOR plus a spread of 0.5%. As of December 31, 2007, borrowings of $0.2 million were outstanding under this facility.

During the second quarter of fiscal year 2007, we entered into the $1.0 billion Original Bridge Facility. Certain of the initial purchasers of the Old Securities (or their affiliates) are lenders under the Amended Bridge Facility. Under the Original Bridge Facility, up to $900.0 million was designated for use by us as a one-time borrowing (which may be paid down in increments) to finance the tender offer for and merger with Green Point and to pay related costs and expenses. The remaining $100.0 million of the Original Bridge Facility was a revolving facility to be used for our general corporate purposes. As amended, the Amended Bridge Facility would have expired on June 17, 2008, and was converted to a $200.0 million revolving credit facility that was available only if we had fully drawn on the $800.0 million committed revolving credit portion of the Credit Facility. Interest and fees on advances under the Amended Bridge Facility were based on our unsecured long-term indebtedness rating as determined by S&P and Moody’s. Interest was charged at either a rate equal to

0.30% to 1.50% above the base rate or a rate equal to 1.30% to 2.50% above the Eurocurrency rate, where the base rate represents the greater of Citibank, N.A.’s prime rate or 0.50% plus the federal funds rate, and the Eurocurrency rate represents the applicable London Interbank Offered Rate, each as more fully defined in the Amended Bridge Facility. The applicable interest rate, whether based on the base rate or the Eurocurrency rate, would have been increased by 0.25% on and after March 20, 2008. Fees included extension fees payable on March 20, 2008, and unused commitment fees based on the amount of the lenders’ commitments minus the principal amounts of any outstanding advances made by the lenders. Based on our current unsecured long-term indebtedness rating as determined by S&P and Moody’s, the current rate of interest (excluding the unused commitment fees and other fees) on a base rate draw would have been 0.50% above the base rate or on a Eurocurrency rate draw 1.50% above the Eurocurrency rate, as defined above. We, along with our subsidiaries, were subject to the following financial covenants under the Amended Bridge Facility: (1) a maximum ratio of (a) Debt (as defined in the Amended Bridge Facility) to (b) Consolidated EBITDA (as defined in the Amended Bridge Facility) and (2) a minimum ratio of (a) Consolidated EBITDA to (b) interest payable on, and amortization of debt discount in respect of, Debt. In addition, we were subject to other covenants, such as: limitation upon liens; limitation upon mergers, etc; limitation upon accounting changes; limitation upon subsidiary debt; limitation upon sales, etc of assets; limitation upon changes in nature of business; payment restrictions affecting subsidiaries; compliance with laws, etc; payment of taxes, etc; maintenance of insurance; preservation of corporate existence, etc; visitation rights; keeping of books; maintenance of properties, etc; transactions with affiliates; and reporting requirements. Subsequent to the closing of the 2008 Note Offering we terminated the Amended Bridge Facility. See “Risk Factors – Risks Related to Our Business and Industry – Our amount of debt could significantly increase in the future.”

On various dates during fiscal year 2007, we borrowed approximately $871.0 million under the one-time borrowing portion of the Original Bridge Facility to fund the acquisition of Green Point and a total of approximately $160.0 million under the revolving credit portion of the Original Bridge Facility. During the same 12 month period we repaid $471.0 million of borrowings on the one-time borrowing portion of the Original Bridge Facility and $160.0 million on the revolving facility portion of the Original Bridge Facility. In addition, on December 20, 2007, we paid down the full $400.0 million outstanding under the term portion of the Original Bridge Facility. Also, on December 20, 2007, we amended the Original Bridge Facility to (1) extend the termination date of the Original Bridge Facility from December 20, 2007 to June 17, 2008, (2) convert the Original Bridge Facility to a $200.0 million revolving credit facility that is available only if we have fully drawn on the $800.0 million committed revolving credit portion of the Credit Facility and (3) as described in “Description of Other Indebtedness”, amend certain other portions of the Original Bridge Facility such as the interest and fees on advances and the purposes for which advances may be used. As of December 31, 2007, no amount was outstanding under the Amended Bridge Facility. Subsequently, we terminated the Amended Bridge Facility.

Through the acquisition of Green Point, we assumed certain liabilities, including short and long term debt obligations totaling approximately $102.2 million at the date of acquisition. As of December 31, 2007, approximately $4.2 million of debt was outstanding under these short term facilities, and as of December 31, 2007, this debt incurred interest at rates ranging from 1.9% to 2.7%. The long term debt obligations include mortgage and credit facilities with various banks in Taiwan and China. The long term facilities are denominated in U.S. dollars and New Taiwan dollars, and incur interest at both fixed rates and rates that fluctuate based upon changes in various base interest rates. As of December 31, 2007, approximately $58.9 million of debt was outstanding under the long term facilities, and as of November 30, 2007, this debt incurred interest at rates ranging from 1.0% to 3.5%. Approximately $12.4 million of this total is due and payable within 12 months and is classified as short term on the Unaudited Consolidated Balance Sheet. The remaining $46.5 million will mature at various dates through July 2012 and is classified as long term on the Unaudited Consolidated Balance Sheet.

During the second quarter of fiscal year 2007, we entered into a three year loan agreement to borrow $20.3 million from a software vendor in connection with various software licenses that we purchased from them. The software licenses were capitalized and are being amortized over a three-year period. The loan agreement is non-interest bearing and payments are due quarterly through October 2009. As of December 31, 2007, $13.6 million was outstanding under this loan agreement.

During the second quarter of fiscal year 2007, we entered into a one year, 29.9 million Taiwan dollar credit facility for a Taiwanese subsidiary with a Taiwan branch of a global bank. Borrowings under this facility are revolving in nature. Under the terms of the facility, we pay interest on outstanding borrowings at a rate determined by the bank at the time of borrowing. During the three months ended November 30, 2007, we repaid 19.0 million Taiwan dollars on the credit facility ($0.6 million in U.S. dollars) and terminated the credit facility.

During the third quarter of fiscal year 2007, we entered into a short term, $2.0 million credit facility for an Indian subsidiary with an Indian branch of a global bank. Borrowings under this facility are revolving in nature and are outstanding for a period of up to 360 days. Under the terms of the facility, we pay interest on outstanding borrowings based on LIBOR plus a spread of 0.5%. As of December 31, 2007, borrowings of $0.5 million were outstanding under this credit facility.

During the fourth quarter of fiscal year 2007, we entered into a short term, $360.0 thousand credit facility for an Indian subsidiary with an Indian branch of a global bank. Borrowings under this facility are revolving in nature and are outstanding for a period of up to 360 days. Under the terms of the facility, we pay interest on outstanding borrowings based on LIBOR plus a spread of 0.5%. As of December 31, 2007, no borrowings were outstanding under this credit facility.

During the fourth quarter of fiscal year 2007, we entered into a short term, 66.6 million Japanese yen import financing facility for an Indian subsidiary with an Indian branch of a global bank. Borrowings under this facility are revolving in nature and are outstanding for a period of up to 360 days. Under the terms of this facility, we pay interest on outstanding borrowings based on LIBOR plus a spread of 0.5%. During the three months ended November 30, 2007, we borrowed an additional 90.4 million Japanese yen ($2.1 million in U.S. dollars) under this facility. As of December 31, 2007, borrowings of 308.3 million Japanese yen (approximately $2.7 million based on currency exchange rates as of December 31, 2007) were outstanding under this facility.

During the fourth quarter of fiscal year 2007, we entered into a 1.1 billion Indian rupee credit facility for an Indian subsidiary with an Indian branch of a global bank. Borrowings under this facility are revolving in nature and incur interest at a rate determined by the bank at the time of borrowing. On various dates during the three months ended November 30, 2007, we borrowed an aggregate of approximately 650.0 million Indian rupees ($16.4 million U.S. dollars) under this facility. During the same three month period, we repaid 120.0 million Indian rupees ($3.0 million U.S. dollars) under this facility. As of December 31, 2007, borrowings of 1.1 billion Indian rupees (approximately $27.4 million based on currency exchange rates as of December 31, 2007) were outstanding under this facility.

During the fourth quarter of fiscal year 2007, we entered into a long term, 400.0 million Indian rupee loan agreement for an Indian subsidiary with an Indian branch of a global bank. Borrowings under this facility will incur interest at a fixed rate of 10.5%. Proceeds under the loan will be drawn at various future dates and will be due and payable after a three year period. As of December 31, 2007, no borrowings were outstanding under this loan agreement.

During the fourth quarter of fiscal year 2007, we entered into forward interest rate swap transactions to hedge the fixed interest rate payments for an anticipated debt issuance. The swaps are accounted for as a cash flow hedge under SFAS 133. Under the terms of the swaps, we expect to pay a fixed rate and receive a variable rate based on the three-month USD LIBOR. The notional amount of the swaps is $400.0 million and the swaps were originally expected to be terminated no later than November 15, 2007. During the first quarter of fiscal year 2008, we modified the swaps. The modifications extended the effective date and termination date of the swaps. Based on the modifications, the swaps will terminate no later than May 15, 2008.

During the fourth quarter of fiscal year 2007, we entered into an agreement with an unrelated third party (the “Purchaser”) for the factoring of specific accounts receivable of a foreign subsidiary. The factoring of accounts receivable under this agreement does not meet the criteria for recognition as a sale in accordance with SFAS 140. Under the terms of the agreement, we transfer ownership of eligible accounts receivable to the Purchaser in exchange for cash, however, as the transaction does not qualify as a sale, the relating accounts receivable are included in our Unaudited Consolidated Balance Sheet until the cash is received by the Purchaser from our customer for the accounts receivable. Accordingly, we have a liability of $9.2 million recorded on our Unaudited Consolidated Balance Sheet as of November 30, 2007 related to cash that has been received by Jabil from the Purchaser for specific accounts receivable, but for which our customer has not remitted payment yet.

During the first quarter of fiscal year 2008, we entered into a short-term, 400.0 million Indian rupee unsecured working capital credit facility for an Indian subsidiary with an Indian branch of a global bank. Borrowings under this facility are revolving in nature and incur interest at a rate determined by the bank at the time of borrowing. On various dates during the three months ended November 30, 2007, we borrowed approximately 375.0 million Indian rupees ($9.5 million U.S. dollars). As of December 31, 2007, borrowings of 730.0 million Indian rupees (approximately $18.5 million based on currency exchange rates as of December 31, 2007) were outstanding under this facility, and as of November 30, 2007, this facility incurred interest at an average rate of 9.5%.

On January 16, 2008, we issued $250.0 million in aggregate principal amount of Old Securities pursuant to Rule 144A and Regulation S under the Securities Act. We used the net proceeds from this issuance to repay a portion of the outstanding indebtedness under the revolving credit portion of the Credit Facility.

Due to the delay in filing our Form 10-K for the fiscal year ended August 31, 2006 and Forms 10-Q for the periods ended November 30, 2006 and February 28, 2007 we obtained all of the necessary covenant waivers for all material debt instruments entered into by Jabil. As a result of Jabil’s filing of its Annual Report on Form 10-K for the fiscal year ended August 31, 2006, as well as the filing of Jabil’s Forms 10-Q for the fiscal quarters ended November 30, 2006 and February 28, 2007 Jabil was in compliance with all covenants as of November 30, 2007.

As of November 30, 2007, our principal sources of liquidity consisted of cash, available borrowings under our credit facilities and our accounts receivable securitization program.

Our working capital requirements and capital expenditures could continue to increase in order to support future expansions of our operations through construction of greenfield operations or acquisitions. It is possible that future expansions may be significant and may require the payment of cash. Future liquidity needs will also depend on fluctuations in levels of inventory and shipments, changes in customer order volumes and timing of expenditures for new equipment.

We currently anticipate that during the next twelve months, our capital expenditures (assuming no significant acquisition opportunities arise during that period) will be in the range of $250.0 million to $300.0 million, principally for machinery and equipment across all segments, expansion of existing manufacturing sites and the completion of new manufacturing sites in Eastern Europe, Asia and India and for information technology infrastructure. We believe that our level of resources, which include cash on hand, available borrowings under our revolving credit facilities, additional proceeds available under our accounts receivable securitization program and funds provided by operations, will be adequate to fund these capital expenditures, the payment of any declared quarterly dividends, payments for current and future restructuring activities, and our working capital requirements for the next twelve months.

Should we desire to consummate significant acquisition opportunities or undertake significant additional expansion activities, our capital needs would increase and could possibly result in our need to increase available borrowings under our revolving credit facilities or access public or private debt and equity markets. There can be no assurance, however, that we would be successful in raising additional debt or equity on terms that we would consider acceptable.

Our contractual obligations for short and long-term debt arrangements, future interest on notes payable and long-term debt, future minimum lease payments under non-cancelable operating lease arrangements and estimated future benefit plan payments as of November 30, 2007 are summarized below. We do not participate in, or secure financing for any unconsolidated limited purpose entities. We generally do not enter into non-cancelable purchase orders for materials until we receive a corresponding purchase commitment from our customer. Non-cancelable purchase orders do not typically extend beyond the normal lead time of several weeks at most. Purchase orders beyond this time frame are typically cancelable.

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)
Contractual Obligations
Notes payable, long-term debt and long-term lease obligations	$1,276,017	$517,242	$404,027	$354,748	$—
Future interest on notes payable and long-term debt	161,111	43,591	79,076	38,444	—
Operating lease obligations	200,574	48,125	63,825	37,238	51,386
Estimated future benefit plan payments	72,271	5,396	12,545	14,242	40,088

Total contractual cash obligations	$1,709,973	$614,354	$559,473	$444,672	$91,474

Please note that the above table does not include the Debt Securities.

As of November 30, 2007, the noncurrent portion of our income tax liability related to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, was $47.7 million. We will include such liabilities in our “Contractual Obligations” table in our Annual Report on Form 10-K for the year ended August 31, 2008. Refer to Note 13 – “Income Taxes” to the Unaudited Consolidated Financial Statements for further discussion.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risks

We transact business in various foreign countries and are, therefore, subject to risk of foreign currency exchange rate fluctuations. We enter into forward contracts to economically hedge transactional exposure associated with commitments arising from trade accounts receivable, trade accounts payable and fixed purchase obligations denominated in a currency other than the functional currency of the respective operating entity. All derivative instruments are recorded on the Unaudited Consolidated Balance Sheet at their respective fair market values in accordance with SFAS 133. The Company has elected not to prepare and maintain the documentation required to qualify as an accounting hedge and, therefore, changes in fair value are recorded in the Unaudited Consolidated Statement of Earnings.

The aggregate notional amount of outstanding contracts at November 30, 2007 was $1.5 billion. The fair value of these contracts amounted to a $6.3 million asset recorded in prepaid and other current assets and an $18.6 million liability recorded in accrued expenses on the Unaudited Consolidated Balance Sheet. The forward contracts will generally expire in less than four months, with five months being the maximum term of the contracts outstanding at November 30, 2007. The forward contracts will settle in British pounds, Chinese yuan renminbi, Euro dollars, Hungarian forints, Japanese yen, Mexican pesos, Singapore dollars, Swedish krona, Taiwanese dollars and U.S. dollars.

We entered into several individual Taiwanese dollar foreign currency swap arrangements in connection with our tender offer for Green Point. These New Taiwan dollar foreign currency swap arrangements had a notional value of 17.0 billion New Taiwan dollars as of November 30, 2007 (approximately $525.7 million based on currency exchange rates at November 30, 2007) and the related non-deliverable forward contracts had a notional value of 10.0 billion New Taiwan dollars as of November 30, 2007 (approximately $310.0 million based on currency exchange rates at November 30, 2007).

Interest Rate Risk

A portion of our exposure to market risk for changes in interest rates relates to our domestic investment portfolio. We do not use derivative financial instruments in our investment portfolio. We place cash and cash equivalents with various major financial institutions. We protect our invested principal funds by limiting default risk, market risk and reinvestment risk. We mitigate default risk by generally investing in investment grade securities and by frequently positioning the portfolio to try to respond appropriately to a reduction in credit rating of any investment issuer, guarantor or depository to levels below the credit ratings dictated by our investment policy. The portfolio typically includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. At November 30, 2007, we had no outstanding investments.

We pay interest on outstanding borrowings under several of our revolving credit facilities at interest rates that fluctuate based upon changes in various base interest rates. These facilities include our Credit Facility, our short-term Indian working capital facility, and various Indian credit facilities. There were $428.2 million in borrowings outstanding under these revolving credit facilities at November 30, 2007.

We pay interest on outstanding borrowings under our $200.0 million Amended Bridge Facility and our 25.0 million Euro loan agreement for a Hungarian subsidiary at interest rates that fluctuate based upon changes in various base interest rates. There were borrowings of $400.0 million and 14.4 million Euros (approximately $21.1 million based on currency exchange rates at November 30, 2007) outstanding, respectively under these loan agreements at November 30, 2007. Refer to Note 14 – “Subsequent Events” to the Unaudited Consolidated Financial Statements for discussion of an amendment to the Bridge Facility that occurred on December 20, 2007.

We pay interest on outstanding borrowings we assumed as a result of the Green Point acquisition at both fixed and variable rates. At November 30, 2007, approximately $4.2 million of debt is outstanding under short term facilities, with current interest rates ranging from 1.9% to 2.7%. At November 30, 2007, approximately $59.9 million of debt is outstanding under long term facilities, with current interest rates ranging from 1.0% to 3.5%.

During the fourth quarter of fiscal year 2007, we entered into forward interest rate swap transactions to hedge the fixed interest rate payments for an anticipated debt issuance. The swaps are accounted for as a cash flow hedge under SFAS 133. Under the terms of the swaps, we expect to pay a fixed rate and receive a variable rate based on the three-month USD LIBOR. The notional amount of the swaps is $400.0 million and the swaps were originally expected to be terminated no later than November 15, 2007. During the first quarter of fiscal year 2008, we modified the swaps. The modification extended the effective date and termination date of the swaps. Based on this modification, the swaps will terminate no later than May 15, 2008. At November 30, 2007 the fair value of the swaps of $35.6 million was recorded on our Unaudited Consolidated Balance Sheet in current liabilities. The corresponding offset of $2.6 million was recorded in interest expense (as ineffectiveness) in the Unaudited Consolidated Statement of Earnings, with the remainder recorded in accumulated other comprehensive income, net of taxes, in our Unaudited Consolidated Balance Sheet. An increase or decrease of 50 basis points in the USD LIBOR 10-year swap rate by February 2008 would result in a change of approximately $18.0 million in the fair market value of the swaps. Based on our ability to use hedge accounting, the effective portion of changes in the fair market value of the swaps will be offset by a corresponding increase or decrease to accumulated other comprehensive income. Concurrently with the pricing of the Old Securities, we cash settled $250.0 million of the outstanding swaps for $27.9 million. The effective portion will be amortized through interest expense for the life of the Debt Securities.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors – We derive a substantial portion of our revenues from our international operations, which may be subject to a number of risks and often require more management time and expense to achieve profitability than our domestic operations, and – An adverse change in the interest rates for our borrowings could adversely affect our financial condition.”

BUSINESS

The Company

We are one of the leading providers of worldwide electronic manufacturing services and solutions. We provide comprehensive electronics and mechanical design, production, product management and after-market services to companies in the aerospace, automotive, computing, consumer, defense, industrial, instrumentation, medical, networking, peripherals, storage, and telecommunications industries. We serve our customers primarily with dedicated business units that combine highly automated, continuous flow manufacturing with advanced electronic design and design for manufacturability technologies. Based on net revenue for the fiscal year ended August 31, 2007, our largest customers included Cisco Systems, Inc., EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation, Network Appliance Inc., NEC Corporation, Nokia Corporation, Royal Philips Electronics, Tellabs, Inc., and Valeo S.A. Based on net revenue for the three months ended November 30, 2007, our largest customers currently include Cisco Systems, Inc., Hewlett-Packard Company, International Business Machines Corporation, Motorola, Inc., Network Appliance Inc., NEC Corporation, Nokia Corporation, Royal Philips Electronics, Tellabs, Inc. and Valeo S.A. For the fiscal year ended August 31, 2007, we had net revenue of approximately $12.3 billion and net income of approximately $73.2 million. For the three months ended November 30, 2007, we had net revenue of approximately $3.4 billion and net income of approximately $62.0 million.

We offer our customers electronics and mechanical design, production, product management and after-market solutions that are responsive to their manufacturing needs. Our business units are capable of providing our customers with varying combinations of the following services:

•	integrated design and engineering;

•	component selection, sourcing and procurement;

•	automated assembly;

•	design and implementation of product testing;

•	parallel global production;

•	enclosure services;

•	systems assembly, direct-order fulfillment and configure-to-order; and

•	after-market services.

We currently conduct our operations in facilities that are located in Austria, Belgium, Brazil, China, England, France, Germany, Hungary, India, Ireland, Italy, Japan, Malaysia, Mexico, The Netherlands, Poland, Scotland, Singapore, Taiwan, Ukraine, Vietnam and the U.S. Our global manufacturing production sites allow our customers to manufacture products in parallel in what we believe are the most efficient marketplaces for their products. Our services allow customers to improve supply-chain management, reduce inventory obsolescence, lower transportation costs and reduce product fulfillment time.

We entered into a merger agreement on November 22, 2006 with Green Point, pursuant to which Green Point agreed to merge with and into an existing Jabil entity in Taiwan. The legal merger was effective on April 24, 2007. The legal merger was primarily achieved through a tender offer that we made to acquire 100.0% of the outstanding shares of Green Point for 109.0 New Taiwan dollars per share. The tender offer was launched on November 23, 2006 and remained open for a period of 50 days. During the tender offer period, we acquired approximately 260.9 million shares, representing 97.6% of the outstanding shares of Green Point. On January 16, 2007, we paid cash in the total amount of approximately $870.7 million

(in U.S. dollars) to acquire the tendered shares. Subsequent to the completion of the tender offer and prior to the completion of the acquisition, we acquired approximately 2.1 million Green Point shares in block trades for a price of 109.0 New Taiwan dollars per share (or an approximate total of $7.0 million in U.S. dollars). On April 24, 2007, pursuant to the November 22, 2006 merger agreement, we acquired the approximately 4.1 million remaining outstanding Green Point shares that were not tendered during the tender offer period, for 109.0 New Taiwan dollars per share (or an approximate total of $13.3 million in U.S. dollars). In total, we paid a total cash amount of approximately $891.0 million in U.S. dollars to complete the merger with Green Point. To fund the acquisition, we entered into a $1.0 billion, 364-day senior unsecured Original Bridge Facility with a syndicate of banks on December 21, 2006. See Note 9– “Business Acquisitions” to the Unaudited Consolidated Financial Statements for further discussion. The financial results of Green Point were included in our Consolidated Financial Statements beginning on January 16, 2007. We recorded a minority interest in our Consolidated Financial Statements from January 16, 2007 through April 24, 2007 related to the remaining 2.4% of Green Point outstanding shares that we acquired on April 24, 2007.

Green Point specializes in the design and production of advanced plastics and metals for the mobile products market. We acquired these operations to enhance our position in the mobile products market and to offer end-to-end capability with long-term growth prospects.

On September 1, 2007, we reorganized our manufacturing business into a Consumer Electronics division and an EMS division. Based on this reorganization, we currently have three operating segments – Consumer Electronics, EMS and AMS. We believe that these divisions will provide cost-effective solutions for our customers by grouping business units with similar needs together into divisions, each with full accountability for design, operations, supply chain management and delivery. Our AMS division will continue to provide warranty and repair services to certain of our manufacturing customers, but primarily to other customers. The Consumer Electronics division has dedicated resources designed to meet the particular needs of the consumer products industry. The division focuses on cell phones and mobile products, televisions, set-top boxes and peripheral products such as printers. We intend that the Consumer Electronics division, as a result of its dedicated design resources combined with its vertically integrated supply chain solutions and certain existing and planned manufacturing operations, will provide a focused complement of assets to provide low cost solutions for consumer electronics customers. The EMS division focuses on the traditional and emerging electronic manufacturing services business sectors. Traditional sectors, characterized by longer historical use of the electronics outsourcing model, include networking, computing, storage and telecommunications businesses. Emerging sectors are newer to the outsourcing model and include the automotive, medical, industrial, instrumentation, defense and aerospace sectors. See “– Financial Information about Business Segments” below.

Industry Background

The industry in which we operate is composed of companies that provide a range of manufacturing and design services to companies that utilize electronics components. The industry experienced rapid change and growth through the 1990’s as an increasing number of companies chose to outsource an increasing portion, and, in some cases, all of their manufacturing requirements. In mid-2001, the industry’s revenue declined as a result of significant cut-backs in customer production requirements, which was consistent with the overall global economic downturn at the time. In response to this industry and global economic downturn, we implemented restructuring programs to reduce our cost structure and further align our manufacturing capacity with the geographic production demands of our customers. Industry revenues generally began to stabilize in 2003 and companies continue to turn to outsourcing instead of internal manufacturing. In addition, the number of industries serviced, as well as the market penetration in certain industries, by electronic manufacturing service providers has increased over the past four years. We believe further growth opportunities exist for the industry to penetrate the worldwide electronics markets. Factors driving companies to favor outsourcing include:

•

Reduced Product Cost. Industry providers are able to manufacture products at a reduced total cost to companies. These cost advantages result from higher utilization of capacity because of diversified product demand and, typically, a higher sensitivity to elements of cost.

•

Accelerated Product Time-to-Market and Time-to-Volume. Industry providers are often able to deliver accelerated production start-ups and achieve high efficiencies in transferring new products into production. Providers are also able to more rapidly scale production for changing markets and to position themselves in global locations that serve the leading world markets. With increasingly shorter product life cycles, these key services allow new products to be sold in the marketplace in an accelerated time frame.

•

Access to Advanced Design and Manufacturing Technologies. Customers may gain access to additional advanced technologies in manufacturing processes, as well as product and production design. Product and production design services may offer customers significant improvements in the performance, cost, time-to-market and manufacturability of their products.

•

Improved Inventory Management and Purchasing Power. Industry providers are able to manage both procurement and inventory, and have demonstrated proficiency in purchasing components at improved pricing due to the scale of their operations and continuous interaction with the materials marketplace.

•

Reduced Capital Investment in Manufacturing. Companies are increasingly seeking to lower their investment in inventory, facilities and equipment used in manufacturing in order to allocate capital to other activities such as sales and marketing, and R&D. This shift in capital deployment has placed a greater emphasis on outsourcing to external manufacturing specialists.

Our Strategy

We are focused on expanding our position as one of the leading providers of worldwide electronics and mechanical design, production, product management and after-market services. To achieve this objective, we continue to pursue the following strategies:

•

Establish and Maintain Long-Term Customer Relationships. Our core strategy is to establish and maintain long-term relationships with leading companies in expanding industries with size and growth characteristics that can benefit from highly automated, continuous flow manufacturing on a global scale. Over the last three years, we have made concentrated efforts to diversify our industry sectors and customer base. As a result of these efforts, we have experienced business growth from existing customers and from new customers. Additionally, our acquisitions have contributed to our business growth. We focus on maintaining long-term relationships with our customers and seek to expand these relationships to include additional product lines and services. In addition, we have a focused effort to identify and develop relationships with new customers who meet our profile.

•

Utilize Business Units. Each of our business units is dedicated to one customer and operates with a high level of autonomy, utilizing dedicated production equipment, production workers, supervisors, buyers, planners, and engineers. We believe our customer centric business units promote increased responsiveness to our customers’ needs, particularly as a customer relationship grows to multiple production locations.

•

Expand Parallel Global Production. Our ability to produce the same product on a global scale is a significant requirement of our customers. We believe that parallel global production is a key strategy to reduce obsolescence risk and secure the lowest landed costs while simultaneously supplying products of equivalent or comparable quality throughout the world. Consistent with this strategy, we have established or acquired operations in Austria, Belgium, Brazil, China, England, France, Germany, Hungary, India, Italy, Japan, Malaysia, Mexico, The Netherlands, Poland, Scotland, Singapore, Taiwan, Ukraine and Vietnam to increase our European, Asian and Latin American presence.

•

Offer Systems Assembly, Direct-Order Fulfillment and Configure-to-Order Services. Our systems assembly, direct-order fulfillment and configure-to-order services allow our customers to reduce product cost and risk of product obsolescence by reducing total work-in-process and finished goods inventory. These services are available at all of our manufacturing locations.

•

Pursue Selective Acquisition Opportunities. Companies have continued to divest internal manufacturing operations to manufacturing providers such as Jabil. In many of these situations, companies enter into a customer relationship with the manufacturing provider that acquires the operations. More recently, our acquisition strategy has expanded beyond focusing on acquisition opportunities presented by companies divesting internal manufacturing operations, but also pursuing manufacturing, after-market services and/or design operations and other acquisition opportunities complementary to our services offerings. The primary goal of our acquisition strategy is to complement our geographic footprint and diversify our business into new industry sectors and with new customers, and to expand the scope of the services we can offer to our customers. As the scope of our acquisition opportunities expands, the risks associated with our acquisitions expand as well, both in terms of the amount of risk we face and the scope of such risks. See “Risk Factors – Risks Related to Our Business and Industry – We may not achieve expected profitability from our acquisitions.”

Our Approach to Manufacturing

In order to achieve high levels of manufacturing performance, we have adopted the following approaches:

•

Business Units. Each of our business units is dedicated to one customer and is empowered to formulate strategies tailored to individual customer needs. Each business unit has dedicated production lines consisting of equipment, production workers, supervisors, buyers, planners and engineers. Under certain circumstances, a production line may include more than one business unit in order to maximize resource utilization. Business units have direct responsibility for manufacturing results and time-to-volume production, promoting a sense of individual commitment and ownership. The business unit approach is modular and enables us to grow incrementally without disrupting the operations of other business units.

•

Business Unit Management. Our Business Unit Managers coordinate all financial, manufacturing and engineering commitments for each of our customers at a particular manufacturing facility. Our Business Unit Directors oversee local Business Unit Managers and coordinate worldwide financial, manufacturing and engineering commitments for each of our customers that have global production requirements. Jabil’s Business Unit Management has the authority (within high-level parameters set by executive management) to develop customer relationships, make design strategy decisions and production commitments, establish pricing, and implement production and electronic design changes. Business Unit Managers and Directors are also responsible for assisting customers with strategic planning for future products, including developing cost and technology goals. These Managers and Directors operate autonomously with responsibility for the development of customer relationships and direct profit and loss accountability for business unit performance.

•

Automated Continuous Flow. We use a highly automated, continuous flow approach where different pieces of equipment are joined directly or by conveyor to create an in-line assembly process. This process is in contrast to a batch approach, where individual pieces of assembly equipment are operated as freestanding work-centers. The elimination of waiting time prior to sequential operations results in faster manufacturing, which improves production efficiencies and quality control, and reduces inventory work-in-process. Continuous flow manufacturing provides cost reductions and quality improvement when applied to volume manufacturing.

•

Computer Integration. We support all aspects of our manufacturing activities with advanced computerized control and monitoring systems. Component inspection and vendor quality are monitored electronically in real-time. Materials planning, purchasing, stockroom and shop floor control systems are supported through a computerized Manufacturing Resource Planning system, providing customers with a continuous ability to monitor material availability and track work-in-process on a real-time basis. Manufacturing processes are supported by a real-time, computerized statistical process control system, whereby customers can remotely access our computer systems to monitor real-time yields, inventory positions, work-in-process status and vendor quality data. See “ – Technology” and “Risk Factors – Risks Related to Our Business and Industry – Any delay in the implementation of our information systems could disrupt our operations and cause unanticipated increases in our costs.”

•

Supply Chain Management. We make available an electronic commerce system/electronic data interchange and web-based tools for our customers and suppliers to implement a variety of supply chain management programs. Most of our customers utilize these tools to share demand and product forecasts and deliver purchase orders. We use these tools with most of our suppliers for just-in-time delivery, supplier-managed inventory and consigned supplier-managed inventory.

Our Design Services

We offer a wide spectrum of value-add design services for products that we manufacture for our customers. We provide these services to enhance our relationships with current customers and to help develop relationships with new customers. We offer the following design services:

•

Electronic Design. Our electronic design team provides electronic circuit design services, including application-specific integrated circuit design and firmware development. These services have been used to develop a variety of circuit designs for cellular telephone accessories, notebook and personal computers, servers, radio frequency products, video set-top boxes, optical communications products, personal digital assistants, communication broadband products, and automotive and consumer appliance controls.

•	Industrial Design Services. Our industrial design team assists in designing the “look and feel” of the plastic and metal enclosures that house printed circuit board assemblies (“PCBA”) and systems.

•

Mechanical Design. Our mechanical engineering design team specializes in three-dimensional design and analysis of electronic and optical assemblies using state of the art modeling and analytical tools. The mechanical team has extended Jabil’s product offering capabilities to include all aspects of industrial design, advance mechanism development and tooling management.

•

Computer-Assisted Design. Our computer-assisted design (“CAD”) team provides PCBA design services using advanced CAD/computer-assisted engineering tools, PCBA design testing and verification services, and other consulting services, which include the generation of a bill of materials, approved vendor list and assembly equipment configuration for a particular PCBA design. We believe that our CAD services result in PCBA designs that are optimized for manufacturability and cost, and accelerate the time-to-market and time-to-volume production.

•	Product Validation. Our product validation team provides complete product and process validation. This includes system test, product safety, regulatory compliance and reliability.

•

Product Solutions. Our product solutions efforts are focused on providing system-based solutions to engineering problems and challenges on the design of new technologies and concepts in specific growth areas as a means of expanding our customer relationships.

Our design centers are located in: Vienna, Austria; Hasselt, Belgium; Shanghai, China; St. Petersburg, Florida; Jena, Germany; Mumbai, India; Tokyo, Japan; Penang, Malaysia; Auburn Hills, Michigan; and Hsinchu and Taipei, Taiwan. Our teams are strategically staffed to support Jabil customers for all development projects, including turnkey system design and design for manufacturing activities. See “Risk Factors – Risks Related to Our Business and Industry – We may not be able to maintain our engineering, technological and manufacturing process expertise.”

As we increase our efforts to offer design services, we are exposed to different or greater potential liabilities than those we face from our regular manufacturing services. See “Risk Factors – Risks Related to Our Business and Industry – Our increasing design services offerings may result in additional exposure to product liability, intellectual property infringement and other claims, in addition to the business risk of being unable to produce the revenues necessary to profit from these services.”

Our Systems Assembly, Test, Direct-Order Fulfillment and Configure-to-Order Services

We offer systems assembly, test, direct-order fulfillment and configure-to-order services to our customers. Our systems assembly services extend our range of assembly activities to include assembly of higher-level sub-systems and systems incorporating multiple PCBAs. We maintain systems assembly capacity to meet the increasing demands of our customers. In addition, we provide testing services, based on quality assurance programs developed with our customers, of the PCBAs, sub-systems and systems products that we manufacture. Our quality assurance programs include circuit testing under various environmental conditions to try to ensure that our products meet or exceed required customer specifications. We also offer direct-order fulfillment and configure-to-order services for delivery of final products we assemble for our customers.

Our After-Market Services

As an extension of our manufacturing model and an enhancement to our total global solution, we offer after-market services from strategic hub locations. Jabil after-market service centers provide warranty and repair services to certain of our manufacturing customers, but primarily to other customers. We have the ability to service our customers’ products following completion of the traditional manufacturing and fulfillment process.

Our after-market service centers are located in: Sao Paulo, Brazil; Shanghai, China; Coventry, England; St. Petersburg, Florida; Szombathely, Hungary; Louisville, Kentucky; Penang, Malaysia; Chihuahua and Reynosa, Mexico; Amsterdam, The Netherlands; Bydgozcz, Poland; Memphis, Tennessee; and Round Rock and McAllen, Texas.

Technology

We believe that our manufacturing and testing technologies are among the most advanced in the industry. Through our R&D efforts, we intend to continue to offer our customers among the most advanced highly automated, continuous flow manufacturing process technologies. These technologies include surface mount technology, high-density ball grid array, chip scale packages, flip chip/direct chip attach, advanced chip-on-board, thin substrate processes, reflow solder of mixed technology circuit boards, lead-free processing, densification, and other testing and emerging interconnect technologies. In addition to our R&D activities, we are continuously making refinements to our existing manufacturing processes in connection with providing manufacturing services to our customers. See “Risk Factors – Risks Related to Our Business and Industry – We may not be able to maintain our engineering, technological and manufacturing process expertise.”

Research and Development

To meet our customers’ increasingly sophisticated needs, we continually engage in R&D activities. These activities include design of the PCBA, mechanical design and the related production design necessary to manufacture the PCBA in the most cost-effective and reliable manner.

We are engaged in the R&D of new reference and product designs including networking and server products, cell phone products, wireless and broadband access products, consumer products and storage products. We are also engaged in internal R&D efforts, which focus on televisions, set-top boxes, new optical, test engineering, radio frequency and wireless failure analysis technologies.

For the three months ended November 30, 2007, and for fiscal years 2007, 2006 and 2005, we expended $6.5 million, $36.4 million, $35.0 million and $22.5 million, respectively, on R&D activities.

Customers and Marketing

Our core strategy is to establish and maintain long-term relationships with leading companies in expanding industries with the size and growth characteristics that can benefit from highly automated, continuous flow manufacturing on a global scale. A small number of customers and significant industry sectors have historically comprised a major portion of our revenue, net of estimated product return costs (“net revenue”). The table below sets forth the respective portion of net revenue for the applicable period attributable to our customers who individually accounted for approximately 10% or more of our net revenue in any respective period:

	Three Months Ended November 30,	Fiscal Year Ended August 31,
	2007	2007	2006	2005
Cisco Systems, Inc.	14%	15%	*	*
Hewlett-Packard Company	11%	*	*	10%
Royal Philips Electronics	11%	*	12%	14%
Nokia Corporation	*	13%	21%	13%

*	less than 10% of net revenue

Our net revenue was distributed over the following significant industry sectors for the periods indicated:

	Fiscal Year Ended August 31,
	2007	2006	2005
Consumer	29%	36%	29%
Networking	20	13	15
Instrumentation and medical	17	17	16
Computing and storage	12	12	12
Peripherals	8	7	8
Telecommunications	5	6	9
Automotive	5	5	7
Other	4	4	4

	100%	100%	100%

	Three Months Ended November 30,
	2007	2006
EMS
Automotive	4%	4%
Computing and Storage	11	11
Instrumentation and Medical	17	17
Networking	20	17
Telecommunications	5	4
Other	2	2

Total EMS	59%	55%

Consumer Electronics
Consumer	25	32
Peripherals	11	9

Total Consumer Electronics	36%	41%

AMS	5%	4%

Total	100%	100%

For the three months ended November 30, 2007, 42 customers accounted for approximately 90% of our net revenue. In fiscal year 2007, 50 customers accounted for approximately 90% of our net revenue. We currently depend, and expect to continue to depend upon a relatively small number of customers for a significant percentage of our net revenue. As illustrated in the two tables above, the historic percentages of net revenue we have received from specific customers or significant industry sectors have varied substantially from year to year. Accordingly, these historic percentages are not necessarily indicative of the percentage of net revenue that we may receive from any customer or industry sector in the future. In the past, some of our customers have terminated their manufacturing arrangements with us or have significantly reduced or delayed the volume of design, production, product management and after-market services ordered from us. We cannot provide assurance that present or future customers will not terminate their manufacturing arrangements with us or significantly change, reduce or delay the amount of design, production, product management and after-market services ordered from us. If they do, it could have a material adverse effect on our results of operations. See “Risk Factors – Risks Related to Our Business and Industry – Because we depend on a limited number of customers, a reduction in sales to any one of our customers could cause a significant decline in our revenue” and Note 5 – “Segment Information” to the Unaudited Consolidated Financial Statements.

We have made concentrated efforts to diversify our industry sectors and customer base through acquisitions and organic growth. Our Business Unit Managers and Directors, supported by executive management, work to expand existing customer relationships through the addition of product lines and services. These individuals also identify and attempt to develop relationships with new customers who meet our profile. This profile includes financial stability, need for technology-driven turnkey manufacturing, anticipated unit volume and long-term relationship stability. Unlike traditional sales managers, our Business Unit Managers and Directors are responsible for ongoing management of production for their customers.

International Operations

A key element of our strategy is to provide localized production of global products for leading companies in the major consuming regions of the Americas, Europe and Asia. Consistent with this strategy, we have established or acquired manufacturing, design and/or after-market service facilities in Austria, Belgium, Brazil, China, England, France, Germany, Hungary, India, Italy, Japan, Malaysia, Mexico, The Netherlands, Poland, Scotland, Singapore, Taiwan, Ukraine and Vietnam.

Our European facilities located in Austria, Belgium, England, France, Germany, Hungary, Italy, The Netherlands, Poland, Scotland, and Ukraine, provide European and multinational customers with design, manufacturing and after-market services to satisfy their local market consumption requirements.

Our Asian facilities, located in China, India, Japan, Malaysia, Singapore, Taiwan and Vietnam, enable us to provide local manufacturing and design services and a more competitive cost structure in the Asian market; and serve as a low cost manufacturing source for new and existing customers in the global market.

Our Latin American facilities, located in Mexico, enable us to provide a low cost manufacturing source for new and existing customers principally in the U.S. marketplace. Our Latin American facilities, located in Brazil, provide customers with manufacturing and after-market services to satisfy their local market consumption requirements.

See “Risk Factors – Risks Related to Our Business and Industry – We derive a substantial portion of our revenue from our international operations, which may be subject to a number of risks and often require more management time and expense to achieve profitability than our domestic operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Financial Information about Business Segments

We derive revenue from providing comprehensive electronics design, production, product management and after-market services. Management evaluates performance and allocates resources on a divisional basis for manufacturing and service operating segments. Prior to the first quarter of fiscal year 2008, we managed our business based on three geographic regions, the Americas, Europe and Asia and managed the services group independently of the regional manufacturing segments. As of September 1, 2007, we realigned our organizational structure to manage the business based on divisions. Accordingly, our operating segments now consist of three segments – Consumer Electronics, EMS and AMS. See Note 5 – “Segment Information” to the Unaudited Consolidated Financial Statements.

Competition

Our business is highly competitive. We compete against numerous domestic and international electronic manufacturing services and design providers, including Benchmark Electronics, Inc., Celestica, Inc., Elcoteq SE, Flextronics International Ltd. (which recently acquired Solectron Corporation), Hon-Hai Precision Industry Co., Ltd., Plexus Corp. and Sanmina – SCI Corporation. In addition, we may in the future encounter competition from other large electronic manufacturers and manufacturers that are focused solely on design and manufacturing services, that are selling, or may begin to sell the same services. Most of our competitors have international operations, significant financial resources and some have substantially greater manufacturing, R&D, and marketing resources than we do. We also face competition from the manufacturing operations of our current and potential customers, who are continually evaluating the merits of manufacturing products internally against the advantages of outsourcing.

We believe that the primary basis of competition in our targeted markets is manufacturing capability, price, manufacturing quality, advanced manufacturing technology, design expertise, time-to-volume production, reliable delivery, and regionally dispersed manufacturing. Management believes we currently compete favorably with respect to these factors. See “Risk Factors – Risks Related to Our Business and Industry – We compete with numerous other electronic manufacturing services and design providers and others, including our current and potential customers who may decide to manufacture all of their products internally.”

Backlog

Our order backlog as of August 31, 2007 was valued at approximately $3.0 billion, compared to approximately $3.1 billion as of August 31, 2006. Although our backlog consists of firm purchase orders, the level of backlog at any particular time is not necessarily indicative of future sales. Given the nature of our relationships with our customers, we frequently allow our customers to cancel or reschedule deliveries, and therefore, backlog is not a meaningful indicator of future financial results. Although we may seek to negotiate fees to cover the costs of such cancellations or rescheduling, we may not always be successful in such negotiations. See “Risk Factors – Risks Related to Our Business and Industry – Most of our customers do not commit to long-term production schedules, which makes it difficult for us to schedule production and achieve maximum efficiency of our manufacturing capacity.”

Seasonality

Production levels for our consumer division and the automotive industry sector of our EMS division are subject to seasonal influences. We may realize greater net revenue during our first fiscal quarter due to high demand for consumer products during the holiday selling season.

Components Procurement

We procure components from a broad group of suppliers, determined on an assembly-by-assembly basis. Almost all of the products we manufacture require one or more components that are available from only a single source. Some of these components are allocated from time to time in response to supply shortages. We attempt to ensure continuity of supply of these components. In cases where unanticipated customer demand or supply shortages occur, we attempt to arrange for alternative sources of supply, where available, or defer planned production to meet the anticipated availability of the critical component. In some cases, supply shortages may substantially curtail production of assemblies using a particular component. In addition, at various times there have been industry-wide shortages of electronic components, particularly of memory and logic devices. Such shortages have produced insignificant levels of short-term interruption of our operations, but we cannot assure you that such shortages, if any, will not have a material adverse effect on our results of operations in the future. See “Risk Factors – Risks Related to Our Business and Industry – We depend on a limited number of suppliers for components that are critical to our manufacturing processes. A shortage of these components or an increase in their price could interrupt our operations and reduce our profits.”

Proprietary Rights

We regard certain of our manufacturing processes and electronic designs as proprietary intellectual property. To protect our proprietary rights, we rely largely upon a combination of trade secret laws; non-disclosure agreements with our customers, employees, and suppliers; our internal security systems; confidentiality procedures and employee confidentiality agreements. Although we take steps to protect our intellectual property, misappropriation may still occur. Historically, patents have not played a significant role in the protection of our proprietary rights. Nevertheless, we currently have a relatively modest but growing number of solely owned and jointly held patents in various technology areas, and we believe that our evolving business practices and industry trends may result in continued growth of our patent portfolio and its importance to us, particularly as we expand our business activities. Other important factors include the knowledge and experience of our management and personnel and our ability to develop, enhance and market manufacturing services.

We license some technology and intellectual property rights from third parties that we use in providing manufacturing and design services to our customers. We believe that such licenses are generally available on commercial terms from a number of licensors. Generally, the agreements governing such technology and intellectual property rights grant us non-exclusive, worldwide licenses with respect to the subject technology and terminate upon a material breach by us.

We believe that our electronic designs and manufacturing processes do not infringe on the proprietary rights of third parties. However, if third parties assert valid infringement claims against us with respect to past, current or future designs or processes, we could be required to enter into an expensive royalty arrangement, develop non-infringing designs or processes and discontinue use of the infringing design or processes, or engage in costly litigation. See “Risk Factors – Risks Related to Our Business and Industry – We may not be able to maintain our engineering, technological and manufacturing process expertise; Our regular manufacturing process and services may result in exposure to intellectual property infringement and other claims; The success of our turnkey solution activities depends in part on our ability to obtain, protect, and leverage intellectual property rights to our designs; and Intellectual property infringement claims against our customers or us could harm our business.”

Employees

As of October 12, 2007, we had approximately 61,000 full-time employees, compared to approximately 49,000 full-time employees at October 12, 2006. The increase in the number of employees is primarily due to the acquisition of Green Point during fiscal year 2007. None of our domestic employees are represented by a labor union. In certain international locations, our employees are represented by labor unions and by works councils. We have never experienced a significant work stoppage or strike and we believe that our employee relations are good.

Environmental

We are subject to a variety of federal, state, local and foreign environmental regulations that relate to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing process, or that require design changes to and recycling of products we manufacture. We believe that we are currently in substantial compliance with all material environmental regulations. However, from time to time, new regulations are enacted and it can be difficult to anticipate how such regulations will be implemented and enforced. We continue to evaluate the necessary steps for compliance with such regulations as they are enacted. Any failure to comply with present and future regulations could subject us to future liabilities, the suspension of production or a prohibition on the sale of products we manufacture. In addition, such regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expense to comply with environmental regulations, including expenses associated with the recall of any non-compliant product. See “Risk Factors – Risks Related to Our Business and Industry – Compliance or the failure to comply with current and future environmental laws or regulations could cause us significant expense.”

Legal Proceedings

On April 26, 2006, a shareholder derivative lawsuit was filed in State Circuit Court in Pinellas County, Florida on behalf of Mary Lou Gruber, a purported shareholder of ours, naming us as a nominal defendant, and naming certain of our officers, Scott D. Brown, Executive Vice President, Mark T. Mondello, Chief Operating Officer, and Timothy L. Main, Chief Executive Officer, President and a member of the Board of Directors, as well as certain of our Directors, Mel S. Lavitt, William D. Morean, Frank A. Newman, Steven A. Raymund and Thomas A. Sansone, as defendants (the “Initial Action”). Mr. Morean and Mr. Sansone were our previous Chief Executive Officer and President, respectively (such two individuals, with the defendant officers, collectively, the “Officer Defendants”). On May 10, 2006, a substantially identical complaint was filed in the same state court and was subsequently consolidated with the Initial Action (this consolidated action is referred to here as the “Consolidated State Derivative Action”). The Consolidated State Derivative Action alleged that the named defendant directors (other than Mr. Morean and Mr. Main), in their capacity as members of our Board of Directors, Audit or Compensation Committees at the behest of the Officer Defendants, breached certain of their fiduciary duties to us by backdating certain stock option grants between August 1998 and October 2004 to make it appear they were granted on a prior date when our stock price was lower.

Subsequently, two federal derivative suits were filed (the first of which was filed by Mary L. Graves, a purported shareholder, on July 10, 2006) in the U.S. District Court for the Middle District of Florida, Tampa Division, that asserted similar factual allegations and claims as in the Consolidated State Derivative Action, in addition to a claim that the defendants violated Section 14(a) of the Exchange Act by issuing materially false and misleading statements in its proxy statements filed from 1998 to 2005. These suits were consolidated on January 26, 2007 into one action (the “Consolidated Federal Derivative Action”).

On May 3, 2006, our Board of Directors appointed the Special Committee to review the allegations in the Initial Action. The Special Committee reviewed and analyzed the claims asserted in all of the above derivative actions and concluded that the evidence did not support a finding of intentional manipulation of stock option grant pricing by any member of our management. In addition, the Special Committee concluded that it was not in our best interests to pursue the derivative actions and stated that it would assert that position on our behalf in each of the pending derivative lawsuits. The Special Committee identified certain factors related to the controls surrounding the process of accounting for option grants that contributed to the accounting errors that led to a restatement of certain of our historical financial statements.

On September 20, 2007, we reached an agreement in principle to resolve the Consolidated State Derivative Action and the Consolidated Federal Derivative Action. Under the terms of this agreement in principle, we will not pay any monetary damages but we did adopt several new policies and procedures to improve the process through which equity awards are determined, approved and accounted for. In addition, we agreed in principle to not object to an application by the plaintiff’s counsel for an award of up to $800,000 in attorney’s fees ($600,000 of which will be covered by our Directors and Officers insurance carriers and $200,000 of which will be paid by us). On November 8, 2007, we submitted the proposed settlement to the courts for approval. The state court has preliminarily approved the settlement, has approved the form of notice to be mailed to shareholders and the form of summary notice to be published, and has set a hearing on March 26, 2008, to consider whether to finally approve the settlement and whether to award attorney’s fees and expenses to the plaintiffs’ counsel. The federal court has approved the notice and summary notice. The federal court, however, has disapproved the plaintiffs’ intention to seek an award of attorney’s fees and costs in the amount of $800,000, but has agreed that the state court can hold a fairness hearing to determine the amount to award in light of the common benefit, if any, created for all shareholders. We can give no assurance that the proposed settlement agreement will be approved.

In addition to the derivative actions, on September 18, 2006, a putative shareholder class action was filed in the U.S. District Court for the Middle District of Florida, Tampa Division against us and various present and former officers and directors, including Forbes I.J. Alexander, Scott D. Brown, Laurence S. Grafstein, Mel S. Lavitt, Chris Lewis, Timothy Main, Mark T. Mondello, William D. Morean, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone and Kathleen Walters on behalf of a proposed class of plaintiffs comprised of persons that purchased our shares between September 19, 2001 and June 21, 2006. A second putative class action, containing virtually identical legal claims and allegations of fact was filed on October 12, 2006. The two actions were consolidated into a single proceeding (the “Consolidated Class Action”) and on January 18, 2007, the Court appointed The Laborers Pension Trust Fund for Northern California and Pension Trust Fund for Operating Engineers as lead plaintiffs in the action. On March 5, 2007, the lead plaintiffs filed a consolidated class action complaint (the “Consolidated Class Action Complaint”). The Consolidated Class Action Complaint is purported to be brought on behalf of all persons who purchased our publicly traded securities between September 19, 2001 and December 21, 2006, and names us and certain of our current and former officers, including Forbes I.J. Alexander, Scott D. Brown, Wesley B. Edwards, Chris A. Lewis, Mark T. Mondello, Robert L. Paver and Ronald J. Rapp, as well as certain of our Directors, Mel S. Lavitt, William D. Morean, Frank A. Newman, Laurence S. Grafstein,

Steven A. Raymund, Lawrence J. Murphy, Kathleen A. Walters and Thomas A. Sansone, as defendants. The Consolidated Class Action Complaint alleged violations of Sections 10(b), 20(a), and 14(a) of the Exchange Act and the rules promulgated thereunder. The Consolidated Class Action Complaint alleged that the defendants engaged in a scheme to fraudulently backdate the grant dates of options for various senior officers and directors, causing our financial statements to understate management compensation and overstate net earnings, thereby inflating our stock price. In addition, the complaint alleged that our proxy statements falsely stated that we had adhered to our option grant policy of granting options at the closing price of our shares on the trading date immediately prior to the date of the grant. Also, the complaint alleged that the defendants failed to timely disclose the facts and circumstances that led us, on June 12, 2006, to announce that we were lowering our prior guidance for net earnings for the third quarter of fiscal year 2006. On April 30, 2007, the plaintiffs filed a First Amended Consolidated Class Action Complaint asserting claims substantially similar to the Consolidated Class Action Complaint it replaced but adding additional allegations relating to the restatement of earnings previously announced in connection with the correction of errors in the calculation of compensation expense for certain stock option grants. We filed a motion to dismiss the First Amended Consolidated Class Action Complaint on June 29, 2007. The plaintiffs filed an opposition to our motion to dismiss, and we then filed a reply memorandum in further support of our motion to dismiss on September 28, 2007.

In addition to the private litigation described above, we were notified on May 2, 2006 by the Staff of the SEC of an informal inquiry concerning our stock option grant practices. On May 17, 2006, we received a subpoena from the U.S. Attorney’s office for the Southern District of New York requesting certain stock option related material. In addition, our review of our historical stock option practices led us to review certain transactions proposed or effected between fiscal years 1999 and 2002 to determine if we properly recognized revenue associated with those transactions. The Audit Committee of the Board of Directors engaged independent legal counsel to assist it in reviewing certain proposed or effected transactions with certain customers that occurred during this period. The review determined that there was inadequate documentation to support our recognition of certain revenues received during the period. Our Audit Committee concluded that there was no direct evidence that any of our employees intentionally made or caused false accounting entries to be made in connection with these transactions, and we concluded that the impact was immaterial. We have provided the SEC with the report that this independent counsel produced regarding these revenue recognition issues, the Special Committee’s report regarding our stock option grant practices, and the other information requested to date. In addition, we continue to cooperate fully with the Special Committee, the SEC and the U.S. Attorney’s office. We cannot predict what effect such reviews may have. See “Risk Factors – Risks Related to Our Business and Industry – We are involved in reviews of our historical stock option grant practices” and “ – We are involved in an SEC review of our recognition of revenue for certain historical transactions.”

We are party to certain other lawsuits in the ordinary course of business. We do not believe that these proceedings, individually or in the aggregate, will have a material adverse effect on our financial position, results of operations or cash flows.

Facilities and Properties

We have manufacturing, after-market services, design and support operations located in Austria, Belgium, Brazil, China, England, France, Germany, Hungary, India, Ireland, Italy, Japan, Malaysia, Mexico, The Netherlands, Poland, Scotland, Singapore, Taiwan, Ukraine, Vietnam and the U.S. As part of our historical restructuring programs, certain of our facilities are no longer used in our business operations, as identified in the table below. We believe that our properties are generally in good condition, are well maintained and are generally suitable and adequate to carry out our business at expected capacity for the foreseeable future. The table below lists the locations and square footage for our facilities as of August 31, 2007:

Location	Approximate Square Footage	Type of Interest (Leased/Owned)	Description of Use
Auburn Hills, Michigan	207,000	Owned	Manufacturing, Design
Auburn Hills, Michigan	19,000	Leased	Support
Billerica, Massachusetts (1)	503,000	Leased	Prototype Manufacturing
Louisville, Kentucky	140,000	Leased	After-market
McAllen, Texas	211,000	Leased	After-market
Memphis, Tennessee	1,472,000	Leased	Manufacturing, After-market
Poughkeepsie, New York	24,000	Leased	Manufacturing
Poway, California	112,000	Leased	Manufacturing
Round Rock, Texas	105,000	Leased	After-market
San Jose, California	181,000	Leased	Prototype Manufacturing
St. Joe, Michigan	5,000	Leased	Support

Location	Approximate Square Footage	Type of Interest (Leased/Owned)	Description of Use
St. Petersburg, Florida	290,000	Leased	Manufacturing, Support
St. Petersburg, Florida	297,000	Owned	Manufacturing, Design, After-market, Support
Tampa, Florida (2)	78,000	Owned	Manufacturing
Tempe, Arizona	191,000	Owned	Manufacturing
Belo Horizonte, Brazil	298,000	Leased	Manufacturing
Chihuahua, Mexico	1,025,000	Owned	Manufacturing, After-market
Guadalajara, Mexico	363,000	Owned	Manufacturing
Manaus, Brazil	148,000	Leased	Manufacturing
Reynosa, Mexico	410,000	Owned	After-market
Reynosa, Mexico	664,000	Leased	Manufacturing, After-market
Sao Paulo, Brazil	35,000	Leased	After-market
Sorocaba, Brazil	40,000	Leased	Manufacturing
Tijuana, Mexico (2)	63,000	Leased	Manufacturing
Total Americas	6,881,000
Beijing, China	9,000	Leased	Manufacturing
Chennai, India (1)	120,000	Owned	Manufacturing
Gotemba, Japan	138,000	Leased	Manufacturing
Ho Chi Minh City, Vietnam	47,000	Leased	Manufacturing
Hsinchu, Taiwan	21,000	Leased	Design
Huangpu, China	1,890,000	Owned	Manufacturing, Support
Mumbai, India	219,000	Leased	Manufacturing, Design
Nanjing, China	135,000	Leased	Manufacturing
Penang, Malaysia	1,098,000	Owned	Manufacturing, Design, After-market
Pune, India	11,000	Leased	Support
Kedah, Malaysia	441,000	Leased	Manufacturing
Ranjangaon, India	858,000	Owned	Manufacturing
Shanghai, China	360,000	Owned	Manufacturing, Design, After-market
Shenzhen, China	495,000	Leased	Manufacturing
Singapore City, Singapore	85,000	Leased	Manufacturing
Suzhou, China	281,000	Leased	Manufacturing
Taichung, Taiwan	437,000	Owned	Manufacturing
Taichung, Taiwan	104,000	Leased	Manufacturing
Tianjin, China	161,000	Owned	Manufacturing
Tianjin, China	1,213,000	Leased	Manufacturing
Taipei, Taiwan	8,000	Leased	Design
Tokyo, Japan	4,000	Leased	Design, Support
Wuxi, China	453,000	Owned	Manufacturing
Wuxi, China	534,000	Leased	Manufacturing
Yentai, China	207,000	Leased	Manufacturing
Total Asia	9,329,000
Amsterdam, The Netherlands	90,000	Leased	After-market
Ayr, Scotland	253,000	Leased	Manufacturing
Bergamo, Italy	76,000	Leased	Manufacturing
Brest, France	365,000	Owned	Manufacturing
Bydgoszcz, Poland	131,000	Leased	After-market
Coventry, England	46,000	Leased	After-market, Support
Dublin, Ireland (2)	72,000	Leased	Support
Eindhoven, The Netherlands	3,000	Leased	Support
Genova, Italy (2)	4,000	Leased	Support
Hasselt, Belgium	65,000	Leased	Prototype Manufacturing, Design
Jena, Germany	8,000	Leased	Design

Location	Approximate Square Footage	Type of Interest (Leased/Owned)	Description of Use
Kwidzyn, Poland	527,000	Owned	Manufacturing
Livingston, Scotland	130,000	Owned	Manufacturing, Support
Lunel, France	20,000	Leased	Manufacturing
Meung-sur-Loire, France	111,000	Leased	Manufacturing
San Marco Evangelista (CE), Italy	62,000	Leased	Manufacturing
Szombathely, Hungary	208,000	Leased	Manufacturing
Szombathely, Hungary	198,000	Owned	After-market
Tiszaujvaros, Hungary	409,000	Owned	Manufacturing
Uzhgorod, Ukraine	260,000	Owned	Manufacturing
Uzhgorod, Ukraine	15,000	Leased	Support
Vienna, Austria	185,000	Leased	Prototype Manufacturing, Design

Total Europe	3,238,000

Total Facilities at August 31, 2007	19,448,000

(1)	A portion of this facility is no longer used in our business operations.
(2)	This facility is no longer used in our business operations.

Certifications

Our manufacturing facilities and our after-market facilities are ISO certified to ISO 9001:2000 standards and most are also certified to ISO-14001 environmental standards. Following are additional certifications that are held by certain of our manufacturing facilities as listed:

•	Aerospace Standard AS/EN 9100 – Billerica, Massachusetts; Brest, France; Livingston, Scotland; Singapore City, Singapore; St. Petersburg, Florida; and Tempe, Arizona.

•	Automotive Standard TS16949 – Auburn Hills, Michigan; Chihuahua, Mexico; Huangpu, China; Meung-sur-Loire, France; Tiszaujvaros, Hungary; and Vienna, Austria.

•	FDA Medical Certification – Auburn Hills, Michigan; Livingston, Scotland; Poway, California; and Tempe, Arizona.

•

Medical Standard ISO-13485 – Auburn Hills, Michigan; Guadalajara, Mexico; Hasselt, Belgium; Livingston, Scotland; Poway, California; San Jose, California; Shanghai, China; Tempe, Arizona and Tiszaujvaros, Hungary.

•

Occupational Health & Safety Management System Standard OHSAS 18001 – Ayr, Scotland; Brest, France; Guadalajara, Mexico; Huangpu and Shanghai, China; Manaus, Brazil; Penang, Malaysia; Singapore City, Singapore; St. Petersburg, Florida; and Tiszaujvaros, Hungary.

•	Telecommunications Standard TL 9000 – Guadalajara, Mexico; Penang, Malaysia; San Jose, California; and Shanghai and Wuxi, China.

Executive Officers

Executive officers are appointed by the Board of Directors and serve at the discretion of the Board. Each executive officer is a full-time employee of Jabil. There are no family relationships among our executive officers and directors. There are no arrangements or understandings between any of our executive officers and any other persons pursuant to which any of such executive officers were selected. On September 1, 2007, in connection with our establishment of a Consumer Electronics division and an EMS division, our executive officers became:

Name	Age	Principal Position
Forbes I.J. Alexander	47	Chief Financial Officer
Sergio Cadavid	52	Treasurer
Meheryar “Mike” Dastoor	42	Controller
John Lovato	47	Executive Vice President, Chief Executive Officer, Consumer Division
Timothy L. Main	50	Chief Executive Officer and President
Mark Mondello	43	Chief Operating Officer
William D. Muir, Jr.	39	Executive Vice President, Chief Executive Officer, EMS Division
Robert L. Paver	51	General Counsel and Corporate Secretary

Forbes I.J. Alexander was named Chief Financial Officer in September 2004. Mr. Alexander joined Jabil in 1993 as Controller of Jabil’s Scottish operation and was promoted to Assistant Treasurer in April 1996. Mr. Alexander was Treasurer from November 1996 to August 2004. Prior to joining Jabil, Mr. Alexander was Financial Controller of Tandy Electronics European Manufacturing Operations in Scotland and has held various financial positions with Hewlett Packard and Apollo Computer. Mr. Alexander is a Fellow of the Institute of Chartered Management Accountants. He holds a B.A. in Accounting from the University of Abertay Dundee, formerly Dundee College of Technology, Scotland.

Sergio Cadavid joined Jabil as Treasurer in June 2006. Prior to joining Jabil, Mr. Cadavid was Assistant Treasurer – Director Global Enterprise Risk Management for Owens-Illinois, Inc. in Toledo, Ohio. Mr. Cadavid joined Owens – Illinois, Inc. in 1988 and held various financial positions in the U.S., Italy and Colombia. He has also held various positions with The Quaker Oats Company, Arthur Andersen & Co. and J.M. Family Enterprises, Inc. Mr. Cadavid holds an M.B.A. from the University of Florida and a B.B.A. from Florida International University.

Meheryar “Mike” Dastoor was named Controller in June 2004. Mr. Dastoor joined Jabil in 2000 as Regional Controller – Asia Pacific. Prior to joining Jabil, Mr. Dastoor was a Regional Financial Controller for Inchcape PLC. Mr. Dastoor joined Inchcape in 1993. He holds a degree in Finance and Accounting from the University of Bombay. Mr. Dastoor is a Chartered Accountant from the Institute of Chartered Accountants in England and Wales.

John Lovato was named Executive Vice President, Chief Executive Officer, Consumer Division in September 2007. Mr. Lovato joined Jabil in 1990 as Business Unit Manager, and has also served as General Manager of Jabil’s California operation. Mr. Lovato was named Vice President, Global Business Units in 1999 and then Senior Vice President, Business Development in November 2002. Most recently Mr. Lovato served as Senior Vice President, Europe from September 2004 to September 2007. Before joining Jabil, Mr. Lovato held positions at Texas Instruments. He holds a B.S. in Electronics Engineering from McMaster University in Ontario, Canada.

Timothy L. Main has served as Chief Executive Officer of Jabil since September 2000, as President since January 1999 and as a director since October 1999. He joined Jabil in April 1987 as a Production Control Manager, was promoted to Operations Manager in September 1987, to Project Manager in July 1989, to Vice President Business Development in May 1991, and to Senior Vice President, Business Development in August 1996. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main has earned a B.S. from Michigan State University and Master of International Management from the American Graduate School of International Management (Thunderbird).

Mark Mondello was promoted to Chief Operating Officer in November 2002. Mr. Mondello joined Jabil in 1992 as Production Line Supervisor and was promoted to Project Manager in 1993. Mr. Mondello was named Vice President, Business Development in 1997 and served as Senior Vice President, Business Development from January 1999 through November 2002. Prior to joining Jabil, Mr. Mondello served as project manager on commercial and defense-related aerospace programs for Moog, Inc. He holds a B.S. in Mechanical Engineering from the University of South Florida.

William D. Muir, Jr. was named Executive Vice President, Chief Executive Officer, EMS Division in September 2007. Mr. Muir joined Jabil in 1992 as a Quality Engineer and has served in management positions including Senior Director of Operations for Florida, Michigan, Guadalajara, and Chihuahua; was promoted to Vice President, Operations-Americas in February 2001 and was named Vice President, Global Business Units in November 2002. Mr. Muir recently served as Senior Vice President, Regional President – Asia from September 2004 to September 2007. In 1992, Mr. Muir earned a Bachelor’s degree in Industrial Engineering and an MBA, both from the University of Florida.

Robert L. Paver joined Jabil as General Counsel and Corporate Secretary in 1997. Prior to working for Jabil, Mr. Paver was a partner with the law firm of Holland & Knight in St. Petersburg, Florida. Mr. Paver served as an adjunct professor of law at Stetson University College of Law. He holds a B.A. from the University of Florida and a J.D. from Stetson University College of Law.

MANAGEMENT

Directors

The names of our current directors and certain information about them are set forth below:

Name	Age	Principal Position	Director Since
William D. Morean	52	Chairman of the Board of Directors	1978
Thomas A. Sansone	58	Vice Chairman of the Board of Directors	1983
Timothy L. Main	50	Chief Executive Officer, President and Director	1999
Lawrence J. Murphy	65	Director	1989
Mel S. Lavitt	70	Director	1991
Steven A. Raymund	52	Director	1996
Frank A. Newman	59	Director	1998
Laurence S. Grafstein	47	Director	2002
Kathleen A. Walters	57	Director	2005

Except as set forth below, each director has been engaged in his principal occupation described below during the past five years. There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of our directors and any other persons pursuant to which any of such nominees was selected. A majority of the directors are “independent” as defined in the applicable listing standards of the NYSE.

William D. Morean. Mr. Morean has served as Chairman of the Board of Directors since 1988 and as a director since 1978. Mr. Morean joined Jabil in 1977 and assumed management of day-to-day operations the following year. Mr. Morean was Chief Executive Officer from 1988 to September 2000. Mr. Morean has also served as Jabil’s President and Vice President and held various operating positions with Jabil.

Thomas A. Sansone. Mr. Sansone served as President of Jabil from 1988 to January 1999 when he became Vice Chairman of the Board of Directors. Mr. Sansone joined Jabil in 1983 as Vice President and has served as a director since that time. Prior to joining Jabil, Mr. Sansone was a practicing attorney with a specialized practice in taxation. He also served as an adjunct Professor at Detroit College of Law. He holds a B.A. from Hillsdale College, a J.D. from Detroit College of Law and an LL.M. in taxation from New York University.

Timothy L. Main. Mr. Main has served as Chief Executive Officer of Jabil since September 2000, as President since January 1999 and as a director since October 1999. He joined Jabil in April 1987 as a Production Control Manager, was promoted to Operations Manager in September 1987, to Project Manager in July 1989, to Vice President Business Development in May 1991, and to Senior Vice President, Business Development in August 1996. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main has earned a B.S. from Michigan State University and Master of International Management from the American Graduate School of International Management (Thunderbird).

Lawrence J. Murphy. Mr. Murphy is an independent business consultant focusing on mergers and acquisition related matters and has served as a director of Jabil since September 1989 and as an independent consultant to Jabil from September 1997 until February 2004. From March 1992 until September 1997, Mr. Murphy served as a director of Core Industries, a diversified conglomerate where he held various executive level positions since 1981, including Executive Vice President and Secretary. Prior to joining Core Industries, Mr. Murphy was a practicing attorney at the law firm of Bassey, Selesko, Couzens & Murphy, P.C. and a certified public accountant with the accounting firm of Deloitte & Touche. Mr. Murphy serves as a director on the Board of Third Wave Technologies, Inc., a molecular diagnostic products company. Mr. Murphy is also currently a member of the Board of Advisors for Baker Financial, a financial consulting services firm and the McCoig Group, a privately-held ready-mix concrete company based in Michigan.

Mel S. Lavitt. Mr. Lavitt has served as a director of Jabil since September 1991. Currently, Mr. Lavitt is the Co-Managing Partner of GC Capital Management LLC, a registered investment advisory firm. Mr. Lavitt served as a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) from August 1992 (and also as Vice Chairman beginning in December 1999) until July 2007. From June 1987 until August 1992,

Mr. Lavitt was President of Lavitt Management, a business consulting firm. From 1978 until June 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt currently serves as a director on the Boards of Migo Software, Inc. and St. Bernard Software, Inc. Mr. Lavitt also serves on the Board of the Utah Governor’s Office of Economic Development. Mr. Lavitt is a graduate of Brown University.

Steven A. Raymund. Mr. Raymund has served as a director of Jabil since January 1996. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984, and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986. Effective October 2006, Mr. Raymund resigned from his position as Chief Executive Officer of Tech Data Corporation. Mr. Raymund currently serves as Chairman of the Board of Directors of Tech Data Corporation and is also a director of WESCO International, Inc.

Frank A. Newman. Mr. Newman has served as a director of Jabil since January 1998. Mr. Newman has been Chairman of Medical Nutrition USA, Inc., a nutrition-medicine company, since March 2003 and its Chief Executive Officer since November 2002. From January 2001 until November 2002, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. From April 2000 until January 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an Internet pharmacy company. From June 1993 until June 2000, Mr. Newman was the President, Chief Operating Officer and a director of Eckerd Corporation, a retail drug store chain, and was its Chief Executive Officer from February 1996 until June 2000 and its Chairman of the Board of Directors from February 1997 until June 2000. From January 1986 until May 1993, Mr. Newman was the President, Chief Executive Officer and a director of F&M Distributors, Inc., a retail drug store chain. Mr. Newman is also a director of JoAnn Stores, Inc. and Medical Nutrition USA, Inc.

Laurence S. Grafstein. Mr. Grafstein has served as a director of Jabil since April 2002. Mr. Grafstein has been Managing Director and co-head of Technology, Media and Telecommunications for Lazard Freres & Co. LLC since joining the firm in 2001. He has been an investment banker since 1990. Prior to joining Lazard Freres & Co., Mr. Grafstein headed the telecommunications practices at the investment banks Credit Suisse First Boston and Wasserstein Perella & Co. and was a co-founder of Gramercy Communications Partners LLC. Mr. Grafstein has earned a B.A. from Harvard, an M.Phil from Oxford University and a J.D. from the University of Toronto.

Kathleen A. Walters. Ms. Walters has served as a director of Jabil since January 2005. Beginning in 2004, Ms. Walters has had a variety of roles with Georgia-Pacific Corp., and is currently the Executive Vice President of the Global Consumer Products Group for Georgia-Pacific LLC with responsibility for the company’s consumer and business to business packaged goods businesses worldwide. She began her career at Chase Manhattan Bank in 1973 and joined Scott Paper Company in 1978, performing in a variety of financial and business management roles for 17 years. After Scott Paper was acquired by Kimberly-Clark Corp. in 1995, Ms. Walters spent six years with Kimberly-Clark, primarily as President of its away-from-home business in Europe. Before joining Georgia-Pacific, Ms. Walters served as President and CEO of Sappi Fine Paper North America from 2002 to 2004. She earned a Bachelor of Science degree in Mathematics from Syracuse University and a Master of Business Administration degree (specializing in finance) from the Wharton School at the University of Pennsylvania.

Determinations of Director Independence

In October 2007, the Board of Directors undertook its annual review of director independence. For a director to be considered independent, the Board of Directors must determine that the director does not have any material relationship with Jabil that falls within the eight categories below. The Board of Directors has established these categories to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the NYSE listing standards. As required by the NYSE listing standards, the Board of Directors will consider all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board of Directors determined that the following seven directors are independent: Laurence S. Grafstein, Mel S. Lavitt, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone and Kathleen A. Walters.

As required by applicable law, the Board of Directors will make and publicly disclose its independence determination for each director when the director is first elected to the Board of Directors and annually thereafter for all nominees for election as directors. If the Board of Directors determines that a director who satisfies the NYSE listing standards is independent even though he or she does not satisfy all of Jabil’s independence requirements, this determination will be disclosed and explained in the next proxy statement as required by applicable law.

A director will not be independent if the director falls within one of the following categories as determined by the Board of Directors or a committee thereof based on facts known to it in light of the meanings ascribed to those categories under applicable NYSE guidance, where applicable, and otherwise by the Board of Directors or a committee thereof within its discretion:

•	the director is employed by Jabil, or an immediate family member is an executive officer of Jabil;

•

the director receives more than $100,000 per year in direct compensation from Jabil, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	an immediate family member of the director is employed by Jabil and receives more than $100,000 per year in direct compensation from Jabil;

•	the director is affiliated with or employed by Jabil’s independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by Jabil’s independent auditor;

•	a Jabil executive is on the compensation committee of the Board of Directors of a company which employs a Jabil director, or an immediate family member of that Jabil director, as an executive officer;

•

the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with Jabil and the sales by that company to Jabil or purchases by that company from Jabil, in any single fiscal year during, are more than the greater of two percent of the annual revenues of that company or $1 million;

•

the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted for borrowed money to Jabil, or to which Jabil is indebted for borrowed money, and the total amount of either of such company’s indebtedness to the other at the end of the last completed fiscal year is more than two percent of the other company’s total consolidated assets; or

•

the director serves as an officer, director or trustee of a charitable organization, and Jabil’s discretionary charitable contributions to the organization are more than two percent of that organization’s total annual charitable receipts during its last completed fiscal year.

During fiscal year 2007, Thomas A. Sansone had an agreement with Jabil at market-competitive rates for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use. During the 2007 fiscal year, Mr. Sansone paid Jabil approximately $91,500 for such flight crew’s services. The Board of Directors took this relationship into account in its determination that Mr. Sansone is an independent director.

The members of the Board of Directors serve on the committees identified below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William D. Morean
Thomas A. Sansone			Chair
Timothy L. Main
Lawrence J. Murphy	✓		✓
Mel S. Lavitt	✓	✓	✓
Steven A. Raymund	Chair		✓
Frank A. Newman	✓	Chair	✓
Laurence S. Grafstein			✓
Kathleen A. Walters		✓	✓

All of the members of each of the committees are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines.

Executive Officers

Information regarding our executive officers is included in “Business” under the heading “Executive Officers” and is incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee was formed in November 1992 and is currently composed of Messrs. Lavitt, Newman and Raymund. No member of the Compensation Committee is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

COMPENSATION DISCUSSION & ANALYSIS

Overview

The following Compensation Discussion and Analysis describes material elements of compensation during the 2007 fiscal year for the following individuals, collectively referred to as the “Named Executive Officers”:

•	Timothy L. Main, Chief Executive Officer, President and Director;

•	Forbes I.J. Alexander, Chief Financial Officer;

•	Mark T. Mondello, Chief Operating Officer;

•

John P. Lovato (who was our Senior Vice President, Regional President – Europe at the end of our 2007 fiscal year, and was named Executive Vice President, Chief Executive Officer, Consumer Division effective September 2007); and

•

William D. Muir, Jr. (who was our Senior Vice President, Regional President – Asia at the end of our 2007 fiscal year, and was named Executive Vice President, Chief Executive Officer, EMS Division effective September 2007).

Information about compensation earned by Jabil’s Named Executive Officers is presented in a different format this year than it has been presented in prior proxy statements. This new format is intended to provide stockholders more information about Jabil’s compensation practices in a way that more fully describes our executive compensation philosophy, objectives, components, policies and practices. This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table, related tables and the narrative disclosure that follows.

The following provides a brief overview of the more detailed information that follows in this Compensation Discussion and Analysis:

•	We target total compensation to be in the range of the 50th to 75th percentile of market data.

•	We encourage a pay-for-performance environment by linking short-term and long-term incentive-based compensation to the achievement of measurable business performance goals.

•	We use equity-based compensation as a means to align the interests of our executives with those of our stockholders.

•

Short-term incentives support our “pay-for-performance” compensation philosophy; while long-term incentives serve both as a retention mechanism and as a means to focus our executives on long-range strategic goals and on sustainable growth and performance.

•	The significant majority of our executives’ compensation is at risk in the form of performance-based awards and equity awards.

•	We do not time our equity award grants relative to the release of material non-public information.

•

We historically have not provided a broad range of perquisites, and our executive officers typically do not have employment, severance or change-in-control agreements, and participate in the same group benefit programs available to all employees. However, we believe that our executive compensation program reflects our intent to provide competitive compensation and benefits and sufficient incentives for our executives to perform at their highest levels.

Principles and Objectives of Executive Compensation Program

The primary objectives of the Jabil executive compensation program are:

•	Alignment with Stockholders’ Interests – Our executives’ interests are more directly aligned with the interests of our stockholders when our compensation programs:

•	emphasize short- and long-term performance, business objectives and the strategic focus of our businesses;

•	are significantly impacted by the value of our stock; and

•	result in a continuing significant ownership of our stock.

•

Competitiveness – To attract the best qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, our total compensation and benefits must be competitive and reflect the value of each executive’s position in the market and within Jabil.

•

Motivate Achievement of Financial and Strategic Goals – The most effective way to reach our short- and long-term financial goals and strategic objectives is to make a significant portion of an executive’s overall compensation dependent on the achievement of such goals and objectives and on the value of our stock. Additionally, the portion of an executive’s total compensation that varies with performance should be a function of the executive’s responsibilities and ability to drive and influence results. As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation.

•

Reward Superior Performance – While total compensation for an executive should be both competitive and tied to achievement of financial and strategic objectives, performance that exceeds target should be appropriately rewarded.

Our Executive Compensation Process

The Compensation Committee oversees our executive compensation program. The Compensation Committee, which is comprised solely of outside directors, reviews and approves the features and design of our executive compensation program, and approves the compensation levels and financial targets for our Named Executive Officers. The Compensation Committee also reviews and assesses the relationship between our executive compensation program and the achievement of our financial goals and strategic objectives with an emphasis on creating a performance-based environment.

In making its determinations, the Compensation Committee periodically reviews management’s recommendations, market data and assesses Jabil’s competitive position for three components of executive compensation: (1) base salary; (2) annual incentives and (3) long-term incentives. In addition, the Compensation Committee has the sole authority to hire, and to dismiss, a compensation consultant. The Compensation Committee retained Mercer, a nationally recognized executive compensation consulting firm, to provide a thorough executive compensation study for the 2006 fiscal year and to assist in benchmarking the competitiveness of executive officer compensation. Mercer reported to the Compensation Committee and did not provide any services to Jabil management. Mercer utilized a number of national compensation surveys and provides databases for companies of similar size to Jabil, as well as specific analysis of the compensation information contained in the proxy statements of a number of companies in the same industry as Jabil. Although the Compensation Committee has retained compensation consultants in prior years to assist in determining or recommending the amount and form of executive compensation, the Compensation Committee did not retain a compensation consultant for such purposes for the 2007 fiscal year as it did not anticipate making substantial changes in the amounts and forms of executive compensation for the 2007 fiscal year.

The Compensation Committee considers recommendations from our CEO in making decisions regarding our executive compensation program and compensation of our executive officers. As part of the annual compensation planning process, our CEO, COO and CFO discuss and determine recommendations of targets for our incentive compensation programs, and our CEO subsequently presents these recommendations to the Compensation Committee. To facilitate the management recommendation portion of the compensation planning process, the Compensation Committee provides to the CEO a copy of any compensation study produced by any compensation consultant retained by the Compensation Committee after the Compensation Committee receives and reviews the study. Following an annual performance review process, including assessment of the achievement of established financial and non-financial objectives, contribution to Jabil’s performance and other accomplishments, our CEO also recommends base salary and incentive and equity awards for all of our executive officers.

After input from our CEO and the assessment of trends and competitive data, the Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of each compensation element for our executive officers. Consistent with this practice, the Compensation Committee reviews each executive officer’s prior year compensation history, including base salary, annual cash incentive and equity awards. For its 2007 fiscal year compensation decisions, the Compensation Committee reviewed the elements and amounts recommended by the CEO, comparing the recommendations to the peer group data compiled by Mercer for the 2006 fiscal year, and comparing the performance of Jabil’s various operating segments to the recommended salaries for the responsible officers. The Compensation Committee determined that the recommendations presented by the CEO generally were consistent with both considerations.

In setting the levels of compensation at the start of the fiscal year, the Compensation Committee also establishes the short and long-term financial measures, weighting and targets. The specific financial measures, targets and objectives are believed to foster the creation of sustainable long-term value for our shareholders. The performance measures established by the Compensation Committee for the 2007 fiscal year were based upon Jabil’s one-year and three-year operating plans.

At the beginning of each fiscal year, the Compensation Committee meets in executive session to conduct a performance review of our CEO. During such review, the Compensation Committee evaluates the CEO’s overall performance and other accomplishments, taking into consideration an evaluation of Jabil’s financial performance relative to peers and industry performance, as well as input from certain officers.

The Compensation Committee is satisfied with the manner in which our executive compensation process worked for the 2007 fiscal year, and believes that the results of the process were consistent with the primary objectives described above. As described in the discussion below of the elements of our executive compensation program, the Compensation Committee’s determination of compensation results at the end of the year demonstrate a clear link between Jabil’s performance and the rewards earned by its executives.

Competitive Benchmarking

Each element of our executive compensation program is addressed in the context of competitive practices. In some years, the Compensation Committee reviews external benchmarks, surveys and trend information from multiple executive compensation surveys and consultants. The Compensation Committee benchmarks compensation and each element of compensation for our CEO and other executives in the third quartile of the market, with base salary at the 50th percentile and incentive and equity compensation at the 75th percentile. While the Compensation Committee reviews benchmark data, it retains discretion in setting an executive’s compensation, and as a result compensation for an executive may differ materially from the benchmarks and is influenced by factors including experience, position, tenure, individual and organization factors, retention needs and other factors. For fiscal year 2006, the Compensation Committee engaged Mercer to assess executive median pay levels, the competitive position of our executive officers’ compensation and the mix and elements of executive pay. The comparison group used for these purposes consisted of companies with one or more of the following attributes: business operations in the industries and businesses in which we participate; similar revenue and market capitalization; and businesses that are complex and broad and/or compete with us for executive talent. The comparison group for the fiscal year 2006 assessment consisted of the following 22 companies:

• Advanced Micro Devices	• Agilent Technologies, Inc.
• Apple Computer, Inc.	• Applied Materials, Inc.
• Avaya, Inc.	• Celestica Inc. (Canada)
• Cooper Industries	• Eaton Corp.
• EMC Corp.	• Emerson Electric Co.
• Flextronics International	• Lexmark Intl., Inc.
• Lucent Technologies, Inc.	• Micron Technology, Inc.
• NCR Corp.	• Qualcomm, Inc.
• Sanmina-SCI Corp.	• Solectron Corp.
• Sun Microsystems, Inc.	• Texas Instruments
• Textron	• Unisys

The Compensation Committee determined that an additional competitive benchmarking assessment for fiscal year 2007 was not necessary. The benchmarking assessment for fiscal year 2006, which reflected the implementation of SFAS 123R, was comprehensive and resulted in significant changes to our program, especially the shift from stock option awards to stock appreciation rights and restricted stock awards. For fiscal year 2007, the principal issues to be addressed were establishing incentive compensation performance targets and base salary changes resulting from changes in responsibilities and the impact of inflation. More recently, for purposes of its compensation decisions for fiscal year 2008, the Compensation Committee engaged Watson Wyatt Worldwide to prepare a competitive benchmarking assessment using an updated comparison group of companies.

Elements of Our Executive Compensation Program

During fiscal 2007, the compensation program for our Named Executive Officers consisted of the following elements:

•	base salary;

•	annual cash incentive opportunity;

•	equity-based long-term incentives, including stock appreciation rights and performance-based restricted stock;

•	401(k), profit-sharing, welfare and other personal benefits; and

•	perquisites.

The Compensation Committee believes that the elements of our executive compensation program are competitive and further our objectives of motivating achievement of our short- and long-term financial performance goals and strategic objectives, rewarding superior performance and aligning the interests of our executives and shareholders.

Named Executive Officer Direct Compensation Mix

The following table sets forth the target fiscal 2007 compensation for our Named Executive Officers by type of compensation as a percentage of the executives’ target total direct compensation. The table demonstrates the compensation philosophy described in this Compensation Discussion and Analysis in which the significant majority of our executives’ compensation is at risk in the form of performance-based awards and equity awards, which are dependent on the performance of Jabil stock.

Named Executive Officer	Annual Base Salary Rate		Performance-Based Non- Equity Incentive Plan Compensation at Target		Equity Awards at Target		Target Total Direct Compensation
Timothy L. Main	1,000,000	(16)%	1,100,000	(17)%	4,222,200	(67)%	6,322,200	(100)%
Forbes I.J. Alexander	475,000	(21)%	427,500	(19)%	1,378,224	(60)%	2,280,724	(100)%
Mark T. Mondello	600,000	(17)%	600,000	(17)%	2,256,725	(66)%	3,456,725	(100)%
John P. Lovato	400,000	(22)%	360,000	(19)%	1,088,050	(59)%	1,848,050	(100)%
William D. Muir, Jr.	400,000	(22)%	360,000	(19)%	1,088,050	(59)%	1,848,050	(100)%

The Annual Base Salary Rate in the table shown above is the annual rate of base salary approved for the Named Executive Officers effective September 1, 2006. Non-Equity Incentive Plan Compensation is the annual incentive compensation payable for achievement of financial measures at target. The Equity Award dollar value is based upon the grant date fair value of stock awards and option awards for achievement of financial performance measures at target, set forth in the Grants of Plan-Based Awards in Fiscal 2007 below. The percentages illustrate the portion of Target Total Direct Compensation that each of the components represents.

Base Salary

General Considerations. Base salaries are used to provide a fixed amount of compensation for the Named Executive Officer’s regular work. The base salaries of the Named Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Base salary for all executive officer positions is targeted to be competitive with the average salaries of comparable executives at technology companies of similar size and is also intended to reflect consideration of an officer’s experience, business judgment and role in developing and implementing overall business strategy for Jabil. It is the intent of the Compensation Committee that Jabil’s compensation of executive officers fall within the median of industry compensation levels. Base salaries are based upon qualitative and subjective factors and no specific formula is applied to determine the weight of each factor.

Fiscal 2007 Base Salary. In October 2006, the Compensation Committee determined that base salary increases were appropriate for the Named Executive Officers other than the CEO based upon consideration of the comparative compensation data, targets for annual total cash compensation, performance for the prior year, the other factors discussed above and the CEO’s recommendations for the other Named Executive Officers.

The CEO’s base salary was not increased in fiscal 2007. Mr. Alexander’s base salary was increased approximately 5.5% to $475,000. Mr. Mondello’s base salary was increased approximately 4.3% to $600,000. Mr. Lovato’s base salary was increased approximately 6.6% to $400,000. Mr. Muir’s base salary was increased approximately 6.6% to $400,000. The information provided to the Compensation Committee for purposes of its base salary determinations reflects the differential between the levels for the CEO and the other executive officers. The Compensation Committee believes that the base salaries of our executive officers are consistent with its assessment of trends and competitive data.

Annual Incentive Compensation

Annual Incentive Plan. Under our Annual Incentive Plan which was approved by our shareholders in January 2006, the Compensation Committee sets an annual incentive compensation target for each Named Executive Officer. The target is stated as a percentage of the Named Executive Officer’s base salary that would be earned upon the achievement of performance goals, subject to the established maximum of 300% of base salary. To date, all incentive compensation targets have been substantially below this maximum level. The Compensation Committee also establishes specific financial performance measures and targets including the relative weighting and thresholds. Actual performance is measured using various specific pre-determined quantitative factors applied to various degrees to the individual executive officers. Such quantitative factors include annual core operating income, returns on invested capital and other measures of performance appropriate to the officer compensated. Following measurement of the actual performances achieved, an executive officer may earn less than or none of the applicable incentive compensation target amount if performance falls below expectations, or an amount in excess of the applicable target amount if actual performance significantly exceeds expectations. While the Compensation Committee evaluates Jabil’s performance, as well as that of the applicable Named Executive Officer, against established qualitative and quantitative factors, the decision to make an annual incentive award is within the Compensation Committee’s discretion. The Compensation Committee selects performance measures and targets believed to be important indicators of our progress and success. Through our Annual Incentive Plan a substantial portion of an executive’s annual cash compensation is directly tied to our financial performance.

In addition to the annual incentive awards, our Annual Incentive Plan authorizes the Compensation Committee to make discretionary bonus awards upon any terms and conditions determined by the Compensation Committee.

2007 Annual Incentive Awards. Determination of Incentive Targets — Annual incentive target amounts ranging from 90% to 110% of base salary were established for the Named Executive Officers at the beginning of the fiscal year. Annual incentive opportunities provided executives the potential to achieve total cash compensation above the target if our financial performance was above target. However, there was downside risk if performance is below target. Potential annual incentive payouts ranged from 0% to 200% of target depending on our financial performance and individual performance against personal objectives.

Performance Measures, Targets and Weighting — Annual incentives for fiscal 2007 were based upon core operating income, returns on invested capital and other measures of performance appropriate to each Named Executive Officer. We established performance goals that we believe were aggressive, but within reason, achievable. With respect to the core annual operating income performance measure (Segment A), the Compensation Committee established $483 million as the target, with a threshold performance level of $448 million, a superior performance level of $518 million, and a maximum incentive compensation payout at a core annual operating income performance level of $538 million. For the performance measure based on return on invested capital (Segment B), the Compensation Committee established 18.0% as the target, with a threshold performance level of 13.5%, a superior performance level of 21.0%, and a maximum incentive compensation payout at a 22.5% return on invested capital.

The Compensation Committee believes that these performance measures encouraged our executives to focus on improving both revenue and profitability. We believe these measures also were effective motivators because they are measurable, clearly understood and the drivers of the creation of sustainable long-term value for our stockholders.

The weighting of the financial measures for the annual incentive awards for fiscal 2007 was as follows:

•	For Messrs. Main, Mondello and Alexander, 65% on annual core operating income (Segment A), and 35% on average return on invested capital for the 3rd and 4th quarters of fiscal 2007 (Segment B).

•	For Messrs. Lovato and Muir, 50% on annual core operating income (Segment A), 25% on manufacturing costs, and 25% on inventory turns.

For the annual incentive awards for fiscal 2007, the Segment A potential payout ranged from 0% to 260% of the portion of the individual incentive compensation amounts allocated to Segment A. The Segment B potential payout ranged from 0% to 227% of the individual incentive compensation amounts allocated to Segment B. The potential payout for the manufacturing cost measure ranged from 0% to 200% of the individual incentive compensation amounts allocated to that measure, and the potential payout for the inventory turns measure was either 0% or 25% of the allocated individual incentive compensation amounts. Because the threshold performance levels were not achieved for Segment A, Segment B, the manufacturing cost measure or the inventory turns measure, no payouts were made pursuant to the annual incentive awards for fiscal 2007.

In June 2007, the Compensation Committee also granted supplemental incentive compensation awards for fiscal 2007 based on performance measures similar to those used for the annual incentive awards. At the end of the first half of fiscal year 2007, it became apparent to the Compensation Committee that the performance measures established at the beginning of the year for the annual incentive awards were not achievable as a result of extraordinary circumstances not attributable to the performance of the executive officers. The Compensation Committee determined that the absence of potential incentive compensation for the balance of the year was unacceptable, and therefore established the supplemental incentive compensation awards. The weighting of the financial measures for the supplemental incentive awards and the incentive target amounts were the same as described above for the annual incentive awards. However, for the supplemental incentive awards for fiscal 2007, the Segment A and Segment B potential payouts range from 0% to 50% of the portion of the individual incentive compensation amounts allocated to Segment A and Segment B. The performance goals established for the supplemental incentive awards were:

Segment A

Core Operating Income in FQ3 & FQ4	Earned Percentage of the Allocated Incentive Target
$174 million	0%
$175 million	25%
$182 million	45%
$195 million	50%

Segment B

Average Return on Invested Capital for FQ3 & FQ4	Earned Percentage of Allocated Incentive Target
10.40%	0.00%
10.50%	25.00%
11.00%	45.00%
12.00%	50.00%

In addition, the terms of the supplemental incentive awards provided that any payout under the supplemental awards would be offset by the payout under the annual incentive awards for fiscal 2007.

Because Jabil’s core operating income in the third and fourth quarters of fiscal 2007 was $190.9 million, the percentage of the allocated incentive target earned under Segment A of the supplemental incentive awards was 48.32 percent. Because the threshold performance level under Segment B of the supplemental incentive awards was not achieved, no payout was made with respect to the portion of the incentive target amounts allocated to Segment B.

For fiscal 2007, the Compensation Committee approved the financial measures and weighting, target incentives and the payouts for the Named Executive Officers as follows:

Named Executive Officer	Target Annual Incentive	Actual Annual Incentive Payment	Actual Payout Against Target
Timothy L. Main	$1,100,000	$345,488	31%
Forbes I.J. Alexander	$427,500	$134,269	31%
Mark T. Mondello	$600,000	$188,448	31%
John P. Lovato	$360,000	$140,976	39%
William D. Muir, Jr.	$360,000	$140,976	39%

The annual cash incentive payouts in respect of fiscal 2007 also appear in the Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column.

Long-Term Compensation

Equity Incentives. We provide long-term incentives for our Named Executive Officers through a combination of stock appreciation rights and performance-based restricted stock awards. The long-term compensation elements of our executive compensation program are designed to motivate our executives to focus on achievement of our long-term financial goals. Performance-based restricted stock grants motivate our executives to achieve our long-term financial goals and link such financial results with the compounded annual growth rate in Jabil’s core earnings per share over a three-year period. Under such grants, each new fiscal year begins a new three-year performance cycle for which the Compensation Committee establishes financial targets and award targets. Equity awards are also intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our stock. The total value of long-term compensation for our executive officers is typically set by reference to an existing executive compensation study prepared by a compensation consultant to ensure that the equity incentives, as part of the overall compensation program, are appropriate for Jabil’s peer group.

For the 2007 fiscal year, as it did for the 2006 fiscal year, the Compensation Committee awarded performance-based restricted stock and stock-settled stock appreciation rights to our Named Executive Officers. The rationale for this approach is based on the different natures and durations of the two types of awards. The performance-based restricted stock awards, as described in more detail below, are completely at risk and depend upon the achievement of the specific financial performance goals during a three year period. If the financial performance results at the midpoint of the specified performance period indicate that the performance goals are unlikely to be achieved, the performance-based restricted stock awards may be perceived by the award recipients as worthless. Such a perception might diminish the incentive and retentive value of the awards. However, a simultaneous award of stock appreciation rights with a ten year term provides the recipient with the likelihood of appreciation and long-term value during the seven years following the end of the performance period for the performance-based restricted stock awards. In addition, stock-settled stock appreciation rights are less dilutive than stock options.

Our Equity-Based Compensation Award Practices

The annual grant cycle for grants of stock appreciation rights and performance-based restricted stock awards to our Named Executive Officers typically occurs at the same time as decisions relating to salary increases and other annual cash incentive awards. This occurs at the start of each fiscal year, typically in October following the release of our financial results for the preceding fiscal year so that relevant information is available to the public. The dates for the meetings at which such grants are typically made are set well in advance of such meetings, typically one year or more. For the past several years, the annual equity grant date for our eligible employees has occurred on the same date as the grant to Named Executive Officers. The Compensation Committee may also make grants of equity awards to Named Executive Officers at other times during the year due to special circumstances, such as new hires or promotions. We do not reprise options and if our stock price declines after the grant date, we do not replace options. We do not seek to time equity grants to take advantage of information, either positive or negative, about the Company which has not been publicly disclosed. The exercise price of options is the closing market price of our common stock on the last trading day before the date of grant.

In October 2007, Jabil’s Board of Directors adopted a stock incentive and compensation award policy. The award policy was developed in part as a response to the results of the reviews of our historical stock option grant practices by Jabil and the Special Committee, and in part to satisfy a portion of Jabil’s obligations under the settlement of previously disclosed shareholder derivative actions. Although the award policy was adopted subject to final court approval of the settlement of the derivative actions, the Board of Directors directed Jabil management to implement the award policy on an interim basis with respect to awards granted after the date of adoption of the award policy. Furthermore, the Board of Directors directed in general that the award policy will be effective without material amendment for a period of two years from the date the Board of Directors approved the policy. The award policy was adopted after the Compensation Committee granted annual equity awards for the 2007 and 2008 fiscal year and therefore did not apply to the grants of those awards. The interim implementation of the award policy will be followed for the awards, if any, that the Compensation Committee approves during the remainder of the 2008 fiscal year. Subject to a limited provision for variation in the event of special circumstances, the components of the award policy are:

•	Grant timing guidelines, including requirements to establish before the beginning of each fiscal year and disclose pre-set dates on which awards may be granted;

•

Exercise price guidelines, including a requirement that the exercise prices of stock options and stock appreciation rights generally will be no less than the closing price of a share of Jabil’s common stock on the date of grant;

•

Grant authorization guidelines, including specific deadlines for award requests by management in advance of award grant dates and prohibitions on delegation of grant authority and approval of grants by written consent;

•	Grant implementation and miscellaneous procedural guidelines, including attendance by legal counsel at all meetings at which awards and other final compensation decisions are made.

Stock Appreciation Rights. Stock appreciation rights directly align the interests of executives and shareholders as the stock appreciation rights only result in gain to the recipient if our stock price increases above the exercise price of the stock appreciation rights. In addition, stock appreciation rights are intended to help retain key employees because they vest over a period of four years and, if not exercised, are forfeited if the employee leaves Jabil before vesting.

The Compensation Committee considers annual grants of stock appreciation rights to our executive officers soon after the beginning of each fiscal year. Stock appreciation rights granted to our Named Executive Officers and other employees during fiscal 2007 were made pursuant to our 2002 Stock Incentive Plan, which was approved by our stockholders most recently in August 2007, and have the following terms:

•	An exercise price equal to the closing price of our stock on the last trading day before the date of grant;

•	Vesting at the rate of 1/12 on the date that is 15 months after the grant date, and 1/12 on the same calendar date of each successive three-month period thereafter;

•	Settlement upon exercise is in the form of shares of Jabil stock;

•	Expire 10 years from the grant date;

•	Generally are exercisable, to the extent vested, for 30 days following termination of employment; and

•	Vesting generally accelerates one year following a change of control if employment does not terminate.

A listing of the stock appreciation rights granted to our Named Executive Officers in fiscal 2007 appears in the Grants of Plan-Based Awards in Fiscal 2007 Table below. For additional information relating to the terms and conditions of stock appreciation rights, see the notes to the Outstanding Equity Awards at 2007 Fiscal Year End Table below.

Performance-Based Restricted Stock Awards. The financial measure for performance-based restricted stock awards granted in fiscal 2007 covering the three-year performance period of fiscal 2007 through fiscal 2009 is based upon the compounded annual growth rate of Jabil’s core earnings per share for the three-year period.

We believe core earnings per share encourage our executives to focus on improving earnings over the long-term and that these measures align with our objective of creating sustainable long-term value for our stockholders. For fiscal 2007, the Compensation Committee established a target number of shares for each Named Executive Officer under his performance-based restricted stock award. Assuming that each of the Named Executive Officers remains a Jabil employee through the end of Jabil’s 2009 fiscal year, he will receive anywhere from 0% of the target shares listed in the Grants of Plan-Based Awards in Fiscal 2007 Table (if the compounded annual growth rate in Jabil’s core earnings per share over the three year period beginning on September 1, 2006 and ending on August 31, 2009 is less than 9%) to 200% of the target shares (if the compounded annual growth rate in Jabil’s core earnings per share over the three year period beginning on September 1, 2006 and ending on August 31, 2009 is 25% or greater). The target compounded annual growth rate in Jabil’s core earnings per share over the three year period beginning on September 1, 2006 and ending on August 31, 2009 is 15%. Jabil defines “core earnings” as U.S. GAAP net income before amortization of intangibles, stock-based compensation expense, acquisition-related charges, restructuring and impairment charges and certain other income/loss, net of tax. Jabil defines “core earnings per share” as core earnings divided by the weighted average number of outstanding shares determined under U.S. GAAP. For additional information relating to the terms and conditions of performance shares, see the notes to the Grants of Plan-Based Awards in Fiscal 2007 Table below.

For fiscal 2007, the Compensation Committee approved the grant of performance-based restricted stock awards to our Named Executive Officers for the three-year performance period covering fiscal years 2007 through 2009 as set forth in the Grants of Plan-Based Awards in Fiscal 2007 Table below.

Recovery of Executive Compensation

Jabil has not established any company policies or decisions regarding the adjustment or recovery of awards or payments if the relevant company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Post-Employment Compensation

Severance Arrangements. Jabil’s Named Executive Officers do not have employment agreements. Accordingly, upon a termination, for cause, no cause, change of control or any other reason whatsoever, the applicable Named Executive Officer(s) shall only receive salary, annual incentive compensation and bonus earned to the date of termination, and shall be permitted to exercise vested stock options and stock appreciation rights in accordance with the applicable award agreements, unless Jabil decides at that time to voluntarily make some type of severance payment. From time to time, we have at the time of termination entered into severance payment agreements for various reasons, including obtaining agreements from departing employees not to compete with Jabil for specified periods of time.

Change in Control Severance Arrangements. Jabil’s Named Executive Officers do not have change in control severance agreements. However, all options, stock appreciation rights and restricted stock awards issued under Jabil’s 1992 Stock Option Plan and the 2002 Stock Incentive Plan provide that, in the event of a change in control of Jabil, any award outstanding under the 2002 Stock Incentive Plan on the date of such change in control that is not yet vested will become fully vested on the earlier of (i) the first anniversary of the date of such change in control, if the grantee’s continuous status as an employee or consultant of Jabil does not terminate prior to such anniversary, or (ii) the date of termination of the grantee’s continuous status as an employee or consultant of Jabil as a result of termination by Jabil or its successor without cause or resignation by the grantee for good reason. However, an award will not become fully vested due to a change in control if the grantee’s continuous status as an employee or consultant terminates as a result of termination by Jabil or its successor for cause or resignation by the grantee without good reason prior to the first anniversary of the date of such change in control.

The 2002 Stock Incentive Plan and the 1992 Stock Option Plan provide that, in the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board of Directors may, in the exercise of its sole discretion in such instances, declare that any option awarded under the 2002 Stock Incentive Plan or the 1992 Stock Option Plan, or stock appreciation right awarded under the 2002 Stock Incentive Plan, will terminate as of a date fixed by the Board of Directors and give each grantee the right to exercise his option or stock appreciation right as to all or any part of the stock covered by such award, including shares as to which the option or stock appreciation right would not otherwise be exercisable.

In the event of a merger of Jabil with or into another corporation, or the sale of substantially all of the assets of Jabil, each outstanding option awarded under the 2002 Stock Incentive Plan and the 1992 Stock Option Plan, and each stock appreciation right awarded under the 2002 Stock Incentive Plan, will be assumed or an equivalent option and stock appreciation right will be substituted by the successor corporation, unless otherwise determined by the Board of Directors in its discretion. If such successor or purchaser refuses to assume or provide a substitute for the outstanding options or stock appreciation rights, the 2002 Stock Incentive Plan and the 1992 Stock Option Plan provide for the acceleration of the exercisability and termination of all or some outstanding and unexercisable options and stock appreciation rights, unless otherwise determined by the Board of Directors in its discretion. In the event of the acquisition by any person, other than Jabil, of 50% or more of Jabil’s then outstanding securities, unless otherwise determined by the Board of Directors in its discretion, all outstanding options and stock appreciation rights which are vested and exercisable shall be terminated in exchange for a cash payment.

A summary of potential payments upon termination or change in control for our Named Executive Officers is set forth under “—Potential Payments Upon a Termination or Change in Control” below.

401(k) and Retirement Programs

We maintain a 401(k) Retirement Plan (our “401(k) Plan”), which is a tax-qualified, defined contribution retirement plan available to our U.S.-based employees who have completed a 90-day period of service. Subject to applicable Internal Revenue Code limits, employees may generally contribute up to 75% of eligible compensation. We make a matching contribution of up to 2% of eligible compensation. Additional contributions by Jabil are at the discretion of Jabil’s Board of Directors. We do not provide any other retirement benefits to our Named Executive Officers.

Nonqualified Deferred Compensation

Jabil does not provide a nonqualified deferred compensation arrangement for any of our Named Executive Officers.

Profit Sharing Plan

Jabil contributes to a profit sharing plan for all employees who have completed a 12-month period of service in which the employee has worked at least 1,000 hours.

Pension Plan

Jabil does not provide pension benefits for any of our Named Executive Officers.

Welfare and Other Benefits

We maintain welfare benefit programs for our U.S.-based employees, including medical and prescription coverage, dental and vision programs, short and long-term disability insurance, group life insurance and supplemental life insurance as well as customary vacation, leave of absence and other similar policies. Our Named Executive Officers are eligible to participate in these programs on the same basis as the rest of our salaried employees.

Perquisites

Generally, our executive officers receive perquisites that are generally available to our other salaried U.S. employees, such as contributions to our 401(k) Plan, contributions to our Profit Sharing Plan, and amounts paid on behalf of participating employees pursuant to our Employee Stock Purchase Plan, and have a relatively low incremental cost to us. For our 2007 fiscal year, our U.S.-based Named Executive Officers only received perquisites that are generally available to our salaried U.S. employees, and the total amount of such perquisites was relatively low (see those, for example, for Timothy L. Main, Forbes I.J. Alexander and Mark T. Mondello set forth in the Summary Compensation Table below under the “All Other Compensation” column and the related notes). In addition, those Named Executive Officers whom we asked to relocate overseas also received “expatriate benefits” that are intended to compensate them for additional economic costs that each of them faced as a result of our requiring them to serve outside the U.S., for things such as housing, local transportation expenses and foreign income taxes resulting from providing services in such foreign jurisdiction (see those, for example, for John P. Lovato and William D. Muir, Jr. set forth in the Summary Compensation Table below under the “All Other Compensation” column and the related notes).

Policies Relating to Our Common Stock

Insider Trading Policy and Stock Ownership Guidelines. Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. We restrict trading by our officers and directors, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to quarterly trading windows that begin at the close of business on the second trading day following the date of public disclosure of the financial results for the prior fiscal quarter or year and end on the first calendar day of the third fiscal month of the fiscal quarter. While we do not have a policy that specifically prohibits our executive officers from hedging the economic risk of stock ownership in our stock, we discourage our executive officers from entering into certain types of hedges with respect to our securities. In addition, federal securities laws prohibit our executive officers from selling “short” our stock.

Tax and Accounting Considerations

Tax Deducibility of Executive Compensation

Section 162 (m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to Named Executive Officers in excess of $1 million. Certain compensation is specifically exempt from the deduction limit to the extent it is “performance-based.” In evaluating whether to structure executive compensation components as performance-based and thus, tax deductible, the Compensation Committee considers the net cost to us, and its ability to effectively administer executive compensation in the long-term interest of stockholders. Stock option grants and performance share awards made to executive officers under our Stock Incentive Plan and cash payments under our Annual Incentive Plan are structured generally to be fully deductible under Section 162(m). One reason for the Compensation Committee’s decision not to increase the CEO’s base salary for fiscal year 2007 was its intention to maximize his deductible performance-based compensation. The Compensation Committee believes, however, that it is important to preserve the flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, the Compensation Committee from time to time has approved elements of compensation that were consistent with the objectives of our executive compensation program, but that may not be fully deductible. For example, even though they were based upon specified performance measures, the supplemental incentive compensation awards approved by the Compensation Committee for fiscal year 2007 did not satisfy all of the requirements for the performance-based compensation exception to the Section 162(m) deduction limit.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe we are currently operating such plans in compliance with Section 409A. Pursuant to recently published final regulations, we may be required to amend some of our plans and arrangements to make them either exempt from or comply with Section 409A.

Accounting for Share-Based Compensation

Before we grant share-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers for the fiscal year ended August 31, 2007. The Named Executive Officers are our Chief Executive Officer and Chief Financial Officer, along with each of our next three most highly compensated executive officers, based upon their total compensation as reflected in the table below.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Timothy L. Main Chief Executive Officer, President and Director	2007	1,000,000	1,346,065	1,012,366	345,488	19,698	3,723,617
Forbes I.J. Alexander Chief Financial Officer	2007	475,000	463,417	311,259	134,269	7,778	1,391,723
Mark T. Mondello Chief Operating Officer	2007	600,000	685,714	499,753	188,448	8,336	1,982,251
John P. Lovato Senior Vice President, Regional President – Europe (7)	2007	400,000	370,942	270,526	140,976	955,895	2,138,339
William D. Muir, Jr. Senior Vice President, Regional President – Asia (8)	2007	400,000	370,942	262,737	140,976	404,358	1,579,013

(1)	The “Salary” column reflects the base salary for each of our Named Executive Officers, including salary increases effective on September 1, 2006.
(2)

Amounts shown under the “Stock Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with SFAS 123R for fiscal 2007 with respect to performance-based restricted stock awards. Under SFAS 123R, the fair value of such stock awards is determined as of the date of grant using our closing market price on the date of grant, and that amount was amortized by us ratably in monthly increments over the vesting period. Amounts shown reflect the partial amortization of grants made in fiscal 2007 as well as the partial amortization of stock awards granted in prior years which were not yet fully vested. The assumptions used for the valuations are set forth in Note 12 to our Consolidated Financial Statements. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2007 Table below and the discussion above in “Compensation Discussion and Analysis “ for information with respect to stock grants made in fiscal 2007 and the Outstanding Equity Awards at 2007 Fiscal Year End Table below with respect to stock awards made prior to fiscal 2007. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the Named Executive Officers.

(3)	Amounts shown under the “Option Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with SFAS 123R for fiscal 2007 with respect to stock appreciation rights granted to Named Executive Officers. Amounts shown reflect partial amortization of stock appreciation rights grants made in fiscal 2007 as well as the partial amortization of stock options and stock appreciation rights granted in prior years which were not fully vested. We recognized expense ratably in monthly increments over the vesting period. The assumptions used for the valuations are set forth in Note 12 to our Consolidated Financial Statements. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2007 Table below and the discussion above in “Compensation Discussion and Analysis “ for information with respect to stock appreciation rights granted in fiscal 2007 and the Outstanding Equity Awards at 2007 Fiscal Year End Table below for information with respect to options and stock appreciation rights granted prior to fiscal 2007. These amounts reflect our accounting for these stock option and stock appreciation rights grants and do not correspond to the actual values that may be recognized by the Named Executive Officers.
(4)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent supplemental incentive award amounts under our Annual Incentive Plan for services performed in fiscal 2007. For additional information about our Annual Incentive Plan and these payouts see the discussion above in “Compensation Discussion and Analysis “ and the Grants of Plan-Based Awards in Fiscal 2007 Table below.
(5)	This column does not include any cash dividends paid on shares of restricted stock held by the Named Executive Officers during the 2007 fiscal year, as these dividends were reflected in the grant date fair value of each of the applicable restricted stock grants (as calculated under SFAS 123R). The following table describes the components of the “All Other Compensation” column:

Name	Company Contributions to 401k Plan ($)	Profit Sharing ($)	Perquisites and Other Personal Benefits ($)		Expatriate Benefits ($)		Total ($)
Timothy L. Main	—	12,449	7,249	(a)	—		19,698	(b)
Forbes I.J. Alexander	2,249	5,529	—		—		7,778
Mark T. Mondello	1,154	7,182	—		—		8,336
John P. Lovato	2,250	4,993	4,201	(c)	944,451	(d)	955,895
William D. Muir, Jr.	1,596	3,316	7,249	(a)	392,197	(e)	404,358

(a)	Represents a benefit received by the executive officer as a result of his participation in Jabil’s Employee Stock Purchase Plan.
(b)	Jabil maintains a golf club membership for business purposes. On a few occasions during the 2007 fiscal year, Mr. Main used the membership for personal purposes. As Mr. Main paid all incremental costs associated with such use, we have not included any amount in this table associated with such use.
(c)	Includes: (i) a $2,716 benefit received by Mr. Lovato as a result of Jabil paying certain expenses in connection with Mr. Lovato’s obtaining a renewal of his Belgium work permit, and (ii) a $1,485 benefit received by Mr. Lovato as a result of Jabil paying certain expenses associated with Mr. Lovato undergoing a physical examination at the Mayo Clinic.
(d)	This sum is equal to the following amounts paid by Jabil to Mr. Lovato, or to some third party on behalf of Mr. Lovato, as a result of his work assignment in Belgium:

(i)	$58,027 in connection with Mr. Lovato’s housing in Belgium.
(ii)	$70,617 in order to compensate Mr. Lovato for the difference in purchasing power between St. Petersburg, Florida and Belgium.
(iii)	$12,066 for Mr. Lovato’s car and other transportation expenses while in Belgium.
(iv)	$8,947 for travel expenses incurred by Mr. Lovato and his family in traveling from Belgium to St. Petersburg, Florida and then back to Belgium.
(v)	$7,755 in exchange rate equalization payments.
(vi)	$472,697 payment on behalf of Mr. Lovato of 2004 and 2006 Belgium tax assessments and 2007 estimated Belgium income taxes, each resulting from him providing services to Jabil in Belgium.

(vii)	$300,941 to reimburse Mr. Lovato for his 2005 and 2006 U.S. income taxes resulting from the benefits listed in (i) through (vi) above.
(viii)	$7,773 as a U.S. tax “gross-up” reimbursement for the additional Belgium income taxes owed by Mr. Lovato as a result of the benefits listed in (i) through (vi) above.
(ix)	$5,628 as a U.S. tax “gross-up” reimbursement for the additional U.S. income taxes owed by Mr. Lovato as a result of the benefit listed in (vii) above.
(e)	This sum is equal to the following amounts paid by Jabil to Mr. Muir, or to some third party on behalf of Mr. Muir, as a result of his work assignment in China:
(i)	$114,189 in connection with Mr. Muir’s housing in China.
(ii)	$24,425 for Mr. Muir’s car and other transportation expenses while in China.
(iii)	$16,047 for the education in China of the children of Mr. Muir.
(iv)	$15,721 for travel expenses incurred by Mr. Muir and his family in traveling from China to St. Petersburg, Florida and then back to China.
(v)	$109,586 payment on behalf of Mr. Muir of 2007 China income taxes resulting from him providing services to Jabil in China.
(vi)	$77,759 to reimburse Mr. Muir for his 2006 U.S. income taxes resulting from the benefits listed in (i) through (v) above.
(vii)	$4,506 as a U.S. tax “gross-up” reimbursement for the additional China income taxes owed by Mr. Muir as a result of the benefits listed in (i) through (v) above.
(viii)	$29,964 as a tax “gross-up” reimbursement for the additional U.S. income taxes owed by Mr. Muir as a result of the benefit listed in (vi) above.
(7)	Mr. Lovato was our Senior Vice President, Regional President – Europe at the end of our 2007 fiscal year, and was named Executive Vice President, Chief Executive Officer, Consumer Division in September 2007.
(8)	Mr. Muir was our Senior Vice President, Regional President – Asia at the end of our 2007 fiscal year, and was named Executive Vice President, Chief Executive Officer, EMS Division in September 2007.

Grants of Plan-Based Awards in Fiscal 2007

The following table provides information about cash and equity incentive compensation awarded to our Named Executive Officers in fiscal 2007, including: (1) the grant date of equity awards; (2) the range of possible cash payouts under our Annual Incentive Plan for fiscal 2007 performance; (3) the range of performance-based restricted stock shares that may be earned in respect of the fiscal 2007 to fiscal 2009 performance period; (4) the number and exercise price of stock appreciation rights grants; and (5) the grant date fair value of the performance-based restricted stock and stock appreciation rights computed under SFAS 123R.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of	Exercise or Base Price of Option Awards	Market Price of Jabil Stock on	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Underlying Options (3)	($/Share) (4)	Grant Date (4)	Awards($) (5)
Timothy L. Main	10/26/06	$132,000	$1,100,000	$2,200,000	32,000	80,000	160,000	140,000	29.31	29.45	4,222,200
Forbes I.J. Alexander	10/26/06	$51,300	$427,500	$855,000	10,434	26,085	52,170	45,763	29.31	29.45	1,378,224
Mark T. Mondello	10/26/06	$72,000	$600,000	$1,200,000	17,085	42,712	85,424	74,933	29.31	29.45	2,256,725
John P. Lovato	10/26/06	$43,200	$360,000	$720,000	8,237	20,593	41,186	36,128	29.31	29.45	1,088,050
William D. Muir, Jr.	10/26/06	$43,200	$360,000	$720,000	8,237	20,593	41,186	36,128	29.31	29.45	1,088,050

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our Annual Incentive Plan in respect of fiscal 2007 performance. If performance is below threshold then no amounts will be paid. For additional information related to the annual cash incentive awards including performance targets, measures and weighting, see “—Discussion and Analysis.”
(2)

The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based restricted stock awards granted under our 2002 Stock Incentive Plan in fiscal 2007 for the three-year performance period covering fiscal years 2007 through 2009. The number of shares that will be earned by each Named Executive Officer will range from 0% to 200% of the target number of shares and will be based upon the compounded annual growth rate of Jabil’s core earnings per share. For additional information related to the performance measures and targets, see “—Discussion and Analysis.” During the performance period, cash dividend payments are paid in an amount equal to dividends paid on our common stock. A Named Executive Officer must remain employed with us through the last day of the performance period to earn an award. See “—Potential Payments Upon Termination or Change in Control” for treatment of performance-based restricted stock upon a change in control.

(3)	The “All Other Option Awards: Number of Securities Underlying Options” column shows the stock appreciation rights granted to our Named Executive Officers during fiscal 2007. These stock appreciation rights vest 1/12 on the date that is one year and three months after the grant date, and an additional 1/12 on the same calendar date of each successive three-month period thereafter. These stock appreciation rights expire no later than 10 years from the date of grant. See “—Potential Payments Upon Termination or Change in Control” for treatment of stock appreciation rights upon a change in control. For additional information related to the terms and conditions of the stock appreciation rights granted by Jabil, see the Outstanding Equity Awards at 2007 Fiscal Year End Table below.
(4)	The “Exercise or Base Price of Option Awards” column shows the base price for the stock appreciation rights granted, which was the closing price of Jabil’s common stock on October 25, 2006. The grants were approved by the Compensation Committee on October 26, 2006 using the closing price on October 25, 2006, in accordance with the terms of our 2002 Stock Incentive Plan, which defines “fair market value” of Jabil’s common stock as of any date as the closing sales price for the common stock on the last market trading day prior to the day of determination.
(5)	The “Grant Date Fair Value of Stock and Option Awards” column shows the full grant date fair value of the performance-based restricted stock and stock appreciation rights granted to the Named Executive Officers in fiscal 2007. The grant date fair value of the awards is determined under SFAS 123R and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual SFAS 123R accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. For performance-based restricted stock awards, the grant date fair value is based on a grant price of $29.45. The assumptions used for determining values are set forth in Note 12 to our Consolidated Financial Statements. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the Named Executive Officers.

Outstanding Equity Awards at Fiscal 2007 Year End

The following table provides information regarding outstanding unexercised stock options (including stock appreciation rights) and unvested stock awards held by each of our Named Executive Officers as of August 31, 2007. Each grant of options or unvested stock awards is shown separately for each Named Executive Officer. The vesting schedule for each award of options is shown following this table based on the option grant date.

	Option Awards					Stock Awards
Name	Option Grant Date (1)	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)(5)
Timothy L. Main	10/20/1999	141,600	—	23.09	10/20/2009	—	—	—	—
	10/12/2000	141,900	—	42.75	10/12/2010	—	—	—	—
	9/21/2001	248,900	—	15.00	9/21/2011	—	—	—	—
	10/17/2002	115,600	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	105,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	65,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	105,000	—	24.02	10/20/2014	50,000	1,110,000	—	—
	10/25/2005	46,666	93,334	30.05	10/24/2015	—	—	80,000	1,776,000
	10/26/2006	—	140,000	29.31	10/25/2016	—	—	80,000	1,776,000
Forbes I.J. Alexander	10/20/1999	20,000	—	23.09	10/20/2009	—	—	—	—
	10/12/2000	13,100	—	42.75	10/12/2010	—	—	—	—
	10/17/2002	11,592	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	25,000	555,000	—	—
	10/11/2005	12,845	25,692	29.79	10/10/2015	—	—	21,966	487,645
	10/26/2006	—	45,763	29.31	10/25/2016	—	—	26,085	579,087
Mark T. Mondello	9/1/1998	25,240	—	5.88	9/1/2008	—	—	—	—
	11/17/1998	80,000	—	12.21	11/17/2008	—	—	—	—
	10/20/1999	30,000	—	23.09	10/20/2009	—	—	—	—
	10/12/2000	28,300	—	42.75	10/12/2010	—	—	—	—
	9/21/2001	79,600	—	15.00	9/21/2011	—	—		—
	10/17/2002	80,500	—	12.95	10/17/2012	—	—		—
	10/2/2003	75,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	120,000	—	24.02	10/20/2014	25,000	555,000	—	—
	10/11/2005	21,543	43,087	29.79	10/10/2015	—	—	36,839	817,826
	10/26/2006	—	74,933	29.31	10/25/2016	—	—	42,712	948,206
John P. Lovato	10/12/2000	19,900	—	42.75	10/12/2010	—	—	—	—
	10/17/2002	21,592	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	65,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	20,000	444,000	—	—
	10/11/2005	10,704	21,410	29.79	10/10/2015	—	—	18,305	406,371
	10/26/2006	—	36,128	29.31	10/25/2016	—	—	20,593	457,165
William D. Muir, Jr.	10/20/1999	17,000	—	23.09	10/20/2009	—	—	—	—
	12/22/2000	10,500	—	21.38	12/22/2010	—	—	—	—
	9/21/2001	30,786	—	15.00	9/21/2011	—	—	—	—
	9/21/2001	214	—	24.85	9/21/2011	—	—	—	—
	10/17/2002	64,400	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	20,000	444,000	—	—
	10/11/2005	10,704	21,410	29.79	10/10/2015	—	—	18,305	406,371
	10/26/2006	—	36,128	29.31	10/25/2016	—	—	20,593	457,165

(1)

The options include incentive stock options, nonqualified stock options and stock appreciation rights. The exercise or base price for all grants is the closing price of a share of our common stock on the last trading day before the date of grant, in accordance with the terms of our equity incentive plans. The exercise price of stock options may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. All stock appreciation rights are settled in shares of our common stock. In the event of termination of employment for any reason, stock options and stock appreciation rights may be exercised only to the extent they were vested on the date of termination. In the event of termination for any reason other than death or disability, stock options and stock appreciation rights may be exercised during the 30-day period following termination. In the event of death or disability, stock options and stock appreciation rights remain exercisable for a period of 12 months. The following table details the vesting schedule for stock option and stock appreciation rights grants based upon the grant date. In general, stock options and stock appreciation rights expire 10 years from the date of grant.

Grant Date	Vesting
9/1/1998	Options vest at a rate of 12% after the first six months (on March 1, 1999) and 2% per month thereafter, becoming fully vested after a 50-month period (on November 1, 2002).
11/17/1998	Options vest at a rate of 12% after the first six months (on May 17, 1999) and 2% per month thereafter, becoming fully vested after a 50-month period (on January 17, 2003).
10/20/1999	Options vest at a rate of 12% after the first six months (on April 20, 2000) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 20, 2003).
10/12/2000	Options vest at a rate of 12% after the first six months (on April 12, 2001) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 12, 2004).
12/12/2000	Options vest at a rate of 12% after the first six months (on June 12, 2001) and 2% per month thereafter, becoming fully vested after a 50-month period (on February 12, 2005).
10/17/2002	Options vest at a rate of 12% after the first six months (on April 17, 2003) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 17, 2006).
10/2/2003	Options vest at a rate of 12% after the first six months (on April 2, 2004) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 2, 2007).
12/16/2003	Options vest upon the earlier of 7 years (on December 16, 2010) or satisfaction of specific performance goals. The performance goals associated with this grant are based upon the Company’s total shareholder return compared to peer group companies.
10/20/2004	Options vest at a rate of 12% after the first six months (on April 20, 2005) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 20, 2008).
10/11/2005	Stock appreciation rights vest at a rate of one-twelfth fifteen months after the grant date (on January 11, 2007) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 11, 2009).
10/26/2006	Stock appreciation rights vest at a rate of one-twelfth fifteen months after the grant date (on January 26, 2008) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 26, 2010).

(2)	These are grants of shares under a time accelerated restricted stock appreciation program (TARSAP). Shares vest and will cease being restricted upon the earlier of 5 years from the date of grant or satisfaction of specific performance goals. During the restriction period of restricted stock, the holder may exercise full voting rights, but may not transfer or otherwise dispose of such shares. Dividends are paid in cash on shares of restricted stock in an amount equal to the dividend payments on our common stock. Upon termination of employment for any reason prior to full vesting, unvested shares of restricted stock are forfeited. See “—Potential Payments Upon Termination or Change in Control” for treatment of restricted stock upon a change in control.
(3)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $22.20, the closing market price of Jabil common stock on August 31, 2007.
(4)	These amounts represent the number of shares of performance-based restricted stock granted (a) in fiscal 2006 with a three-year performance period covering fiscal years 2006 through 2008 and (b) granted in fiscal 2007 with a three-year performance period covering fiscal years 2007 through 2009. The number of shares and related values as of August 31, 2007 represent the award that was granted at target. Actual results may cause our Named Executive Officers to earn more or fewer shares. All performance-based restricted stock shares provide for the payment of cash dividends in an amount equal to the dividend payments on our common stock. For more information regarding performance-based restricted stock, see the Grants of Plan-Based Awards in Fiscal 2007 Table above and “—Discussion and Analysis.”
(5)	The market value shown was determined by multiplying the number of unearned performance-based restricted stock shares (at maximum) by $22.20, the closing market price of Jabil common stock on August 31, 2007.

Option Exercises and Stock Vested in Fiscal 2007

The following table provides information for each of our Named Executive Officers regarding (1) stock option and stock appreciation rights exercises during fiscal 2007, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards during fiscal 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2)
Timothy L. Main	—	—	—	—
Forbes I.J. Alexander	—	—	—	—
Mark T. Mondello	136,960	2,828,026	—	—
John P. Lovato	—	—	—	—
William D. Muir, Jr.	18,000	310,410	—	—

(1)	The value realized upon the exercise of stock options and stock appreciation rights is the difference between the exercise or base price and the market price of our common stock upon exercise for each option or stock appreciation right. The value realized was determined without considering any taxes that were owed upon exercise.
(2)	Upon the vesting and release of shares of restricted stock, shares are surrendered to satisfy income tax-withholding requirements. The amounts shown and value realized do not give effect to the surrender of shares to cover such tax-withholding obligations. The value realized was determined by multiplying the number of shares that vested by the closing market price of Jabil common stock on the vesting date.

Potential Payments upon Termination or a Change in Control

Jabil’s Named Executive Officers do not have employment agreements. Accordingly, upon a termination, for cause, no cause, change of control or any other reason whatsoever, the applicable Named Executive Officer(s) shall only receive salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of severance payment. The effect of termination on equity awards of the Named Executive Officers is described in the table below and in “—Change in Control Severance Arrangements” above.

If termination of a Named Executive Officer’s employment were to occur for a reason other than a change in control, then such Named Executive Officer would not receive any additional amounts. The following table sets forth the additional amounts that could have been realized by each Named Executive Officer if termination of his employment were to occur as of August 31, 2007 as a result of a change in control, based on the closing price of Jabil’s common stock on such date. The value we give below for options and SARs (which we refer to below as net market value) is equal to the number of unvested options and SARs on August 31, 2007 multiplied by the difference between the closing price on such date and the exercise price for such options and SARs.

Termination Scenarios

Timothy L. Main	Change in Control
Salary	$0
Bonus	$0
Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.
Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $8,214,000 would vest.

Forbes I.J. Alexander	Change in Control
Salary	$0
Bonus	$0
Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.

Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $2,688,464 would vest.

Mark T. Mondello	Change in Control
Salary	$0
Bonus	$0
Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.
Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $4,087,064 would vest.

John P. Lovato	Change in Control
Salary	$0
Bonus	$0
Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.
Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $2,171,071 would vest.

William D. Muir, Jr.	Change in Control
Salary	$0
Bonus	$0
Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.
Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $2,171,071 would vest.

Director Compensation

During the 2007 fiscal year, non-employee directors received the following annual compensation, payable quarterly: $52,500 for serving as a member of the Board of Directors; $10,000 for serving as a non-chair member of the Audit Committee; $20,000 for serving as chair of the Audit Committee; $5,000 for serving as a non-chair member of the Compensation Committee; $10,000 for serving as the chair of the Compensation Committee; $5,000 for serving as a non-chair member of the Nominating and Corporate Governance Committee; and $10,000 for serving as the chair of the Nominating and Corporate Governance Committee. In addition, Ms. Walters received $20,000 during the 2007 fiscal year for serving as the sole member of the Board’s Special Committee that was appointed to review the allegations in the stock option-related shareholder derivative actions filed against Jabil. No director currently receives any additional cash compensation for attendance at Board of Directors or committee meetings. Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board of Directors and committee meetings. In addition, non-employee directors are also eligible to receive awards under Jabil’s 2002 Stock Incentive Plan. For the 2007 fiscal year, each non-employee director received a restricted stock award of 7,500 shares of Jabil’s common stock, 1/8th of which vest every six months.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Laurence S. Grafstein	62,500	220,875	283,375
Mel S. Lavitt	72,500	220,875	293,375
Timothy L. Main	—	—	—
William D. Morean	52,500	220,875	273,375
Lawrence J. Murphy	52,500	220,875	273,375
Frank A. Newman	77,500	220,875	298,375
Steven A. Raymund	82,500	220,875	303,375
Thomas A. Sansone	52,500	220,875	273,375
Kathleen A. Walters	72,500	220,875	293,375

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “related party” had, has or will have a direct or indirect material interest. “Related parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Audit Committee meeting, the Audit Committee’s chair shall have the authority to act on behalf of the Audit Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Audit Committee (or, as applicable, the Audit Committee chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.

Since the Related Party Transactions Policy was established following Jabil’s 2007 fiscal year, the transactions discussed below were not subject to review, approval or ratification under the Related Party Transactions Policy.

Related Party Transactions

During its 2005, 2006 and 2007 fiscal years, Jabil was a party to an arm’s-length agreement, in compliance with Federal Aviation Administration Rules, with an entity (“Indigo”) controlled by William D. Morean, a director of Jabil, for Jabil’s use of Indigo’s aircraft for Jabil’s business purposes. This agreement has proven to be beneficial for Jabil in that it enables Jabil access to Indigo’s aircraft when Jabil’s aircraft is either inappropriate or unavailable for its desired business use. Under the agreement, Jabil paid market competitive hourly rental rates and certain ancillary costs incurred while the aircraft was being used by Jabil, such as fuel, oil, landing fees, etc. Jabil did not pay for Mr. Morean’s personal use of the aircraft. During its 2005, 2006 and 2007 fiscal years, Jabil paid approximately $74,000, $127,000 and $67,000, respectively, for its use of Indigo’s aircraft. During its 2005, 2006 and 2007 fiscal years, Jabil provided Mr. Morean limited personal use of Jabil’s aircraft. Jabil charged, pursuant to and in compliance with Federal Aviation Administration Rules, Mr. Morean for such use, an amount equal to two-times the cost of fuel for flights, plus certain related expenses such as landing fees, tie down fees, etc., which totaled approximately $64,000, $27,000 and $56,000, respectively. Mr. Morean and Indigo also had an agreement with Jabil at market competitive rates for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use and for maintenance scheduling fees. During its 2005, 2006 and 2007 fiscal years, Mr. Morean and Indigo paid Jabil approximately $145,000, $142,000 and $136,000, respectively, for such flight crew’s services, maintenance scheduling and the cost of pilot training attributable to Indigo’s aircraft. Jabil and Indigo also insure their respective aircraft under a mutual policy, which enabled Jabil to take advantage of a quantity discount for aircraft insurance and pay less for its aircraft insurance than it would pay without the Indigo aircraft on the policy. During its 2005, 2006 and 2007 fiscal years, Jabil paid approximately $93,000, $75,000 and $79,000, respectively, for the portion of the cost of the policy attributable to Indigo’s aircraft, which was subsequently reimbursed by Indigo. Apart from Jabil’s use of Indigo’s aircraft and the other matters described above, during the 2005 fiscal year Mr. Morean used aircraft owned by Jabil for personal use pursuant to the terms of a “time-share” agreement.

Mr. Charles A. Main, a brother of Timothy L. Main, the Chief Executive Officer, President and a director of Jabil, is employed by Jabil’s Business Development division and his compensation for the 2007 fiscal year consisted of the following items: a base salary of $126,615, grants of performance-based restricted shares and stock-settled stock appreciation rights (Jabil’s fiscal year 2007 expense calculated under SFAS 123R for these awards and certain prior year awards was $93,787), a bonus of $123,750, a $4,434 contribution by Jabil on his behalf to his 401k plan, $34,326 as a result of his participation in Jabil’s Profit Sharing Plan, $7,249 paid by Jabil on his behalf as a result of his participation in Jabil’s Employee Stock Purchase Plan, $15,393 paid by Jabil on his behalf as a result of his relocation and monthly storage fees and $196,105 for costs associated with his expatriate assignment outside of the U.S. and certain associated taxes (for total compensation of $601,659). During the 2005 and 2006 fiscal years, Mr. Charles A. Main earned $224,632 and $243,086, respectively, which included base salary, bonus, profit sharing and other routine employee benefits. In addition, Jabil awarded to Mr. Charles A. Main 4,000 stock options (which vest at a rate of 12% after the first six months after the date of grant and then 2% per month thereafter, and have an exercise price per share of $24.02 and an expiration date of October 20, 2014) during the 2005 fiscal year and 2,830 SARs (which vest at a rate of 8.33% after the first fifteen months after the date of grant and then 8.33% every three months thereafter, and have an exercise price per share of $29.79 and an expiration date of October 10, 2015) and 2,900 restricted shares (with performance-based vesting, if any, occurring over three years based on certain Company earnings-based criteria) during the 2006 fiscal year.

PRINCIPAL STOCKHOLDERS

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of January 31, 2008 (the “Measurement Date”), by: (i) each of Jabil’s directors; (ii) each of the Named Executive Officers listed in the Summary Compensation Table; (iii) all current directors and executive officers of Jabil as a group and (iv) each person known by Jabil to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership of such shares within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 210,201,690 shares of Jabil’s common stock were issued and outstanding as of January 31, 2008.

Directors, Named Executive Officers and Principal Stockholders	Number of Shares(1)(2)	Percent of Total
Principal Stockholders:
William D. Morean(3)(4)(5)	16,264,420	7.7%
c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716
Audrey M. Petersen(3)(6)	13,974,005	6.6%
c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716
Capital Group International, Inc.(7)	27,540,510	13.1%
11100 Santa Monica Blvd. Los Angeles, California 90025
FMR Corp.(8)	21,854,200	10.4%
82 Devonshire Street Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.(9)	12,075,823	5.7%
100 E. Pratt Street Baltimore, Maryland 21202
Directors(5):
Thomas A. Sansone(10)	3,654,492	1.7%
Timothy L. Main(11)	1,607,487	*
Lawrence J. Murphy(12)	174,750	*
Mel S. Lavitt(13)	106,750	*
Steven A. Raymund(14)	132,570	*
Frank A. Newman(15)	134,750	*
Laurence S. Grafstein(16)	71,750	*
Kathleen A. Walters(17)	25,750	*
Named Executive Officers:
Forbes I.J. Alexander(18)	385,794	*
Mark T. Mondello(19)	1,061,702	*
John P. Lovato(20)	409,018	*
William D. Muir, Jr.(21)	452,911	*
All current directors and executive officers as a group (16 persons)(22)	24,976,380	11.7%

*	Less than one percent.
(1)

This column does not include any shares subject to SARs held by Jabil’s executive officers. As of the Measurement Date, Jabil’s executive officers held a total of 866,347 SARs, of which 170,484 have vested as of the Measurement Date or will have vested within 60 days of the Measurement Date. Upon exercise of a SAR, the holder will receive the number of shares of Jabil’s common stock that has a total value which is equivalent to the difference between the exercise price of the SAR and the fair market value of Jabil’s common stock on the date of exercise. As of the

Measurement Date, the fair market value of Jabil’s common stock (based on its closing sales price on the NYSE) was $13.25 per share, which is lower than the exercise price of all of the SARs held by Jabil’s executive officers on the Measurement Date. Thus, as of the Measurement Date, none of the SARs held by Jabil’s executive officers were exercisable. If Jabil’s stock price increases to a sufficient level (in the case of one executive officer, above $22.65; and in the case of the other seven executive officers, above $29.31), then certain of these SARs could become exercisable within 60 days of the Measurement Date.

(2)	Some or all of the Directors and Executive Officers hold their respective shares in brokerage accounts that contain standard language that can be triggered any time such individual buys securities on margin. As a result of such arrangements, all of the shares owned by our Directors and Named Executive Officers may be deemed to be pledged.
(3)	Includes 11,542,902 shares held by the William E. Morean Residual Trust, as to which Mr. William D. Morean and Ms. Audrey M. Petersen (Mr. Morean’s mother) share voting and dispositive power as members of the Management Committee created under the Trust.
(4)	Includes (i) 4,268,908 shares held by the William D. Morean 2007 Grantor Retained Annuity Trust, of which Mr. Morean is the sole trustee, as to which Mr. Morean has sole voting and dispositive power, (ii) 198,900 shares held by Eagle’s Wing Foundation, a private charitable foundation of which Mr. Morean is a director and with respect to which Mr. Morean may be deemed to have shared voting and dispositive power, (iii) 33,048 shares held by the William D. Morean Trust, of which Mr. Morean is trustee, as to which Mr. Morean has sole voting and dispositive power, (iv) 179,000 shares subject to options held by Mr. Morean that are exercisable within 60 days of the Measurement Date, (v) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership and (vi) 20,125 shares of restricted stock, of which Mr. Morean has voting power, but not dispositive power.
(5)	Mr. Morean is a Director of Jabil in addition to being a Principal Stockholder.
(6)	Includes (i) 2,392,793 shares held by Morean Limited Partnership, a North Carolina limited partnership, of which Morean-Petersen, Inc. is the sole general partner, as to which Ms. Petersen has sole voting and dispositive power; Ms. Petersen is the President of Morean-Petersen, Inc., (ii) 2,510 shares held by Audrey Petersen Revocable Trust, of which Ms. Petersen is trustee, as to which Ms. Petersen has sole voting and dispositive power and (iii) 35,800 shares held by the Morean Petersen Foundation, Inc., a private charitable foundation of which Ms. Petersen is a director and with respect to which Ms. Petersen may be deemed to have shared voting and dispositive power.
(7)	The amount shown and the following information is derived from a Schedule 13G/A filed by Capital Group International, Inc. (“CGII”), reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G/A, CGII has sole voting power over 20,717,000 shares and sole dispositive power over 27,540,510 shares. CGII is the parent holding company of the following wholly-owned subsidiaries, that hold investment power, and in some cases, voting power over certain shares: (i) Capital Guardian Trust Company, (ii) Capital International Research and Management, Inc., (iii) Capital International Limited and (iv) Capital International S.A.
(8)	The amount shown and the following information is derived from a Schedule 13G filed by FMR Corp., reporting beneficial ownership as of August 9, 2007. According to the Schedule 13G, FMR Corp. has sole voting power over 629,285 shares and sole dispositive power over 21,854,200 shares. Fidelity Management & Research Company (a wholly-owned subsidiary of FMR Corp.), Strategic Advisers, Inc. (a wholly-owned subsidiary of FMR Corp.) and Pyramis Global Advisors Trust Company (an indirect wholly-owned subsidiary) each hold investment power, and in some cases, voting power over certain shares.
(9)	The amount shown and the following information is derived from a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”), reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G, Price Associates has sole voting power over 2,250,589 shares and sole dispositive power over 12,075,823 shares.
(10)	Includes (i) 2,000,000 shares held by a Grantor Retained Annuity Trust, of which Mr. Sansone is the sole trustee, as to which Mr. Sansone has sole voting and dispositive power, (ii) 982,634 shares held by TASAN Limited Partnership, a Nevada limited partnership, of which TAS Management, Inc. is the sole general partner, as to which Mr. Sansone has sole voting and dispositive power; Mr. Sansone is President of TAS Management, Inc., (iii) 471,325 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power, (iv) 140,100 shares subject to options held by Mr. Sansone that are exercisable within 60 days of the Measurement Date, (v) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership and (vi) 20,125 shares of restricted stock, of which Mr. Sansone has voting power, but not dispositive power.
(11)	Mr. Main is also Chief Executive Officer and President of Jabil, and thus is also a Named Executive Officer in addition to being a Director. Includes (i) 873,000 shares subject to options held by Mr. Main that are exercisable within 60 days of the Record Date, (ii) 3,027 total shares owned separately by three trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership and (iii) 649,000 shares of restricted stock, of which Mr. Main has voting power, but not dispositive power.

(12)	Includes (i) 143,000 shares subject to options held by Mr. Murphy that are exercisable within 60 days of the Measurement Date and (ii) 20,125 shares of restricted stock, of which Mr. Murphy has voting power, but not dispositive power.
(13)	Includes (i) 79,000 shares subject to options held by Mr. Lavitt that are exercisable within 60 days of the Measurement Date, (ii) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership and (iii) 20,125 shares of restricted stock, of which Mr. Lavitt has voting power, but not dispositive power.
(14)	Includes (i) 42,477 shares held by a Grantor Retained Annuity Trust, of which Mr. Raymund’s wife is the sole trustee, as to which Mr. Raymund’s wife has sole voting and dispositive power, (ii) 63,280 shares subject to options held by Mr. Raymund that are exercisable within 60 days of the Measurement Date, (iii) 2,000 shares beneficially owned by Mr. Raymund’s spouse and (iv) 20,125 shares of restricted stock, of which Mr. Raymund has voting power, but not dispositive power.
(15)	Includes (i) 79,000 shares subject to options held by Mr. Newman that are exercisable within 60 days of the Measurement Date and (ii) 20,125 shares of restricted stock, of which Mr. Newman has voting power, but not dispositive power.
(16)	Includes (i) 39,000 shares subject to options held by Mr. Grafstein that are exercisable within 60 days of the Measurement Date and (ii) 20,125 shares of restricted stock, of which Mr. Grafstein has voting power, but not dispositive power.
(17)	Includes 20,125 shares of restricted stock, of which Ms. Walters has voting power, but not dispositive power.
(18)	Includes (i) 174,692 shares subject to options held by Mr. Alexander that are exercisable within 60 days of the Measurement Date and (ii) 211,102 shares of restricted stock, of which Mr. Alexander has voting power, but not dispositive power.
(19)	Includes (i) 590,640 shares subject to options held by Mr. Mondello that are exercisable within 60 days of the Measurement Date and (ii) 334,102 shares of restricted stock, of which Mr. Mondello has voting power, but not dispositive power.
(20)	Includes (i) 221,492 shares subject to options held by Mr. Lovato that are exercisable within 60 days of the Measurement Date and (ii) 167,796 shares of restricted stock, of which Mr. Lovato has voting power, but not dispositive power.
(21)	Includes (i) 252,900 shares subject to options held by Mr. Muir that are exercisable within 60 days of the Measurement Date, (ii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership, (iii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership and (iv) 167,796 shares of restricted stock, of which Mr. Muir has voting power, but not dispositive power.
(22)	Includes (i) 3,105,904 shares subject to options held by eight executive officers (including one employee director) and eight non-employee directors that are exercisable within 60 days of the Measurement Date, (ii) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership, (iii) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership, (iv) 3,027 total shares owned separately by three trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership, (v) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership, (vi) 2,000 shares beneficially owned by Mr. Raymund’s spouse, (vii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership, (viii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership and (ix) 1,899,296 shares of restricted stock held by eight executive officers (including one employee director) and eight non-employee directors, of which the officers and directors hold voting power, but not dispositive power.

THE EXCHANGE OFFER

Pursuant to the Registration Rights Agreement Jabil agreed to use its best efforts:

(1) to file a registration statement with the SEC with respect to New Securities identical in all material respects to the Old Securities but registered under the Securities Act and without terms imposing transfer restrictions;

(2) to cause the registration statement to be declared effective under the Securities Act on or prior to July 14, 2008; and

(3) to keep the exchange offer open for not less than 20 business days after notice of the exchange offer is mailed, but in any event, to cause the exchange offer to be consummated on or prior to September 12, 2008.

The Registration Rights Agreement provides that, in the event the registration statement filed with the SEC with respect to the New Securities is not declared effective by the SEC prior to July 14, 2008, or ceases to be effective during the term of the exchange offer, or during the one-year period following the exchange offer, Jabil will be required to pay a special interest premium of 0.25% per annum on the Old Securities over and above the regular interest on the Old Securities for the first 60-day period immediately following such date and of 0.50% per annum thereafter, provided however, that upon effectiveness of the registration statement that was not declared effective or that had ceased to be effective during the required period, the special interest premium shall cease to accrue.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Securities in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

If: (i) because of any change in law or in currently prevailing interpretations of the SEC staff, we are not permitted to effect the exchange offer; (ii) the exchange offer is not consummated by September 12, 2008; (iii) any initial purchaser of the Old Securities so requests with respect to Old Securities that are not eligible to be exchanged for New Securities in the exchange offer and that are held by it following consummation of the exchange offer; (iv) any holder (other than an initial purchaser of the Old Securities) is not eligible to participate in the exchange offer; (v) if any initial purchaser of the Old Securities that participates in the exchange offer does not receive freely tradable New Securities in exchange for Old Securities constituting any portion of an unsold allotment, or if such an initial purchaser is not eligible to participate in the exchange offer (other than due solely to such initial purchaser’s status as an affiliate of ours within the meaning of the Securities Act or as a broker-dealer) or (vi) we so elect, then in each case we will (a) file, as promptly as practicable (but in no event more than 30 days after so required pursuant to the Registration Rights Agreement), a shelf registration statement covering resales of such Old Securities, or New Securities as applicable, (b) use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use our best efforts to keep effective the shelf registration statement for the period designated by Rule 144(d)(1)(ii), or such time as all of the applicable Debt Securities have been sold thereunder. We will, if a shelf registration statement is filed, provide to each holder of the applicable Debt Securities copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required by the Registration Rights Agreement. A holder that sells Debt Securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations). We will not have any obligation to include in the shelf registration statement holders who do not deliver such information to us.

Terms of the Exchange Offer; Period for Tendering Old Securities

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange Old Securities which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•

When you tender to us Old Securities as provided below, our acceptance of the Old Securities will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each Old Security you surrender to us in the exchange offer, we will issue you New Securities of equal principal amount.

•

We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the Old Securities. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of Old Securities at their addresses listed in the trustee’s security register with respect to the Old Securities.

•

The exchange offer expires at 5:00 p.m., New York City time, on             , 2008; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means             , 2008 or, if extended by us, the latest time and date to which the exchange offer is extended.

•

As of the date of this prospectus, $250.0 million in aggregate principal amount of Old Securities are outstanding. The exchange offer is not conditioned upon any minimum principal amount of Old Securities being tendered.

•	Our obligation to accept Old Securities for exchange in the exchange offer is subject to the conditions that we describe in the section called “— Conditions to the Exchange Offer” below.

•

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Old Securities, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all Old Securities previously tendered will remain subject to the exchange offer unless withdrawn.

Any Old Securities not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Securities that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “— Conditions to the Exchange Offer” are not satisfied.

•

We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Old Securities as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Business Wire News Service.

•	Holders of Old Securities do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•

Old Securities which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “— Resales of the New Securities.”

Important rules concerning the exchange offer

You should note that:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Securities tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular Old Securities not properly tendered or to not accept any particular Old Securities which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Securities either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender Old Securities in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of Old Securities for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular Old Securities either before or after the expiration date shall be final and binding on all parties.

•

Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Securities for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Securities

What to submit and how

If you, as the registered holder of Old Securities, wish to tender your Old Securities for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to The Bank of New York Trust Company, N.A. at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1) certificates for Old Securities must be received by the exchange agent along with the letter of transmittal;

(2) a timely confirmation of a book-entry transfer of Old Securities, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

(3) you must comply with the guaranteed delivery procedures described below.

The method of delivery of Old Securities, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or Old Securities should be sent to Jabil.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Securities being surrendered for exchange are tendered:

(1) by a registered holder of the Old Securities who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

(2) for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc.; or

•	a commercial bank or trust company having an office or correspondent in the U.S.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Securities, the Old Securities must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Securities and with the signature guaranteed.

If the letter of transmittal or any Old Securities or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by Jabil, proper evidence satisfactory to Jabil of its authority to act must be submitted.

Acceptance of Old Securities for Exchange; Delivery of New Securities

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all Old Securities properly tendered and will issue the New Securities promptly after expiration of the exchange offer. See “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue New Securities in exchange for Old Securities that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for Old Securities; or

•	a timely book-entry confirmation of transfer of Old Securities into the exchange agent’s account at DTC using the book-entry transfer procedures described below; and

•	a properly completed and duly executed letter of transmittal.

If we do not accept any tendered Old Securities for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing Old Securities in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged Old Securities without expense to the tendering holder or, in the case of Old Securities tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged Old Securities will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Old Securities at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Old Securities by causing DTC to transfer Old Securities into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the Old Securities so tendered will only be made after timely confirmation of book-entry transfer of Old Securities into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering Old Securities that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of Old Securities may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “— Exchange Agent” on or prior to the expiration date.

If your Old Securities are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your Old Securities of your intention to tender your Old Securities or not to tender your Old Securities. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of Old Securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your Old Securities. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

If you are a registered holder of Old Securities and you want to tender your Old Securities but your Old Securities are not immediately available, or time will not permit your Old Securities to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1) the tender is made through an eligible institution;

(2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and Notice of Guaranteed Delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of the Old Securities;

•	the amount of Old Securities tendered; and

•

the tender is being made by delivering that notice and guaranteeing that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered Old Securities, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent; and

(3) the certificates for all physically tendered Old Securities, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

You can withdraw your tender of Old Securities at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “— Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the Old Securities to be withdrawn;

•	the principal amount of the Old Securities to be withdrawn;

•	if certificates for Old Securities have been delivered to the exchange agent, the name in which the Old Securities are registered, if different from that of the withdrawing holder;

•

if certificates for Old Securities have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•

if Old Securities have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Securities and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Old Securities so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn Old Securities and wish to re-tender them, you may do so by following one of the procedures described under “— Procedures for Tendering Old Securities” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue New Securities in exchange for, any Old Securities and may terminate or amend the exchange offer, if at any time before the acceptance of Old Securities for exchange or the exchange of the New Securities for Old Securities, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

The condition contained in the preceding paragraph is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the preceding paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Securities tendered, and no New Securities will be issued in exchange for any Old Securities, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Consequences of Failure to Exchange

If you do not exchange your Old Securities for New Securities in the exchange offer, your Old Securities will remain subject to the restrictions on transfer of such Old Securities:

•	as set forth in the legend printed on the Old Securities as a consequence of the issuance of the Old Securities pursuant to the exemptions from the registration requirements of the Securities Act; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the Old Securities.

In general, you may not offer or sell your Old Securities unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Old Securities under the Securities Act.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent as set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent as follows:

Deliver To:

The Bank of New York Trust Company, N.A.

c/o The Bank of New York

Corporate Trust Operators

Reorganization Unit

101 Barclay Street – 7 East

New York, NY 10286

Attn: Mrs. Evangeline Gonzales

Facsimile Transmissions:

(212) 298-1915

To Confirm by Telephone or for Information:

(212) 815-3738

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile, electronic submission or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

Fees and expenses incurred in connection with the exchange offer will be paid by us. Such expenses include, among others, SEC registration fees, the fees and expenses of the trustee and the exchange agent, accounting and legal fees, printing costs and other related fees and expenses.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes on the consummation of the exchange offer. We will amortize the expenses of the exchange offer as additional interest expense over the term of the New Securities.

Transfer Taxes

Holders who tender their Old Securities for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Securities in the name of, or request that Old Securities not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resales of the New Securities

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Securities would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991 and the Shearman & Sterling LLP letter, made available on July 2, 1983.

However, any purchaser of Old Securities who is an “affiliate” of Jabil or who intends to participate in the exchange offer for the purpose of distributing the New Securities:

(1) will not be able to rely on the interpretation of the staff of the SEC;

(2) will not be able to tender its Old Securities in the exchange offer; and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the letter of transmittal each holder of the Old Securities will represent that:

(1) it is not our “affiliate;”

(2) any New Securities to be received by it were acquired in the ordinary course of its business; and

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the New Securities.

In addition, in connection with any resales of New Securities, any broker-dealer participating in the exchange offer who acquired Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Securities, other than a resale of an unsold allotment from the original sale of the Old Securities, with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of New Securities for a period of one year from the latest date that tendered Old Securities are accepted for exchange pursuant to the exchange offer.

DESCRIPTION OF OTHER INDEBTEDNESS

Amended and Restated Five Year Credit Facility

On July 19, 2007, we entered into a $1.2 billion amended and restated five-year unsecured Credit Facility. The Credit Facility consists of a revolving credit portion of $800.0 million and a term portion of $400.0 million. (The Credit Facility also contemplates a potential later increase of the revolving credit portion of up to an additional $200.0 million, if we and the lenders agree to such increase.) The revolving credit portion of the Credit Facility terminates on July 19, 2012, and the term portion of the Credit Facility requires payments of principal in annual installments of $20.0 million each, with a final payment of the remaining principal due on July 19, 2012.

As of January 21, 2008, the full $400.0 million of the term portion of the Credit Facility was outstanding, while $325.0 million was outstanding under the revolving credit portion of the Credit Facility, leaving $475.0 million of available revolving credit capacity as of such date for additional borrowings. The initial advances and loans under the Credit Facility were used to repay in part our borrowings under the Original Bridge Facility and for general corporate purposes. Also, on December 20, 2007, we obtained an advance on the Credit Facility in order to pay down the full amount outstanding under the term portion of the Original Bridge Facility. In addition, we have obtained certain other advances under the Credit Facility that were used for general corporate purposes.

We used the net proceeds of the 2008 Note Offering to repay approximately $245.7 million of our borrowings under the revolving credit portion of the Credit Facility. As of January 21, 2008, $400.0 million was outstanding under the term portion of the Credit Facility and $325.0 million was outstanding under the revolving credit portion of the Credit Facility.

The Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiaries to:

•	create or suffer to exist any liens on their properties;

•	create or suffer to exist additional debt (affects our subsidiaries only);

•	sell, lease (including sales and leasebacks), or otherwise dispose of assets;

•	engage in mergers or consolidations;

•	enter into or suffer to exist any agreements limiting the ability of the subsidiaries to declare or pay distributions;

•	make any material changes to the nature of ours or their businesses; or

•	make any accounting changes.

The Credit Facility also requires us to maintain a maximum debt-to-EBITDA ratio of 3.5 to 1.0 and a minimum interest coverage ratio of 3.0 to 1.0. As of the date of this prospectus, we were in compliance with the covenants of the Credit Facility.

The Credit Facility also contains customary representations, warranties, affirmative covenants and events of default, including cross-default and defaults upon judgments, ERISA liability, and change in control.

Subsequent to the closing of the 2008 Note Offering we terminated the Amended Bridge Facility.

Senior Unsecured Notes

In July 2003, we issued a total of $300.0 million 5.875% Senior Notes due 2010 at 99.803% of par, resulting in net proceeds of approximately $297.2 million. The 5.875% Senior Notes mature on July 15, 2010 and pay interest semiannually on January 15 and July 15. As of December 31, 2007, $300.0 million principal amount remained outstanding under the 5.875% Senior Notes. The indenture governing the 5.875% Senior Notes includes certain restrictions on the amount of funded debt our subsidiaries can incur, the creation or assumption of liens and sale and leaseback transactions on our property and the property of our subsidiaries, and our ability to make certain asset acquisitions or dispositions, and merge or consolidate with other persons, among other things. If our subsidiaries guarantee any other indebtedness of ours, subject to certain exceptions, they must simultaneously guarantee the 5.875% Senior Notes.

DESCRIPTION OF DEBT SECURITIES

Jabil issued the Old Securities and will issue the New Securities as a single series under an indenture between Jabil and The Bank of New York Trust Company, N.A., as trustee (the “trustee”). The following summary of provisions of the indenture and the New Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all information that you may find useful. You should read the indenture and the New Securities, copies of which are available from Jabil upon request. References to “Jabil” in this section of this prospectus are only to Jabil Circuit, Inc. and not to any of its subsidiaries.

Jabil is offering to exchange up to an aggregate total of $250.0 million of our New Securities for an equal amount of our Old Securities. The terms of the New Securities are identical in all material respects to the terms of the Old Securities, except that the New Securities will be issued in a transaction registered under the Securities Act and the transfer restrictions and registration rights relating to the Old Securities, including the right to additional special interest, will not apply to the New Securities. Under the indenture, the Old Securities and the New Securities issued, in each case together with any additional notes of the same series that Jabil may issue under the indenture as described below under “—Further Issuances,” will be treated as a single series for all purposes under the indenture, and will vote together as one class on all matters with respect to the Debt Securities.

General

The Debt Securities have the following basic terms:

•	the Debt Securities are senior unsecured obligations of Jabil and rank equally with all other existing and future senior and unsecured debt obligations of Jabil;

•	the Debt Securities consist of $250.0 million aggregate principal amount (subject to the rights of Jabil to issue additional notes as described under “ —Further Issuances” below);

•	the Debt Securities will accrue interest at a rate of 8.250% per year, except as otherwise provided below under “ – Interest Rate Adjustment”;

•

interest will accrue on the Debt Securities from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided for, from the issue date of the New Securities), payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2008;

•	the Debt Securities will mature on March 15, 2018, unless redeemed or repurchased prior to that date;

•

Jabil may redeem the Debt Securities, in whole or in part, at any time at its option as described under “ – Optional Redemption,” as well as in the event of changes in taxes as described under “– Merger, Consolidation or Sale of Assets”;

•

Jabil may be required to repurchase the Debt Securities in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “ – Purchase of New Securities upon a Change of Control Repurchase Event”;

•	the Debt Securities will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the Debt Securities will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see “– Book-entry; Delivery and Form; Global Notes” below); and

•	the Debt Securities will be exchangeable and transferable, at the office or agency of Jabil maintained for such purposes (which initially will be the corporate trust office of the trustee).

Interest on each Debt Security will be paid to the person in whose name that Debt Security is registered at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the New Securities will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a Debt Security falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and, unless Jabil defaults on such payment, no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to the Debt Securities, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York.

The Debt Securities will not be subject to any sinking fund.

Jabil may, subject to compliance with applicable law, at any time purchase Debt Securities in the open market or otherwise.

Interest Rate Adjustment

The interest rate payable on the Debt Securities will be subject to adjustments from time to time if either of Moody’s or S&P, or any substitute rating agency (as defined below), downgrades (or subsequently upgrades) the credit rating assigned to the Debt Securities, as set forth below.

If the rating of the Debt Securities from Moody’s, S&P or any substitute rating agency that rates the Debt Securities is decreased to a rating set forth in the following table with respect to that rating agency (as defined below under “— Purchase of New Securities upon a Change of Control Repurchase Event”), the per annum interest rate on the Debt Securities will increase from that set forth on the cover page of this prospectus by the percentage set forth opposite that rating (plus any applicable percentage resulting from a decreased rating by the other rating agency):

Moody’s*	Percentage	S&P*	Percentage
Ba2	0.25%	BB	0.25%
Ba3	0.50%	BB -	0.50%
B1	0.75%	B +	0.75%
B2 or below	1.00%	B or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If at any time the interest rate on the Debt Securities has been adjusted upward as a result of a decrease in a rating by a rating agency and that rating agency subsequently increases its rating with respect to the Debt Securities to any of the threshold ratings set forth above, the per annum interest rate on the Debt Securities will be decreased such that the per annum interest rate equals the interest rate set forth on the cover page of this prospectus plus the percentage set forth opposite the rating in effect immediately following the increase in the table above (plus any applicable percentage resulting from a decreased rating by the other rating agency); provided that if Moody’s or any substitute rating agency subsequently increases its rating of the Debt Securities to “Ba1” (or its equivalent if with respect to any substitute rating agency) or higher or S&P or any substitute rating agency subsequently increases its rating of the Debt Securities to “BB+” (or its equivalent if with respect to any substitute rating agency) or higher, the interest rate on the Debt Securities will be decreased to the per annum interest rate on the Debt Securities set forth on the cover page of this prospectus (plus any applicable percentage resulting from a decreased rating by the other rating agency).

No adjustment in the interest rate on the Debt Securities shall be made solely as a result of a rating agency ceasing to provide a rating. If at any time less than two rating agencies provide a rating of the Debt Securities, we will use our commercially reasonable efforts to obtain a rating of the Debt Securities from another rating agency, to the extent one exists, and if another such rating agency rates the Debt Securities (such rating agency, a “substitute rating agency”), for purposes of determining any increase or decrease in the per annum interest rate on the Debt Securities pursuant to the table above (a) such substitute rating agency will be substituted for the last rating agency to provide a rating of the Debt Securities but which has since ceased to provide such rating, (b) the relative ratings scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the table above with respect to such substitute rating agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table and (c) the per annum interest rate on the Debt Securities will increase or decrease, as the case may be, such that the interest rate equals the interest rate set forth on the cover page of this prospectus plus the appropriate percentage, if any, set forth opposite the rating from such substitute rating agency in the table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency). For so long as (i) only one rating agency provides a rating of the Debt Securities, any increase or decrease in the interest rate of the Debt Securities necessitated by a reduction or increase in the rating by that rating agency shall be twice the applicable percentage set forth in the table above and (ii) no rating agency provides a rating of the Debt Securities, the interest rate on the Debt Securities will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth on the cover page of this prospectus.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any substitute rating agency, shall be made independent of any and all other adjustments. In no event shall (1) the per annum interest rate on the Debt Securities be reduced below the interest rate set forth on the cover page of this prospectus or (2) the total increase in the per annum interest rate on the Debt Securities exceed 2.00% above the interest rate set forth on the cover page of this prospectus.

Any interest rate increase or decrease described above will take effect on the next business day after the rating change has occurred.

The interest rate on the Debt Securities will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any rating agency) if the Debt Securities become rated “Baa2” (or its equivalent) or higher by Moody’s (or any substitute rating agency) and “BBB” (or its equivalent) or higher by S&P (or any substitute rating agency), or one of those ratings if only rated by one rating agency, in each case with a stable or positive outlook.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the Debt Securities will be payable at the office or agency maintained by Jabil for such purpose (which initially will be the corporate trust office of the trustee located at 101 Barclay Street, Floor 7 West, New York, New York 10286). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the Debt Securities are no longer represented by a global note, payment of interest on certificated Debt Securities in definitive form may, at the option of Jabil, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of Debt Securities, wire transfer to an account located in the U.S. maintained by the payee. See “– Book-entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated Debt Securities in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Debt Securities, but Jabil may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Jabil is not required to transfer or exchange any note selected for redemption during a period of 15 days before mailing of a notice of redemption of Debt Securities to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

All amounts of principal of and premium, if any, and interest on the Debt Securities paid by Jabil that remain unclaimed two years after such payment was due and payable will be repaid to Jabil, and the holders of such Debt Securities will thereafter look solely to Jabil for payment.

Ranking

The Debt Securities will rank equally with all of our existing and future senior and unsecured indebtedness. As of January 21, 2008, we had approximately $1.3 billion of such senior and unsecured indebtedness outstanding.

The Debt Securities are our exclusive obligations. Since a substantial portion of our operations are conducted through our subsidiaries, our cash flow and our consequent ability to service debt, including the Debt Securities, will depend in part upon the earnings of our subsidiaries and the distribution of those earnings to, or under loans or other payments of funds by those subsidiaries to, us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, will depend upon the earnings of those subsidiaries and are subject to various business considerations. Our right to receive assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and the consequent right of the holders of the Debt Securities to participate in those assets, is structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be effectively subordinated to any mortgage or other lien on the assets of that subsidiary and would be subordinated to any indebtedness of that subsidiary senior to that held by us. As of November 30, 2007, the total liabilities of our subsidiaries, excluding intercompany debt but including trade payables, were approximately $2.6 billion. See “Risk Factors – Risks Related to the New Securities – We conduct a substantial portion of our operations through our subsidiaries and depend on cash flow from our subsidiaries to meet our obligations,” “ – The New Securities will be structurally junior to the indebtedness and other liabilities of our subsidiaries,” and “ – The New Securities will be unsecured and will be effectively subordinated to all of our and our subsidiaries’ secured obligations to the extent of the value of the collateral securing such obligations.”

The indenture does not limit the amount of indebtedness that we may incur. The indenture does limit the ability of our restricted subsidiaries to incur indebtedness and of any of our subsidiaries to guarantee our indebtedness. See “– Certain Covenants – Restrictions on Funded Debt of Restricted Subsidiaries” and “– Certain Covenants – Limitation on Issuance of Guarantees by Subsidiaries.”

Optional Redemption

Jabil may redeem the Debt Securities at its option at any time, either in whole or in part. If Jabil elects to redeem the notes, it will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

•	100% of the aggregate principal amount of the Debt Securities to be redeemed; or

•	the sum of the present values of the remaining scheduled payments, as defined below.

Jabil will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to each holder of the Debt Securities as of the close of business on the record date immediately preceding that interest payment date.

In determining the present values of the remaining scheduled payments, Jabil will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the treasury rate plus 0.50% (50 basis points).

The following terms are relevant to the determination of the redemption price:

“treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the comparable treasury issue. In determining this rate, Jabil will assume a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

“comparable treasury issue” means the United States Treasury security selected by an independent investment banker as having an actual or interpolated maturity comparable to the remaining term of the Debt Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debt Securities.

“independent investment banker” means Citigroup Global Markets Inc. or J.P. Morgan Securities Inc., or their respective successors as may be appointed from time to time by the trustee after consultation with Jabil; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), Jabil will substitute another primary treasury dealer.

“comparable treasury price” means, with respect to any redemption date, (1) the arithmetic average of the reference treasury dealer quotations for such redemption date after excluding the highest and lowest reference treasury dealer quotations, or (2) if the trustee obtains fewer than four reference treasury dealer quotations, the arithmetic average of all reference treasury dealer quotations for such redemption date.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“reference treasury dealer” means Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., and two other primary treasury dealers selected by Jabil, and each of their respective successors and any other primary treasury dealers selected by the trustee after consultation with Jabil.

“remaining scheduled payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal of and premium, if any, and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Debt Securities to be redeemed. If less than all of the Debt Securities are to be redeemed, the Debt Securities to be redeemed shall be selected by lot by the depository, in the case of Debt Securities represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of the Debt Securities that are not represented by a global security.

Unless Jabil defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debt Securities, or portions thereof, called for redemption.

Purchase of New Securities upon a Change of Control Repurchase Event

If a change of control repurchase event occurs, unless Jabil has exercised its right to redeem the Debt Securities as described above, Jabil will be required to make an offer to each holder of the Debt Securities to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of that holder’s Debt Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of the Debt Securities repurchased plus any accrued and unpaid interest on the Debt Securities repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Jabil, prior to any change of control, but after the public announcement of the change of control, Jabil will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the Debt Securities on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice.

Jabil will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Debt Securities as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Debt Securities, Jabil will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the Debt Securities by virtue of compliance with such securities laws or regulations.

On the repurchase date following a change of control repurchase event, Jabil will, to the extent lawful:

(1) accept for payment all the Debt Securities or portions of the Debt Securities properly tendered pursuant to its offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the Debt Securities or portions of the Debt Securities properly tendered (no interest or dividends will be paid on any such deposit); and

(3) deliver or cause to be delivered to the trustee the Debt Securities properly accepted, together with an officers’ certificate stating the aggregate principal amount of Debt Securities being purchased by Jabil.

The paying agent will promptly mail to each holder of Debt Securities properly tendered the purchase price for the Debt Securities, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Debt Securities surrendered.

Jabil will not be required to make an offer to repurchase the Debt Securities upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Jabil and such third party purchases all Debt Securities properly tendered and not withdrawn under its offer.

The change of control repurchase event feature of the Debt Securities may in certain circumstances make more difficult or discourage a sale or takeover of Jabil and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between Jabil and the initial purchasers.

Jabil has no present intention to engage in a transaction involving a change of control, although it is possible that Jabil could decide to do so in the future. Subject to the limitations discussed below, Jabil could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Jabil or credit ratings of the Debt Securities. Restrictions on the ability of Jabil and certain of its subsidiaries to incur liens, enter into sale and leaseback transactions, incur funded debt and consolidate, merge or sell assets are contained in the covenants as described under “ – Certain Covenants – Limitation on Liens”, “ – Certain Covenants – Limitation on Sale and Leaseback Transactions”, “ – Certain Covenants – Restrictions on Funded Debt of Restricted Subsidiaries”, “ – Certain Covenants – Limitation on Issuance of Guarantees by Subsidiaries” and “ – Merger, Consolidation or Sale of Assets.” except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, the indenture will not contain any covenants or provisions that may afford holders of the Debt Securities protection in the event of a decline in the credit quality of Jabil or a highly leveraged or similar transaction involving Jabil.

Jabil may not have sufficient funds to repurchase all the Debt Securities upon a change of control repurchase event. In addition, even if it has sufficient funds, Jabil may be prohibited from repurchasing the Debt Securities under the terms of other agreements relating to Jabil’s indebtedness at the time (although Jabil currently does not have any agreements precluding such repurchase of the Debt Securities).

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Jabil and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than Jabil or one of its subsidiaries; (2) the adoption of a plan relating to Jabil’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than Jabil or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Jabil’s voting stock or other voting stock into which Jabil’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (4) Jabil consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Jabil, in any such event pursuant to a transaction in which any of the voting stock of Jabil or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of voting stock of Jabil outstanding immediately prior to such transaction directly or indirectly constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; or (5) the first day on which a majority of the members of the Board of Directors of Jabil are not continuing directors.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“continuing directors” means, as of any date of determination, any member of the Board of Directors of Jabil who (1) was a member of such Board of Directors on the date of the issuance of the Debt Securities; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination or election.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Jabil.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Debt Securities or fails to make a rating of the Debt Securities publicly available for reasons outside of the control of Jabil, a “nationally recognized statistical rating organization” within the meaning of Section 3 (a)(62) under the Exchange Act, selected by Jabil (as certified by a resolution of the Board of Directors of Jabil) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“rating category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the Debt Securities has decreased by one or more gradations, gradations within rating categories (+ and-for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“rating date” means the date which is 90 days prior to the earlier of (i) a change of control or (ii) public notice of the occurrence of a change of control or of the intention by Jabil to effect a change of control.

“ratings event” means the occurrence of the events described in (a) or (b) below on, or within 60 days after the earlier of, (i) the occurrence of a change of control or (ii) public notice of the occurrence of a change of control or the intention by Jabil to effect a change of control (which period shall be extended so long as the rating of the Debt Securities is under publicly announced consideration for a possible downgrade by any of the rating agencies): (a) in the event the Debt Securities are rated by both rating agencies on the rating date as investment grade, the rating of the Debt Securities shall be reduced so that the Debt Securities are rated below investment grade by both rating agencies, or (b) in the event the Debt Securities (1) are rated investment grade by one rating agency and below investment grade by the other rating agency on the rating date, the rating of the Debt Securities by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) so that the Debt Securities are then rated below investment grade by both rating agencies or (2) are rated below investment grade by both rating agencies on the rating date, the rating of the Debt Securities by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories).

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc., and its successors.

“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Further Issuances

Jabil may from time to time, without notice to, or the consent of, the holders of the Debt Securities, create and issue additional notes having the same terms as, and ranking equally and ratably with, the Debt Securities in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the Debt Securities, and will vote together as one class on all matters with respect to the Debt Securities.

Certain Covenants

Except as set forth below, neither Jabil nor any of its subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation,

•	paying dividends or making distributions on the capital stock of Jabil or of such subsidiaries, or

•	purchasing or redeeming capital stock of Jabil or such subsidiaries.

In addition, Jabil will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the Debt Securities upon a change of control or other events involving Jabil or any of its subsidiaries which may adversely affect the creditworthiness of the Debt Securities, except to the limited extent provided under “– Purchase of New Securities upon a Change of Control Repurchase Event.” Among other things, the indenture will not contain covenants designed to afford holders of the Debt Securities any protections in the event of a highly leveraged or other transaction involving Jabil that may adversely affect holders of the Debt Securities, except to the limited extent provided below and under “ – Purchase of New Securities upon a Change of Control Repurchase Event.”

The indenture contains the following principal covenants:

Limitation on Liens

Jabil will not, and will not permit any restricted subsidiary (as defined below) to create, incur or assume any lien (as defined below) on any property (including shares of capital stock or indebtedness) or assets, whether now owned or hereafter acquired, to secure indebtedness (as defined below) (including guaranties) of Jabil, any restricted subsidiary, or any other person, including, without limitation, indebtedness under the Credit Facility without in any such case effectively providing concurrently with the creation, incurrence or assumption of such lien with respect to such indebtedness that the Debt Securities (together with, if Jabil so determines, any other indebtedness of Jabil or such restricted subsidiary then existing or thereafter created which is not subordinate to the Debt Securities) will be secured by any such lien equally and ratably with (or prior to) such secured indebtedness, so long as such secured indebtedness is so secured. In the case of the Credit Facility, such obligation will arise concurrently with the grant of any lien thereunder, whether or not any indebtedness shall be outstanding under the Credit Facility at such time.

Except in the case of any lien granted under the Credit Facility, the foregoing restriction will not, however, apply to the following:

(i)	liens on property or assets of Jabil or any restricted subsidiary existing on the date of the original issuance of the Debt Securities;

(ii)	liens on property or assets of any person, as defined below, existing prior to the time such person becomes a restricted subsidiary or is, through one or a series of transactions, merged with or into or consolidated with Jabil or a restricted subsidiary, or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety, through one or a series of transactions, to Jabil or a restricted subsidiary, or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such person becoming a restricted subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such liens shall not extend to any other property or assets of Jabil or any restricted subsidiary;

(iii)	liens on property or assets of Jabil or any restricted subsidiary existing at the time of acquisition thereof (including acquisition through merger or consolidation); provided that such liens were in existence prior to and were not created in contemplation of such acquisition and shall not extend to any other property or assets of Jabil or any restricted subsidiary;

(iv)

liens on property (including in the case of a plant or facility, the land on which it is erected and fixtures comprising a part thereof) or assets of Jabil or any restricted subsidiary securing the payment of all or any part of the purchase price thereof, or the cost of development, operation, construction, alteration, repair or improvement of all or any part thereof, or securing any indebtedness created, incurred, assumed or guaranteed prior to, at the time of or within 180 days after, the acquisition of such property or assets or the completion of any such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of the purchase price or such cost (provided, in the case of liens securing the payment of all or any part of the purchase price of any property or assets of Jabil or any restricted subsidiary, as the case may be, or securing any indebtedness created, incurred, assumed or guaranteed for the purposes of financing all or any part of such purchase price, such liens are limited to the property or assets then being acquired and fixed improvements thereon and the capital stock of any person formed to acquire such property or assets, and, provided further, that in the case of liens securing the payment of all or any part of the cost of development, operation, construction, alteration, repair or improvement of any property of Jabil or any restricted subsidiary, as the case may be, or securing any indebtedness created, incurred, assumed or guaranteed for the purpose of financing all or any part of such cost, such liens are limited to the assets or property then being developed, constructed, altered, repaired or improved and the land on which such property is erected and fixtures comprising a part thereof);

(v)	liens which secure indebtedness owing by a restricted subsidiary to Jabil or to a restricted subsidiary;

(vi)	liens on the property of Jabil or a restricted subsidiary in favor of the U.S. or any state thereof, or any department, agency, instrumentality or political subdivision of the U.S. or any state thereof, or in favor of any other country, or any department, agency, or instrumentality or political subdivision thereof, in each case (a) securing partial, progress, advance or other payments pursuant to any contract or statute, (b) securing indebtedness incurred to finance all or any part of the purchase price or cost of constructing, installing or improving the property subject to such mortgages including mortgages to secure indebtedness of the pollution control or industrial revenue bond type, or (c) securing indebtedness issued or guaranteed by the U.S., any state, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction;

(vii)	statutory or common law landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and, in the latter case, for which a reserve or other appropriate provision, if any, as shall be required in conformity with U.S. GAAP shall have been made;

(viii)	liens for taxes, assessments or governmental charges that are not yet delinquent or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and, in the latter case, for which adequate reserves or other appropriate provisions are being maintained, to the extent required by U.S. GAAP;

(ix)	zoning restrictions, easements, rights of way or minor defects or irregularities in title and other similar charges or encumbrances on property not materially adversely affecting the use of such property by Jabil or any restricted subsidiary;

(x)	customary deposit or reserve arrangements entered into in connection with acquisitions;

(xi)	liens that are within the general parameters customary in the industry and incurred in the ordinary course of business securing indebtedness under any interest rate agreement, currency agreement or other similar agreement designed solely to protect Jabil or any of its restricted subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(xii)	liens incurred (a) in connection with workers’ compensation, unemployment insurance or similar laws and other types of statutory obligations or the requirements of any official body, including for the obtaining of franchises or licenses useful in the operation of business, or (b) to secure the performance of surety obligations incurred in the ordinary course of business consistent with industry practice or customs or appeal bonds, or (c) to secure performance of bids, tenders, leases, construction, sales or servicing contracts and similar obligations incurred in the ordinary course of business, or (d) to secure obligations in respect of customs, duties, excise taxes, value-added taxes, rents, or goods or services (including utility services) provided to such person by governmental entities or suppliers, or other similar items which under U.S. GAAP constitute operating expense, or (e) to obtain or secure obligations with respect to letters of credit, guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (a), (b), (c), and (d) above, in the case of each of (a), (b), (c), (d) and (e) not incurred or made in connection with the borrowing of money;

(xiii)	liens on receivables, leases or other financial assets incurred in connection with a permitted receivables transaction;

(xiv)	judgment liens against Jabil or any restricted subsidiary not giving rise to an event of default;

(xv)	liens securing indebtedness in an aggregate principal amount outstanding from time to time of no more than $50,000,000 arising in connection with (a) so-called “synthetic leases” or “tax retention operating leases,” and (b) leases which are properly classified in accordance with U.S. GAAP as capitalized leases on the books of Jabil or a restricted subsidiary;

(xvi)	liens arising in connection with the administration and operation of deposit accounts of Jabil or any Jabil subsidiaries operated and maintained outside of the U.S. in connection with cross-border or intracountry, multiple currency cash pooling arrangements, including overdraft facilities; provided, however that such liens shall not extend beyond the amounts on deposit therein;

(xvii)	liens pursuant to supply or consignment contracts or otherwise for the receipt of goods and services, encumbering only the goods covered thereby, incurred in the ordinary course of business and not incurred or made in connection with the borrowing of money;

(xviii)	liens securing contingent obligations in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar extensions of credit incurred in the ordinary course of business and not incurred or made in connection with the borrowing of money; and

(xix)	any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any of the liens referred to in paragraphs (i) through (xviii) above or the indebtedness secured thereby.

Except in the case of any lien granted under the Credit Facility (as to which no exceptions to the restrictions on liens and the obligation to equally and ratably secure the Debt Securities apply), the restriction on liens on property or assets of Jabil or any restricted subsidiary contained above will also not apply to the creation, incurrence or assumption by Jabil or any restricted subsidiary of a lien which would otherwise be subject to the foregoing restrictions if the aggregate principal amount of all indebtedness secured by liens on property or assets of Jabil and of any restricted subsidiary then outstanding (not including any such indebtedness secured by liens permitted to be incurred pursuant to paragraphs (i) through (xix) above) plus attributable debt (as defined below) of Jabil and its restricted subsidiaries in respect of sale and leaseback transactions, as defined in “– Limitation on Sale and Leaseback Transactions” below, that would otherwise be subject to the restrictions described below under “– Limitation on Sale and Leaseback Transactions” does not at the time such indebtedness is incurred exceed an amount equal to 15% of consolidated net tangible assets (as defined below).

For the purposes of determining compliance with this covenant, in the event that a lien meets the criteria of more than one of the types of liens described above, Jabil, in its sole discretion, will classify, and may reclassify, such lien and only be required to include the amount and type of such lien in one of the paragraphs (i) through (xix) above or the immediately preceding paragraph, and a lien may be divided and classified and reclassified into more than one of the types of liens described above.

For the purposes of the “Limitation on Liens” covenant described above, the creation of a lien to secure a guaranty or to secure indebtedness which existed prior to the creation of such lien, will be deemed to involve indebtedness in an amount equal to the principal amount guaranteed or secured by such lien, but the amount of indebtedness secured by liens will be computed without cumulating the underlying indebtedness with any guarantee thereof or lien securing the same.

Limitation on Sale and Leaseback Transactions

Jabil will not, and will not permit any restricted subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (other than Jabil or another restricted subsidiary) providing for the leasing by Jabil or any such restricted subsidiary of any property or assets for a period of more than three years (other than pursuant to so-called synthetic lease or tax retention operating lease transactions), which property or assets were or are owned or leased by Jabil or a restricted subsidiary and which have been or are to be sold or transferred by Jabil or such restricted subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or assets (a “sale and leaseback transaction”) unless either:

(i)	Jabil and its restricted subsidiaries would be entitled, pursuant to the provisions described in the “Limitation on Liens” covenant described above, to incur indebtedness secured by a lien on such property or assets in a principal amount equal to or exceeding the attributable debt in respect of such sale and leaseback transaction without equally and ratably securing the Debt Securities; or

(ii)

Jabil, within 180 days after the sale or transfer, applies or causes a restricted subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value of such property at the time of entering into such sale and leaseback transaction (as determined by any two of the following: the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer and the Controller of Jabil) to the retirement of notes or other funded debt, as defined below, of Jabil (other than funded debt subordinated to the Debt Securities) or funded debt of a restricted subsidiary; provided that the amount to be so applied shall be reduced by (a) the principal amount of the Debt Securities delivered within 180 days after such sale or transfer to the trustee for retirement and cancellation, and (b) the principal amount of any such funded debt of Jabil or a restricted subsidiary, other than the Debt Securities, voluntarily retired by Jabil or a restricted subsidiary within 180 days after such sale or transfer to the trustee for retirement and cancellation, excluding in the case of both (a) and (b), retirement pursuant to any mandatory prepayment or by payment at maturity.

Restrictions on Funded Debt of Restricted Subsidiaries

Jabil will not permit any restricted subsidiary to create, incur, issue, assume or guarantee any funded debt. This restriction will not apply if:

(i)	Jabil or such restricted subsidiary could create indebtedness secured by liens in accordance with one or more of clauses (i) through (xix) of the “Limitation on Liens” covenant described above (whether or not such indebtedness is in fact secured by liens) or enter into a sale and leaseback transaction in accordance with the “Limitation on Sale and Leaseback Transactions” covenant described above in an amount equal to such funded debt, without equally and ratably securing the Debt Securities;

(ii)	such funded debt existed on the date of the original issuance of the Debt Securities;

(iii)	such funded debt is owed to Jabil or any restricted subsidiary;

(iv)	such funded debt existed at the time the person that issued such funded debt became a restricted subsidiary, or was, through one or a series of transactions, merged with or into or consolidated with such restricted subsidiary, or at the time of a sale, lease or other disposition, through one or a series of transactions, of the properties of such person as an entirety to such restricted subsidiary, or arising thereafter

(a)	other than in connection with the borrowing of money arranged thereafter and

(b)	pursuant to contractual commitments entered into prior to and not in contemplation of such person becoming a restricted subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition;

(v)	such funded debt is guaranteed by Jabil;

(vi)	such funded debt is guaranteed by a governmental agency;

(vii)	such funded debt is issued, assumed or guaranteed in connection with, or with a view to, compliance by such restricted subsidiary with the requirements of any program adopted by any federal, state or local governmental authority and applicable to such restricted subsidiary and providing financial or tax benefits to such restricted subsidiary which are not available directly to Jabil;

(viii)	such funded debt is issued, assumed or guaranteed to pay all or any part of the purchase price or the construction cost of property or equipment acquired or constructed by a restricted subsidiary, provided such funded debt is incurred within 180 days after acquisition, completion of construction or commencement of full operation of such property, whichever is later, and, provided further, that the principal amount of such funded debt does not exceed 100% of the fair market value of the property or equipment acquired or constructed;

(ix)	such funded debt is nonrecourse; or

(x)	such funded debt is incurred for the purpose of extending, renewing, substituting, replacing or refunding funded debt permitted by the foregoing.

Notwithstanding the foregoing, any restricted subsidiary may create, incur, issue, assume or guarantee funded debt which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other funded debt of Jabil’s restricted subsidiaries which would otherwise be subject to the foregoing restrictions (not including funded debt permitted to be incurred pursuant to clauses (i) through (x) above), does not at the time such funded debt is incurred exceed an amount equal to 15% of consolidated net tangible assets.

For the purposes of determining compliance with this covenant, in the event that an item of funded debt meets the criteria of more than one of the types of funded debt described above, Jabil, in its sole discretion, will classify, and may reclassify, such funded debt and only be required to include the amount and type of such funded debt in one of the above clauses or the immediately preceding paragraph, and an item of funded debt may be divided and classified and reclassified into more than one of the types of funded debt described above.

Limitation on Issuance of Guarantees by Subsidiaries

Jabil will not permit any of its subsidiaries, directly or indirectly, to guarantee any indebtedness of Jabil (“guaranteed indebtedness”), unless (i) such subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a guarantee (a “subsidiary guarantee”) of payment of the Debt Securities by such subsidiary and (ii) such subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against Jabil or any other subsidiary of Jabil as a result of any payment by such subsidiary under its subsidiary guarantee; provided that this paragraph shall not be applicable to any guarantee of any subsidiary of Jabil that existed at the time such person became a subsidiary of Jabil and was not incurred in connection with, or in contemplation of, such person becoming a subsidiary of Jabil. If the guaranteed indebtedness is (a) pari passu with the Debt Securities, then the guarantee of such guaranteed indebtedness will be pari passu with, or subordinated to, the subsidiary guarantee or (b) subordinated to the Debt Securities, then the guarantee of such guaranteed indebtedness will be subordinated to the subsidiary guarantee at least to the extent that the guaranteed indebtedness is subordinated to the Debt Securities. Notwithstanding the foregoing, any subsidiary guarantee by a subsidiary of Jabil may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any person not an affiliate of Jabil, of all of Jabil’s and each other Jabil subsidiary’s capital stock in, or all or substantially all the assets of, such subsidiary (which sale, exchange or transfer is not prohibited by the indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such subsidiary guarantee, except a discharge or release by or as a result of payment under such guarantee.

Merger, Consolidation or Sale of Assets

The indenture provides that Jabil may not (i) consolidate, merge, combine or amalgamate with or into any other person or convey, transfer or lease its property and assets as an entirety or substantially as an entirety to any other person, or (ii) permit any other person to consolidate, merge, combine or amalgamate with or into Jabil, unless (a) (1) in the case of a consolidation, merger, combination or amalgamation, Jabil is the entity surviving such event, and (2) in the case that Jabil consolidates, merges, combines with or into another or amalgamates with or into another person or conveys, transfers or leases its properties and assets as an entirety or substantially as an entirety to any person, such person will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the Debt Securities and other debt securities issued thereunder, and the performance of Jabil’s obligations under the indenture, and the Debt Securities and other debt securities issued thereunder, and shall provide for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into ordinary shares or other securities; (b) immediately after giving effect to such transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing; and (c) certain other conditions are met.

The continuing person must be a corporation organized and existing under the laws of the U.S., any state thereof or the District of Columbia (a “U.S. corporation”) or, if the continuing person is not a U.S. corporation, it must agree by supplemental indenture:

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to irrevocably appoint an agent in New York City as its agent for service of process in any suit, action or proceeding with respect to the indenture or the Debt Securities and for actions brought under the federal or state securities laws brought in any federal or state court located in New York City, and submit to jurisdiction in New York;

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that all payments on the Debt Securities in respect of the principal of and any premium and interest shall be made without withholding or deduction for any present or future taxes, duties, assessments or governmental charges of any nature imposed or levied by or on behalf of the person’s jurisdiction of organization or political subdivision or taxing authority, unless the taxes are required by the jurisdiction, subdivision or authority to be withheld or deducted, in which case the person will pay additional amounts so that after deducting the taxes the holder of a note receives the same amount that the holder would have received if the person were a U.S. corporation (provided, that, in the event of changes in taxes in the relevant jurisdiction after the date of the consolidation, merger or sale, the continuing person will have the right to redeem all, but not less than all, of the Debt Securities at a redemption price equal to the principal amount plus accrued interest, if any, to the date of redemption, subject to the conditions set forth in the indenture);

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to indemnify immediately the holder of each note against (a) any tax, assessment or governmental charge imposed on the holder or required to be withheld or deducted from any payment to the holder as a consequence of the transaction in excess of the tax, assessment or governmental charge that would have been imposed on the holder or required to be withheld or deducted from any payment to the holder as a consequence of the transaction if the person was a U.S. corporation; and (b) any other tax costs or other tax expenses of the transaction that would not have been incurred if the person was a U.S. corporation.

If we or the continuing person deliver an opinion of an independent counsel or a tax consultant of recognized standing that the holder will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the transaction, a holder will have this right to indemnification only if and when gain for U.S. federal income tax purposes is actually recognized by the holder as a result of the transaction. In addition, the continuing person will not be required to pay additional amounts as described above with respect to any tax imposed or withheld because the holder or beneficial owner of a note fails, upon request of the continuing person, to provide information concerning the nationality, residence or identity of the holder or beneficial owner, or to make any declaration or similar claim or satisfy any information or reporting requirement that is required or imposed under the income tax laws of the applicable jurisdiction as a precondition to exemption from all or part of the tax, assessment or other governmental charge.

Enforceability of Judgments

A substantial portion of our assets is located outside the U.S. and, as described above under “Merger, Consolidation and Sale of Assets” we are permitted to merge into, consolidate with or transfer all or substantially all of our properties and assets to a Person domiciled outside the U.S. (although we have no present intention of doing so), subject to the conditions described under such heading. In such event, any judgment obtained in the U.S. against the successor Person, including judgments with respect to payments on the debt securities, may not be collectible in the U.S. In addition, there is some doubt as to the enforceability in other countries, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the U.S., and awards for punitive damages in actions brought in the U.S. or elsewhere may not be enforceable in certain jurisdictions.

SEC Reports

At any time that Jabil is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Debt Securities are outstanding, Jabil will furnish to the trustee and make available on its website copies of such annual and quarterly reports and such information, documents and other reports as are required under Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation (and not a foreign private issuer) subject to such provisions, within 15 days after the date specified for the filing with the SEC of such information, documents and reports under such provisions. If at any time Jabil is not subject to Section 13 or 15(d) of the Exchange Act, Jabil will furnish to holders and prospective investors, upon their request, the information specified in Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of the Debt Securities.

Events of Default

Each of the following is an “event of default” under the indenture with respect to the Debt Securities:

(i)	default in the payment of any interest on the Debt Securities, or any additional amounts payable with respect thereto, when such interest becomes, or such additional amounts become, due and payable, and continuance of such default for a period of 30 days;

(ii)	default in payment of principal or any premium with respect to the Debt Securities, or any additional amounts payable with respect thereto, when due upon maturity, redemption or otherwise;

(iii)	default in the performance, or breach, of any covenant, warranty or agreement of Jabil in the indenture (other than a covenant or warranty included therein solely for the benefit of one or more series of debt securities other than the Debt Securities) or the Debt Securities, and the continuance of such default or breach for a period of 60 days after delivery of written notice to Jabil by the trustee or to Jabil and the trustee by the holders of not less than 25% in aggregate principal amount of the Debt Securities then outstanding specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

(iv)

there occurs with respect to any issue or issues of indebtedness (including any guarantee and any other series of debt securities) of Jabil or any restricted subsidiary having an outstanding principal amount of $50,000,000 or more in the aggregate for all such issues of all such persons, whether such indebtedness exists on the date hereof or shall hereafter be created, (a) an event of default that has caused the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity and such indebtedness shall not have been discharged in full or such acceleration shall not have been rescinded or annulled within 30 days of such acceleration and/or (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(v)	Jabil or any of its restricted subsidiaries shall fail within 30 days to pay, bond or otherwise discharge uninsured judgments or court orders for the payment of money in excess of $50,000,000 in the aggregate, which are not stayed on appeal or are not otherwise being appropriately contested in good faith; or

(vi)	certain events of bankruptcy, insolvency or reorganization of Jabil or any of its restricted subsidiaries.

No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities issued pursuant to the indenture. The indenture provides that the trustee may withhold notice to the holders of the Debt Securities of the occurrence of a default with respect to the Debt Securities (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders to do so. The trustee is obligated to withhold notice to the holders of the Debt Securities for at least 30 days if the default is of the character specified in (iii) above.

The indenture provides that if an event of default with respect to the Debt Securities of the type described in clause (vi) with respect to Jabil shall have occurred and be continuing, then the principal of, accrued and unpaid interest on and any additional amounts payable in respect of the Debt Securities will become immediately due and payable. The indenture provides that if any other event of default with respect to the Debt Securities shall have occurred and be continuing, either the trustee or the holders of at least 25% in principal amount of the Debt Securities then outstanding may declare the principal amount of all the Debt Securities to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the Debt Securities.

Subject to the provisions of the Trust Indenture Act requiring the trustee, during an event of default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the Debt Securities unless such holders have offered the trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding Debt Securities shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the Debt Securities. The indenture requires the annual filing with the trustee of a certificate by Jabil as to whether or not it is in default under the terms of the indenture. Jabil is also required to deliver to each trustee, within five days after becoming aware thereof, written notice of any event of default or any event which after notice or lapse of time would constitute an event of default.

Notwithstanding any other provision of the indenture, the holders of the Debt Securities shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the Debt Securities on the respective due dates therefor (as the same may be extended in accordance with the terms of the Debt Securities) and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

Definitions

The indenture contains the following defined terms:

“additional amounts” means any additional amounts which are required by the indenture, under circumstances specified therein, to be paid by Jabil in respect of certain taxes, assessments or other governmental changes imposed on note holders and which are owing to such note holders.

“attributable debt” means, as to any particular lease under which any person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the interest rate inherent in such lease (such rate to be determined by any two of the following: the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer and the Controller of Jabil), compounded annually. The net amount of rent required to be paid under any such lease for any such period should be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount of rent should include the lesser of (i) the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such amount of rent, as the case may be, and (ii) the amount of such penalty (in which event no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

“capital stock” means (i) with respect to any person organized as a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) corporate stock, and (ii) with respect to any person that is not organized as a corporation, the partnership, membership or other equity interests or participations in such person.

“consolidated net tangible assets” means the total of all assets reflected on a consolidated balance sheet of Jabil and its consolidated subsidiaries, prepared in accordance with generally accepted accounting principles, at their net book values (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with such principles, should be set aside in connection with the business conducted), but excluding goodwill, unamortized debt discount and all other like intangible assets, all as determined in accordance with such principles, less the aggregate of the current liabilities of Jabil and its consolidated subsidiaries reflected on such balance sheet, all as determined in accordance with such principles. For purposes of this definition, “current liabilities” include all indebtedness for money borrowed, incurred, issued, assumed or guaranteed by Jabil and its consolidated subsidiaries, and other payables and accruals, in each case payable on demand or due within one year of the date of determination of consolidated net tangible assets, but shall exclude any portion of long-term debt maturing within one year of the date of such determination, all as reflected on such consolidated balance sheet of Jabil and its consolidated subsidiaries, prepared in accordance with generally accepted accounting principles.

“consolidated subsidiary” means, at any date, any subsidiary or other entity the accounts of which would be consolidated with those of Jabil in its consolidated financial statements if such statements were prepared as of such date.

“Credit Facility” means, collectively, the Amended and Restated Five Year Credit Agreement dated as of July 19, 2007, among Jabil, the lenders named therein, and Citicorp USA, Inc., as administrative agent, any amendment, extension, renewal, increase, decrease, substitution or replacement of such agreement, and any other credit facility or facilities entered into by Jabil after such loan agreement or any such amendment, extension, renewal, increase, decrease, substitution or replacement have been cancelled or otherwise terminated.

“currency agreement” means any currency exchange contract, foreign exchange contract, currency swap agreement, cross-currency rate swap agreement, currency options agreement or other similar agreement or arrangement including the combinations of these transactions designed to protect Jabil or any restricted subsidiary of Jabil against fluctuations in currency values.

“funded debt” means indebtedness created, assumed or guaranteed by a person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than a year after the date of original creation, assumption or guarantee.

“generally accepted accounting principles” or “U.S. GAAP” means generally accepted accounting principles as in effect in the U.S. from time to time, applied on a basis consistent (except for changes concurred with by Jabil’s independent public accountants) with the most recent audited consolidated financial statements of Jabil and its consolidated subsidiaries.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“indebtedness” means (a) any liability of Jabil or any of its subsidiaries (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit or bank guaranty, or (2) evidenced by a bond, note, debenture or similar instrument, or (3) for payment obligations arising under any conditional sale or other title retention arrangement, purchase money obligation or deferred purchase price arrangement made in connection with the acquisition of any businesses, properties or assets of any kind, or (4) consisting of the discounted rental stream properly classified in accordance with generally accepted accounting principles on the balance sheet of Jabil or any of its subsidiaries, as lessee, as a capitalized lease obligation, or (5) under currency agreements and interest rate agreements, to the extent not otherwise included in this definition; (b) any liability of others of a type described in the preceding clause (a) to the extent that Jabil or any of its subsidiaries has guaranteed or is otherwise legally obligated in respect thereof; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. “Indebtedness” shall not be construed to include (y) trade payables or credit on open account to trade creditors incurred in the ordinary course of business (including vendor finance programs), or (z) obligations under supply or consignment contracts in the ordinary course of business or forward sales agreements for inventory. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of indebtedness for purposes of the covenant restricting funded debt of restricted subsidiaries.

“interest rate agreement” means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement, including the combination of these transactions, designed to protect the party indicated therein against fluctuations in interest rates.

“lien” means, with respect to any asset, any pledge, mortgage, charge, encumbrance or security interest in respect of such asset; provided that any transaction (including, without limitation, any sale of accounts receivable) which is treated as a sale of assets under U.S. GAAP shall be so treated and any asset which is so sold shall not be deemed subject to a lien. Pursuant to the indenture, a contractual grant of a right of set-off (which may include a security interest granted in the same collateral) or a contractual lien on property in transit to or in the possession of the lienor, does not create a lien in the absence of an agreement to maintain a balance or deliver property against which such right may be exercised.

“permitted receivables transaction” means any transaction or series of transactions entered into by Jabil or any of its restricted subsidiaries in order to monetize or otherwise finance receivables, leases or other financial assets (including, without limitation, financing contracts) or other transactions evidenced by receivables purchase agreements, factoring agreements and other similar agreements pursuant to which receivables are sold at a discount (in each case whether now existing or arising in the future), and which may include a grant of a security interest in any such receivables, leases, other financial assets (whether now existing or arising in the future) of Jabil or any of its restricted subsidiaries, and any assets related thereto, including all collateral securing such receivables, leases, or other financial assets, all contracts and all guarantees or other obligations in respect thereof, proceeds thereof and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions or factoring transactions involving receivables, leases, or other financial assets or other transactions evidenced by receivables purchase agreements, factoring agreements and other similar agreements pursuant to which receivables are sold at a discount.

“person” means any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“restricted subsidiary” means, at any time, each and every subsidiary at least 80% (by number of votes) of the voting stock of which is legally and beneficially owned by Jabil and its wholly-owned restricted subsidiaries at such time.

“subsidiary of Jabil” means any corporation, association or other business entity of which at the time of determination Jabil or one or more Jabil subsidiaries owns or controls more than 50% of the shares of voting stock.

“surety obligations” means any bonds, including bid bonds, advance bonds, or performance bonds, letters of credits, warranties, and similar arrangements between Jabil or any of its restricted subsidiaries and one or more surety providers, for the benefit of Jabil’s or any restricted subsidiary’s suppliers, vendors, insurers, or customers including, in each case, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time, and in each case exclusive of obligations for the payment of borrowed money.

“voting stock” means stock or equivalent equity interest that ordinarily has voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“wholly-owned restricted subsidiary” means, at any time, any restricted subsidiary 100% of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by Jabil and/or any one or more of Jabil’s other wholly-owned restricted subsidiaries at such time.

Discharge, Defeasance and Covenant Defeasance

Upon the direction of Jabil, the indenture shall cease to be of further effect with respect to the Debt Securities (subject to the survival of certain provisions thereof, including the obligation to pay additional amounts) when (i) either (a) all of the outstanding Debt Securities have been delivered to the trustee for cancellation (subject to certain exceptions) or (b) all of the Debt Securities have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and Jabil has deposited with the trustee, in trust, funds in U.S. dollars, in an amount sufficient to pay the entire indebtedness on the Debt Securities in respect of principal and interest to the date of such deposit (if the Debt Securities have become due and payable) or to the maturity thereof, as the case may be, (ii) Jabil has paid all other sums payable under the indenture with respect to the Debt Securities and (iii) certain other conditions are met. Jabil will remain obligated, following such deposit, to pay additional amounts on the Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such additional amounts as aforesaid.

The indenture provides that Jabil may elect with respect to the Debt Securities either to defease and be discharged from (i) any and all obligations with respect to the Debt Securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such additional amounts as provided below, and the obligations to register the transfer or exchange of the Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to hold moneys for payment in trust) (“defeasance”) or (ii) certain restrictive covenants, if any, in the indenture, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the Debt Securities (“covenant defeasance”), in either case upon the irrevocable deposit with the trustee (or other qualifying trustee), in trust for such purpose, of an amount, in U.S. dollars, and/or government obligations, as defined below, which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on (and, to the extent that (x) the Debt Securities provide for the payment of additional amounts and (y) the amount of any such additional amounts is at the time of deposit reasonably determinable by Jabil (in the exercise of its sole discretion), any such additional amounts with respect to) the Debt Securities, and any mandatory payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be.

Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Jabil is a party or by which it is bound, (ii) no event of default or event which with notice or lapse of time or both would become an event of default with respect to the Debt Securities shall have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time (during the period ending on the 123rd day after such date) and (iii) Jabil has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Jabil, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

“government obligations” means debt securities which are (i) direct obligations of the U.S. where the payment or payments thereunder are supported by the full faith and credit of the U.S. or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the U.S. where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the U.S., and which, in the case of (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of or other amount with respect to any such government obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of or other amount with respect to the government obligation evidenced by such depository receipt.

Modification, Waivers and Meetings

The indenture contains provisions permitting Jabil and the trustee thereunder, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities or other debt securities of each series issued under the indenture and affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the

Debt Securities or the debt securities of such other series or the rights of the holders of the Debt Securities or the debt securities of such other series under the indenture, provided that no such modification or amendment shall, without the consent of the holder of each outstanding note or other debt security issued under the indenture so affected, among other things:

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change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on, or any additional amounts with respect to any debt securities issued under the indenture or reduce the principal amount thereof or any redemption premium thereon or any additional amounts with respect to, or reduce the rate of interest thereon, or reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity thereof;

•	adversely affect any right of repayment at the option of any holder, or change any place where, or the currency in which, any debt securities issued under the indenture are payable;

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affect the ranking, or with respect to collateral the priority or security, of the debt securities of each applicable series (other than as expressly permitted in the supplemental indenture relating to such series or the terms of the securities, in each case at the time of issuance of such securities), in a manner adverse to the holders of such securities;

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make any change that adversely affects the right to convert or exchange any debt security into or for shares of common stock of Jabil or other securities (whether or not issued by Jabil), cash or property in accordance with its terms;

•	impair the holder’s right to institute suit to enforce the payment of any such debt securities on or after the stated maturity thereof; or

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reduce the aforesaid percentage in principle amount of debt securities of any series issued under the indenture, the consent of the holders of which is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such debt securities.

The indenture also contains provisions permitting Jabil and the trustee, without the consent of the holders of the Debt Securities or any debt securities of any other series issued thereunder, to modify or amend the indenture in order, among other things:

•	to add to the covenants of Jabil made in the indenture for the benefit of the holders of any series of the debt securities or to surrender any right or power conferred upon Jabil by the indenture;

•	to add to the events of default or the covenants of Jabil for the benefit of the holders of all or any series of debt securities issued under the indenture;

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to add or change any provisions of the indenture to facilitate the issuance of bearer securities, to change any restrictions on the payment of principal of, any premium of interest on or any additional amounts with respect to any series of debt securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to provide for the acceptance of appointment by a successor trustee, or to add to or change the provisions of the indenture to facilitate the administration of the trusts, where applicable;

•	to secure the debt securities;

•	to provide for conversion or exchange rights of the holders of any series of debt securities;

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to cure any ambiguity or correct or supplement any provision therein which may be inconsistent with other provisions therein, or to make any other provisions with respect to matters or questions arising under the indenture which shall not materially and adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect;

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to amend or supplement any provision contained in the indenture, provided that such amendment or supplement does not apply to any outstanding debt securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision; or

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to amend or supplement any provision therein or in any supplemental indenture, provided that no such amendment or supplement shall materially and adversely affect the interests of the holders of any debt securities then outstanding under the applicable indenture.

The holders of a majority in aggregate principal amount of the outstanding Debt Securities may, on behalf of all holders of the Debt Securities, waive any past default under the indenture with respect to the Debt Securities and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on, or any additional amounts with respect to the Debt Securities or in respect of a covenant or provision which cannot be modified or amended without the consent of each holder of outstanding Debt Securities.

The indenture contains provisions for convening meetings of the holders of the Debt Securities. A meeting may be called at any time by the trustee, and also, upon request, by Jabil or the holders of at least 10% in principal amount of the outstanding Debt Securities, in any such case upon notice given in accordance with the provisions of the indenture. Except for any consent which must be given by the holder of each outstanding debt security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of the outstanding Debt Securities, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities. Any resolution passed or decision taken at any meeting of holders of the Debt Securities duly held in accordance with the indenture will be binding on all holders of the Debt Securities. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities, subject to certain exceptions.

Same-day Settlement and Payment

The Debt Securities will trade in the same-day funds settlement system of DTC until maturity or until Jabil issues the Debt Securities in certificated form. DTC will therefore require secondary market trading activity in the Debt Securities to settle in immediately available funds. Jabil can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the Debt Securities.

Book-entry; Delivery and Form; Global Notes

The New Securities will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of Debt Securities represented by interests in a global note will not be entitled to receive their Debt Securities in fully registered certificated form.

DTC

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants (as defined above) or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the New Securities represented by the global note for all purposes under the indenture, the New Securities and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated New Securities and will not be considered to be the owners or holders of any New Securities under the global note. Jabil understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

All payments on the New Securities represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

Jabil expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Jabil also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Jabil, the initial purchasers, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated New Securities, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Jabil expects that DTC will take any action permitted to be taken by a holder of New Securities (including the presentation of New Securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the New Securities as to which such participant or participants has or have given such direction.

Although Jabil expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Jabil, the initial purchasers nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indenture provides that, if (1) DTC notifies Jabil that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and Jabil does not appoint a successor depository within 90 days, (2) Jabil determines that the notes shall no longer be represented by global notes and executes and delivers to the trustee a company order to such effect or (3) an event of default with respect to the New Securities shall have occurred and be continuing, DTC may exchange the global notes for New Securities in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated New Securities will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Jabil believes to be reliable, but Jabil does not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

You may hold interests in the global notes through Clearstream Banking, société anonyme, which is referred to as “Clearstream, Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the New Securities made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Jabil has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the U.S.

In addition, because of time-zone differences, U.S. investors who hold their interests in the New Securities through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the New Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Bank of New York Trust Company, N.A. is the trustee under the indenture and has also been appointed by Jabil to act as registrar, transfer agent and paying agent for the New Securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of Old Securities for New Securities in the exchange offer will not result in any U.S. federal income tax consequences to holders. When a holder exchanges Old Securities for New Securities in the exchange offer, the holder will have the same adjusted basis and holding period in the New Securities as in the Old Securities immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

The Company will not receive any proceeds from any sale of New Securities by brokers-dealers. New Securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Securities. Any broker-dealer that resells New Securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of New Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Holland & Knight LLP, Tampa, Florida will pass upon the validity of the securities offered hereby for Jabil.

EXPERTS

The consolidated financial statements of Jabil Circuit, Inc. as of August 31, 2007 and 2006, and for each of the years in the three-year period ended August 31, 2007, and related schedule, have been included herein and in the Registration Statement, in the reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report included herein covering the August 31, 2007 consolidated financial statements contains an explanatory paragraph that states that the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit and Postretirement Plans, as of August 31, 2007.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We have filed a registration statement on Form S-4 to register the New Securities to be issued in exchange for the Old Securities. This prospectus, which forms part of the registration statement, does not contain all of the information contained in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in this prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or document.

For further information about our company and the New Securities offered in this prospectus, you should refer to the registration statement and its exhibits. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington

D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.jabil.com; however, that information is not part of this prospectus.

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	November 30, 2007	August 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$664,456	$663,625
Accounts receivable, net of allowance for doubtful accounts of $11,301 at November 30, 2007 and $10,559 at August 31, 2007	1,587,615	1,352,383
Inventories	1,472,806	1,374,400
Prepaid expenses and other current assets	236,372	231,797
Income taxes receivable	28,376	22,132
Deferred income taxes	31,454	21,956

Total current assets	4,021,079	3,666,293

Property, plant and equipment, net of accumulated depreciation of $1,020,306 at November 30, 2007 and $914,368 at August 31, 2007	1,304,977	1,261,481
Goodwill	1,160,473	1,124,484
Intangible assets, net of accumulated amortization of $58,752 at November 30, 2007 and $93,688 at August 31, 2007	139,845	146,592
Deferred income taxes	100,883	89,562
Other assets	6,782	6,820

Total assets	$6,734,039	$6,295,232

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of notes payable, long-term debt and long-term lease obligations	$517,242	$501,716
Accounts payable	2,195,090	2,001,508
Accrued expenses	505,611	427,478
Income taxes payable	24,455	58,127
Deferred income taxes	1,164	2,018

Total current liabilities	3,243,562	2,990,847

Notes payable, long-term debt and long-term lease obligations, less current installments	758,775	760,477
Other liabilities	82,234	78,538
Income tax liability	47,706	—
Deferred income taxes	15,726	13,677

Total liabilities	4,148,003	3,843,539

Minority interest	9,113	8,682

Stockholders’ equity:
Common stock	213	212
Additional paid-in capital	1,347,991	1,340,687
Retained earnings	1,182,673	1,131,403
Accumulated other comprehensive income, net of tax	246,297	170,960
Treasury stock at cost, 8,418,700 shares at November 30, 2007 and August 31, 2007	(200,251)	(200,251)

Total stockholders’ equity	2,576,923	2,443,011

Total liabilities and stockholders’ equity	$6,734,039	$6,295,232

See accompanying notes to condensed consolidated financial statements.

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except for per share data)

(Unaudited)

	Three months ended
	November 30, 2007	November 30, 2006
Net revenue	$3,367,947	$3,224,003
Cost of revenue	3,128,233	3,032,018

Gross profit	239,714	191,985
Operating expenses:
Selling, general and administrative	116,150	109,756
Research and development	6,512	8,708
Amortization of intangibles	8,855	5,766
Restructuring and impairment charges	9,287	6,657

Operating income	98,910	61,098
Other expense	4,485	3,635
Interest income	(3,052)	(2,501)
Interest expense	25,585	11,507

Income before income taxes and minority interest	71,892	48,457
Income tax expense	9,631	7,080
Minority interest	260	—

Net income	$62,001	$41,377

Earnings per share:
Basic	$0.30	$0.20

Diluted	$0.30	$0.20

Common shares used in the calculations of earnings per share:
Basic	204,649	203,077

Diluted	206,605	206,361

See accompanying notes to condensed consolidated financial statements.

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

(Unaudited)

	Three months ended
	November 30, 2007	November 30, 2006
Net income	$62,001	$41,377

Other comprehensive income:
Foreign currency translation adjustment	88,894	30,556
Change in minimum pension liability, net of tax	(656)	(620)
Change in fair market value of derivative instruments, net of tax	(12,901)	—

Comprehensive income	$137,338	$71,313

Accumulated foreign currency translation gains were $291.4 million at November 30, 2007 and $202.5 million at August 31, 2007. Foreign currency translation adjustments primarily consist of adjustments to consolidate subsidiaries that use a local currency as their functional currency.

See accompanying notes to condensed consolidated financial statements.

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three months ended
	November 30, 2007	November 30, 2006
Cash flows from operating activities:
Net income	$62,001	$41,377
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	66,269	52,084
Minority interest	260	—
Recognition of stock-based compensation	5,104	11,518
Deferred income taxes	(26,047)	(3,353)
Non-cash restructuring charges	9,287	6,657
Provision for doubtful accounts	1,081	2,991
Excess tax benefit of options exercised	(115)	(766)
Loss on sale of property	5,092	1,143
Change in operating assets and liabilities, exclusive of net assets acquired in business acquisitions:
Accounts receivable	(190,549)	(200,916)
Inventories	(10,650)	(80,878)
Prepaid expenses and other current assets	4,913	(40,509)
Other assets	160	225
Accounts payable and accrued expenses	204,581	(43,231)
Income taxes payable	11,619	1,424

Net cash provided by (used in) operating activities	143,006	(252,234)

Cash flows from investing activities:
Cash paid for business and intangible asset acquisitions, net of cash acquired	(60,073)	(356)
Acquisition of property, plant and equipment	(65,960)	(71,819)
Proceeds from sale of property and equipment	1,750	2,118

Net cash used in investing activities	(124,283)	(70,057)

Cash flows from financing activities:
Borrowings under debt agreements	600,545	834,087
Payments toward debt agreements and capital lease obligations	(591,543)	(633,967)
Dividends paid to stockholders	(14,559)	(14,295)
Net proceeds from issuance of common stock under option and employee purchase plans	2,086	3,746
Tax benefit of options exercised	115	766

Net cash provided by (used in) financing activities	(3,356)	190,337

Effect of exchange rate changes on cash	(14,536)	9,683

Net increase (decrease) in cash and cash equivalents	831	(122,271)
Cash and cash equivalents at beginning of period	663,625	773,563

Cash and cash equivalents at end of period	$664,456	$651,292

See accompanying notes to condensed consolidated financial statements.

JABIL CIRCUIT, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the information set forth therein have been included. Certain amounts in the prior periods’ financial statements have been reclassified to conform to current period presentation. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and footnotes included in the Annual Report on Form 10-K of Jabil Circuit, Inc. (the “Company”) for the fiscal year ended August 31, 2007. Results for the three-month period ended November 30, 2007 are not necessarily an indication of the results that may be expected for the fiscal year ending August 31, 2008.

Note 2. Inventories

The components of inventories consist of the following (in thousands):

	November 30, 2007	August 31, 2007
Raw materials	$1,011,182	$912,577
Work in process	284,987	275,993
Finished goods	176,637	185,830

Total inventories	$1,472,806	$1,374,400

Note 3. Earnings Per Share and Dividends

a. Earnings Per Share

The following table sets forth the calculation of basic and diluted earnings per share (in thousands, except per share data):

	Three months ended
	November 30, 2007	November 30, 2006
Numerator:
Net income	$62,001	$41,377

Denominator:
Weighted-average common shares outstanding – basic	204,649	203,077
Dilutive common shares issuable upon exercise of stock options, exercise of stock appreciation rights and employee stock plan purchases	1,559	3,043
Dilutive unvested common shares associated with restricted stock awards	397	241

Weighted-average common shares – diluted	206,605	206,361

Earnings per share:
Basic	$0.30	$0.20

Diluted	$0.30	$0.20

For the three months ended November 30, 2007 and 2006, options to purchase 7,516,218 and 675,514 shares of common stock, respectively, were outstanding during the respective periods but were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares, and therefore, their effect would be anti-dilutive as calculated under the treasury method promulgated by the Statement of Financial Accounting Standard No. 128, Earnings Per Share (“SFAS 128”). In accordance with the contingently issuable shares provision of SFAS 128, 3,117,144 and 1,690,131 shares of performance-based, unvested common stock awards (“restricted stock”) granted in fiscal years 2006 through 2008 were not included in the calculation of earnings per share for the three months ended November 30, 2007 and 2006, respectively, because all the necessary conditions for vesting have not been satisfied. In addition, for the three months ended November 30, 2007 and 2006, 8,031,020 and 5,337,048 stock appreciation rights, respectively, were not included in the calculation of diluted earnings per share because the shares considered repurchased with the assumed proceeds were greater than the shares issuable or the exercise price was greater than the average market price, and therefore, their effect would be anti-dilutive.

b. Dividends

The following table sets forth certain information relating to our cash dividends paid or declared to common stockholders during fiscal years 2008 and 2007.

Dividend Information

	Dividend declaration date	Dividend per share	Total of cash dividends declared	Date of record for dividend payment	Dividend cash payment date
	(in thousands, except for per share data)
Fiscal year 2007:	November 2, 2006	$0.07	$14,378	November 15, 2006	December 1, 2006
	January 22, 2007	$0.07	$14,414	February 15, 2007	March 1, 2007
	April 30, 2007	$0.07	$14,517	May 15, 2007	June 1, 2007
	August 2, 2007	$0.07	$14,559	August 15, 2007	September 4, 2007
Fiscal year 2008:	November 1, 2007	$0.07	$14,667	November 15, 2007	December 3, 2007

Note 4. Stock-Based Compensation

The Company applies the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”), for its share-based compensation plans. Under SFAS 123R, all share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense in earnings over the requisite service period.

The Company applies a lattice valuation model for all stock options and stock appreciation rights (collectively known as the “Options”), excluding those granted under the Company’s employee stock purchase plan (“ESPP”), granted subsequent to August 31, 2005. The lattice valuation model is a more flexible analysis to value employee Options because of its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of Option holders. The Company uses the Black-Scholes model for valuing the shares granted under the ESPP and Options granted prior to September 1, 2005. Compensation for restricted stock awards is measured at fair value on the date of grant based on the number of shares expected to vest and the quoted market price of the Company’s common stock. Compensation cost for all awards is recognized in earnings, net of estimated forfeitures, on a straight-line basis over the requisite service period.

The Company recorded $1.7 million and $8.2 million of stock compensation expense in the Condensed Consolidated Statements of Earnings for the three months ended November 30, 2007 and 2006 respectively, net of related tax effects of $3.4 million and $3.3 million, respectively. There were no capitalized stock-based compensation costs at November 30, 2007 or 2006.

The fair-value method is applied to non-employee awards in accordance with SFAS 123R. The measurement date for equity awards granted to non-employees is the earlier of the performance commitment date or the date the services required under the arrangement have been completed. The Company generally considers the measurement date for such non-employee awards to be the date that the award has vested. The Company re-measures the awards at each interim reporting period between the grant date and the measurement date. Non-employee awards are classified as liabilities on the Condensed Consolidated Balance Sheet and are therefore remeasured at each interim reporting period until the options are exercised, cancelled or expire unexercised. At November 30, 2007, $0.3 million related to non-employee stock-based awards was classified as a liability on the Company’s Condensed Consolidated Balance Sheet. The Company recognized an insignificant gain in the Condensed Consolidated Statement of Earnings related to remeasuring the awards for the three months ended November 30, 2007.

Cash received from Options exercises under all share-based payment arrangements for the three months ended November 30, 2007 and 2006 was $2.1 million and $3.7 million, respectively. The Company currently expects to satisfy share-based awards with registered shares available to be issued.

As described in Note 6 – “Commitments and Contingencies,” the Company is involved in shareholder derivative actions, a putative shareholder class action and a Securities and Exchange Commission (“SEC”) informal inquiry, and has received a subpoena from the U.S. Attorney’s office for the Southern District of New York in connection with certain historical stock option grants. In response to the derivative actions, an independent Special Committee of the Company’s Board of Directors was appointed to review the allegations in such actions. The Company has cooperated and intends to continue to cooperate with the Special Committee, the SEC and the U.S. Attorney’s office. The Company cannot, however, predict the outcome of the litigation or those investigations.

a. Stock Option and Stock Appreciation Right Plans

The Company’s 1992 Stock Option Plan (the “1992 Plan”) provided for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting of non-statutory stock options to employees and consultants of the Company. A total of 23,440,000 shares of common stock were reserved for issuance under the 1992 Plan. The 1992 Plan was adopted by the Board of Directors in November of 1992 and was terminated in October 2001 with the remaining shares transferred into a new plan created in fiscal year 2002.

In October 2001, the Company established a new Stock Option Plan (the “2002 Incentive Plan”). The 2002 Incentive Plan was adopted by the Board of Directors in October 2001 and approved by the stockholders in January 2002. The 2002 Incentive Plan provides for the granting of Section 422 Internal Revenue Code and non-statutory stock options, as well as restricted stock, stock appreciation rights and other stock-based awards. The 2002 Incentive Plan has a total of 29,608,726 shares reserved for grant, including 2,608,726 shares that were transferred from the 1992 Plan when it was terminated in October 2001, 10,000,000 shares authorized in January 2004, 7,000,000 shares authorized in January 2006 and 3,000,000 shares authorized in August 2007. The Company also adopted sub-plans under the 2002 Incentive Plan for its United Kingdom employees (the “CSOP Plan”) and for its French employees (the “FSOP Plan”). The CSOP Plan and FSOP Plan are tax advantaged plans for the Company’s United Kingdom and French employees, respectively. Shares are issued under the CSOP Plan and FSOP Plan from the authorized shares under the 2002 Incentive Plan.

The 2002 Incentive Plan provides that the exercise price of Options generally shall be no less than the fair market value of shares of common stock on the date of grant. Exceptions to this general rule apply to grants of stock appreciation rights, grants of Options intended to preserve the economic value of stock option and other equity-based interests held by employees of acquired entities, and grants of Options intended to provide a material inducement for a new employee to commence employment with the Company. It is and has been the Company’s intention for the exercise price of Options granted under the 2002 Incentive Plan to be at least equal to the fair market value of shares of common stock on the date of grant. However, as we previously discussed in Note 2 – “Stock Option Litigation and Restatements” to the Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ending August 31, 2006, a certain number of Options were identified that had a measurement date based on the date that the Compensation Committee or management (as appropriate) decided to grant the Options, instead of the date that the terms of such grants became final, and, therefore, the related Options had an exercise price less than the fair market value of shares of common stock on the final date of measurement. In October 2007, the Board of Directors approved comprehensive procedures governing the manner in which Options are granted to, among other things, substantially reduce the likelihood that future grants of Options will be made with an exercise price that is less than the fair market value of shares of common stock on the Option measurement date for financial accounting and reporting purposes.

With respect to any participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted is to equal at least 110% of the fair market value on the grant date and the maximum term of the option may not exceed five years. The term of all other Options under the 2002 Incentive Plan may not exceed ten years. Beginning in fiscal year 2006, Options will generally vest at a rate of one-twelfth fifteen months after the grant date with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period. Prior to this change, Options generally vested at a rate of 12% after the first six months and 2% per month thereafter, becoming fully vested after a 50-month period.

The following table summarizes Option activity from September 1, 2007 through November 30, 2007:

	Shares Available for Grant	Options Outstanding	Aggregate Intrinsic Value (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)
Balance at September 1, 2007	7,325,471	16,405,944	$34,418	$24.04	6.19

Options authorized	—	—
Options expired	—	—		$—
Options granted	(2,268,304)	2,268,304		$21.56
Options cancelled	387,794	(387,794)		$27.19
Restricted stock awards (1)	(2,623,198)	—
Options exercised	—	(136,964)		$15.21

Balance at November 30, 2007	2,821,763	18,149,490	$14,386	$23.73	6.35

Exercisable at November 30, 2007		11,707,594	$14,386	$22.15	4.87

(1)	Represents the maximum number of shares that can be issued based on the achievement of certain performance criteria.

The weighted-average grant-date fair value per share of Options granted during the three months ended November 30, 2007 and 2006 was $8.73 and $13.33, respectively. The total intrinsic value of Options exercised during the three months ended November 30, 2007 and 2006 was $0.9 million and $3.4 million, respectively.

As of November 30, 2007, there was $65.7 million of unrecognized compensation costs related to non-vested Options that is expected to be recognized over a weighted-average period of 2.0 years. The total fair value of Options vested during the three months ended November 30, 2007 and 2006 was $3.0 million and $2.4 million, respectively.

The Company uses historical data to estimate the Option exercise and employee departure behavior used in the lattice valuation model. The expected term of Options granted is derived from the output of the option pricing model and represents the period of time that Options granted are expected to be outstanding. The risk-free rate for periods within the contractual term of the Options is based on the U.S. Treasury yield curve in effect at the time of grant. The volatility used for the lattice model is a constant volatility for all periods within the contractual term of the Option. The constant volatility is an average of implied volatilities from traded options and historical volatility corresponding to the contractual term of the Option. The expected dividend yield of Options granted is derived based on the expected annual dividend yield over the expected life of the option expressed as a percentage of the stock price on the date of grant.

Following are the weighted-average and range assumptions, where applicable, used for each respective period:

	For the three months ended
	November 30, 2007	November 30, 2006
Expected dividend yield	1.3%	1.0%
Risk-free interest rate	3.81% to 4.41%	4.75% to 5.14%
Weighted-average expected volatility	50.2%	49.1%
Weighted-average expected life	5.8 years	5.5 years

During the first quarter of fiscal year 2008, the Company granted 40,288 Options that will be settled by the Company with cash. SFAS 123R requires that the Company classify cash settled awards as liabilities on the Company’s Condensed Consolidated Balance Sheet and measure these awards at fair value at each reporting date until the award is ultimately settled (i.e. until the Option is exercised or canceled). All changes in fair value are recorded to the Company’s Condensed Consolidated Statement of Earnings at each reporting date. At November 30, 2007, an insignificant amount has been recorded as a liability on the Company’s Condensed Consolidated Balance Sheet and an insignificant amount has been recognized in the Company’s Condensed Consolidated Statement of Earnings for the three months ended November 30, 2007 to record the awards at fair value.

b. Stock Purchase and Award Plans

The Company’s 2002 Employee Stock Purchase Plan (the “2002 Purchase Plan”) was approved by the Company’s Board of Directors in January 2002. Initially there were 2,000,000 shares reserved under the 2002 Purchase Plan. An additional 2,000,000 shares were authorized for issuance under the 2002 Purchase Plan and approved by stockholders in January 2006. The Company also adopted a sub-plan under the 2002 Purchase Plan for its Indian employees. The Indian sub-plan is a tax advantaged plan for the Company’s Indian employees. Shares are issued under the Indian sub-plan from the authorized shares under the 2002 Purchase Plan. As of November 30, 2007, a total of 2,591,890 shares had been issued under the 2002 Purchase Plan.

Employees are eligible to participate in the 2002 Purchase Plan after 90 days of employment with the Company. The 2002 Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed

10% of an employee’s compensation, as defined, at a price equal to 85% of the fair market value of the common stock at the beginning or end of the offering period, whichever is lower. The 2002 Purchase Plan is intended to qualify under section 423 of the Internal Revenue Code. Unless terminated sooner, the 2002 Purchase Plan will terminate on October 17, 2011.

Awards under the 2002 Purchase Plan are generally granted in June and December. As such, there were no stock purchases under the 2002 Purchase Plan during the three months ended November 30, 2007 and 2006.

c. Restricted Stock Awards

In fiscal year 2005, the Company granted restricted stock to certain key employees pursuant to the 2002 Stock Incentive Plan. The shares granted in fiscal year 2005 will vest after five years, but may vest earlier if specific performance criteria are met.

Beginning in fiscal year 2006, the Company began granting certain restricted stock awards that have certain performance conditions that will be measured at the end of the employee’s requisite service period, which provide a range of vesting possibilities from 0% to 200%. The fair value of each award was measured on the date of grant and was originally recognized over the requisite service period based on the number of shares that would vest if the Company achieved 100% of the performance goal, which was the probable outcome at the grant date. In the fourth quarter of fiscal year 2007, the Company determined that for the restricted stock awards that were granted in fiscal year 2006 that have the aforementioned performance conditions, it was probable that the performance goal resulting in 100% of the awards being vested would not be achieved. However, it was probable that 40% of the awards would vest. This change in estimate resulted in the reversal of $9.1 million in stock-based compensation expense from the Company’s Consolidated Statement of Earnings in the fourth quarter of fiscal year 2007. It was further determined in the first quarter of fiscal year 2008 that for such restricted stock awards granted in fiscal year 2006, it was probable that 0% of the awards would vest which resulted in an additional reversal of $5.9 million in stock-based compensation expense from the Company’s Consolidated Statement of Earnings. The restricted stock awards that were granted in fiscal years 2007 and 2008 continue to be recognized based on an estimated 100% performance goal, the probable outcome. If it becomes probable, based on the Company’s performance, that more or less than 100% of the awarded shares will vest, an adjustment to compensation cost will be recognized. Alternatively, if any of the performance goals are not met, any recognized compensation cost will be reversed. In addition to restricted stock awards that have certain performance conditions, the Company has also granted certain restricted stock awards that vest over time.

During the first quarter of fiscal year 2008, the Company granted certain restricted stock awards with a vesting condition that is tied to the Standard and Poor’s 500 Composite Index. In accordance with SFAS 123R, such a market condition must be considered in the grant date fair value of the award which contemplates that the market condition may never be met. Stock-based compensation expense related to an award with a market condition will be recognized over the requisite service period regardless of whether the market condition is satisfied, provided that the requisite service period has been completed.

The following table summarizes restricted stock activity from September 1, 2007 through November 30, 2007:

	Shares	Weighted - Average Grant-Date Fair Value
Nonvested balance at September 1, 2007	4,993,627	$27.73

Changes during the period
Shares granted (1)	2,813,646	$21.01
Shares vested	(59,075)	$24.78
Shares forfeited	(190,448)	$28.56

Nonvested balance at November 30, 2007	7,557,750	$25.23

(1)	Represents the maximum number of shares that can vest based on the achievement of certain performance criteria.

As of November 30, 2007, there was $68.4 million of total unrecognized compensation cost related to restricted stock awards granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.8 years.

Note 5. Segment Information

Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”), establishes standards for reporting information about segments in financial statements. Operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expenses; for which separate financial information is available; and whose operating results are regularly reviewed by the chief operating decision maker to assess the performance of the individual segment and make decisions about resources to be allocated to the segment.

The Company derives its revenue from providing comprehensive electronics design, production, product management and after-market services. Management, including the Chief Executive Officer, evaluates performance and allocates resources on a divisional basis for manufacturing and service operating segments. Prior to the first quarter of fiscal year 2008, the Company managed its business based on three geographic regions, the Americas, Europe and Asia and managed the services group independently of the regional manufacturing segments. During fiscal year 2008, the Company realigned its organizational structure to manage the business based on divisions. Accordingly, the Company’s operating segments now consist of three segments – Consumer Electronics, Electronic Manufacturing Services (“EMS”) and After-Market Services (“AMS”). All prior period disclosures presented below have been restated to reflect this change.

Net revenue for the operating segments is attributed to the division in which the product is manufactured or service is performed. An operating segment’s performance is evaluated based upon its pre-tax operating contribution, or segment income. Segment income is defined as net revenue less cost of revenue, segment selling, general and administrative expenses, segment research and development expenses and an allocation of corporate selling, general and administrative expenses, and does not include, intangible amortization, stock-based compensation expense, restructuring and impairment charges, other expense, interest income, interest expense, income taxes or minority interest. Total segment assets are defined as accounts receivable, inventory, customer related machinery and equipment, intangible assets and goodwill. All other non-segment assets are reviewed on a global basis by management. Transactions between operating segments are generally recorded at amounts that approximate arm’s length.

The following table sets forth operating segment information (in thousands):

	Three months ended
	November 30, 2007	November 30, 2006
Net revenue
Consumer Electronics	$1,214,004	$1,270,803
EMS	1,975,383	1,812,353
AMS	178,560	140,847

	$3,367,947	$3,224,003

	2007	2006
Segment income and reconciliation of income before income taxes and minority interest
Consumer Electronics	$50,277	$38,440
EMS	58,711	36,468
AMS	13,095	10,131

Total segment income	122,083	85,039
Reconciling items:
Amortization of intangibles	8,855	5,766
Restructuring costs	9,287	6,657
Other expense	4,485	3,635
Net interest expense	22,533	9,006
Stock-based compensation expense	5,031	11,518

Income before income taxes and minority interest	$71,892	$48,457

	November 30, 2007	August 31, 2007
Total assets
Consumer Electronics	$2,593,097	$2,407,756
EMS	2,701,608	2,530,540
AMS	297,721	282,709
Other non-allocated assets	1,141,613	1,074,227

Total assets	$6,734,039	$6,295,232

Total restructuring and impairment costs of $9.3 million were charged against earnings during the three months ended November 30, 2007. Approximately $1.4 million, $1.4 million and $4.7 million of restructuring and impairment costs were incurred during the three months ended November 30, 2007 in the Consumer Electronics, EMS and AMS operating segments, respectively. In addition, there was $1.8 million in corporate restructuring and impairment costs that were incurred during the three months ended November 30, 2007. See Note 7 – “Restructuring and Impairment Charges” for a discussion of the Company’s restructuring plan initiated in fiscal year 2006.

The Company operates in 22 countries worldwide. Sales to unaffiliated customers are based on the Company’s location providing the electronics design, production, product management or after-market services. The following table sets forth external net revenue, net of intercompany eliminations, and long-lived asset information where individual countries represent a material portion of the total (in thousands):

	Three Months Ended November 30,
	2007	2006
External net revenue:
China	$641,033	$477,279
United States	612,796	645,828
Mexico	542,814	497,252
Poland	387,965	296,238
Malaysia	228,441	211,750
Taiwan	179,314	22
Hungary	154,080	498,133
Other	621,504	597,501

	$3,367,947	$3,224,003

	November 30, 2007	August 31, 2007
Long-lived assets:
Taiwan	$818,087	$798,281
United States	352,912	357,741
India	286,524	289,171
China	286,205	279,971
Mexico	169,493	154,299
Hungary	148,020	143,641
Malaysia	130,031	82,428
Other	414,023	427,025

	$2,605,295	$2,532,557

Foreign source revenue represented 81.8% of net revenue for the three months ended November 30, 2007 compared to 80.0% for the three months ended November 30, 2006.

Note 6. Commitments and Contingencies

a. Legal Proceedings

On April 26, 2006, a shareholder derivative lawsuit was filed in State Circuit Court in Pinellas County, Florida on behalf of Mary Lou Gruber, a purported shareholder of the Company, naming the Company as a nominal defendant, and naming certain of the Company’s officers, Scott D. Brown, Executive Vice President, Mark T. Mondello, Chief Operating Officer, and Timothy L. Main, Chief Executive Officer, President and a Board member, as well as certain of its Directors, Mel S. Lavitt, William D. Morean, Frank A. Newman, Steven A. Raymund and Thomas A. Sansone, as defendants (the “Initial Action”). Mr. Morean and Mr. Sansone were the Company’s previous Chief Executive Officer and President, respectively (such two individuals, with the defendant officers, collectively, the “Officer Defendants”). On May 10, 2006, a substantially identical complaint was filed in the same state court and was subsequently consolidated with the Initial Action (this consolidated action is referred to here as the “Consolidated State Derivative Action”). The Consolidated State Derivative Action alleged that the named defendant directors (other than Mr. Morean and Mr. Main), in their capacity as members of the Company’s Board of Directors, Audit or Compensation Committees, at the behest of the Officer Defendants, breached certain of their fiduciary duties to the Company by backdating certain stock option grants between August 1998 and October 2004 to make it appear they were granted on a prior date when the Company’s stock price was lower.

Subsequently, two federal derivative suits were filed (the first of which was filed by Mary L. Graves, a purported shareholder, on July 10, 2006) in the United States District Court for the Middle District of Florida, Tampa Division, that asserted similar factual allegations and claims as in the Consolidated State Derivative Action, in addition to a claim that the defendants violated Section 14(a) of the Exchange Act by issuing materially false and misleading statements in its proxy statements filed from 1998 to 2005. These suits were consolidated on January 26, 2007 into one action (the “Consolidated Federal Derivative Action”).

On May 3, 2006, the Company’s Board of Directors appointed the Special Committee to review the allegations in the Initial Action. The Special Committee reviewed and analyzed the claims asserted in all of the above derivative actions and concluded that the evidence did not support a finding of intentional manipulation of stock option grant pricing by any member of management. In addition, the Special Committee concluded that it was not in the Company’s best interests to pursue the derivative actions and stated that it would assert that position on the Company’s behalf in each of the pending derivative lawsuits. The Special Committee identified certain factors related to the controls surrounding the process of accounting for option grants that contributed to the accounting errors that led to a restatement of certain of the Company’s historical financial statements.

On September 20, 2007, the Company reached an agreement in principle to resolve the Consolidated State Derivative Action and the Consolidated Federal Derivative Action. Under the terms of this agreement in principle, the Company will not pay any monetary damages but it did adopt several new policies and procedures to improve the process through which equity awards are determined, approved and accounted for. In addition, the Company has agreed in principle to not object to an application by the plaintiff’s counsel for an award of up to $800,000 in attorney’s fees ($600,000 of which will be covered by the Company’s Directors and Officers insurance carriers and $200,000 of which will be paid by the Company). On November 8, 2007, the Company submitted the proposed settlement to the courts for approval. The state court has preliminarily approved the settlement, has approved the form of notice to be mailed to shareholders and the form of summary notice to be published, and has set a hearing on March 26, 2008, to consider whether to finally approve the settlement and whether to award attorney’s fees and expenses to the plaintiffs’ counsel. The federal court has approved the notice and summary notice. The federal court, however, has disapproved the plaintiffs’ intention to seek an award of attorney’s fees and costs in the amount of $800,000, but has agreed that the state court can hold a fairness hearing to determine the amount to award in light of the common benefit, if any, created for all shareholders. The Company can give no assurance that the proposed settlement agreement will be approved.

In addition to the derivative actions, on September 18, 2006, a putative shareholder class action was filed in the United States District Court for the Middle District of Florida, Tampa Division against us and various present and former officers and directors, including Forbes I.J. Alexander, Scott D. Brown, Laurence S. Grafstein, Mel S. Lavitt, Chris Lewis, Timothy Main, Mark T. Mondello, William D. Morean, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone and Kathleen Walters on behalf of a proposed class of plaintiffs comprised of persons that purchased the Company’s shares between September 19, 2001 and June 21, 2006. A second putative class action, containing virtually identical legal claims and allegations of fact was filed on October 12, 2006. The two actions were consolidated into a single proceeding (the “Consolidated Class Action”) and on January 18, 2007, the Court appointed The Laborers Pension Trust Fund for Northern California and Pension Trust Fund for Operating Engineers as lead plaintiffs in the action. On March 5, 2007, the lead plaintiffs filed a consolidated class action complaint (the “Consolidated Class Action Complaint”). The Consolidated Class Action Complaint is purported to be brought on behalf of all persons who purchased the Company’s publicly traded securities between September 19, 2001 and December 21, 2006, and names the Company and certain of its current and former officers, including Forbes I.J. Alexander, Scott D. Brown, Wesley B. Edwards, Chris A. Lewis, Mark T. Mondello, Robert L. Paver and Ronald J. Rapp, as well as certain of the Company’s Directors, Mel S. Lavitt, William D. Morean, Frank A. Newman, Laurence S. Grafstein, Steven A. Raymund, Lawrence J. Murphy, Kathleen A. Walters and Thomas A. Sansone, as defendants. The Consolidated Class Action Complaint alleged violations of Sections 10(b), 20(a), and 14(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder. The Consolidated Class Action Complaint alleged that the defendants engaged in a scheme to fraudulently backdate the grant dates of options for various senior officers and directors, causing the Company’s financial statements to understate management compensation and overstate net earnings, thereby inflating the Company’s stock price. In addition, the complaint alleged that the Company’s proxy statements falsely stated that it had adhered to its option grant policy of granting options at the closing price of its shares on the trading date immediately prior to the date of the grant. Also, the complaint alleged that the defendants failed to timely disclose the facts and circumstances that led the Company, on June 12, 2006, to announce that it was lowering its prior guidance for net earnings for the third quarter of fiscal year 2006. On April 30, 2007, the plaintiffs filed a First Amended Consolidated Class Action Complaint asserting claims substantially similar to the Consolidated Class Action Complaint it replaced but adding additional allegations relating to the restatement of earnings previously announced in connection with the correction of errors in the calculation of compensation expense for certain stock option grants. The Company filed a motion to dismiss the First Amended Consolidated Class Action Complaint on June 29, 2007. The plaintiffs filed an opposition to the Company’s motion to dismiss, and the Company then filed a reply memorandum in further support of its motion to dismiss on September 28, 2007.

In addition to the private litigation described above, the Company was notified on May 2, 2006 by the Staff of the SEC of an informal inquiry concerning the Company’s stock option grant practices. On May 17, 2006, the Company received a subpoena from the U.S. Attorney’s office for the Southern District of New York requesting certain stock option related material. In addition, the Company’s review of its historical stock option practices led it to review certain transactions proposed or effected between fiscal years 1999 and 2002 to determine if it properly recognized revenue associated with those transactions. The Audit Committee of the Company’s Board of Directors engaged independent legal counsel to assist it in reviewing certain proposed or effected transactions with certain customers that occurred during this period. The review determined that there was inadequate documentation to support the Company’s recognition of certain revenues received during the period. The Company’s Audit Committee concluded that there was no direct evidence that any of the Company’s employees intentionally made or caused false accounting entries to be made in connection with these transactions, and the Company concluded that the impact was immaterial. The Company has provided the SEC with the report that this independent counsel produced regarding these revenue recognition issues, the Special Committee’s report regarding the Company’s stock option grant practices, and the other information requested to date. In addition, the Company continues to cooperate fully with the Special Committee, the SEC and the U.S. Attorney’s office. The Company cannot predict what effect such reviews may have. See “Risk Factors – We are involved in reviews of our historical stock option grant practices” and “We are involved in an SEC review of our recognition of revenue for certain historical transactions.”

The Company is party to certain other lawsuits in the ordinary course of business. The Company does not believe that these proceedings, individually or in the aggregate, will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

b. Warranty Provision

The Company maintains a provision for limited warranty repair of shipped products, which is established under the terms of specific manufacturing contract agreements. The warranty liability is included in accrued expenses on the Company’s Condensed Consolidated Balance Sheet. The warranty period varies by product and customer industry sector. The provision represents management’s estimate of probable liabilities, calculated as a function of sales volume and historical repair experience, for each product under warranty. The estimate is reevaluated periodically for accuracy. A roll forward of the warranty liability for the three months ended November 30, 2007 and 2006 is as follows (in thousands):

Amount
Balance at August 31, 2007	$7,575
Accruals for warranties	1,184
Settlements made	(1,113)

Balance at November 30, 2007	$7,646

Amount
Balance at August 31, 2006	$3,940
Accruals for warranties	2,690
Settlements made	(694)

Balance at November 30, 2006	$5,936

Note 7. Restructuring and Impairment Charges

In conjunction with the restructuring plan that was approved by the Company’s Board of Directors in the fourth quarter of fiscal year 2006 (the “2006 Restructuring Plan”), the Company charged an additional $9.3 million and $6.7 million of restructuring and impairment costs against earnings during the three months ended November 30, 2007 and 2006, respectively. The restructuring and impairment costs for the three months ended November 30, 2007 include $3.6 million related to employee severance and benefits costs, $5.5 million related to lease commitments and $0.2 million related to other restructuring costs. The restructuring and impairment costs for the three months ended November 30, 2006 include $7.4 million related to employee severance and benefits costs, $1.8 million related to lease commitments, $5.7 million related to fixed asset impairments and $0.1 million related to other restructuring costs, which was off-set by $8.3 million of proceeds received in connection with facility closure costs.

These restructuring and impairment charges related to the 2006 Restructuring Plan incurred through November 30, 2007 of $163.6 million include cash costs totaling $115.1 million, of which $1.5 million was paid in the fourth fiscal quarter of 2006, $64.8 million was paid in fiscal year 2007, and $20.0 million was paid in the first fiscal quarter of 2008. The cash costs consist of employee severance and benefits costs of approximately $103.3 million, costs related to lease commitments of approximately $18.4 million and other restructuring costs of $1.7 million. These cash costs were off-set by approximately $8.3 million of cash proceeds received in connection with facility closure costs. Non-cash costs of approximately $48.5 million primarily represent fixed asset impairment charges related to the Company’s restructuring activities.

Employee severance and termination benefit costs of $3.6 million and $7.4 million recorded in the three months ended November 30, 2007 and 2006, respectively, are related to the reduction of employees across all functions of the business in manufacturing facilities in Europe, Asia and the Americas. Approximately 9,000 employees have been included in the 2006 Restructuring Plan to date. Lease commitment costs of $5.5 million and $1.8 million recorded in the three months ended November 30, 2007 and 2006, respectively, primarily relate to future lease payments for facilities that were vacated in the Americas and Europe. The Company performed an impairment assessment on fixed assets held by each facility that was significantly impacted by the restructuring program and recorded a fixed asset impairment charge of $5.7 million during the three months ended November 30, 2006.

In addition, as part of the restructuring plan, management determined that it was more likely than not that certain foreign plants would not be able to utilize their deferred tax assets as a result of the contemplated restructuring activities. Therefore, the Company recorded valuation allowances of $35.1 million on net deferred tax assets as part of the restructuring plan prior to September 1, 2007. The valuation allowances are excluded from the table below as they were recorded through the provision for income taxes on the Consolidated Statement of Earnings. See Note 4 – “Income Taxes” to the Consolidated Financial Statements for further discussion of the Company’s net deferred tax assets and provision for income taxes.

The tables below set forth the significant components and activity in the restructuring program during the three months ended November 30, 2007 and 2006, including activity by reportable segment (in thousands):

Restructuring Activity – Three Months Ended November 30, 2007

	Liability Balance at August 31, 2007	Restructuring Related Charges	Asset Impairment Charge and Other Non-Cash Activity	Cash (Payments) Proceeds	Liability Balance at November 30, 2007
Employee severance and termination benefits	$34,307	$3,634	$1,649	$(12,706)	$26,884
Lease costs	6,895	5,524	89	(6,629)	5,879
Fixed asset impairment	—	3	(3)	—	—
Other	1,030	126	56	(703)	509

Total	$42,232	$9,287	$1,791	$(20,038)	$33,272

	Liability Balance at August 31, 2007	Restructuring Related Charges	Asset Impairment Charge and Other Non-Cash Activity	Cash (Payments) Proceeds	Liability Balance at November 30, 2007
Consumer Electronics	$12,658	$1,355	$873	$(2,228)	$12,658
EMS	24,111	1,404	964	(7,887)	18,592
AMS	2,632	4,691	26	(6,456)	893
Other non-reportable operating	2,831	1,837	(72)	(3,467)	1,129

Total	$42,232	$9,287	$1,791	$(20,038)	$33,272

Restructuring Activity – Three Months Ended November 30, 2006

	Liability Balance at August 31, 2006	Restructuring Related Charges	Asset Impairment Charge and Other Non-Cash Activity	Cash (Payments) Proceeds	Liability Balance at November 30, 2006
Employee severance and termination benefits	$66,252	$7,362	$1,775	$(22,853)	$52,536
Lease costs	10,108	1,821	27	(1,257)	10,699
Fixed asset impairment	—	5,739	(5,739)	—	—
Other	749	(8,265)	26	8,264	774

Total	$77,109	$6,657	$(3,911)	$(15,846)	$64,009

	Liability Balance at August 31, 2006	Restructuring Related Charges	Asset Impairment Charge and Other Non-Cash Activity	Cash (Payments) Proceeds	Liability Balance at November 30, 2006
Consumer Electronics	$38,045	$963	$(4,618)	$(8,517)	$25,873
EMS	36,375	2,917	727	(5,752)	34,267
AMS	2,257	1,973	(32)	(1,162)	3,036
Other non-reportable operating	432	804	12	(415)	833

Total	$77,109	$6,657	$(3,911)	$(15,846)	$64,009

At November 30, 2007, liabilities of approximately $23.6 million related to the 2006 Restructuring Plan are expected to be paid out over the next twelve months. The remaining liability of $9.7 million relates primarily to the charge for certain lease commitments and employee severance and termination benefits payments and is expected to be paid primarily during fiscal years 2009 through 2011.

The Company currently expects that the sum of the restructuring and impairment charges already recognized in relation to the 2006 Restructuring Plan, and those remaining charges that it expects to recognize will be approximately $250.0 million. The timing of the remaining charges to be incurred is expected primarily over the remaining fiscal quarters of 2008 with certain contract termination costs to be incurred primarily through fiscal year 2011. Of the remaining $51.3 million that the Company expects to record in connection with the 2006 Restructuring Plan, it expects to incur approximately $46.5 million of employee severance and benefit costs, approximately $3.8 million of contract termination costs and approximately $1.0 million of other related restructuring costs.

Note 8. Goodwill and Other Intangible Assets

The Company accounts for its intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). In accordance with this standard, the Company is required to perform a goodwill impairment test at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. The Company completed the annual impairment test during the fourth quarter of fiscal year 2007 and determined that no impairment existed as of the date of the impairment test. Recoverability of goodwill is measured at the reporting unit level, which the Company has determined to be consistent with its operating segments by comparing the reporting unit’s carrying amount, including goodwill, to the fair market value of the reporting unit, based on projected discounted future results. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second test is performed to measure the amount of impairment loss, if any. To date, the Company has not recognized an impairment of its goodwill.

The following table presents the changes in goodwill allocated to the Company’s reportable segments during the three months ended November 30, 2007 (in thousands):

Reportable Segment	Balance at August 31, 2007	Acquisitions and purchase accounting adjustments	Foreign currency impact	Balance at November 30, 2007
Consumer Electronics	$852,620	$4,094	$22,172	$878,886
EMS	248,331	4,678	4,761	257,770
AMS	23,533	—	284	23,817

Total	$1,124,484	$8,772	$27,217	$1,160,473

The additions to goodwill during the first fiscal quarter of 2008 were due primarily to acquisitions consummated during the quarter. For further discussion of the Company’s acquisitions, see Note 9 – “Business Acquisitions.”

All of the Company’s intangible assets, other than goodwill, are subject to amortization over their estimated useful lives. Intangible assets are comprised primarily of contractual agreements and customer relationships, which are being amortized on a straight-line basis over periods of up to ten years. No significant residual value is estimated for the intangible assets. The value of the Company’s intangible assets purchased through business acquisitions is principally determined based on valuations of the net assets acquired. Currently, the Company is in the process of finalizing the value of intangible assets resulting from the Taiwan Green Point Enterprises Co., Ltd. (“Green Point”) acquisition consummated in the second quarter of fiscal year 2007 and the purchase of certain manufacturing operations from Nokia Siemens Networks S.p.A. (“NSN”) in the first quarter of fiscal year 2008. See Note 9 – “Business Acquisitions” for further discussion of recent acquisitions. The following tables present the Company’s total purchased intangible assets at November 30, 2007 and August 31, 2007 (in thousands):

November 30, 2007	Gross carrying amount	Accumulated amortization	Net carrying amount
Contractual agreements & customer relationships	$112,259	$(41,266)	$70,993
Intellectual property	86,338	(17,486)	68,852

Total	$198,597	$(58,752)	$139,845

August 31, 2007	Gross carrying amount	Accumulated amortization	Net carrying amount
Contractual agreements & customer relationships	$155,352	$(80,962)	$74,390
Intellectual property	84,928	(12,726)	72,202

Total	$240,280	$(93,688)	$146,592

The weighted-average amortization period for aggregate intangible assets is 6.7 years, which includes a weighted-average amortization period of 8.4 years for contractual agreements and customer relationships and a weighted-average amortization period of 4.6 years for intellectual property, at November 30, 2007.

Intangible asset amortization for the three months ended November 30, 2007 and 2006 was approximately $8.9 million and $5.8 million, respectively. The increase in the gross carrying amount of the Company’s purchased intangible assets at November 30, 2007 was the result of acquisitions consummated during the previous twelve months, offset by certain fully amortized intangible assets. For additional information regarding purchased intangibles, refer to Note 9 – “Business Acquisitions.” The increase in the accumulated amortization of the Company’s purchased intangible assets at November 30, 2007 was due to additional amortization expense recorded in the first quarter of fiscal year 2008.

The estimated future amortization expense is as follows (in thousands):

Fiscal year ending August 31,	Amount
2008 (remaining nine months)	$24,318
2009	29,406
2010	26,331
2011	22,013
2012	13,478
Thereafter	24,299

Total	$139,845

Note 9. Business Acquisitions

a. Green Point Acquisition

On November 22, 2006, the Company entered into a merger agreement with Green Point, pursuant to which Green Point agreed to merge with and into an existing Jabil entity in Taiwan. The legal merger was primarily achieved through a tender offer that the Company made to acquire 100% of the outstanding shares of Green Point for 109.0 New Taiwan dollars per share. The tender offer was launched on November 23, 2006 and remained open for a period of 50 days. During the tender offer period, the Company acquired approximately 260.9 million shares, representing 97.6% of the outstanding shares of Green Point. On January 16, 2007, the Company paid cash of approximately $870.7 million (in U.S. dollars) to acquire the tendered shares.

Subsequent to the completion of the tender offer and prior to the completion of the legal merger, the Company acquired approximately 2.1 million Green Point shares in block trades for a price of 109.0 New Taiwan dollars per share (or an approximate total of $7.0 million in U.S. dollars). On April 24, 2007, pursuant to the November 22, 2006 merger agreement, the Company acquired the approximately 4.1 million remaining outstanding Green Point shares that were not tendered during the tender offer period, for 109.0 New Taiwan dollars per share (or an approximate total of $13.3 million in U.S. dollars).

The financial results of Green Point were included in the Company’s Consolidated Financial Statements beginning on January 16, 2007. The Company recorded a minority interest in its Consolidated Financial Statements from January 16, 2007 through April 24, 2007 related to the remaining 2.4% of Green Point outstanding shares that it acquired on April 24, 2007.

Green Point specializes in the design and production of advanced plastics and metals for the mobile products market. The Company acquired these operations to enhance its position in the mobile products market and to offer end-to-end capability with long-term growth prospects. The acquisition was accounted for under the purchase method of accounting. Financial results of the acquired operations have been included in the Company’s Consolidated Balance Sheet and Consolidated Statement of Earnings beginning in the second quarter of fiscal year 2007.

The purchase consideration for the transaction included approximately $901.7 million in cash paid to complete the merger with Green Point and for professional fees; the assumption of certain liabilities; and certain other items. The purchase consideration is subject to change depending on the final purchase accounting adjustments. Based on the Company’s preliminary evaluation, which is expected to be completed in the second quarter of fiscal year 2008, the Company recorded purchased amortizable intangible assets of $96.3 million, purchased intangibles with an indefinite life of $47.0 million, and goodwill of $468.2 million, based on exchange rates at the date of acquisition. The purchased intangible assets, including intellectual property and a customer relationship, are being amortized over periods of three to seven years.

Financial information related to the Green Point business is included in the Consumer Electronics operating segment. Refer to Note 5 – “Segment Information” for further details.

The unaudited pro forma results presented below include the effects of the acquisition as if it had been consummated at the beginning of fiscal year 2007. Pro forma adjustments arise due to additional amortization on estimated identifiable intangible assets and additional interest on the unsecured bridge credit agreement that was entered into to finance the acquisition of Green Point. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition been consummated at the beginning of fiscal year 2007.

November 30, 2006
(unaudited) Pro Forma
Net revenue	$3,393,632

Income before income taxes and minority interest	$52,005

Net income	$42,618

Earnings per common share:
Basic	$0.21

Diluted	$0.21

b. NSN Acquisition

On October 17, 2007, an Italian subsidiary of the Company entered into an agreement to acquire certain manufacturing operations of NSN. The acquired manufacturing operations relate to two of NSN’s existing facilities in Cassina de Pecchi and Marcianise, Italy. The agreement, which was effective November 1, 2007, includes the purchase of certain assets, including machinery, equipment and inventory, and the assumption of certain employee related liabilities. The parties also entered into a manufacturing agreement, pursuant to which the Company will continue to build products that are currently manufactured at these facilities. The Company acquired these manufacturing operations to enhance its global standing as a leading provider of telecommunications infrastructure hardware.

The acquisition was accounted for under the purchase method of accounting. The purchase consideration included cash of approximately $60.1 million, based on foreign currency rates at the effective date of acquisition, and the assumption of certain employee related liabilities. Based on management’s preliminary valuation, the purchase consideration resulted in goodwill of approximately $4.7 million, based on foreign currency rates at the effective date of acquisition. A valuation of the acquired operations is currently in process and is expected to be completed no later than the first quarter of fiscal year 2009.

Note 10. Accounts Receivable Securitization

a. Asset-Backed Securitization Program

In February 2004, the Company entered into an asset-backed securitization program with a bank, which originally provided for net cash proceeds at any one time of an amount up to $100.0 million on the sale of eligible accounts receivable of certain domestic operations. Subsequent to fiscal year 2004, several amendments have increased the net cash proceeds available at any one time under the securitization program up to an amount of $325.0 million. The sale of receivables under this securitization program is accounted for in accordance with Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125), (“SFAS 140”). Under the agreement, the Company continuously sells a designated pool of trade accounts receivable to a wholly-owned subsidiary, which in turn sells an ownership interest in the receivables to a conduit, administered by an unaffiliated financial institution. This wholly-owned subsidiary is a separate bankruptcy-remote entity and its assets would be available first to satisfy the creditor claims of the conduit. As the receivables sold are collected, the Company is able to sell additional receivables up to the maximum permitted amount under the program. The securitization program requires compliance with several financial covenants including an interest coverage ratio and debt to EBITDA ratio, as defined in the securitization agreements, as amended. The securitization agreement, as amended, expires in February 2008 and may be extended on an annual basis.

For each pool of eligible receivables sold to the conduit, the Company retains a percentage interest in the face value of the receivables, which is calculated based on the terms of the agreement. Net receivables sold under this program are excluded from accounts receivable on the Consolidated Balance Sheet and are reflected as cash provided by operating activities on the Consolidated Statement of Cash Flows. The Company continues to service, administer and collect the receivables sold under this program. The Company pays facility fees of 0.15% per annum of 102% of the average purchase limit and program fees of up to 0.15% of average outstanding amounts. The investors and the securitization conduit have no recourse to the Company’s assets for failure of debtors to pay when due.

At November 30, 2007, the Company had sold $355.4 million of eligible accounts receivable, which represents the face amount of total outstanding receivables at that date. In exchange, the Company received cash proceeds of $266.0 million and retained an interest in the receivables of approximately $89.4 million. In connection with the securitization program, the Company recognized pretax losses on the sale of receivables of approximately $4.5 million and $3.6 million during the three months ended November 30, 2007 and 2006, respectively, which are recorded as other expense on the Condensed Consolidated Statement of Earnings.

b. Accounts Receivable Factoring Agreement

In October 2004, the Company entered into an agreement with an unrelated third-party for the factoring of specific accounts receivable of a foreign subsidiary. The factoring of accounts receivable under this agreement is accounted for as a sale in accordance with SFAS 140. Under the terms of the factoring agreement, the Company transfers ownership of eligible accounts receivable without recourse to the third-party purchaser in exchange for cash. Proceeds on the transfer reflect the face value of the account less a discount. The discount is recorded as a loss on the Consolidated Statement of Earnings in the period of the sale. The factoring agreement expired in October 2007 and was extended for a six month period.

The receivables sold pursuant to this factoring agreement are excluded from accounts receivable on the Consolidated Balance Sheet and are reflected as cash provided by operating activities on the Consolidated Statement of Cash Flows. The Company continues to service, administer and collect the receivables sold under this program. The third-party purchaser has no recourse to the Company’s assets for failure of debtors to pay when due.

At November 30, 2007, the Company had sold $32.8 million of accounts receivable, which represents the face amount of total outstanding receivables at that date. In exchange, the Company received cash proceeds of $32.8 million. The resulting loss on the sale of accounts receivable sold under this factoring agreement was insignificant for the three months ended November 30, 2007 and 2006.

Note 11. Pension and Other Postretirement Benefits

During the first quarter of fiscal year 2002, the Company established a defined benefit pension plan for all permanent employees of Jabil Circuit UK Limited. This plan was established in accordance with the terms of the business sale agreement with Marconi Communications plc (“Marconi”). The benefit obligations and plan assets from the terminated Marconi plan were transferred to the newly established defined benefit plan. The plan, which is closed to new participants, provides benefits based on average employee earnings over a three-year service period preceding retirement. The Company’s policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in U.K. employee benefit and tax laws plus such additional amounts as are deemed appropriate by the Company. Plan assets are held in trust and consist of equity and debt securities.

As a result of acquiring various operations in Austria, Brazil, France, Germany, India, Japan, The Netherlands, Poland, and Taiwan, the Company assumed primarily unfunded retirement benefits to be paid based upon years of service and compensation at retirement. All permanent employees meeting the minimum service requirement are eligible to participate in the plans. Through the Philips acquisition in fiscal year 2003, the Company also assumed postretirement medical benefit plans.

There are no domestic pension or postretirement benefit plans maintained by the Company.

On August 31, 2007, the Company adopted the recognition provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”) . SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.

SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The measurement requirement will be effective for fiscal years ending after December 15, 2008, which is the Company’s fiscal year 2009. The Company currently uses a May 31 measurement date for substantially all of the above referenced plans, with the exception of the Jabil Circuit UK Limited plan, which uses a June 30 measurement date.

The following table provides information about net periodic benefit cost for the Company’s pension plans for the periods indicated (in thousands of dollars):

	Three months ended
	November 30, 2007	November 30, 2006
Service cost	$532	$466
Interest cost	1,957	1,513
Expected long-term return on plan assets	(1,443)	(1,149)
Amortization of prior service cost	(10)	—
Recognized actuarial loss	397	339

Net periodic benefit cost	$1,433	$1,169

For the three months ended November 30, 2007, the Company has made contributions of approximately $1.8 million to its defined benefit pension plans. The Company presently anticipates total fiscal year 2008 contributions to approximate $5.8 million to $6.3 million.

The following table provides information about net periodic benefit cost for the Company’s other benefit plans for the periods indicated (in thousands of dollars):

	Three months ended
	November 30, 2007	November 30, 2006
Service cost	$—	$129
Interest cost	1	25
Recognized actuarial (gain)/loss	—	1

Net periodic benefit cost	$1	$155

Note 12. New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 141R, Business Combinations (“SFAS 141R”). SFAS 141R states that all business combinations (whether full, partial or step acquisitions) will result in all assets and liabilities of an acquired business being recorded at their fair values. Certain forms of contingent consideration and certain acquired contingencies will be recorded at fair value at the acquisition date. SFAS 141R also states acquisition costs will generally be expensed as incurred and restructuring costs will be expensed in periods after the acquisition date. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company is currently evaluating the requirements of SFAS 141R and has not yet determined the impact of adoption, if any, on its financial position, results of operations or cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires a company to clearly identify and present ownership interests in subsidiaries held by parties other than the company in the consolidated financial statements within the equity section but separate from the company’s equity. It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; changes in ownership interest be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is currently evaluating the requirements of SFAS 160 and has not yet determined the impact of adoption, if any, on its financial position, results of operations or cash flows.

In June 2007, the FASB ratified EITF No. 06-11 (“EITF 06-11”), Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 addresses the accounting for income tax benefits related to the payment of dividends on equity-classified employee share-based payment awards that are charged to retained earnings under SFAS 123R. The FASB concluded that a company should recognize the income tax benefit received on dividends that are (a) paid to employees holding equity-classified nonvested shares, equity-classified nonvested share units or equity-classified outstanding share options and (b) charged to retained earnings under SFAS 123R. The requirements of EITF 06-11 will be applied prospectively to the income tax benefits of dividends on equity-classified employee share-based payment awards that are declared in fiscal years beginning after September 15, 2007, which will be the first quarter of the Company’s fiscal year 2009. The Company is currently analyzing the requirements of EITF 06-11 and has not yet determined the impact of adoption, if any, on its financial position, results of operations or cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. Under SFAS 159, a company may elect to use fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. Other eligible items include firm commitments for financial instruments that otherwise would not be recognized at inception and non-cash warranty obligations where a warrantor is permitted to pay a third party to provide the warranty goods or services. If the use of fair value is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred, e.g., debt issue costs. The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS 159, changes in fair value are recognized in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007, which will be in the first quarter of the Company’s fiscal year 2009. The Company is currently evaluating the requirements of SFAS 159 and has not yet determined the impact of adoption, if any, on its financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007, which will be the first quarter of the Company’s fiscal year 2009. The Company is currently evaluating the requirements of SFAS 157 and has not yet determined the impact of adoption, if any, on its financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS 158 which requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position.

The requirement to recognize the funded status of a defined benefit postretirement plan was effective as of the end of the fiscal period ending after December 15, 2006. The Company has adopted this requirement and the effects are reflected in the financial statements as of August 31, 2007. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company will be required to adopt this requirement at the beginning of fiscal year 2009. The Company does not anticipate that the adoption of the measurement requirements of this standard will have a material impact on its financial position, results of operations or cash flows.

Note 13. Income Taxes

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted the provisions of FIN 48 on September 1, 2007. As a result of the implementation of FIN 48, the Company recognized an increase to retained earnings of $3.9 million, an increase to goodwill of $3.4 million and a net decrease to accrued liabilities of $0.5 million on its Condensed Consolidated Balance Sheet.

At September 1, 2007, the Company had $50.4 million in unrecognized tax benefits, the recognition of which would have an effect of $26.5 million on the effective tax rate under the current guidance. Upon adoption of SFAS 141R, the recognition of the unrecognized tax benefits, which would have an effect on the effective tax rate, is estimated to increase to $39.3 million.

Included in the balance of unrecognized tax benefits at September 1, 2007, is $16.6 million for which it is reasonably possible that the total amounts could significantly change during the next twelve months. These amounts primarily relate to possible adjustments for transfer pricing, tax holidays, and certain inclusions in taxable income, and include $9.0 million in possible cash payments, and $7.6 million related to the settlement of audits not involving cash payments and the expiration of applicable statutes of limitation.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for fiscal years before August 31, 2003.

The Company’s continuing practice is to recognize interest and penalties related to unrecognized tax benefits in income tax expense. As of September 1, 2007, the Company’s accrued interest and penalties were approximately $4.6 million and $8.9 million, respectively. As of November 30, 2007, the Company accrued an additional $1.7 million for interest and $0.2 million for penalties.

Note 14. Subsequent Events

On December 20, 2007, the Company amended (the “Amendment”) its existing bridge credit facility that it entered into as of December 21, 2006 (the “Bridge Facility”). As a result of the Amendment, (1) the termination date of the Bridge Facility was extended from December 20, 2007 to June 17, 2008, (2) the Bridge Facility was converted to a $200.0 million revolving credit facility that is available only if the Company has fully drawn on the revolving credit portion of the Company’s existing amended and restated five year unsecured credit facility dated as of July 19, 2007 (the “Credit Facility”) and (3) as described below, certain other portions of the Bridge Facility were also amended (the Bridge Facility, as so amended, shall be referred to herein as the “Amended Bridge Facility”). Also on December 20, 2007, the Company drew $400.0 million on the revolving credit portion of the Credit Facility in order to pay down the full $400.0 million outstanding under the term portion of the Bridge Facility.

The Amendment specifies that the proceeds of the revolving credit advances under the Amended Bridge Facility shall be used for general corporate purposes of the Company and its subsidiaries. Pursuant to the Amendment, interest and fees on advances under the Amended Bridge Facility continue to be based on the Company’s unsecured long-term indebtedness rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service (“Moody’s”). The interest rate has been increased, such that interest is charged at either a rate equal to 0.3% to 1.5% above the base rate or a rate equal to 1.3% to 2.5% above the Eurocurrency rate, where the base rate represents the greater of Citibank, N.A.’s prime rate or 0.5% plus the federal funds rate, and the Eurocurrency rate represents the applicable London Interbank Offered Rate (“LIBOR”), each as more fully defined in the Bridge Facility. The applicable interest rate, whether based on the base rate or the Eurocurrency rate, will be increased by 0.25% on and after March 20, 2008. Fees include extension fees payable on March 20, 2008 and unused commitment fees based on the amount of the lenders’ commitments minus the principal amounts of any outstanding advances made by the lenders. Based on the Company’s current unsecured long-term indebtedness rating as determined by Standard & Poor’s Rating Service and Moody’s, the current rate of interest (excluding the unused commitment fees and other fees) on a base rate draw would be 0.5% above the base rate or on a Eurocurrency rate draw 1.5% above the Eurocurrency rate, as defined above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Jabil Circuit, Inc.:

We have audited the accompanying consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 2007 and 2006, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended August 31, 2007. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jabil Circuit, Inc. and subsidiaries as of August 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 2007, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 9 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of August 31, 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Jabil Circuit, Inc.’s internal control over financial reporting as of August 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated October 24, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

October 24, 2007

Tampa, Florida

Certified Public Accountants

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share data)

	August 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents (note 1)	$663,625	$773,563
Accounts receivable, net of allowance for doubtful accounts of $10,559 in 2007 and $5,801 in 2006 (note 2)	1,352,383	1,288,024
Inventories (note 3)	1,374,400	1,452,737
Prepaid expenses and other current assets	231,797	121,843
Income taxes receivable	22,132	17,507
Deferred income taxes (note 4)	21,956	25,291

Total current assets	3,666,293	3,678,965
Property, plant and equipment, net of accumulated depreciation of $914,368 at August 31, 2007 and $830,240 at August 31, 2006 (note 5)	1,261,481	985,262
Goodwill (notes 6 and 7)	1,124,484	608,067
Intangible assets, net of accumulated amortization of $93,688 at August 31, 2007 and $77,295 at August 31, 2006 (notes 6 and 7)	146,592	80,707
Deferred income taxes (note 4)	89,562	46,356
Other assets	6,820	12,373

Total assets	$6,295,232	$5,411,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of notes payable, long-term debt and long-term lease obligations (note 8)	$501,716	$63,813
Accounts payable	2,001,508	2,231,864
Accrued compensation and employee benefits	144,486	148,625
Other accrued expenses (notes 9 and 10)	282,992	214,487
Income taxes payable	58,127	40,240
Deferred income taxes (note 4)	2,018	2,305

Total current liabilities	2,990,847	2,701,334
Notes payable, long-term debt and long-term lease obligations less current installments (note 8)	760,477	329,520
Other liabilities (note 9 and 10)	78,538	78,549
Deferred income taxes (note 4)	13,677	7,846

Total liabilities	3,843,539	3,117,249

Minority interest	8,682	—

Commitments and contingencies (note 11)
Stockholders’ equity (note 12):
Preferred stock, $.001 par value, authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, $.001 par value, authorized 500,000,000 shares; issued and outstanding 204,574,679 shares in 2007, and 202,931,356 shares in 2006	212	211
Additional paid-in capital	1,340,687	1 ,265,382
Retained earnings	1,131,403	1,116,035
Accumulated other comprehensive income	170,960	113,104
Treasury stock at cost, 8,418,700 shares in 2007 and 2006	(200,251)	(200,251)

Total stockholders’ equity	2,443,011	2,294,481

Total liabilities and stockholders’ equity	$6,295,232	$5,411,730

See accompanying notes to consolidated financial statements.

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except for per share data)

	Fiscal Year Ended August 31,
	2007	2006	2005
Net revenue (note 13)	$12,290,592	$10,265,447	$7,524,386
Cost of revenue	11,478,562	9,500,547	6,895,880

Gross profit	812,030	764,900	628,506
Operating expenses:
Selling, general and administrative	491,967	382,210	314,270
Research and development	36,381	34,975	22,507
Amortization of intangibles (note 6)	29,347	24,323	39,762
Restructuring and impairment charges (note 10)	72,396	81,585	—

Operating income	181,939	241,807	251,967
Other expense	15,888	11,918	4,106
Interest income	(14,531)	(18,734)	(13,774)
Interest expense	86,069	23,507	20,667

Income before income taxes and minority interest	94,513	225,116	240,968
Income tax expense (note 4)	21,401	60,598	37,093
Minority interest	(124)	—	—

Net income	$73,236	$164,518	$203,875

Earnings per share:
Basic	$0.36	$0.79	$1.01

Diluted	$0.35	$0.77	$0.98

Common shares used in the calculations of earnings per share:
Basic	203,779	207,413	202,501

Diluted	206,972	212,540	207,706

See accompanying notes to consolidated financial statements.

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Fiscal Year Ended August 31,
	2007	2006	2005
Net income	$73,236	$164,518	$203,875
Other comprehensive income:
Foreign currency translation adjustment	70,350	41,940	37,377
Change in fair market value of derivative instruments, net of tax	(7,190)	—	(274)
Change in minimum pension liability, net of tax (note 9)	(2,098)	(8,939)	(10,057)

Comprehensive income	$134,298	$197,519	$230,921

*	As a result of adopting the recognition principles of SFAS 158 on August 31, 2007, the Company recorded a $3.2 million adjustment to accumulated other comprehensive income, net of a $1.3 million tax benefit. In accordance with the requirements of SFAS 158, this adjustment has been excluded from the above presentation of comprehensive income for fiscal year 2007.

See accompanying notes to consolidated financial statements.

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except for share data)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
	Shares Outstanding	Par Value
Balance at August 31, 2004	201,298,830	$201	$993,973	$776,792	—	$53,057	—	$1,824,023
Shares issued upon exercise of stock options (note 12)	2,727,004	3	40,661	—	—	—	—	40,664
Shares issued under employee stock purchase plan (note 12)	466,297	—	9,723	—	—	—	—	9,723
Recognition of stock-based compensation (notes 1 and 12)	—	—	35,404	—	—	—	—	35,404
Issuance of restricted stock awards (note 12)	—	—	10,529	—	(10,529)	—	—	—
Recognition of unearned compensation (note 12)	—	—	—	—	1,755	—	—	1,755
Tax benefit of options exercised, restated	—	—	3,451	—	—	—	—	3,451
Comprehensive income, restated	—	—	—	203,875	—	27,046	—	230,921

Balance at August 31, 2005	204,492,131	$204	$1,093,741	$980,667	$(8,774)	$80,103	$—	$2,145,941

Shares issued upon exercise of stock options (note 12)	6,355,777	6	120,080	—	—	—	—	120,086
Shares issued under employee stock purchase plan (note 12)	485,648	1	11,556	—	—	—	—	11,557
Issuance of restricted stock awards	16,500	—	—	—	—	—	—	—
Treasury shares purchased (note 12)	(8,418,700)	—	—	—	—	—	(200,251)	(200,251)
Reversal of unearned compensation upon adoption of SFAS 123R (note 12)	—	—	(8,774)	—	8,774	—	—	—
Adjustment for non-employee stock awards to be reclassified as a liability (note 1)	—	—	(879)	—	—	—	—	(879)
Recognition of stock-based compensation (notes 1 and 12)	—	—	43,848	—	—	—	—	43,848
Tax benefit of options exercised	—	—	5,810	—	—	—	—	5,810
Declared dividends (note 12)	—	—	—	(29,150)	—	—	—	(29,150)
Comprehensive income	—	—	—	164,518	—	33,001	—	197,519

Balance at August 31, 2006	202,931,356	$211	$1,265,382	$1,116,035	$—	$113,104	$(200,251)	$2,294,481

Shares issued upon exercise of stock options (note 12)	860,328	1	12,751	—	—	—	—	12,752
Shares issued under employee stock purchase plan (note 12)	623,770	—	12,360	—	—	—	—	12,360
Exchange of share-based compensation awards in connection with business combination.	—	—	182	—	—	—	—	182
Issuance of restricted stock awards (note 12)	159,225	—	—	—	—	—	—	—
Recognition of stock-based compensation (notes 1 and 12)	—	—	43,287	—	—	—	—	43,287
Tax benefit of options exercised	—	—	6,725	—	—	—	—	6,725
Declared dividends (note 12)	—	—	—	(57,868)	—	—	—	(57,868)
Comprehensive income	—	—	—	73,236	—	61,062	—	134,298
Adjustment to initially adopt SFAS 158, net of tax (note 9)	—	—	—	—	—	(3,206)	—	(3,206)

Balance at August 31, 2007	204,574,679	$212	$1,340,687	$1,131,403	$—	$170,960	$(200,251)	$2,443,011

See accompanying notes to consolidated financial statements.

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended August 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$73,236	$164,518	$203,875
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	239,702	198,676	220,123
Recognition of deferred grant proceeds	(13)	(507)	(1,199)
Amortization of discount on note receivable	—	(1,402)	(1,002)
Minority interest	43	—	—
Recognition of stock-based compensation	43,287	43,848	37,284
Deferred income taxes	(32,146)	9,212	(1,432)
Non-cash restructuring charges	72,396	80,707	—
Provision (recovery) for doubtful accounts	7,956	3,203	(936)
Tax benefit of options exercised	—	—	3,451
Excess tax benefit from options exercised	(6,725)	(5,810)	—
(Gain) loss on sale of property	1,461	(3,641)	2,731
Change in operating assets and liabilities, exclusive of net assets acquired:
Accounts receivable	126,017	(299,369)	(31,070)
Inventories	201,546	(577,934)	(106,291)
Prepaid expenses and other current assets	(82,418)	(38,865)	21,203
Other assets	7,486	(969)	1,689
Accounts payable and accrued expenses	(482,824)	868,240	244,083
Income taxes payable	14,885	8,269	(2,508)

Net cash provided by operating activities	183,889	448,176	590,001

Cash flows from investing activities:
Cash paid for business and intangible asset acquisitions, net of cash acquired	(771,898)	(166,686)	(216,060)
Cash disbursements for notes receivable	—	—	(26,356)
Cash disbursement for purchase option	—	—	(3,809)
Acquisition of property, plant and equipment	(302,190)	(279,861)	(256,849)
Proceeds from sale of property, plant and equipment	19,666	29,077	14,380

Net cash used in investing activities	(1,054,422)	(417,470)	(488,694)

Cash flows from financing activities:
Borrowings under debt agreements	4,448,585	487,010	117,708
Payments toward debt agreements and capital lease obligations	(3,707,678)	(477,263)	(102,466)
Payment related to termination of interest rate swap agreement	—	—	(4,564)
Dividends paid to stockholders	(57,604)	(14,855)	—
Payments to acquire treasury stock	—	(200,251)	—
Net proceeds from issuance of common stock under option and employee purchase plans	25,112	131,643	50,262
Tax benefit of options exercised	6,725	5,810	—

Net cash (used in) provided by financing activities	715,140	(67,906)	60,940

Effect of exchange rate changes on cash	45,455	14,692	12,502

Net (decrease) increase in cash and cash equivalents	(109,938)	(22,508)	174,749
Cash and cash equivalents at beginning of period	773,563	796,071	621,322

Cash and cash equivalents at end of period	$663,625	$773,563	$796,071

Supplemental disclosure information:
Interest paid	$96,892	$33,461	$21,987

Income taxes paid, net of refunds received	$31,458	$37,660	$45,455

See accompanying notes to consolidated financial statements.

JABIL CIRCUIT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Description of Business and Summary of Significant Accounting Policies

Jabil Circuit, Inc. (together with its subsidiaries, herein referred to as the “Company”) is an independent provider of electronic manufacturing services and solutions. The Company provides comprehensive electronics design, production, product management and after-market services to companies in the aerospace, automotive, computing, consumer, defense, industrial, instrumentation, medical, networking, peripherals, storage and telecommunications industries. The Company’s services combine a highly automated, continuous flow manufacturing approach with advanced electronic design and design for manufacturability technologies. The Company is headquartered in St. Petersburg, Florida and has manufacturing operations in the Americas, Europe and Asia.

Significant accounting policies followed by the Company are as follows:

a. Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts and operations of Jabil Circuit, Inc. and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in preparing the consolidated financial statements. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) necessary to present fairly the information have been included. Certain amounts in the prior periods’ financial statements have been reclassified to conform to current period presentation.

b. Use of Accounting Estimates

Management is required to make estimates and assumptions during the preparation of the consolidated financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements. They also affect the reported amounts of net income. Actual results could differ materially from these estimates and assumptions.

c. Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of 90 days or less to be cash equivalents for consolidated financial statement purposes. Cash equivalents consist of investments in money market funds, municipal bonds and commercial paper with original maturities of 90 days or less. At August 31, 2007 and 2006 there were no cash equivalents. Management considers the carrying value of cash and cash equivalents to be a reasonable approximation of market value given the short-term nature of these financial instruments.

d. Inventories

Inventories are stated at the lower of cost (the first in, first out (FIFO) method for manufacturing operations and the average method for after-market services operations) or market.

e. Property, Plant and Equipment, net

Property, plant and equipment is capitalized at cost and depreciated using the straight-line depreciation method over the estimated useful lives of the respective assets. Estimated useful lives for major classes of depreciable assets are as follows:

Asset Class	Estimated Useful Life
Buildings	35 years
Leasehold improvements	Shorter of lease term or useful life of the improvement
Machinery and equipment	5 to 10 years
Furniture, fixtures and office equipment	5 years
Computer hardware and software	3 to 7 years
Transportation equipment	3 years

Maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts and any resulting gain or loss is reflected in the Consolidated Statement of Earnings as a component of operating income.

f. Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”), and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). SFAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting and that certain intangible assets acquired in a business combination be recognized as assets apart from goodwill. SFAS 142 requires goodwill to be tested for impairment at least annually, more frequently under certain circumstances, and written down when impaired, rather than being amortized as previous standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization.

g. Impairment of Long-lived Assets

In accordance with Statement of Financial Accounting Standards No. 144, Accounting for Impairment or Disposal of Long-lived Assets (“SFAS 144”), long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to undiscounted future net cash flows the asset is expected to generate. If the carrying amount of an asset is not recoverable, we recognize an impairment loss based on the excess of the carrying amount of the long-lived asset over its respective fair value.

The Company assesses the recoverability of goodwill and intangible assets not subject to amortization under SFAS 142. See Note 1(f) – “Description of Business and Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets.”

h. Revenue Recognition

The Company’s net revenue is principally derived from the product sales of electronic equipment built to customer specifications. The Company also derives revenue to a lesser extent from after-market services, design services and excess inventory sales. Revenue from product sales and excess inventory sales is generally recognized, net of estimated product return costs, when goods are shipped; title and risk of ownership have passed; the price to the buyer is fixed or determinable; and recoverability is reasonably assured. Service related revenue is recognized upon completion of the services. The Company assumes no significant obligations after product shipment. Taxes that are collected from the Company’s customers and remitted to governmental authorities are presented in the Company’s Consolidated Statement of Earnings on a net basis.

i. Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income in the period that includes the enactment date of the rate change.

j. Earnings Per Share

The following table sets forth the calculation of basic and diluted earnings per share (in thousands, except per share data).

	Fiscal Year Ended August 31,
	2007	2006	2005
Numerator:
Net income	$73,236	$164,518	$203,875

Denominator:
Weighted-average common shares outstanding – basic	203,779	207,413	202,501
Dilutive common shares issuable upon exercise of stock options, exercise of stock appreciation rights and employee stock plan purchases	2,170	4,925	4,770
Dilutive unvested common shares associated with restricted stock awards	1,023	202	435

Weighted average shares outstanding – diluted	206,972	212,540	207,706

Earnings per common share:
Basic	$0.36	$0.79	$1.01

Diluted	$0.35	$0.77	$0.98

For the years ended August 31, 2007, 2006 and 2005, options to purchase 3,602,098; 698,427; and 1,279,325 shares of common stock, respectively, were outstanding during the respective periods but were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares, and therefore, their effect would be anti-dilutive as calculated under the treasury method promulgated by the Statement of Financial Accounting Standard No. 128, Earnings Per Share (“SFAS 128”). In accordance with the contingently issuable shares provision of SFAS 128, 1,699,131 and 788,326 shares of performance-based, unvested common stock awards (“restricted stock”) granted in fiscal years 2006 and 2007 were not included in the calculation of earnings per share for the fiscal years ended August 31, 2007 and 2006, respectively, because all the necessary conditions for vesting have not been satisfied. In addition, for the fiscal years ended August 31, 2007 and 2006, 5,762,028 and 2,598,784 stock appreciation rights were not included in the calculation of diluted earnings per share because the shares considered repurchased with assumed proceeds were greater than the shares issuable or the exercise price was greater than the average market price, and therefore, their effect would be anti-dilutive.

k. Foreign Currency Transactions

For the Company’s foreign subsidiaries that use a currency other than the U.S. dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at the average exchange rate for the period. The effects of these translation adjustments are reported in other comprehensive income. Gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and remeasurement adjustments for foreign operations where the U.S. dollar is the functional currency are included in operating income.

l. Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, income taxes receivable, accounts payable, accrued expenses and income taxes payable approximate fair value because of the short maturity on these items. The carrying amount of debt outstanding pursuant to bank agreements, excluding the 5.875% senior notes (the “5.875% Senior Notes”), approximates fair value as interest rates on these instruments approximates current market rates. The estimated fair value of the 5.875% Senior Notes based upon current market rates was approximately $297.0 million and $301.2 million at August 31, 2007 and 2006, respectively.

m. Profit Sharing, 401(k) Plan and Defined Contribution Plans

The Company contributes to a profit sharing plan for all employees who have completed a 12-month period of service in which the employee has worked at least 1,000 hours. The Company provides retirement benefits to its domestic employees who have completed a 90-day period of service, through a 401(k) plan that provides a Company matching contribution. Company contributions are at the discretion of the Company’s Board of Directors. The Company also has defined contribution benefit plans for certain of its international employees primarily dictated by the custom of the regions in which it operates. In relation to these plans, the Company contributed approximately $24.3 million, $31.8 million, and $23.6 million for the years ended August 31, 2007, 2006 and 2005, respectively.

n. Stock-Based Compensation

Effective September 1, 2005, the Company adopted the provisions of Statement of Financial Accounting Standard No. 123R, Share-Based Payment, (“SFAS 123R”) for its share-based compensation plans. The Company previously accounted for these plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”) and related interpretations and disclosure requirements established by Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, (“SFAS 123”), as amended by Statement of Financial Accounting Standard No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure.

In accordance with APB 25, the difference between the exercise price and the fair market value on the measurement date was recognized as compensation expense for stock option awards granted to employees. Under this intrinsic value method of accounting, no compensation expense was recognized in the Company’s Consolidated Statements of Earnings when the exercise price of the Company’s employee stock option grants equaled the market price of the underlying common stock on the date that measurement was considered certain. The measurement date was considered certain when the number of shares and the price the employee was required to pay were fixed. When the measurement date was not certain (due to an effective re-pricing), then the Company recorded stock compensation expense using variable accounting under APB 25, as interpreted by the Financial Accounting Standards Board (“FASB”) Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation. When variable accounting was applied to stock option grants, the Company remeasured the intrinsic value of the options at the end of each reporting period or until the options were exercised, cancelled or expired unexercised. Compensation expense in any given period was calculated as the difference between total earned compensation at the end of the period, less total earned compensation at the beginning of the period. Compensation earned was calculated under an accelerated vesting method in accordance with FASB Interpretation 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, (“FIN 28”).

Prior to the adoption of SFAS 123R, the Company applied the fair-value method to share-based payments granted to non-employee consultants in accordance with SFAS 123. The fair-value method continued to be applied to such non-employee awards upon adoption of SFAS 123R. The measurement date for equity awards granted to non-employees is the earlier of the performance commitment date or the date the services required under the arrangement have been completed. The Company generally considers the measurement date for such non-employee awards to be the date that the award has vested. The Company re-measures the awards at each interim reporting period between the grant date and the measurement date. Non-employee awards are classified as liabilities on the Consolidated Balance Sheet until the options are exercised, cancelled or expire unexercised. At August 31, 2007 and 2006, $0.5 million and $0.9 million, respectively, related to non-employee stock option awards was classified as a liability on the Company’s Consolidated Balance Sheet and a gain of $0.3 million and $0.7 million was recorded in the Consolidated Statement of Earnings for the twelve months ended August 31, 2007 and 2006, respectively, resulting from remeasurement of the awards.

Under APB 25, no compensation expense was recorded in earnings for the Company’s stock options and awards granted under the Company’s employee stock purchase plan (“ESPP”). The pro forma effects on net income and earnings per share for stock options and ESPP awards were instead disclosed in a footnote to the financial statements. Compensation expense was recorded in earnings for restricted stock awards. Under SFAS 123R, all share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense in earnings over the requisite service period.

The Company adopted SFAS 123R using the modified prospective method. Under this transition method, compensation cost recognized in fiscal year 2006 includes the cost for all share-based awards granted prior to, but not yet vested as of September 1, 2005. This cost was based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123. The cost for all share-based awards granted subsequent to August 31, 2005, represents the grant-date fair value that was estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated due to the adoption of SFAS 123R.

Upon the adoption of SFAS 123R, the Company changed its option valuation model from the Black-Scholes model to a lattice valuation model for all stock options and stock appreciation rights (collectively known as the “Options”), excluding those granted under the Company’s ESPP, granted subsequent to August 31, 2005. The lattice valuation model is a more flexible analysis to value employee Options because of its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of Option holders. The Company continues to use the Black-Scholes model for valuing the shares granted under the ESPP. Compensation for restricted stock awards is measured at fair value on the date of grant based on the number of shares expected to vest and the quoted market price of the Company’s common stock. Compensation cost for all awards will be recognized in earnings, net of estimated forfeitures, on a straight-line basis over the requisite service period. There were no capitalized stock-based compensation costs at August 31, 2007, 2006, or 2005.

The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair-value recognition provisions of SFAS 123 to all of its share-based compensation awards for periods prior to the adoption of SFAS 123R, and the actual effect on net income and earnings per share for periods subsequent to adoption of SFAS 123R (in thousands, except per share data):

	Fiscal Year Ended August 31,
	2007	2006	2005
Reported net income	$73,236	$164,518	$203,875
Total stock-based employee compensation expense included in the determination of reported net income, net of related tax effects of $10,763, $11,459, and $7,959 for the fiscal year ended	32,524	32,389	29,326
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects of $10,763, $11,459, and $43,945 for the fiscal year ended	(32,524)	(32,389)	(115,957)

Pro forma net income for calculation of diluted earnings per share	$73,236	$164,518	$117,244

Earnings per share:
Reported earnings per share – basic	$0.36	$0.79	$1.01

Pro forma earnings per share – basic	$0.36	$0.79	$0.58

Reported earnings per share – diluted	$0.35	$0.77	$0.98

Pro forma earnings per share – diluted	$0.35	$0.77	$0.56

During the three months and twelve months ended August 31, 2007, the Company recorded an additional ($0.2) million and $4.9 million, respectively, of compensation expense (income) in the Consolidated Statements of Earnings, as a result of agreeing to pay certain 2006 personal tax liabilities incurred by certain option holders who have exercised Section 409A Affected Options as defined under Internal Revenue Code Section 409A.

As a result of the Company meeting specific performance goals, as defined in certain stock option agreements, the vesting of 600,000 Options was accelerated in the first quarter of fiscal year 2006. The vesting acceleration resulted in the recognition of approximately $7.7 million in compensation expense during fiscal year 2006 that would have otherwise been recognized in fiscal years 2007 through 2010.

Cash received from exercises under all share-based payment arrangements, including the Company’s ESPP, for the fiscal year ended August 31, 2007, 2006 and 2005 was $25.1 million, $131.6 million, and $50.3 million, respectively. The Company currently expects to satisfy share-based awards with registered shares available to be issued.

On January 28, 2005, in response to the issuance of SFAS 123R, the Company’s Compensation Committee of the Board of Directors approved accelerating the vesting of most out-of-the-money, unvested stock options held by current employees, including executive officers and directors. An option was considered out-of-the-money if the stated option exercise price was greater than the closing price of the Company’s common stock on the day before the Compensation Committee approved the acceleration, or $23.31. Unvested options to purchase approximately 7.3 million shares became exercisable as a result of the vesting acceleration. The Compensation Committee did not approve the accelerated vesting of out-of-the-money unvested performance accelerated vesting options held by certain officers of the Company as it believed that, notwithstanding the potential additional compensation expense that could be avoided by accelerating such options, the existing stated financial performance criteria should be met before any of such options are accelerated. The accelerated vesting was effective as of January 28, 2005. However, holders of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) to purchase 186,964 shares of common stock had the opportunity to decline the accelerated vesting in order to prevent changing the status of the incentive stock option for federal income tax purposes to a non-qualified stock option; holders of options to purchase 16,173 shares elected to decline the accelerated vesting. Additionally, holders of certain tax-qualified stock options issued to certain foreign employees to purchase 101,440 shares of common stock had the opportunity to decline the accelerated vesting in order to prevent the restriction of the availability of favorable tax treatment under applicable foreign law; holders of options to purchase 42,400 shares elected to decline the accelerated vesting.

The decision to accelerate vesting of these options was made primarily to avoid recognizing compensation cost in the statement of earnings in future financial statements upon the effectiveness of SFAS 123R. The maximum future compensation expense that was avoided upon adoption of SFAS 123R was approximately $96.0 million, of which approximately $22.7 million was related to options held by executive officers and directors of the Company. Based on the findings of the Board appointed Special Committee and management’s review of historical stock option grant practices it was determined that certain options included in the accelerated vesting had a final measurement date that was subsequent to the original grant date. Therefore, in conjunction with the Company’s restated prior period financial statements, stock-based compensation expense of $20.9 million and $0.5 million was recognized in the Consolidated Statement of Earnings for the years ended August 31, 2005 and 2004, respectively, related to the above discussed accelerated options.

As described in Note 11 – “Commitments and Contingencies,” the Company is involved in shareholder derivative actions, a putative shareholder class action and a Securities and Exchange Commission (“SEC”) Informal Inquiry, and received a subpoena from the U.S. Attorney’s office for the Southern District of New York in connection with certain historical stock option grants. In response to the derivative actions, a Special Committee of the Company’s Board of Directors was appointed to review the allegations in such actions. The Company has cooperated and intends to continue to cooperate with the special board committee, the SEC and the U.S. Attorney’s office. The Company cannot, however, predict the outcome of those investigations.

See Note 12 – “Stockholders’ Equity” for further discussion and assumptions used to calculate the above pro forma information.

o. Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, (“SFAS 130”). SFAS 130 establishes standards for reporting comprehensive income. The Statement defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholder transactions.

Accumulated other comprehensive income consists of the following (in thousands):

	August 31,
	2007	2006
Foreign currency translation adjustment	$202,491	$132,141
Minimum pension liability, net of tax	—	(19,037)
Actuarial loss, net of tax	(24,184)	—
Prior service cost, net of tax	(157)	—
Cash flow hedge mark to market adjustment, net of tax	(7,190)	—

	$170,960	$113,104

The actuarial loss and prior service cost recorded to accumulated other comprehensive income at August 31, 2007 are net of a tax benefit of $9.3 million and $0.2 million, respectively. The minimum pension liability recorded to accumulated other comprehensive income at August 31, 2006 is net of an $8.2 million tax benefit.

The cash flow hedge mark to market adjustment recorded to accumulated other comprehensive income during the fiscal year ended August 31, 2007 is net of a $4.6 million tax benefit.

p. Derivative Instruments

The Company applies Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, (“SFAS 133”), as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS 133, (“SFAS 138”) and Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, (“SFAS 149”). In accordance with these standards, all derivative instruments are recorded on the balance sheet at their respective fair values. Generally, if a derivative instrument is designated as a cash flow hedge, the change in the fair value of the derivative is recorded in other comprehensive income to the extent the derivative is effective, and recognized in the statement of operations when the hedged item affects earnings. If a derivative instrument is designated as a fair value hedge, the change in fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the current period. Changes in fair value of derivatives that are not designated as hedges are recorded in operations.

q. Intellectual Property Guarantees

The Company’s turnkey solutions products may compete against the products of original design manufacturers and those of electronic product companies, many of whom may own the intellectual property rights underlying those products. As a result, the Company could become subject to claims of intellectual property infringement. Additionally, customers for the Company’s turnkey solutions services typically require that we indemnify them against the risk of intellectual property infringement. The Company has no liabilities recorded at August 31, 2007 related to intellectual property infringement claims.

2. Accounts Receivable Securitization

a. Asset-Backed Securitization Program

In February 2004, the Company entered into an asset-backed securitization program with a bank, which originally provided for net cash proceeds at any one time of an amount up to $100.0 million on the sale of eligible accounts receivable of certain domestic operations. Subsequent to fiscal year 2004, several amendments have increased the net cash proceeds available at any one time under the securitization program up to an amount of $325.0 million. The sale of receivables under this securitization program is accounted for in accordance with Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125), (“SFAS 140”). Under the agreement, the Company continuously sells a designated pool of trade accounts receivable to a wholly-owned subsidiary, which in turn sells an ownership interest in the receivables to a conduit, administered by an unaffiliated financial institution. This wholly-owned subsidiary is a separate bankruptcy-remote entity and its assets would be available first to satisfy the creditor claims of the conduit. As the receivables sold are collected, the Company is able to sell additional receivables up to the maximum permitted amount under the program. The securitization program requires compliance with several financial covenants including an interest coverage ratio and debt to EBITDA ratio, as defined in the securitization agreements, as amended. The Company was in compliance with the respective covenants at August 31, 2007. The securitization agreement, as amended, expires in February 2008 and may be extended on an annual basis.

For each pool of eligible receivables sold to the conduit, the Company retains a percentage interest in the face value of the receivables, which is calculated based on the terms of the agreement. Net receivables sold under this program are excluded from accounts receivable on the Consolidated Balance Sheet and are reflected as cash provided by operating activities on the Consolidated Statement of Cash Flows. The Company continues to service, administer and collect the receivables sold under this program. The Company pays facility fees of 0.15% per annum of 102% of the average purchase limit and program fees of up to 0.15% of outstanding amounts. The investors and the securitization conduit have no recourse to the Company’s assets for failure of debtors to pay when due.

At August 31, 2007, the Company had sold $391.5 million of eligible accounts receivable, which represents the face amount of total outstanding receivables at that date. In exchange, the Company received cash proceeds of $293.6 million and retained an interest in the receivables of approximately $97.9 million. In connection with the securitization program, the Company recognized pretax losses on the sale of receivables of approximately $15.9 million, $11.9 million and $4.1 million during the fiscal years ended August 31, 2007, 2006 and 2005, respectively, which are recorded as an other expense on the Consolidated Statement of Earnings.

b. Accounts Receivable Factoring Agreement

In October 2004, the Company entered into an agreement with an unrelated third-party for the factoring of specific accounts receivable of a foreign subsidiary. The factoring of accounts receivable under this agreement is accounted for as a sale in accordance with SFAS 140. Under the terms of the factoring agreement, the Company transfers ownership of eligible accounts receivable without recourse to the third-party purchaser in exchange for cash. Proceeds on the transfer reflect the face value of the account less a discount. The discount is recorded as a loss on the Consolidated Statement of Earnings in the period of the sale. The factoring agreement expired in March 2007 and was extended for a six month period.

The receivables sold pursuant to this factoring agreement are excluded from accounts receivable on the Consolidated Balance Sheet and are reflected as cash provided by operating activities on the Consolidated Statement of Cash Flows. The Company continues to service, administer and collect the receivables sold under this program. The third-party purchaser has no recourse to the Company’s assets for failure of debtors to pay when due.

At August 31, 2007, the Company had sold $38.4 million of accounts receivable, which represents the face amount of total outstanding receivables at that date. In exchange, the Company received cash proceeds of $38.4 million. The resulting loss on the sale of accounts receivable sold under this factoring agreement were insignificant for the fiscal years ended August 31, 2007, 2006 and 2005.

3. Inventories

Inventories consist of the following (in thousands):

	August 31,
	2007	2006
Raw materials	$912,577	$1,011,450
Work in process	275,993	244,180
Finished goods	185,830	197,107

	$1,374,400	$1,452,737

4. Income Taxes

Income tax expense amounted to $21.4 million, $60.6 million and $37.1 million for the years ended August 31, 2007, 2006 and 2005, respectively (an effective rate of 22.6%, 26.9% and 15.4%, respectively). The actual expense (benefit) differs from the “expected” tax expense (benefit) (computed by applying the U.S. federal corporate tax rate of 35% to earnings before income taxes and minority interest) as follows (in thousands):

	Fiscal Year Ended August 31,
	2007	2006	2005
Computed “expected” tax expense	$33,080	$78,791	$84,339
State taxes, net of federal benefit	(101)	(662)	(174)
Federal effect of state net operating losses and tax credits	(219)	4,359	—
Impact of foreign tax rates	(40,869)	(86,172)	(54,254)
Permanent impact of non-deductible cost	10,482	11,645	4,470
Income tax credits	(4,980)	(11,112)	(2,177)
Changes in tax rates on deferred tax assets and liabilities	(1,286)	(239)	119
Valuation allowance	1,144	41,072	189
Equity compensation	5,786	3,570	7,432
Impact of intercompany charges	16,986	12,297	2,112
Other, net	1,378	7,049	(4,963)

Provision for income taxes	$21,401	$60,598	$37,093

Effective tax rate	22.6%	26.9%	15.4%

The domestic and foreign components of income before income taxes and minority interest were comprised of the following for the years ended August 31 (in thousands):

	Fiscal Year Ended August 31,
	2007	2006	2005
U.S.	$(41,929)	$(42,498)	$(10,971)
Foreign	136,442	267,614	251,939

	$94,513	$225,116	$240,968

The components of income taxes for the fiscal years ended August 31, 2007, 2006 and 2005 were as follows (in thousands):

Fiscal Year Ended August 31,		Current	Deferred	Total
2007:	U.S. – Federal	$10,552	$(9,980)	$572
	U.S. – State	2,988	(1,781)	1,207
	Foreign	38,948	(19,326)	19,622

		$52,488	$(31,087)	$21,401

2006:	U.S. – Federal	$25,363	$(8,081)	$17,282
	U.S. – State	(3,222)	2,229	(993)
	Foreign	26,714	17,595	44,309

		$48,855	$11,743	$60,598

2005:	U.S. – Federal	$4,466	$(5,277)	$(811)
	U.S. – State	1,429	(2,216)	(787)
	Foreign	27,001	11,690	38,691

		$32,896	$4,197	$37,093

The Company has been granted tax incentives, including tax holidays, for its Brazilian, Chinese, Hungarian, Indian, Malaysian, and Polish subsidiaries. These tax incentives, including tax holidays, expire through 2017 and are subject to certain conditions with which the Company expects to comply. These subsidiaries generated income during the fiscal years ended August 31, 2007, 2006 and 2005, resulting in a tax benefit of approximately $43.4 million ($0.21 per basic share), $43.3 million ($0.21 per basic share), and $36.9 million ($0.18 per basic share), respectively.

The Company intends to indefinitely reinvest income from all of its foreign subsidiaries. The aggregate undistributed earnings of the Company’s foreign subsidiaries for which no deferred tax liability has been recorded is approximately $1.1 billion as of August 31, 2007. Determination of the amount of unrecognized deferred tax liability on these undistributed earnings is not practicable.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	Fiscal Year Ended August 31,
	2007	2006
Deferred tax assets:
Net operating loss carry forward	$134,237	$29,825
Accounts receivable, principally due to allowance for doubtful accounts	1,265	1,055
Grant receivable	76	86
Inventories, principally due to reserves and additional costs inventoried for tax purposes pursuant to the Tax Reform Act of 1986	5,978	4,827
Compensated absences, principally due to accrual for financial reporting purposes	6,313	5,288
Accrued expenses, principally due to accrual for financial reporting purposes	28,801	28,722
Accrued UK interest, deductible when paid	553	611
Property, plant and equipment, principally due to differences in depreciation and amortization	17,994	10,985
Foreign currency gains and losses	1,426	842
Foreign tax credits	8,759	8,528
Equity compensation – U.S.	30,779	20,351
Equity compensation – Foreign	3,099	2,479
Cash flow hedge mark to market adjustment	4,635	—
Other	6,415	6,772

Total gross deferred tax assets	250,330	120,371
Less valuation allowance	(117,275)	(43,497)

Net deferred tax assets	$133,055	$76,874

Deferred tax liabilities:
Intangible assets	26,328	10,421
Other	10,904	4,957

Deferred tax liabilities	$37,232	$15,378

Net current deferred tax assets were $19.9 million and $23.0 million at August 31, 2007 and 2006, respectively, and the net non-current deferred tax assets were $75.9 million and $38.5 million at August 31, 2007 and 2006, respectively.

The net change in the total valuation allowance for the fiscal years ended August 31, 2007 and 2006 was $73.8 million and $38.9 million, respectively. The increase in the valuation allowance for the fiscal year ended August 31, 2007 primarily results from $71.8 million that was recorded in connection with the acquisition of Celetronix for which subsequently recognized tax benefits will be applied to reduce goodwill and other non-current intangible assets or liabilities directly to contributed capital. In addition, at August 31, 2007, the Company has gross tax effected net operating loss carryforwards for federal, state and foreign income tax purposes of approximately $82.6 million, $10.3 million and $45.0 million, respectively, which are available to reduce future taxes, if any. These net operating loss carryforwards expire through the year 2026. The Company has gross state tax credits and federal foreign tax credits of $1.6 million and $8.8 million, respectively, for state and federal carry forward, which are available to reduce future taxes, if any. These state and federal foreign tax credits expire through the years 2016 and 2017, respectively.

Based on the Company’s historical operating income, projection of future taxable income, scheduled reversal of taxable temporary differences, and tax planning strategies, management believes that it is more likely than not that the Company will realize the benefit of its net deferred tax assets.

5. Property, Plant and Equipment

Property, plant and equipment consists of the following (in thousands):

	August 31,
	2007	2006
Land and improvements	$93,914	$74,546
Buildings	487,640	429,037
Leasehold improvements	67,904	56,136
Machinery and equipment	1,109,007	927,167
Furniture, fixtures and office equipment	57,074	54,080
Computer hardware and software	279,902	247,299
Transportation equipment	7,388	6,895
Construction in progress	73,020	20,342

	2,175,849	1,815,502
Less accumulated depreciation and amortization	914,368	830,240

	$1,261,481	$985,262

Depreciation expense of approximately $210.4 million, $174.4 million and $180.4 million was recorded for the fiscal years ended August 31, 2007, 2006 and 2005, respectively.

During the fiscal years ended August 31, 2007, 2006 and 2005, the Company capitalized approximately $2.5 million, $1.6 million and $0.8 million, respectively, in interest related to constructed facilities.

Maintenance and repair expense was approximately $53.7 million, $54.5 million, and $43.5 million for the fiscal years ended August 31, 2007, 2006 and 2005, respectively.

6. Goodwill and Other Intangible Assets

As discussed in Note 1(f) above, the Company accounts for goodwill and other intangible assets in accordance with SFAS 141 and SFAS 142.

In accordance with SFAS 142, the Company is required to perform a goodwill impairment test at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. The Company completed the annual impairment test during the fourth quarter of fiscal year 2007 and determined that no impairment existed as of the date of the impairment test. Recoverability of goodwill is measured at the reporting unit level, which the Company has determined to be consistent with its operating segments as defined in Note 13 – “Concentration of Risk and Segment Data,” by comparing the reporting unit’s carrying amount, including goodwill, to the fair market value of the reporting unit, based on projected discounted future results. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second test is performed to measure the amount of impairment loss, if any. To date, the Company has not recognized any impairment of its goodwill.

The following table presents the changes in goodwill allocated to the Company’s reportable segments during the twelve months ended August 31, 2007 (in thousands):

Reportable Segment	Balance at August 31, 2006	Acquisitions and Purchase Accounting Adjustments	Foreign Currency Impact	Balance at August 31, 2007
Americas	$119,850	$(107)	$1,704	$121,447
Europe	189,441	—	9,741	199,182
Asia	273,435	509,326	(4,928)	777,833
Other non-reportable segment	25,341	390	291	26,022

Total	$608,067	$509,609	$6,808	$1,124,484

The additions to goodwill during fiscal year 2007 were due primarily to the acquisitions consummated during the year. For further discussion of the Company’s acquisitions, see Note 7 – “Business Acquisitions.”

All of the Company’s intangible assets, other than goodwill, are subject to amortization over their estimated useful lives. Intangible assets are comprised primarily of contractual agreements and customer relationships, which are being amortized on a straight-line basis over periods of up to ten years. No significant residual value is estimated for the intangible assets. The value of the Company’s intangible assets purchased through business acquisitions are principally determined based on valuations of the net assets acquired. Currently, the Company is in the process of finalizing the value of intangible assets resulting from the Taiwan Green Point Enterprises Co., Ltd. (“Green Point”) acquisition consummated in the second quarter of fiscal year 2007. See Note 7 – “Business Acquisitions” for further discussion of recent acquisitions.

The following tables present the Company’s total purchased intangible assets at August 31, 2007 and August 31, 2006 (in thousands):

August 31, 2007	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Contractual agreements & customer relationships	$155,352	$(80,962)	$74,390
Intellectual property	84,928	(12,726)	72,202

Total	$240,280	$(93,688)	$146,592

August 31, 2006	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Contractual agreements & customer relationships	$155,084	$(76,329)	$78,755
Intellectual property	2,918	(966)	1,952

Total	$158,002	$(77,295)	$80,707

The weighted-average amortization period for aggregate intangible assets at August 31, 2007 is 6.2 years, which includes a weighted-average amortization period of 7.1 years for contractual agreements and customer relationships and a weighted-average amortization period of 4.6 years for intellectual property.

Intangible asset amortization for fiscal years 2007, 2006 and 2005 was approximately $29.3 million, $24.3 million, and $39.8 million, respectively. The increase in the gross carrying amount of the Company’s purchased intangible assets at August 31, 2007 was the result of acquisitions consummated in fiscal year 2007, offset by certain fully amortized intangible assets. For additional information regarding purchased intangibles refer to Note 7 – “Business Acquisitions”. The increase in the accumulated amortization of the Company’s purchased intangible assets at August 31, 2007 was due to additional amortization expense recorded in fiscal year 2007.

The estimated future amortization expense is as follows (in thousands):

Fiscal Year Ending August 31,	Amount
2008	$32,567
2009	28,887
2010	25,904
2011	21,671
2012	13,338
Thereafter	24,225

Total	$146,592

7. Business Acquisitions

a. Business Acquisitions

The Company has made a number of acquisitions that were accounted for under the purchase method of accounting. Accordingly, the operating results of each acquired business are included in the Consolidated Financial Statements of the Company from the respective date of acquisition. In accordance with SFAS 142, goodwill related to the Company’s business acquisitions is not being amortized and is tested for impairment annually during the fourth quarter of each fiscal year and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows.

On November 29, 2004, the Company purchased certain television assembly operations of Royal Philips Electronics (“Philips”) in Kwidzyn, Poland. The Company acquired these operations in an effort to broaden its operations in the consumer industry sector and further strengthen its relationship with Philips. Simultaneous with the purchase, the Company amended its previously existing supply agreement with Philips to include the acquired operations. The acquisition was accounted for under the purchase method of accounting. Total consideration paid was approximately $20.1 million, based on foreign currency rates at the date of the acquisition. The purchase price resulted in amortizable intangible assets of approximately $2.7 million, which are being amortized over a period of three years.

On March 11, 2005, the Company purchased the operations of Varian Electronics Manufacturing (“VEM”), the electronics manufacturing business segment of Varian, Inc. VEM derives its revenues primarily from customers in the aerospace, communications, and instrumentation and medical industry sectors. The Company acquired the VEM operations in an effort to enhance customer and industry sector diversification by adding additional competencies in targeted industry sectors. The acquisition was accounted for under the purchase method of accounting. Total consideration paid was approximately $202.2 million. The purchase price resulted in purchased intangible assets of $44.1 million and goodwill of $79.2 million. The purchased intangible assets (other than goodwill) are being amortized over a period of ten years.

Pro forma results of operations, in respect to the acquisitions described above that were consummated in fiscal year 2005, have not been presented because the effect of these acquisitions was not material on either an individual or an aggregate basis.

During the three months ended February 28, 2006, the Company made several immaterial business acquisitions, which were accounted for under the purchase method of accounting. Total consideration paid for these business acquisitions was approximately $12.2 million. The combined purchase price of the acquisitions resulted in purchased intangible assets of approximately $2.4 million and goodwill of approximately $1.5 million. The purchased intangible assets (other than goodwill) are being amortized over various periods ranging from three to ten years.

During the three months ended May 31, 2006, the Company made an immaterial business acquisition, which was accounted for under the purchase method of accounting. Total purchase consideration for this business acquisition was approximately $10.2 million, based on foreign currency rates at the date of acquisition. The purchase consideration resulted in purchased intangible assets of approximately $1.4 million, goodwill of approximately $0.8 million and purchased in-process research and development of $0.3 million. The purchased intangible assets, including intellectual property and a customer relationship, are being amortized over a period of three years and five years, respectively. The purchased in-process research and development was immediately charged to research and development expense in the Consolidated Statement of Earnings during the fourth quarter of fiscal year 2006.

Pro forma results of operations, in respect to the acquisitions described above that were consummated in fiscal year 2006, have not been presented because the effect of these acquisitions was not material on either an individual or an aggregate basis.

b. Celetronix Acquisition

During the third quarter of fiscal year 2005, the Company entered into several related agreements with Celetronix. The agreements included, but were not limited to, a loan agreement and an agreement and plan of amalgamation (“Original Agreement”). Under the terms of the loan agreement, the Company agreed, subject to various conditions, to loan Celetronix a maximum amount of $25.0 million, of which $15.0 million was disbursed upon execution of the agreements. The remaining $10.0 million principal under the loan agreement was transferred to an escrow agent to be disbursed to Celetronix only upon satisfaction of various requirements as defined in the related escrow agreement. These requirements were satisfied during the fourth quarter of fiscal year 2005 and the remaining $10.0 million principal was disbursed to Celetronix. The loan, which was evidenced by a promissory note, accrued interest at a stated rate of 2.5% per annum from the disbursement date. The principal was due and payable in a single payment on November 1, 2006 and interest was payable annually in arrears on November 1 of each year.

The related Original Agreement granted the Company an option to acquire all of the outstanding stock of Celetronix through amalgamation with a newly-formed subsidiary of the Company (“the purchase option”). The purchase option, which was granted upon execution of the loan agreement for no additional consideration, allowed the Company to demand the amalgamation at any time prior to a specific date. The Original Agreement also dictated the initial and contingent purchase consideration payable by the Company upon exercise of the purchase option. Based on the terms of the Original Agreement, the purchase option was to expire on November 1, 2005, subject to certain potential limited extensions. Prior to November 1, 2005, the Company began negotiations toward a potential amendment to the Original Agreement to reduce the minimum purchase price and modify certain other terms of the agreement. A first amendment to the Original Agreement extended the expiration date of the purchase option to November 15, 2005. A second amendment to the Original Agreement further extended the expiration date of the purchase option to December 2, 2005. Subsequent to November 30, 2005, the December 2, 2005 expiration date set forth in the Original Agreement occurred. The Company and Celetronix continued negotiations on the potential transaction and signed a third amendment to the Original Agreement that extended the purchase option expiration date to January 13, 2006.

On January 11, 2006, the Company and Celetronix entered into a new agreement and plan of amalgamation (“Revised Agreement”) to supersede the Original Agreement, as amended. The Revised Agreement was similar to the Original Agreement; however, it reflected a reduced purchase price, eliminated the potential contingent consideration payable, and modified certain other terms of the Original Agreement. Based on the terms of the Revised Agreement, the amalgamation could occur when certain conditions were satisfied.

On March 31, 2006 the Company consummated the acquisition of Celetronix pursuant to the Revised Agreement. The Company acquired the Celetronix operations, excluding the memory business, in an effort to expand its presence in India and enhance customer and industry sector diversification by adding additional competencies in the consumer and peripherals industry sectors. The acquisition was accounted for under the purchase method of accounting. The purchase consideration for the transaction included approximately $152.9 million in cash paid at closing and for professional fees; the $3.8 million purchase option and $23.8 million related to the note receivable owed from Celetronix that was recorded in the Company’s current assets at the acquisition date; approximately $30.2 million outstanding accounts receivable owed from Celetronix to the Company as of the acquisition date; the assumption of certain liabilities; and certain other items. The purchase consideration resulted in purchased intangible assets of $29.3 million and goodwill of $209.9 million. The purchased intangible assets, including intellectual property and a customer relationship, are being amortized over a period of three years and ten years, respectively.

Pro forma results of operations have not been presented because the effect of this acquisition was not material on an individual basis or an aggregate basis when combined with the acquisitions consummated in fiscal year 2006 as discussed above.

c. Green Point Acquisition

On November 22, 2006, the Company entered into a merger agreement with Green Point, pursuant to which Green Point agreed to merge with and into an existing Jabil entity in Taiwan. The legal merger was primarily achieved through a tender offer that the Company made to acquire 100% of the outstanding shares of Green Point for 109.0 New Taiwan dollars per share. The tender offer was launched on November 23, 2006 and remained open for a period of 50 days. During the tender offer period, the Company acquired approximately 260.9 million shares, representing 97.6% of the outstanding shares of Green Point. On January 16, 2007, the Company paid cash of approximately $870.7 million (in U.S. dollars) to acquire the tendered shares.

Subsequent to the completion of the tender offer and prior to the completion of the legal merger, the Company acquired approximately 2.1 million Green Point shares in block trades for a price of 109.0 New Taiwan dollars per share (or an approximate total of $7.0 million in U.S. dollars). On April 24, 2007, pursuant to the November 22, 2006 merger agreement, the Company acquired the approximately 4.1 million remaining outstanding Green Point shares that were not tendered during the tender offer period, for 109.0 New Taiwan dollars per share (or an approximate total of $13.3 million in U.S. dollars).

The financial results of Green Point were included in the Company’s Consolidated Financial Statements beginning on January 16, 2007. The Company recorded a minority interest in its Consolidated Financial Statements from January 16, 2007 through April 24, 2007 related to the remaining 2.4% of Green Point outstanding shares that it acquired on April 24, 2007.

Green Point specializes in the design and production of advanced plastics and metals for the mobile products market. The Company acquired these operations to enhance its position in the mobile products market and to offer end-to-end capability with long-term growth prospects. The acquisition was accounted for under the purchase method of accounting. Financial results of the acquired operations have been included in the Company’s Consolidated Balance Sheet and Consolidated Statement of Earnings beginning in the second quarter of fiscal year 2007.

The purchase consideration for the transaction included approximately $901.4 million in cash paid to complete the merger with Green Point and for professional fees; the assumption of certain liabilities; and certain other items. The purchase consideration is subject to change depending on the final purchase accounting adjustments. Based on the Company’s preliminary evaluation, which is expected to be completed no later than the second quarter of fiscal year 2008, the Company recorded purchased amortizable intangible assets of $96.3 million, purchased intangibles with an indefinite life of $47.0 million, and goodwill of $461.6 million, based on exchange rates at the date of acquisition. The purchased intangible assets, including intellectual property and a customer relationship, are being amortized over periods of three to seven years.

Financial information related to the Green Point business is included in the Asia operating segment. Refer to Note 13 – “Segment Information” for further details.

The unaudited pro forma results presented below include the effects of the acquisition as if it had been consummated at the beginning of fiscal years 2007 and 2006. Pro forma adjustments arise due to additional amortization on estimated identifiable intangible assets and additional interest on the unsecured bridge credit agreement that was entered into to acquire Green Point. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition been consummated at the beginning of the year prior to acquisition.

	Fiscal Year Ended August 31,
	2007	2006
	(unaudited)	(unaudited)
	(in thousands, except for per share information)
Net revenue	$12,553,274	$10,723,092

Income before taxes	$100,946	$191,177

Net income	$76,411	$129,444

Earnings per common share:
Basic	$0.37	$0.62

Diluted	$0.37	$0.61

8. Notes Payable, Long-Term Debt and Long-Term Lease Obligations

Notes payable, long-term debt and long-term lease obligations consist of the following (in thousands):

	August 31,
	2007	2006
Borrowings under unsecured revolving credit facility and term loan (a)	$400,000	$—
Borrowings under revolving credit facility with Japanese bank (b)	—	—
Borrowings under various short-term credit facilities (c)	42,421	55,885
Borrowings under unsecured bridge credit agreement (d)	400,000	—
Long-term capital lease obligations (e)	29	176
Financing obligation related to sale-leaseback transaction (f)	5,285	5,165
Loan from Indian bank due 2008 (g)	9,780	8,595
Loan from Hungarian bank due 2008 (h)	21,602	27,239
Miscellaneous borrowings	—	42
5.875% Senior Notes due 2010 (i)	297,215	296,231
Green Point debt obligations (j)	62,140	—
Loan from vendor related to software licenses (k)	15,281	—
Short-term factoring debt (l)	8,440	—

Total notes payable, long-term debt and long-term lease obligations	1,262,193	393,333
Less current installments of notes payable, long-term debt and long-term lease obligations	501,716	63,813

Notes payable, long-term debt and long-term lease obligations, less current installments	$760,477	$329,520

(a)

During the fourth quarter of fiscal year 2007, the Company entered into an amended and restated senior unsecured five year credit agreement with a syndicate of banks which replaced a five year, $500.0 million unsecured revolving credit facility with a syndicate of banks. This agreement provides for a revolving credit portion in the initial amount of $800.0 million, subject to potential increases up to $1.0 billion, and provides for a term portion in the amount of $400.0 million (collectively, the “Revolving Credit Facility”). Some or all of the lenders under the Revolving Credit Facility and their affiliates have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. The Company, along with some of its subsidiaries, has entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates. In addition, many, if not most, of the agents and lenders under the Revolving Credit Facility held positions as agent and/or lender under the Company’s old revolving credit facility and the $1.0 billion unsecured credit agreement with a syndicate of banks (the “Bridge Facility”). The revolving credit portion of the Revolving Credit Facility terminates on July 19, 2012, and the term loan portion of the Revolving Credit Facility requires payments of principal in annual installments of $20.0 million each, with a final payment of the remaining principal due on July 19, 2012. Interest and fees on Revolving Credit Facility advances are based on the Company’s unsecured long-term indebtedness rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service. Interest is charged at a rate equal to either 0% to 0.75% above the base rate or 0.375% to 1.75% above the Eurocurrency rate, where the base rate represents the greater of Citibank, N.A.’s prime rate or 0.50% above the federal funds rate, and the Eurocurrency rate represents the applicable London Interbank Offered Rate, each as more fully defined in this credit agreement. Fees include a facility fee based on the revolving credit commitments of the lenders, a letter of credit fee based on the amount of outstanding letters of credit, and a utilization fee to be added to the revolving credit interest rate and any letter of credit fee during any period when the aggregate amount of outstanding advances and letters of credit exceeds 50% of the total revolving credit commitments of the lenders. Based on the Company’s current senior unsecured long-term indebtedness rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service, the current rate of interest (including the applicable facility and utilization fee) on a full draw under the revolving credit would be 0.20% above the base rate or 0.625% above the Eurocurrency rate, and the current rate of interest on the term loan would be the base rate or 0.625% above the Eurocurrency rate. The Company, along with its subsidiaries, are subject to the following financial covenants: (1) a maximum ratio of (a) Debt (as defined in the credit agreement) to (b) Consolidated EBITDA (as defined in the credit agreement) and (2) a minimum ratio of (a) Consolidated EBITDA to (b) interest payable on, and amortization of debt discount in respect of, Debt and loss on sales of accounts receivables pursuant to the Company’s securitization program. In addition, the Company along with its subsidiaries are subject to other covenants, such as: limitation upon liens; limitation upon mergers, etc; limitation upon accounting changes; limitation upon subsidiary debt; limitation upon sales, etc of assets; limitation upon changes in nature of business; payment restrictions affecting subsidiaries; compliance with laws, etc; payment of taxes, etc; maintenance of insurance; preservation of corporate existence, etc; visitation rights; keeping of books; maintenance of properties, etc; transactions with affiliates; and reporting requirements. During the fourth quarter of fiscal year 2007, the Company borrowed $616.0 million against the revolving credit portion of the Revolving Credit Facility. These borrowings were repaid in full during the fourth quarter. A draw in the amount of $400.0 million has been made under the term portion of the Revolving Credit Facility and remains outstanding at August 31, 2007.

(b)	During the second quarter of fiscal year 2006, the Company renewed its existing 0.6 billion Japanese yen credit facility (approximately $5.1 million based on currency exchange rates at August 31, 2006) for a Japanese subsidiary with a Japanese bank. Under the terms of the facility, the Company pays interest on outstanding borrowings based on the Tokyo Interbank Offered Rate plus a spread of 0.50%. The credit facility expired on December 2, 2006 and all outstanding borrowings were then due and payable. At August 31, 2006, there were no borrowings outstanding under this facility. The Company did not renew this facility in the second quarter of fiscal year 2007.

(c)	During the second quarter of fiscal year 2006, the Company negotiated a short-term, 225.0 million Indian rupee credit facility for an Indian subsidiary with an Indian branch of a global bank. During the fourth quarter of fiscal year 2006, this facility was increased to 750.0 million Indian rupees. During the fourth quarter of fiscal year 2007, this facility was reduced to 700.0 million Indian rupees (approximately $17.1 million based on currency exchange rates at August 31, 2007). Under the terms of the facility, the Company pays interest on outstanding borrowings based on a fixed rate mutually agreed with the bank at the time of borrowing. At August 31, 2007, borrowings of 695.0 million Indian rupees (approximately $17.0 million based on currency exchange rates at August 31, 2007) were outstanding under this facility and incurring interest at an average rate of 10.1%.

During the third quarter of fiscal year 2006, the Company assumed a short-term Chinese yuan renminbi credit facility for an acquired Chinese subsidiary with a Chinese bank. Under the terms of the facility, the bank determines the maximum borrowing limit and applicable fixed interest rate at the time of borrowing. At the date of acquisition, there were no outstanding borrowings under this facility. On November 9, 2006, the pre-existing agreement expired and the Company repaid the 15.0 million Chinese yuan renminbi on that date. Also on November 9, 2006, the Company negotiated a new loan agreement with a maximum of 20.0 million Chinese yuan renminbi. Under the terms of the agreement, borrowings are due and payable six months after the draw-down date. The loan agreement expired on May 8, 2007. There were no borrowings outstanding under this facility upon expiration.

During the fourth quarter of fiscal year 2006, the Company entered into a short-term, $45.0 million working capital facility for an Indian subsidiary with an Indian branch of a global bank. During the first quarter of fiscal year 2007, the working capital facility was increased to $60.0 million. Borrowings under this facility are revolving in nature and are outstanding for a period of up to 180 days. Under the terms of the facility, the Company pays interest on outstanding borrowings based on LIBOR plus a spread of 0.5%. At August 31, 2007, borrowings of $11.3 million were outstanding under this facility.

During the second quarter of fiscal year 2007, the Company entered into a one year, 29.9 million Taiwan dollar credit facility for a Taiwanese subsidiary with a Taiwan branch of a global bank. Borrowings under this facility are revolving in nature. Under the terms of the facility, the Company pays interest on outstanding borrowings at a rate determined by the bank at the time of borrowing. At August 31, 2007, borrowings of 19.0 million Taiwan dollars (approximately $0.6 million based on currency exchange rates at August 31, 2007) were outstanding under this facility and incurring interest at an average rate of 2.8%.

During the third quarter of fiscal year 2007, the Company entered into a short term, $2.0 million credit facility for an Indian subsidiary with an Indian branch of a global bank. Borrowings under this facility are revolving in nature and are outstanding for a period of up to 360 days. Under the terms of the facility, the Company pays interest on outstanding borrowings based on LIBOR plus a spread of 0.5%. At August 31, 2007, borrowings of $2.0 million were outstanding under this facility.

During the fourth quarter of fiscal year 2007, the Company entered into a short term, $360.0 thousand credit facility for an Indian subsidiary with an Indian branch of a global bank. Borrowings under this facility are revolving in nature and are outstanding for a period of up to 360 days. Under the terms of the facility, the Company pays interest on outstanding borrowings based on LIBOR plus a spread of 0.5%. At August 31, 2007, borrowings of $349.0 thousand were outstanding under this facility.

During the fourth quarter of fiscal year 2007, the Company entered into a short term, 66.6 million Japanese yen import financing facility for an Indian subsidiary with an Indian branch of a global bank. Borrowings under this facility are revolving in nature and are outstanding for a period of up to 360 days. Under the terms of this facility, the Company pays interest on outstanding borrowings based on LIBOR plus a spread of 0.5%. At August 31, 2007, borrowings of 48.0 million Japanese yen (approximately $0.4 million based on currency exchange rates at August 31, 2007) were outstanding under this facility.

During the fourth quarter of fiscal year 2007, the Company entered into a 1.1 billion Indian rupee credit facility for an Indian subsidiary with an Indian branch of a global bank. Borrowings under this facility are revolving in nature and incur interest at a rate determined by the bank at the time of borrowings. At August 31, 2007, borrowings of 440.0 million Indian rupees (approximately $10.8 million based on currency exchange rates at August 31, 2007) were outstanding under this facility and incurring interest at an average rate of 10.08%.

During the fourth quarter of fiscal year 2007, the Company entered into a long term, 400.0 million Indian rupee loan agreement for an Indian subsidiary with an Indian branch of a global bank. Borrowings under this facility will incur interest at a fixed rate of 10.5%. Proceeds under the loan will be drawn at various future dates and will be due and payable after a three year period. At August 31, 2007, no borrowings were outstanding under this loan agreement.

(d)

During the second quarter of fiscal year 2007, the Company entered into a $1.0 billion unsecured bridge credit agreement with a syndicate of banks (the “Bridge Facility”). The Bridge Facility expires on December 20, 2007. Of the Bridge Facility, $900.0 million was designated for use by the Company as a one-time borrowing (which may be paid down in increments) to finance the tender offer for and merger with Green Point to pay related costs and expenses. The remaining $100.0 million of the Bridge Facility which is now terminated was a revolving facility to be used for the Company’s general corporate purposes. Interest and fees on Bridge Facility advances are based on the Company’s unsecured long-term indebtedness rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service. Interest is charged at either a rate equal to 0% to 0.75% above the base rate or a rate equal to 0.55% to 1.75% above the Eurocurrency rate, where the base rate represents the greater of Citibank, N.A.’s prime rate or 0.50% plus the federal funds rate, and the Eurocurrency rate represents the applicable London Interbank Offered Rate, each as more fully defined in the Bridge Facility. The applicable margin for the base rate and the Eurocurrency rate may be increased by 0.25% or 0.50% per annum, depending on the length of time that the Bridge Facility remains outstanding. Fees include unused commitment fees based on the amount of each lender’s commitment minus the principal amount of any outstanding advances made by the lender. Based on the Company’s current unsecured long-term indebtedness rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service, the current rate of interest on a full Eurocurrency rate draw (including the step-up) would be 0.50% above the base rate or 1.25% above the Eurocurrency rate, as defined above. The Bridge Facility requires compliance with several financial covenants, including an indebtedness to EBITDA ratio and an interest coverage ratio, as defined by the Bridge Facility. The Company is subject to the following financial covenants: (1) a maximum ratio of (a) Debt (as defined in the Bridge Facility) to (b) Consolidated EBITDA (as defined in the Bridge Facility) and (2) a minimum ratio of (a) Consolidated EBITDA to (b) interest payable on, and amortization of debt discount in respect of, Debt. In addition, the Company is subject to other covenants, such as: limitation upon liens; limitation upon mergers, etc; limitation upon accounting changes; limitation upon subsidiary debt; limitation upon sales, etc of assets; limitation upon changes in nature of business; payment restrictions affecting subsidiaries; compliance with laws, etc; payment of taxes, etc; maintenance of insurance; preservation of corporate existence, etc; visitation rights; keeping of books; maintenance of properties, etc; transactions with affiliates; and reporting requirements. The Company is currently actively seeking a refinancing of the Bridge Facility. See “Risk Factors – We must refinance or repay our Bridge Facility on or before December 20, 2007 which will require additional financing that we cannot assure you will be available to us on attractive terms unless we issue additional equity.”

On various dates during fiscal year 2007, the Company borrowed approximately $871.0 million under the one-time borrowing portion of the Bridge Facility to fund the acquisition of Green Point and a total of approximately $160.0 million under the revolving portion of the Bridge Facility. During the same 12 month period the Company repaid $471.0 million of borrowings on the one-time borrowing portion of the Bridge Facility and $160.0 million on the revolving facility portion of the Bridge Facility. At August 31, 2007, borrowings of $400.0 million remained outstanding under this facility.

(e)	The Company assumed a capital lease obligation as part of its purchase of certain operations of Valeo S.A. during the fourth quarter of fiscal year 2002. This lease covers the land and building in Meung-sur-Loire, France and payments are due quarterly through fiscal year 2007. In the second quarter of fiscal year 2005, the Company entered into a capital lease covering specific equipment in Brest, France. Payments on the Brest capital lease were due quarterly through the third quarter of fiscal year 2006.

During the second quarter of fiscal year 2006, the Company assumed an immaterial capital lease obligation as part of a business acquisition. Payments are due monthly through the second quarter of fiscal year 2010. During the third quarter of fiscal year 2006, the Company assumed an immaterial capital lease obligation as part of a business acquisition. Payments are due monthly through the third quarter of fiscal year 2007.

(f)	During the third quarter of fiscal year 2006, the Company entered into a sale-leaseback transaction involving its facility in Ayr, Scotland. The Company continues to occupy the facility through a three-year leasing arrangement with the third-party purchaser, which requires quarterly lease payments of 62.5 thousand pounds sterling (approximately $126.1 thousand based on currency exchange rates at August 31, 2007). The Company received cash proceeds of approximately 2.8 million pounds sterling (approximately $4.8 million based on currency exchange rates on the date of the transaction) and retained a right to receive additional consideration upon resale of the facility at a later date. Due primarily to its continuing involvement in the property, the Company was precluded from recording the transaction as a sale. Accordingly, as required by relevant accounting standards, the cash proceeds were recorded as a financing obligation. A portion of the quarterly lease payments are recorded as interest expense, based on an effective yield of 5.875%, and the remainder is recorded as a reduction of the financing obligation. At August 31, 2007, the balance of the financing obligation is approximately 2.6 million pounds sterling (approximately $5.3 million based on currency exchange rates at August 31, 2007).

(g)	During the third quarter of fiscal year 2005, the Company negotiated a five-year, 400.0 million Indian rupee construction loan for an Indian subsidiary with an Indian branch of a global bank. Under the terms of the loan facility, the Company pays interest on outstanding borrowings based on a fixed rate of 7.45%. The construction loan expires on April 15, 2010 and all outstanding borrowings are then due and payable. The 400.0 million Indian rupee principal outstanding is equivalent to approximately $9.8 million based on exchange rates at August 31, 2007.

(h)	During the third quarter of fiscal year 2005, the Company negotiated a five-year, 25.0 million Euro construction loan for a Hungarian subsidiary with a Hungarian branch of a global bank. Under the terms of the loan facility, the Company pays interest on outstanding borrowings based on the Euro Interbank Offered Rate plus a spread of 0.925%. Quarterly principal repayments begin in September 2006 to repay the amount of proceeds drawn under the construction loan. The construction loan expires on April 13, 2010. At August 31, 2007, borrowings of 15.8 million Euros (approximately $21.6 million based on currency exchange rates at August 31, 2007) were outstanding under the construction loan.

(i)

In July 2003, the Company issued a total of $300.0 million, seven-year, 5.875% Senior Notes at 99.803% of par, resulting in net proceeds of approximately $297.2 million. The 5.875% Senior Notes were offered pursuant to the

Company’s “shelf” registration statement. The 5.875% Senior Notes mature on July 15, 2010 and pay interest semiannually on January 15 and July 15. The Company is subject to covenants such as: limitation upon the Company’s consolidation, merger or sale of the Company, limitation upon the Company’s liens, limitation upon sales and leasebacks of the Company, limitation upon funded debt of the Company’s subsidiaries, limitation on guarantees given by the Company’s subsidiaries for the Company’s indebtedness, corporate existence of the Company, reports, and compliance and notice requirements.

(j)	Through the acquisition of Green Point the Company assumed certain liabilities, including short and long term debt obligations totaling approximately $102.2 million at the date of acquisition. At August 31, 2007, approximately $4.7 million of debt is outstanding under these short term facilities, with current interest rates ranging from 2.8% to 6.0%. The long term debt obligations include mortgage and credit facilities with various banks in Taiwan and China. The long term facilities are denominated in U.S. dollars and New Taiwan dollars, and incur interest at both fixed rates and rates that fluctuate based upon changes in various base interest rates. At August 31, 2007, approximately $57.4 million of debt is outstanding under the long term facilities, with current interest rates ranging from 1.0% to 3.9%. Approximately $11.0 million of this total is due and payable within 12 months and is classified as short term on the Consolidated Balance Sheet. The remaining $46.4 million will mature at various dates through July 2012 and is classified as long term on the Consolidated Balance Sheet.

(k)	During the second quarter of fiscal year 2007, we entered into a three year loan agreement to borrow, $20.3 million from a software vendor in connection with various software licenses that the Company purchased from them. The software licenses were capitalized and are being amortized over a three-year period. The loan agreement is non-interest bearing and payments are due quarterly through October 2009. At August 31, 2007, $15.3 million is outstanding under this loan agreement.

(l)	During the fourth quarter of fiscal year 2007, the Company entered into an agreement with an unrelated third party (the “Purchaser”) for the factoring of specific accounts receivable of a foreign subsidiary. The factoring of accounts receivable under this agreement does not meet the criteria for recognition as a sale in accordance with SFAS 140. Under the terms of the agreement, the Company transfers ownership of eligible accounts receivable to the Purchaser in exchange for cash, however, as the transaction does not qualify as a sale, the relating accounts receivable are included in the Company’s Consolidated Balance Sheet until the cash is received by the Purchaser from the Company’s customer for the accounts receivable. Accordingly, the Company has a liability of $8.4 million recorded on its Consolidated Balance Sheet at August 31, 2007 related to cash that has been received by the Company from the Purchaser for specific accounts receivable, but for which the customer has not remitted payment yet.

Debt maturities as of August 31, 2007 for the next five years are as follows (in thousands):

Fiscal Year Ending August 31,	Amount
2008	$501,716
2009	53,175
2010	349,656
2011	32,044
2012	325,602

Total	$1,262,193

9. Pension and Other Postretirement Benefits

During the first quarter of fiscal year 2002, the Company established a defined benefit pension plan for all permanent employees of Jabil Circuit UK Limited. This plan was established in accordance with the terms of the business sale agreement with Marconi Communications plc (“Marconi”). The benefit obligations and plan assets from the terminated Marconi plan were transferred to the newly established defined benefit plan. The plan, which is closed to new participants, provides benefits based on average employee earnings over a three-year service period preceding retirement. The Company’s policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in U.K. employee benefit and tax laws plus such additional amounts as are deemed appropriate by the Company. Plan assets are held in trust and consist of equity and debt securities as detailed below.

As a result of acquiring various operations in Austria, Brazil, France, Germany, India, Japan, The Netherlands, Poland, and Taiwan, the Company assumed primarily unfunded retirement benefits to be paid based upon years of service and compensation at retirement. All permanent employees meeting the minimum service requirement are eligible to participate in the plans. Through the Philips acquisition in fiscal year 2003, the Company also assumed post-retirement medical benefit plans.

There are no domestic pension or post-retirement benefit plan maintained by the Company.

On August 31, 2007, the Company adopted certain provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.

The initial incremental effect of recognizing the funded status under SFAS 158 is recognized as an adjustment to accumulated other comprehensive loss as of August 31, 2007. Subsequent changes in the funded status that are not included in net periodic benefit cost will be reflected as a component of other comprehensive loss. The following table provides the incremental effect of adopting the recognition requirements of SFAS 158 as of August 31, 2007 (in thousands of dollars):

	Before adoption of SFAS 158	Adjustments to adopt SFAS 158	After adoption of SFAS 158
Deferred income tax assets, long term	$88,020	$1,542	$89,562
Other assets	6,753	67	6,820
Total assets	6,293,623	1,609	6,295,232
Deferred income tax liabilities, long term	13,428	249	13,677
Other liabilities	73,972	4,566	78,538
Total liabilities	3,838,724	4,815	3,843,539
Accumulated other comprehensive income	174,166	(3,206)	170,960
Total stockholders’ equity	2,446,217	(3,206)	2,443,011
Total liabilities and stockholders’ equity	$6,293,623	$1,609	$6,295,232

SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The measurement requirement will be effective for fiscal years ending after December 15, 2008, which is the Company’s fiscal year 2009. The Company currently uses a May 31 measurement date for substantially all of the above referenced plans, with the exception of the Jabil Circuit UK Limited plan, which uses a June 30 measurement date.

a. Benefit Obligations

The following table provides a reconciliation of the change in the benefit obligations for the plans described above (in thousands of dollars):

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Beginning benefit obligation	$130,833	$110,529	$957	$576
Service cost	1,991	1,705	540	322
Interest cost	6,392	4,704	104	82
Actuarial loss (gain)	1,622	12,171	(1)	(90)
Curtailment loss (gain)	(897)	95	(1,608)	—
Plan amendments	3,718	—	—	—
Total benefits paid	(5,165)	(4,138)	—	—
Plan participant contribution	114	136	—	—
Acquisitions	7,239	893	—	—
Effect of conversion to U.S. dollars	7,346	4,738	42	67

Ending benefit obligation	$153,193	$130,833	$34	$957

Weighted-average actuarial assumptions used to determine the benefit obligations for the plans were as follows:

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Discount rate	5.1%	4.7%	8.3%	11.2%
Rate of compensation increases	4.1%	3.9%	0.0%	7.6%

The Company evaluates these assumptions on a regular basis taking into consideration current market conditions and historical market data. The discount rate is used to state expected future cash flows at a present value on the measurement date. This rate represents the market rate for high-quality fixed income investments. A lower discount rate would increase the present value of benefit obligations. Other assumptions include demographic factors such as retirement, mortality and turnover.

b. Plan Assets

The following table provides a reconciliation of the changes in the pension plan assets for the year between measurement dates (in thousands of dollars):

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Beginning fair value of plan assets	$75,822	$69,228	$—	$—
Actual return on plan assets	4,546	4,746	—	—
Employer contributions	4,531	1,523	—	—
Asset transfer	3,486	—	—	—
Benefits paid from plan assets	(4,069)	(3,815)	—	—
Plan participants’ contributions	114	136	—	—
Acquisitions	3,053	—	—	—
Effect of conversion to U.S. dollars	4,778	4,004	—	—

Ending fair value of plan assets	$92,261	$75,822	$—	$—

The Company’s pension plan weighted-average asset allocations, by asset category, are as follows:

	Pension Plan Assets
	2007	2006
Asset Category
Equity securities	35%	36%
Debt securities	65%	64%

Total	100%	100%

The Company has adopted an investment policy for plan assets designed to meet or exceed the expected rate of return on plan assets assumption. To achieve this, the plan retains professional investment managers that invest plan assets in equity and debt securities. The Company currently expects to maintain the target mix of 35% equity and 65% debt securities in fiscal year 2008. Within the equity securities class, the investment policy provides for investments in a broad range of publicly traded securities including both domestic and international stocks. The plan does not hold any of the Company’s stock. Within the debt securities class, the investment policy provides for investments in corporate bonds as well as fixed and variable interest debt instruments. There are no plan assets associated with the other postretirement benefits.

c. Funded Status

The following table provides a reconciliation of the funded status of the plans to the Consolidated Balance Sheets (in thousands of dollars):

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Funded Status
Ending fair value of plan assets	$92,261	$75,822	$—	$—
Ending benefit obligation	(153,193)	(130,833)	(34)	(957)

Funded status	(60,932)	(55,011)	(34)	(957)
Unrecognized net actuarial loss/(gain)	—	30,897	—	(229)
Unamortized prior service cost	—	—	—	—

Net liability recorded at August 31	$(60,932)	$(24,114)	$(34)	$(1,186)

Consolidated Balance Sheet Information
Prepaid benefit cost	$66	$—	$—	$—
Accrued benefit liability	(60,998)	(51,306)	(34)	(1,186)
Minimum liability included in accumulated other comprehensive income (pre-tax)	—	27,192	—	—

Net liability recorded at August 31	$(60,932)	$(24,114)	$(34)	$(1,186)

Amounts recognized in accumulated other comprehensive loss consist of:
Net actuarial loss/(gain)	$33,496	—	—	—
Prior service cost	352	—	—	—

Accumulated other comprehensive loss	$33,848	$—	$—	$—

The following table provides the estimated amount that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in fiscal year 2008 (in thousands of dollars):

	Pension Benefits	Other Benefits
Recognized net actuarial loss	$1,561	$—
Amortization of prior service cost	(39)	—

Total	1,522	—

The accumulated benefit obligation for all defined benefit pension plans was $140.6 million and $123.1 million at August 31, 2007 and 2006, respectively.

The following table provides information for pension plans with an accumulated benefit obligation in excess of plan assets (in thousands of dollars):

	August 31,
	2007	2006
Projected benefit obligation	$153,030	$130,603
Accumulated benefit obligation	140,550	123,018
Fair value of plan assets	92,031	75,616

d. Net Periodic Benefit Cost

The following table provides information about net periodic benefit cost for the pension and other benefit plans for fiscal years ended August 31 (in thousands of dollars):

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
Service cost	$1,991	$1,705	$1,632	$540	$322	$142
Interest cost	6,392	4,704	4,806	104	82	58
Expected long-term return on plan assets	(4,843)	(4,008)	(4,455)	—	—	—
Recognized actuarial loss	1,362	545	84	6	(3)	—
Net curtailment loss	—	95	—	—	—	—
Amortization of prior service cost	(111)	—	—	—	—	—

Net periodic benefit cost	$4,791	$3,041	$2,067	$650	$401	$200

Weighted-average actuarial assumptions used to determine net periodic benefit cost for the plans for fiscal years ended August 31 were as follows:

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
Discount rate	5.1%	4.7%	4.3%	8.3%	11.2%	13.3%
Expected long-term return on plan assets	6.1%	6.1%	5.8%	—	—	—
Rate of compensation increase	4.1%	3.9%	3.6%	0.0%	7.6%	9.5%

The expected return on plan assets assumption used in calculating net periodic pension cost is based on historical actual return experience and estimates of future long-term performance with consideration to the expected investment mix of the plan assets.

e. Health Care Cost Trend Rates

The following table provides information about health care cost trend rates:

	Measurement Year Ended
	2007	2006
Health care cost trend rate assumed for next year	8.0%	8.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	8.0%	8.0%
Year that the rate reaches the ultimate trend rate	2006	2006

Assumed health care cost trend rates have an effect on the amounts reported for the postretirement medical benefit plans. A one percentage point decrease in the assumed health care cost trend rates would reduce total service and interest costs and postretirement benefit obligations by $2.4 thousand and $30.1 thousand, respectively, for the fiscal year ended August 31, 2007; and by $459.8 thousand and $736.6 thousand, respectively, for the fiscal year ended August 31, 2006. A one percentage point increase in the assumed health care cost trend rates would increase total service and interest costs and postretirement benefit obligations by $3.1 thousand and $37.7 thousand, respectively, for the fiscal year ended August 31, 2007; and by $728.2 thousand and $1.3 million, respectively, for the fiscal year ended August 31, 2006.

f. Cash Flows

The Company expects to make cash contributions of between $5.5 million and $6.0 million to its funded pension plans during fiscal year 2008. The Company does not expect to make cash contributions to its other benefit plans in fiscal year 2008.

The estimated future benefit payments, which reflect expected future service, as appropriate, are as follows (in thousands):

Fiscal Year Ending August 31,	Pension Benefits	Other Benefits
2008	$5,265	$2
2009	$5,779	$2
2010	$6,600	$2
2011	$6,426	$2
2012	$7,309	$2
Years 2013 through 2017	$42,185	$13

10. Restructuring and Impairment Charges

During the fourth quarter of fiscal year 2006, the Company’s Board of Directors approved a restructuring plan to better align the Company’s manufacturing capacity in certain higher cost geographies and to properly size its manufacturing sites with perceived current market conditions (the “2006 Restructuring Plan”). As a result, the Company charged $81.9 million of restructuring and impairment costs against earnings during fiscal year 2006. These restructuring and impairment charges included employee severance and benefit costs of approximately $67.4 million, costs related to lease commitments of approximately $10.1 million, fixed asset impairments of approximately $3.6 million and other restructuring costs of approximately $0.8 million, primarily related to the repayment of government provided subsidies that resulted from the reduction in force in certain locations.

During fiscal year 2007, the 2006 Restructuring Plan resulted in restructuring and impairment charges of $72.4 million, consisting of employee severance and benefit costs of approximately $31.3 million, costs related to lease commitments of approximately $2.7 million, fixed asset impairments of approximately $45.6 million and other restructuring costs of approximately $1.2 million, offset by $8.4 million of proceeds received in connection with facility closure costs.

These restructuring and impairment charges related to the 2006 Restructuring Plan incurred through August 31, 2007 of $154.3 million include cash costs totaling $105.9 million, of which $1.5 million was paid in the fourth fiscal quarter of 2006 and $64.8 million was paid in the four consecutive quarters of fiscal year 2007. The cash costs consist of employee severance and benefits costs of approximately $99.8 million, costs related to lease commitments of approximately $12.9 million and other restructuring income of $6.8 million. Non-cash costs of approximately $48.4 million primarily represent fixed asset impairment charges related to the Company’s restructuring activities.

Employee severance and termination benefit costs of $31.3 million and $67.4 million recorded in fiscal years 2007 and 2006, respectively, are related to the elimination of approximately 7,300 and 1,800 employees, respectively, across all functions of the business in facilities in the Americas, Europe and Asia. Lease commitment costs of $2.7 million and $10.1 million recorded in fiscal years 2007 and 2006, respectively, primarily relate to future lease payments for facilities that were vacated in the Americas and Europe. The Company performed an impairment assessment on fixed assets held by each facility that was significantly impacted by the restructuring program and recorded a fixed asset impairment charge of $45.6 and $3.6 million in fiscal years 2007 and 2006, respectively.

In addition, as part of the restructuring plan, management determined that it was more likely than not that certain foreign plants would not be able to utilize their deferred tax assets as a result of the contemplated restructuring activities. Therefore, the Company recorded valuation allowances of $35.1 million on net deferred tax assets as part of the restructuring plan. The valuation allowances are excluded from the table below as they were recorded through the provision for income taxes on the Consolidated Statement of Earnings. See Note 4 – “Income Taxes” for further discussion of the Company’s net deferred tax assets and provision for income taxes.

The tables below set forth the significant components and activity in the restructuring program during fiscal years ended August 31, 2007 and 2006, (in thousands):

Restructuring Activity – Fiscal Year Ended August 31, 2007

	Liability Balance at August 31, 2006	Restructuring Related Charges	Asset Impairment Charge and Other Non-Cash Activity	Cash Payments	Liability Balance at August 31, 2007
Employee severance and termination benefits	$66,252	$31,270	$3,639	$(66,854)	$34,307
Lease costs	10,108	2,693	(148)	(5,758)	6,895
Fixed asset impairment	—	45,574	(45,574)	—	—
Other	749	(7,141)	(396)	7,818	1,030

Total	$77,109	$72,396	$(42,479)	$(64,794)	$42,232

Restructuring Activity – Fiscal Year Ended August 31, 2006

	Liability Balance at August 31, 2005	Restructuring Related Charges (1)	Asset Impairment Charge and Other Non-Cash Activity	Cash Payments	Liability Balance at August 31, 2006
Employee severance and termination benefits	$—	$67,431	$145	$(1,324)	$66,252
Lease costs	—	10,085	186	(163)	10,108
Fixed asset impairment	—	3,598	(3,598)	—	—
Other	—	779	—	(30)	749

Total	$—	$81,893	$(3,267)	$(1,517)	$77,109

(1)	During the fourth quarter of fiscal year 2006, the Company made the final cash payment related to the historical restructuring program. A liability of approximately $308.0 thousand remained after remittance of the final payment. This remaining liability was recorded as a reduction of the fiscal year 2006 restructuring charge, however, it is not included in the table above as it relates to a historical plan.

The tables below set forth the significant components and activity in the restructuring program by reportable segment during the fiscal years ended August 31, 2007 and 2006, (in thousands):

Restructuring Activity – Fiscal Year Ended August 31, 2007

	Liability Balance at August 31, 2006	Restructuring Related Charges	Asset Impairment Charge and Other Non-Cash Activity	Cash Payments	Liability Balance at August 31, 2007
Americas	$10,511	$18,810	$(7,624)	$(13,676)	$8,021
Europe	63,733	25,881	(17,208)	(45,006)	27,400
Asia	368	2,600	(578)	(1,188)	1,202
Other	2,497	25,105	(17,069)	(4,924)	5,609

Total	$77,109	$72,396	$(42,479)	$(64,794)	$42,232

Restructuring Activity – Fiscal Year Ended August 31, 2006

	Liability Balance at August 31, 2005	Restructuring Related Charges	Asset Impairment Charge and Other Non-Cash Activity	Cash Payments	Liability Balance at August 31, 2006
Americas	$—	$11,650	$(253)	$(886)	$10,511
Europe	—	66,077	(1,756)	(588)	63,733
Asia	—	1,090	(722)	—	368
Other	—	3,076	(536)	(43)	2,497

Total	$—	$81,893	$(3,267)	$(1,517)	$77,109

These restructuring and impairment charges related to the 2006 Restructuring Plan through August 31, 2007 of $154.3 million include cumulative charges to date of $30.5 million, $91.9 million, $3.7 million and $28.2 million in the Americas, Europe, Asia and Other reportable segments, respectively.

At August 31, 2007, liabilities of approximately $31.7 million related to the 2006 Restructuring Plan are expected to be paid in fiscal year 2008. The remaining liability of $10.5 million relates primarily to the charge for certain lease commitments and employee severance and termination benefit payments and is expected to be paid primarily during fiscal years 2009 through 2011.

In relation to the 2006 Restructuring Plan, the Company currently expects to recognize approximately $250.0 million in total restructuring and impairment costs. Additional costs related to the restructuring plan are expected to be incurred primarily over the course of fiscal year 2008 with certain contract termination costs to be incurred through fiscal year 2011. The $250.0 million estimated charge includes pre-tax restructuring charges related to employee severance and benefit costs, contract termination costs, fixed asset impairment costs, and other related restructuring costs, as well as valuation allowances against net deferred tax assets for certain plants impacted by the current restructuring plan. See Note 4 – “Income Taxes” for further discussion surrounding significant portions of the deferred tax assets and deferred tax liabilities.

11. Commitments and Contingencies

a. Lease Agreements

The Company leases certain facilities under non-cancelable operating leases. The future minimum lease payments under non-cancelable operating leases outstanding August 31, 2007 are as follows (in thousands):

Fiscal Year Ending August 31,	Amount
2008	$46,176
2009	36,930
2010	28,464
2011	20,382
2012	17,456
Thereafter	123,931

Total minimum lease payments	$273,339

Total operating lease expense was approximately $43.4 million, $50.1 million and $40.7 million for the years ended August 31, 2007, 2006 and 2005, respectively.

b. Warranty Provision

The Company maintains a provision for limited warranty repair of shipped products, which is established under the terms of specific manufacturing contract agreements. The warranty period varies by product and customer industry sector. The provision represents management’s estimate of probable liabilities, calculated as a function of sales volume and historical repair experience, for each product under warranty. The estimate is reevaluated periodically for accuracy. A roll forward of the warranty liability is as follows (in thousands):

Amount
Balance at August 31, 2004	$6,411
Accruals for warranties during the year	2,337
Settlements made during the year	(4,462)

Balance at August 31, 2005	4,286
Accruals for warranties during the year	2,953
Settlements made during the year	(3,299)

Balance at August 31, 2006	3,940
Accruals for warranties during the year	4,869
Settlements made during the year	(1,234)

Balance at August 31, 2007	$7,575

c. Litigation

On April 26, 2006, a shareholder derivative lawsuit was filed in State Circuit Court in Pinellas County, Florida on behalf of Mary Lou Gruber, a purported shareholder of the Company, naming the Company as a nominal defendant, and naming certain of the Company’s officers, Scott D. Brown, Executive Vice President, Mark T. Mondello, Chief Operating Officer, and Timothy L. Main, Chief Executive Officer, President and a Board member, as well as certain of its Directors, Mel S. Lavitt, William D. Morean, Frank A. Newman, Steven A. Raymund and Thomas A. Sansone, as defendants (the “Initial Action”). Mr. Morean and Mr. Sansone were the Company’s previous Chief Executive Officer and President, respectively (such two individuals, with the defendant officers, collectively, the “Officer Defendants”). On May 10, 2006, a substantially identical complaint was filed in the same state court and was subsequently consolidated with the Initial Action (this consolidated action is referred to here as the “Consolidated State Derivative Action”). The Consolidated State Derivative Action alleged that the named defendant directors (other than Mr. Morean and Mr. Main), in their capacity as members of the Company’s Board of Directors, Audit or Compensation Committees, at the behest of the Officer Defendants, breached certain of their fiduciary duties to the Company by backdating certain stock option grants between August 1998 and October 2004 to make it appear they were granted on a prior date when the Company’s stock price was lower.

Subsequently, two federal derivative suits were filed (the first of which was filed by Mary L. Graves, a purported shareholder, on July 10, 2006) in the United States District Court for the Middle District of Florida, Tampa Division, that asserted similar factual allegations and claims as in the Consolidated State Derivative Action, in addition to a claim that the defendants violated Section 14(a) of the Exchange Act by issuing materially false and misleading statements in its proxy statements filed from 1998 to 2005. These suits were consolidated on January 26, 2007 into one action (the “Consolidated Federal Derivative Action”).

On May 3, 2006, the Company’s Board of Directors appointed the Special Committee to review the allegations in the Initial Action. The Special Committee reviewed and analyzed the claims asserted in all of the above derivative actions and concluded that the evidence did not support a finding of intentional manipulation of stock option grant pricing by any member of management. In addition, the Special Committee concluded that it was not in the Company’s best interests to pursue the derivative actions and stated that it would assert that position on the Company’s behalf in each of the pending derivative lawsuits. The Special Committee identified certain factors related to the controls surrounding the process of accounting for option grants that contributed to the accounting errors that led to a restatement of certain of the Company’s historical financial statements.

On September 20, 2007, the Company reached an agreement in principle to resolve the Consolidated State Derivative Action and the Consolidated Federal Derivative Action. Under the terms of this agreement in principle, the Company will not pay any monetary damages but it did adopt several new policies and procedures to improve the process through which equity awards are determined, approved and accounted for. In addition, the Company has agreed in principle to not object to an application by plaintiff’s counsel for an award of up to $800,000 in attorney’s fees ($600,000 of which will be covered by the Company’s Directors and Officers insurance carriers and $200,000 of which will be paid by the Company). The Company currently anticipates seeking the final approval of this settlement from its Board of Directors in the near future, signing definitive settlement documents and then submitting the proposed settlement to the courts for approval. The Company can give no assurance that a definitive agreement will be reached or approved.

In addition to the derivative actions, on September 18, 2006, a putative shareholder class action was filed in the United States District Court for the Middle District of Florida, Tampa Division against us and various present and former officers and directors, including Forbes I.J. Alexander, Scott D. Brown, Laurence S. Grafstein, Mel S. Lavitt, Chris Lewis, Timothy Main, Mark T. Mondello, William D. Morean, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone and Kathleen Walters on behalf of a proposed class of plaintiffs comprised of persons that purchased the Company’s shares between September 19, 2001 and June 21, 2006. A second putative class action, containing virtually identical legal claims and allegations of fact was filed on October 12, 2006. The two actions were consolidated into a single proceeding (the “Consolidated Class Action”) and on January 18, 2007, the Court appointed The Laborers Pension Trust Fund for Northern California and Pension Trust Fund for Operating Engineers as lead plaintiffs in the action. On March 5, 2007, the lead plaintiffs filed a consolidated class action complaint (the “Consolidated Class Action Complaint”). The Consolidated Class Action Complaint is purported to be brought on behalf of all persons who purchased the Company’s publicly traded securities between September 19, 2001 and December 21, 2006, and names the Company and certain of its current and former officers, including Forbes I.J. Alexander, Scott D. Brown, Wesley B. Edwards, Chris A. Lewis, Mark T. Mondello, Robert L. Paver and Ronald J. Rapp, as well as certain of the Company’s Directors, Mel S. Lavitt, William D. Morean, Frank A. Newman, Laurence S. Grafstein, Steven A. Raymund, Lawrence J. Murphy, Kathleen A. Walters and Thomas A. Sansone, as defendants. The Consolidated Class Action Complaint alleged violations of Sections 10(b), 20(a), and 14(a) of the Securities

Exchange Act of 1934 and the rules promulgated thereunder. The Consolidated Class Action Complaint alleged that the defendants engaged in a scheme to fraudulently backdate the grant dates of options for various senior officers and directors, causing the Company’s financial statements to understate management compensation and overstate net earnings, thereby inflating the Company’s stock price. In addition, the complaint alleged that the Company’s proxy statements falsely stated that it had adhered to its option grant policy of granting options at the closing price of its shares on the trading date immediately prior to the date of the grant. Also, the complaint alleged that the defendants failed to timely disclose the facts and circumstances that led the Company, on June 12, 2006, to announce that it was lowering its prior guidance for net earnings for the third quarter of fiscal year 2006. On April 30, 2007, the plaintiffs filed a First Amended Consolidated Class Action Complaint asserting claims substantially similar to the Consolidated Class Action Complaint it replaced but adding additional allegations relating to the restatement of earnings previously announced in connection with the correction of errors in the calculation of compensation expense for certain stock option grants. The Company filed a motion to dismiss the First Amended Consolidated Class Action Complaint on June 29, 2007. The plaintiffs filed an opposition to the Company’s motion to dismiss, and the Company then filed a reply memorandum in further support of its motion to dismiss on September 28, 2007.

In addition to the private litigation described above, the Company was notified on May 2, 2006 by the Staff of the SEC of an informal inquiry concerning the Company’s stock option grant practices. On May 17, 2006, the Company received a subpoena from the U.S. Attorney’s office for the Southern District of New York requesting certain stock option related material. In addition, the Company’s review of its historical stock option practices led it to review certain transactions proposed or effected between fiscal years 1999 and 2002 to determine if it properly recognized revenue associated with those transactions. The Audit Committee of the Company’s Board of Directors engaged independent legal counsel to assist it in reviewing certain proposed or effected transactions with certain customers that occurred during this period. The review determined that there was inadequate documentation to support the Company’s recognition of certain revenues received during the period. The Company’s Audit Committee concluded that there was no direct evidence that any of the Company’s employees intentionally made or caused false accounting entries to be made in connection with these transactions, and the Company concluded that the impact was immaterial. The Company has provided the SEC with the report that this independent counsel produced regarding these revenue recognition issues, the Special Committee’s report regarding the Company’s stock option grant practices, and the other information requested to date. In addition, the Company continues to cooperate fully with the Special Committee, the SEC and the U.S. Attorney’s office. The Company cannot predict what effect such reviews may have. See “Risk Factors – We are involved in reviews of our historical stock option grant practices” and “We are involved in a review of our recognition of revenue for certain historical transactions.”

The Company is party to certain other lawsuits in the ordinary course of business. The Company does not believe that these proceedings, individually or in the aggregate, will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

12. Stockholders’ Equity

a. Stock Option and Stock Appreciation Right Plans

The Company’s 1992 Stock Option Plan (the “1992 Plan”) provided for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting of non-statutory stock options to employees and consultants of the Company. A total of 23,440,000 shares of common stock were reserved for issuance under the 1992 Plan. The 1992 Plan was adopted by the Board of Directors in November of 1992 and was terminated in October 2001 with the remaining shares transferred into a new plan created in fiscal year 2002.

In October 2001, the Company established a new Stock Option Plan (the “2002 Incentive Plan”). The 2002 Incentive Plan was adopted by the Board of Directors in October 2001 and approved by the stockholders in January 2002. The 2002 Incentive Plan provides for the granting of Section 422 Internal Revenue Code and non-statutory stock options, as well as restricted stock, stock appreciation rights and other stock-based awards. The 2002 Incentive Plan has a total of 26,608,726 shares reserved for grant, including 2,608,726 shares that were transferred from the 1992 Plan when it was terminated in October 2001, 10,000,000 shares authorized in January 2004, 7,000,000 shares authorized in January 2006 and 3,000,000 shares authorized in August 2007. The Company also adopted sub-plans under the 2002 Incentive Plan for its United Kingdom employees (“the CSOP Plan”) and for its French employees (“the FSOP Plan”). The CSOP Plan and FSOP Plan are tax advantaged plans for the Company’s United Kingdom and French employees, respectively. Shares are issued under the CSOP Plan and FSOP Plan from the authorized shares under the 2002 Incentive Plan.

The 2002 Incentive Plan provides that the exercise price of Options generally shall be no less than the fair market value of shares of common stock on the date of grant. Exceptions to this general rule apply to grants of stock appreciation rights, grants of Options intended to preserve the economic value of stock option and other equity-based interests held by employees of acquired entities, and grants of Options intended to provide a material inducement for a new employee to commence employment with the Company. It is and has been the Company’s intention for the exercise price of Options granted under the 2002 Incentive Plan to be at least equal to the fair market value of shares of common stock on the date of grant. However, as we previously discussed in Note 2 – “Stock Option Litigation and Restatements” to the Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ending August 31, 2006, a certain number of Options were identified that had a measurement date based on the date that the Compensation Committee or management (as appropriate) decided to grant the Options, instead of the date that the terms of such grants became final, and, therefore, the relating Options had an exercise price less than the fair market value of shares of common stock on the final date of measurement. The Company anticipates that the Board of Directors will soon approve comprehensive procedures governing the manner in which Options are granted to, among other things, substantially reduce the likelihood that future grants of Options will be made with an exercise price that is less than the fair market value of shares of common stock on the Option measurement date for financial accounting and reporting purposes. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted is to equal at least 110% of the fair market value on the grant date and the maximum term of the option may not exceed five years. The term of all other Options under the 2002 Incentive Plan may not exceed ten years. Beginning in fiscal year 2006, Options will generally vest at a rate of one-twelfth fifteen months after the grant date with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period. Prior to this change, Options generally vested at a rate of 12% after the first six months and 2% per month thereafter, becoming fully vested after a 50-month period.

The following table summarizes option activity from September 1, 2006 through August 31, 2007:

	Shares Available for Grant	Options Outstanding	Aggregate Intrinsic Value (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life
Balance at September 1, 2006	9,791,070	14,869,773		$22.76	6.51
Options authorized	3,000,000	—		—
Options expired	54,380	(54,380)		$22.74
Options granted	(3,162,274)	3,162,274		$28.85
Options cancelled	711,395	(711,395)		$29.15
Restricted stock awards (1)	(3,069,100)	—		—
Options exercised	—	(860,328)		$14.77

Balance at August 31, 2007	7,325,471	16,405,944	$34,418	$24.04	6.19

Exercisable at August 31, 2007		11,824,648	$34,416	$21.98	5.17

(1)	Represents the maximum number of shares that can be issued based on the achievement of certain performance criteria.

The weighted-average grant-date fair value per share of Options granted during the fiscal year ended August 31, 2007, 2006 and 2005 was $13.08, $16.23, and $17.59, respectively. The total intrinsic value of Options exercised during the fiscal year ended August 31, 2007, 2006, and 2005 was $9.0 million, $120.2 million, and $37.6 million, respectively.

As of August 31, 2007, there was $50.5 million of unrecognized compensation costs related to non-vested Options that is expected to be recognized over a weighted-average period of 1.9 years. The total fair value of Options vested during the fiscal year ended August 31, 2007, 2006 and 2005 was $12.3 million, $25.8 million, and $155.1 million, respectively.

The Company changed the valuation model used for estimating the fair value of Options granted in the first quarter of fiscal year 2006, from the Black-Scholes model to the lattice valuation model. The lattice valuation model is a more flexible analysis to value employee Options because of its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of Option holders. The Company used historical data to estimate the Option exercise and employee departure behavior used in the lattice valuation model. The expected term of Options granted is derived from the output of the option pricing model and represents the period of time that Options granted are expected to be outstanding. The risk-free rate for periods within the contractual term of the Options is based on the U.S. Treasury yield curve in effect at the time of grant. Because the lattice valuation model uses different risk-free interest rates in calculating the fair value of the Options, ranges are provided only for the Options granted subsequent to August 31, 2005. The volatility used for the lattice model is a constant volatility for all periods within the contractual term of the Option. The constant volatility is an average of implied volatilities from traded options and historical volatility corresponding to the contractual term of the Option. The expected dividend yield of Options granted is derived based on the expected annual dividend yield over the expected life of the option expressed as a percentage of the stock price on the date of grant.

Following are the weighted-average and range assumptions, where applicable, used for each respective period:

	Fiscal Year Ended August 31,
	2007 (Lattice)	2006 (Lattice)	2005 (Black-Scholes)
Risk-free interest rate	4.6% to 5.1%	3.7% to 5.3%	3.9%
Weighted-average expected volatility	49.0%	49.2%	69.2%
Weighted-average expected life	5.5 years	6.0 years	5.0 years
Weighted-average expected dividend yield	1.0%	0.03%	0.0%

b. Stock Purchase and Award Plans

The Company’s 1992 Purchase Plan was adopted by the Board of Directors in November 1992 and approved by the stockholders in December 1992. A total of 5,820,000 shares of common stock were reserved for issuance under the 1992 Purchase Plan. As of May 31, 2006 a total of 5,279,594 shares had been issued under the 1992 Purchase Plan. The 1992 Purchase Plan was terminated in October 2001.

In October 2001, the Board of Directors adopted the 2002 Purchase Plan (together with the 1992 Purchase Plan, the “Purchase Plans”), which was approved by the stockholders in January 2002. Initially there were 2,000,000 shares reserved under the 2002 Purchase Plan. An additional 2,000,000 shares were authorized for issuance under the 2002 Purchase Plan and approved by stockholders in January 2006. The Company also adopted a sub-plan under the 2002 Purchase Plan for its Indian employees. The Indian sub-plan is a tax advantaged plan for the Company’s Indian employees. Shares are issued under the Indian sub-plan from the authorized shares under the 2002 Purchase Plan. As of August 31, 2007, a total of 2,591,890 shares had been issued under the 2002 Purchase Plan.

Employees are eligible to participate in the Purchase Plans after 90 days of employment with the Company. The Purchase Plans permit eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee’s compensation, as defined, at a price equal to 85% of the fair market value of the common stock at the beginning or end of the offering period, whichever is lower. The Purchase Plans are intended to qualify under section 423 of the Internal Revenue Code. Unless terminated sooner, the 2002 Purchase Plan will terminate on October 17, 2011.

Awards under the 2002 Purchase Plan are generally granted in June and December. There were 623,770, 485,648, and 466,297 shares purchased under the Purchase Plans for the fiscal year ended August 31, 2007, 2006, and 2005, respectively.

The fair value of shares issued under the Purchase Plans was estimated on the commencement date of each offering period using the Black-Scholes option pricing model. The following weighted-average assumptions were used in the model for each respective period:

	Fiscal Year Ended August 31,
	2007	2006	2005
Expected dividend yield	1.1%	0.7%	0%
Risk-free interest rate	5.2%	3.9%	2.6%
Expected volatility	39.8%	24.6%	33.0%
Expected life	0.5 years	0.5 years	0.5 years

In February 2001, the Company adopted a new Stock Award Plan. The purpose of the Stock Award Plan was to provide incentives to attract and retain key employees to the Company, to motivate such persons to stay with the Company, and to increase their efforts to make the business of the Company more successful. A total of 100,000 shares of common stock were registered for issuance under the Stock Award Plan. In October 2005, the Board of Directors approved the termination of the Stock Award Plan. As of October 31, 2005, 11,650 shares had been issued to employees under the Stock Award Plan, of which 5,000 shares had lapsed, leaving 88,350 unissued shares. On November 16, 2005, the Company filed a post-effective amendment to Form S-8 to deregister the 88,350 unissued shares.

c. Restricted Stock Awards

In fiscal year 2005, the Company granted restricted stock to certain key employees pursuant to the 2002 Stock Incentive Plan. The shares granted in fiscal year 2005 will vest after five years, but may vest earlier if specific performance criteria are met.

In fiscal years 2006 and 2007 the Company granted certain restricted stock awards that have certain performance conditions that will be measured on August 31, 2008 and August 31, 2009, respectively, which provide a range of vesting possibilities from 0% to 200%. The fair value of the awards was measured on the date of grant and was recognized over the requisite service period based on the number of shares that would vest if the Company achieves 100% of the performance goal, the probable outcome at the grant date. In the fourth quarter of fiscal year 2007, the Company determined that for the restricted stock awards that were granted in fiscal year 2006, that have the aforementioned performance conditions, it was probable that the performance goal resulting in 100% of the awards being vested would not be achieved. However, it was probable that 40% of the awards will vest. This change in estimate resulted in the reversal of $9.1 million in stock-based compensation expense from the Company’s Consolidated Statement of Earnings in the fourth quarter of fiscal year 2007. The restricted stock awards that were granted in fiscal year 2007 continue to be recognized based on an estimated 100% performance goal, the probable outcome. If it becomes probable, based on the Company’s performance, that more or less than 100% of the awarded shares will vest, an adjustment to compensation cost will be recognized. Alternatively, if any of the performance goals are not met, any recognized compensation cost will be reversed. In addition to restricted stock awards that have certain performance conditions, the Company has also granted certain restricted stock awards that vest over time.

The following table summarizes restricted stock activity from September 1, 2006 through August 31, 2007. The number of shares presented below represents the maximum number of shares that can vest based on the achievement of certain performance criteria.

	Shares	Weighted - Average Grant - Date Fair Value
Nonvested balance at September 1, 2006	2,083,752	$29.78
Changes during the period:
Shares granted	3,298,860	$26.47
Shares vested	(159,225)	$24.45
Shares forfeited	(229,760)	$30.57

Nonvested balance at August 31, 2007	4,993,627	$27.73

As of August 31, 2007, there was $55.0 million of total unrecognized compensation cost related to restricted stock awards granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.7 years. Pursuant to SFAS 123R, the $8.8 million of unearned compensation recorded as a reduction to stockholders’ equity as of August 31, 2005 was reversed against the Company’s additional paid-in capital.

d. Common Stock Repurchase Program

On June 29, 2006, the Company’s Board of Directors authorized the repurchase of up to $200.0 million worth of shares of the Company’s common stock. The repurchase program was effective for a one year period ending June 29, 2007. During the fourth quarter of fiscal year 2006, the Company repurchased 8.4 million shares of common stock for approximately $200.3 million. The Company also paid commissions of approximately $251.0 thousand in relation to the repurchases. The repurchases were funded by cash on hand, available borrowings under revolving credit facilities and funds provided by operations. The maximum dollar value of shares that could be repurchased under the program was reached as of August 31, 2006. The cost of repurchasing the shares is recorded as treasury stock on the Consolidated Balance Sheet at August 31, 2007.

e. Dividends

The following table sets forth certain information relating to the Company’s cash dividends paid or declared to common stockholders during the year ended August 31, 2007 and 2006.

	Dividend declaration date	Dividend per share	Total of cash dividends paid	Date of record for dividend payment	Dividend cash payment date
	(in thousands, except per share data)
Fiscal year 2006:	May 4, 2006	$0.07	$14,855	May 15, 2006	June 1, 2006
	August 2, 2006	$0.07	$14,295	August 15, 2006	September 1, 2006

Fiscal year 2007:	November 2, 2006	$0.07	$14,378	November 15, 2006	December 1, 2006
	January 22, 2007	$0.07	$14,414	February 15, 2007	March 1, 2007
	April 30, 2007	$0.07	$14,517	May 15, 2007	June 1, 2007
	August 2, 2007	$0.07	$14,559	August 15, 2007	September 4, 2007

13. Concentration of Risk and Segment Data

a. Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables. The Company maintains cash and cash equivalents with various domestic and foreign financial institutions. Deposits held with the financial institutions may exceed the amount of insurance provided on such deposits, but may generally be redeemed upon demand. The Company performs periodic evaluations of the relative credit standing of the financial institutions and attempts to limit exposure with any one institution. With respect to trade receivables, the Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for potential credit losses on trade receivables.

Sales of the Company’s products are concentrated among specific customers. Sales to the following customers, expressed as a percentage of consolidated net revenue, and the percentage of accounts receivable for each customer, were as follows:

	Percentage of Net Revenue Fiscal Year Ended August 31,			Percentage of Accounts Receivable Fiscal Year Ended August 31,
	2007	2006	2005	2007	2006
Cisco Systems, Inc	15%	*	*	*	*
Nokia Corporation	13%	21%	13%	13%	19%
Royal Philips Electronics	*	12%	14%	11%	14%
Hewlett-Packard Company	*	*	10%	12%	*

*	Amount was less than 10% of total

Sales to the above customers were reported in the Americas, Europe and Asia operating segments.

The Company procures components from a broad group of suppliers, determined on an assembly-by assembly basis. Almost all of the products manufactured by the Company require one or more components that are available from only a single source.

b. Segment Data

Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, (“SFAS 131”) establishes standards for reporting information about segments in financial statements. Operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expenses; for which separate financial information is available; and whose operating results are regularly reviewed by the chief operating decision maker to assess the performance of the individual segment and make decisions about resources to be allocated to the segment.

The Company derives its revenues from providing comprehensive electronics design, production, product management and after-market services. Management, including the Chief Executive Officer, evaluates performance and allocates resources on a geographic basis for manufacturing operating segments and on a global basis for the services operating segment. Jabil’s operating segments consist of four segments – Americas, Europe, Asia and Services – to reflect how the Company manages its business. The services operating segment, which includes the Company’s after-market, design and enclosure integration services, does not meet the requirements of a reportable operating segment and is therefore combined with the Company’s other non-segment activities, where applicable, in the disclosures below.

Net revenues for the three manufacturing operating segments are attributed to the region in which the product is manufactured or service is performed. The services provided, manufacturing processes, class of customers and order fulfillment processes are similar and generally interchangeable across the manufacturing operating segments. Net revenues for the services operating segment are on a global basis. An operating segment’s performance is evaluated based upon its pre-tax operating contribution, or segment income. Segment income is defined as net revenue less cost of revenue and segment selling, general and administrative expenses, and does not include research and development costs, intangible amortization, stock-based compensation expense, acquisition-related charges, restructuring and impairment charges, other expense, interest income, interest expense or income taxes. Segment income also does not include an allocation of corporate selling, general and administrative expenses, as management does not use this information to measure the performance of the operating segments. Transactions between operating segments are generally recorded at amounts that approximate arm’s length.

The following table sets forth operating segment information (in thousands):

	Fiscal Year Ended August 31,
	2007	2006	2005
Net revenue
Americas	$4,772,006	$3,941,980	$2,550,685
Europe	3,324,121	3,046,313	2,608,467
Asia	3,601,225	2,851,646	2,042,497
Other non-reportable operating segment	593,240	425,508	322,737

	$12,290,592	$10,265,447	$7,524,386

	2007	2006	2005
Depreciation expense
Americas	$59,260	$60,038	$61,553
Europe	48,469	46,988	55,646
Asia	74,971	41,946	40,318
Other non-reportable operating segment	27,655	25,381	22,844

	$210,355	$174,353	$180,361

	2007	2006	2005
Segment income and reconciliation of income before income taxes
Americas	$201,578	$169,207	$163,494
Europe	84,775	182,165	172,129
Asia	280,327	229,975	144,783
Other non-reportable operating segment	14,303	8,857	16,667

Total segment income	580,983	590,204	497,073
Reconciling items:
Amortization of intangibles	(29,347)	(24,323)	(39,762)
Restructuring and impairment charges	(72,396)	(81,585)	—
Other expense	(15,888)	(11,918)	(4,106)
Net interest expense	(71,538)	(4,773)	(6,893)
Other non-allocated charges	(297,301)	(242,489)	(205,344)

Income before income taxes and minority interest	$94,513	$225,116	$240,968

	Fiscal Year Ended August 31,
	2007	2006	2005
Property, plant and equipment
Americas	$263,780	$295,474	$294,456
Europe	262,045	210,143	192,060
Asia	577,701	307,571	246,978
Other	157,955	172,074	147,242

	$1,261,481	$985,262	$880,736

	2007	2006	2005
Total assets
Americas	$1,251,642	$1,544,218	$1,272,155
Europe	1,408,586	1,606,528	1,315,079
Asia	3,168,465	1,814,434	1,116,186
Other	466,539	446,550	384,566

	$6,295,232	$5,411,730	$4,087,986

	2007	2006	2005
Capital expenditures
Americas	$42,004	$72,133	$64,873
Europe	120,131	64,303	48,160
Asia	133,380	95,154	83,778
Other	31,765	48,271	60,038

	$327,280	$279,861	$256,849

Included in the capital expenditures disclosure above, is a $20.3 million non-cash purchase of certain software license agreements. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” for further discussion of these agreements. In addition, capital expenditures include non-cash payments for certain construction in progress assets in the amount of $4.8 million.

Total restructuring and impairment costs of $72.4 million were charged against earnings during fiscal year 2007. Approximately $18.8 million, $25.9 million, $2.6 million and $25.1 million of restructuring and impairment costs were incurred during fiscal year 2007 in the Americas, Europe, Asia and other non-reportable operating segments, respectively. Total restructuring and impairment costs of $81.9 million were charged against earnings during fiscal year 2006. Approximately $11.6 million, $66.1 million, $1.1 million and $3.1 million of restructuring and impairment costs were incurred during fiscal year 2006 in the Americas, Europe, Asia and other non-reportable operating segments, respectively. See Note 10 – “Restructuring and Impairment Charges” for discussion of the Company’s restructuring plan initiated in fiscal year 2006. There were no restructuring and impairment costs incurred during fiscal year 2005.

The Company operates in 22 countries worldwide. Sales to unaffiliated customers are based on the Company’s location providing the electronics design, production, product management or after-market services. The following table sets forth external net revenue, net of intercompany eliminations, and long-lived asset information where individual countries represent a material portion of the total (in thousands):

	Fiscal Year Ended August 31,
	2007	2006	2005
External net revenue:
United States	$2,610,979	$1,811,375	$1,222,127
Mexico	1,951,652	1,721,937	1,123,870
China	2,033,859	1,570,398	897,198
Hungary	1,369,530	1,441,345	947,883
Malaysia	870,153	928,311	878,446
Brazil	558,915	705,913	446,211
Poland	911,476	531,224	362,587
Other	1,984,028	1,554,944	1,646,064

	$12,290,592	$10,265,447	$7,524,386

	August 31,
	2007	2006	2005
Long-lived assets:
United States	$357,741	$355,437	$340,611
China	279,971	247,012	210,508
Taiwan	798,281	2,742	2,793
India	289,171	265,496	12,938
Hungary	143,641	173,062	157,959
Mexico	154,299	167,527	173,441
Malaysia	82,428	88,560	79,623
Brazil	60,810	79,401	71,261
Other	366,215	294,799	284,903

	$2,532,557	$1,674,036	$1,334,037

Total foreign source net revenue was approximately $9.7 billion, $8.4 billion and $6.3 billion for the years ended August 31, 2007, 2006 and 2005, respectively. Total long-lived assets related to the Company’s foreign operations were approximately $2.2 billion, $1.3 billion and $993.4 million for the years ended August 31, 2007, 2006 and 2005, respectively.

14. Derivative Instruments and Hedging Activities

The Company has used certain derivative instruments to enhance its ability to manage risk relating to cash flow and interest rate exposure. Derivative instruments are entered into for periods consistent with the related underlying exposures and are not entered into for speculative purposes. The Company documents all relationships between derivative instruments and related items, as well as its risk-management objectives and strategies for undertaking various derivative transactions. All derivative instruments are recorded on the Consolidated Balance Sheet at their respective fair values in accordance with SFAS 133.

a. Foreign Currency Risk

The Company enters into forward contracts to economically hedge against the impact of currency fluctuations on U.S. dollar and foreign currency commitments arising from trade accounts receivable, trade accounts payable and fixed purchase obligations. The Company has elected not to prepare and maintain the documentation required to qualify as an accounting hedge and, therefore, changes in fair value are recorded in the Consolidated Statement of Earnings.

The aggregate notional amount of outstanding forward contracts at August 31, 2007 was $1.2 billion. The fair value of these contracts amounted to a $4.7 million asset recorded in prepaid and other current assets and a $2.1 million liability recorded in accrued expenses on the Consolidated Balance Sheet. The forward contracts, which are for various currencies, will generally expire in less than four months, with five months being the maximum term of the contracts outstanding at August 31, 2007. These contracts will expire during fiscal year 2008. At August 31, 2006 the Company had $580.7 million of forward contracts for various currencies. The maximum term of the forward contracts that economically hedged forecasted transactions was five months. These contracts expired during fiscal year 2007, with the resulting change in value being reflected in the Consolidated Statement of Earnings. See Note 1(o) – “Description of Business and Summary of Significant Accounting Policies – Comprehensive Income.”

b. Interest Rate Risk

The Company has historically used an interest rate swap as part of its interest rate risk management strategy. In July 2007, Jabil entered into forward starting interest rate swap transactions to effectively lock in the July 2007 fixed interest rate for an anticipated debt issuance. The swaps are accounted for as a cash flow hedge under SFAS 133. Under the terms of the swaps, the Company will pay a fixed rate and will receive a variable rate based on the three-month USD LIBOR rate plus a credit spread. The notional amount of the swaps is $400.0 million and the swaps will be terminated no later then November 2007. At August 31, 2007 the fair value of the swaps of $11.8 million was recorded in the Company’s Consolidated Balance Sheet in current liabilities with the corresponding offset recorded in accumulated other comprehensive income net of taxes.

In July 2003, Jabil entered into an interest rate swap transaction to effectively convert the fixed interest rate of its 5.875% Senior Notes to a variable rate. The swap, which was to expire in 2010, was accounted for as a fair value hedge under SFAS 133. The notional amount of the swap was $300.0 million, which is related to the 5.875% Senior Notes. Under the terms of the swap, the Company paid an interest rate equal to the six-month LIBOR rate, set in arrears, plus a fixed spread of 1.945%. In exchange, Jabil received a fixed rate of 5.875%. The swap transaction qualified for the shortcut method of recognition under SFAS 133, therefore no portion of the swap was treated as ineffective. The interest rate swap was terminated on June 3, 2005. The fair value of the interest rate swap of $4.5 million was recorded in long-term liabilities, with the corresponding offset recorded as a decrease to the carrying value of the 5.875% Senior Notes, on the Consolidated Balance Sheet at the termination date. In addition, Jabil had recorded $0.4 million of interest receivable from the issuing bank as of the termination date. Upon termination, Jabil made a net $4.1 million cash payment to the issuing bank to derecognize the interest rate swap and the accrued interest. The $4.5 million decrease to the carrying value of the 5.875% Senior Notes on the Consolidated Balance Sheet will be amortized on a straight-line basis to earnings through interest expense over the remaining term of the debt.

15. New Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, which will be in the first quarter of the Company’s fiscal year 2008. The Company anticipates the impact on retained earnings at the time of adoption will be an increase to retained earnings of approximately $5.0 million.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets (“SFAS 156”), which amends SFAS 140. SFAS 156 requires recognition of a servicing asset or liability at fair value each time an obligation is undertaken to service a financial asset by entering into a servicing contract. SFAS 156 also provides guidance on subsequent measurement methods for each class of servicing assets and liabilities and specifies financial statement presentation and disclosure requirements. SFAS 156 is effective for fiscal years beginning after September 15, 2006 and is required to be adopted by us in the first quarter of fiscal year 2008. The Company does not expect the adoption of SFAS 156 will have a material impact on its consolidated results of operations, financial position and cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007, which will be the first quarter of the Company’s fiscal year 2009. The Company is currently evaluating the requirements of SFAS 157 and has not yet determined the impact of adoption, if any, on its financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position.

The requirement to recognize the funded status of a defined benefit postretirement plan was effective as of the end of the fiscal period ending after December 15, 2006. The Company has adopted this requirement and the effects are reflected in the financial statements as of August 31, 2007. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company will be required to adopt this requirement at the beginning of fiscal year 2009. The Company does not anticipate that the adoption of the measurement requirements of this standard will have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. Under SFAS 159, a company may elect to use fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. Other eligible items include firm commitments for financial instruments that otherwise would not be recognized at inception and non-cash warranty obligations where a warrantor is permitted to pay a third party to provide the warranty goods or services. If the use of fair value is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred, e.g., debt issue costs. The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS 159, changes in fair value are recognized in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007, which will be in the first quarter of the Company’s fiscal year 2009. The Company is currently evaluating the requirements of SFAS 159 and has not yet determined the impact of adoption, if any, on its financial position, results of operations or cash flows.

In June 2007, the FASB ratified EITF No. 06-11 (“EITF 06-11”), Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 addresses the accounting for income tax benefits related to the payment of dividends on equity-classified employee share-based payment awards that are charged to retained earnings under SFAS 123R. The FASB concluded that a company should recognize the income tax benefit received on dividends that are (a) paid to employees holding equity-classified nonvested shares, equity-classified nonvested share units or equity-classified outstanding share options and (b) charged to retained earnings under SFAS 123R. The requirements of EITF 06-11 will be applied prospectively to the income tax benefits of dividends on equity-classified employee share-based payment awards that are declared in fiscal years beginning after September 15, 2007, which will be will be the first quarter of the Company’s fiscal year 2009. The Company is currently analyzing the requirements of EITF 06-11 and has not yet determined the impact of adoption, if any, on its financial position, results of operations or cash flows.

16. Planned Acquisition

On October 17, 2007, an Italian subsidiary of the Company entered into an agreement to acquire certain assets from a subsidiary of Nokia Siemens Networks relating to two of its existing manufacturing sites in Cassina and Marcianise, Italy, which sites the Company will lease from Nokia Siemens Networks. The Company expects to offer continued employment to approximately 612 Nokia Siemens Network employees who work at the two sites. The agreement contemplates the purchase of machinery, equipment and inventory for approximately $57 million. The parties will enter into a four year Manufacturing Agreement pursuant to which the Company will continue to build products that are manufactured currently at these manufacturing sites. Antitrust approval has been obtained and the Company currently anticipates that the transaction will close on November 1, 2007.

SCHEDULE II

JABIL CIRCUIT, INC. AND SUBSIDIARIES

SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at beginning of period	Additions charged to costs and expenses	Write-offs	Balance at end of period
Allowance for uncollectible accounts receivable:
Fiscal year ended August 31, 2007	$5,801	$7,974	$(3,216)	$10,559

Fiscal year ended August 31, 2006	$3,967	$3,203	$1,369	$5,801

Fiscal year ended August 31, 2005	$6,147	$(936)	$1,244	$3,967

	Balance at beginning of period	Additions charged to costs and expenses	Additions charged to other accounts	Reductions	Balance at end of period
Valuation allowance for deferred taxes:
Fiscal year ended August 31, 2007	$43,497	$6,726	72,634	$(5,582)	$117,275

Fiscal year ended August 31, 2006	$4,575	$41,072	—	$(2,150)	$43,497

Fiscal year ended August 31, 2005	$4,386	$189	—	—	$4,575

See accompanying report of independent registered public accounting firm.

$250,000,000

Jabil Circuit, Inc.

Offer to Exchange

8.250% Senior Notes due 2018 of Jabil Circuit, Inc.

Registered under the Securities Act of 1933, as amended,

For

Any and All Outstanding 8.250% Senior Notes due 2018

PROSPECTUS

                , 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

As authorized by Section 145 of the General Corporation Law of the State of Delaware (“DGCL”), each director and officer of the Registrant may be indemnified by the Registrant against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

Article Tenth of the Registrant’s Certificate of Incorporation provides for mandatory indemnification of the Registrant’s directors, officers and employees and Article VI of the Registrant’s Amended and Restated Bylaws provide for permissible indemnification of other agents to the maximum extent permitted by the DGCL. The Registrant has entered into Indemnification Agreements with its officers and directors with further indemnification to the maximum extent permitted by the DGCL.

The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.		Description
3.1(1)	–	Registrant’s Certificate of Incorporation, as amended.

3.2(2)	–	Registrant’s Bylaws, as amended.

4.1(3)	–	Senior Debt Indenture, dated as of July 21, 2003, with respect to the Senior Debt of the Registrant, between the Registrant and The Bank of New York, as trustee.

4.2(3)	–	First Supplemental Indenture, dated as of July 21, 2003, with respect to the 5.875% Senior Notes, due 2010, of the Registrant, between the Registrant and The Bank of New York, as trustee.

4.3(4)	–	Indenture, dated January 16, 2008, by and between Jabil Circuit, Inc. and The Bank of New York Trust Company, N.A., as trustee.

4.4(4)	–	Registration Rights Agreement dated January 16, 2008, by and among Jabil Circuit, Inc. and the representatives of the initial purchasers of the Old Securities.

4.5*	–	Form of 8.250% New Securities.

5.1*	–	Opinion of Holland & Knight LLP

10.1(5)(6)	–	1992 Stock Option Plan and forms of agreement used thereunder, as amended.

10.2(5)(6)	–	1992 Employee Stock Purchase Plan and forms of agreement used thereunder, as amended.

10.3(5)(7)	–	Restated cash or deferred profit sharing plan under section 401(k).

10.4(5)(7)	–	Form of Indemnification Agreement between Registrant and its officers and Directors.

Exhibit No.		Description
10.5(5)(9)	–	Jabil 2002 Employment Stock Purchase Plan.

10.6(5)(10)	–	Jabil 2002 Stock Incentive Plan.

10.6.1(10)	–	Form of Jabil Circuit, Inc. 2002 Stock Incentive Plan Stock Option Agreement.

10.6.2(10)	–	Form of Jabil Circuit, Inc. 2002 Stock Incentive Plan-French Subplan Stock Option Agreement.

10.6.3(10)	–	Form of Jabil Circuit, Inc. 2002 Stock Incentive Plan-UK Subplan CSOP Option Certificate.

10.6.4(10)	–	Form of Jabil Circuit, Inc. 2002 Stock Incentive Plan-UK Subplan Stock Option Agreement.

10.6.5(11)	–	Form of Jabil Circuit, Inc. Restricted Stock Award Agreement.

10.6.6(12)	–	Form of Stock Appreciation Right Agreement.

10.7(4)(13)	–	Stock Award Plan.

10.8(4)(14)	–	Employment Contract between the Registrant and European Chief Operating Officer dated December 1, 2002.

10.9(15)	–	Addendum to the Terms and Conditions of the Jabil Circuit, Inc. 2002 Stock Incentive Plan for Grantees Resident in France.

10.10(4)(16)	–	Schedule to the Jabil Circuit, Inc. 2002 Stock Incentive Plan for Grantees Resident in the United Kingdom.

10.11(17)	–	Receivables Sale Agreement dated as of February 25, 2004 among Jabil Circuit, Inc, Jabil Circuit of Texas, L.P. and Jabil Global Services, Inc. as originators and Jabil Circuit Financial II, Inc. as buyer.

10.12(17)	–	Receivables Purchase Agreement dated as of February 25, 2004 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc. as servicer and Jupiter Securitization Corporation, the Financial Institutions and Bank One as agent for Jupiter and the Financial Institutions.

10.13(18)	–	Amendment No. 1 to Receivables Purchase Agreement dated as of April 22, 2004 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc. as servicer and Jupiter Securitization Corporation, the Financial Institutions and Bank One as agent for Jupiter and the Financial Institutions.

10.14(19)	–	Amendment No. 2 to Receivables Purchase Agreement dated as of February 23, 2005 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer and Jupiter Securitization Corporation, the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

10.15(20)	–	Five-Year Unsecured Revolving Credit Agreement dated as of May 11, 2005 between Registrant; initial lenders named therein; Citicorp USA, Inc. as administrative agent; JPMorgan Chase Bank, N.A. as syndication agent; and The Royal Bank of Scotland PLC, SunTrust Bank, and ABN Amro Bank N.V. as co-documentation agents.

10.16(21)	–	Amendment No. 3 to Receivables Purchase Agreement dated as of May 13, 2005 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer and Jupiter Securitization Corporation, the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

10.17(22)	–	Amendment No. 4 to Receivables Purchase Agreement dated as of November 11, 2005 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer and Jupiter Securitization Corporation, the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

10.18(11)	–	Amendment No. 5 to Receivables Purchase Agreement dated as of February 21, 2006 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer and Jupiter Securitization Corporation, the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

10.19(11)	–	Amendment No. 1 to Receivables Sale Agreement dated as of February 21, 2006 among Jabil Circuit, Inc., Jabil Circuit of Texas, L.P. and Jabil Global Services, Inc. as originators and Jabil Circuit Financial II, Inc. as buyer.

Exhibit No.		Description
10.20(23)	–	Amendment No. 6 to Receivables Purchase Agreement dated as of October 26, 2006 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer and Jupiter Securitization Corporation, the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

10.21(23)	–	Merger Agreement between Jabil Circuit (Taiwan) Limited and Taiwan Green Point Enterprises Co., Ltd. Dated as of November 22, 2006.

10.22(23)	–	Bridge Credit Agreement dated as of December 21, 2006 between Registrant; initial lenders named therein; Citicorp North America, Inc. as administrative agent; JPMorgan Chase Bank, N.A. as syndication agent; and The Royal Bank of Scotland PLC, SunTrust Bank, and ABN Amro Bank N.V. as co-documentation agents.

10.23a(23)	–	Letter Amendment and Waiver to the Five-Year Unsecured Revolving Credit Agreement, dated as of November 21, 2006, among Jabil Circuit, Inc., certain banks, financial institutions and other institutional lenders, and Citicorp USA, Inc., as administrative agent for such lenders.

10.23b(23)	–	Letter Amendment and Waiver to the Five-Year Unsecured Revolving Credit Agreement, dated as of January 11, 2007, among Jabil Circuit, Inc., certain banks, financial institutions and other institutional lenders, and Citicorp USA, Inc., as administrative agent for such lenders.

10.23c(23)	–	Letter Amendment and Waiver to the Five-Year Unsecured Revolving Credit Agreement, dated as of May 2, 2007, among Jabil Circuit, Inc., certain banks, financial institutions and other institutional lenders, and Citicorp USA, Inc., as administrative agent for such lenders.

10.24a(23)	–	Letter Amendment and Waiver to the Bridge Credit Agreement, dated as of January 11, 2007, among Jabil Circuit, Inc., certain banks, financial institutions and other institutional lenders, and Citicorp North America, Inc., as administrative agent for such lenders.

10.24b(23)	–	Letter Amendment and Waiver to the Bridge Credit Agreement, dated as of May 2, 2007, among Jabil Circuit, Inc., certain banks, financial institutions and other institutional lenders, and Citicorp North America, Inc., as administrative agent for such lenders.

10.25(23)	–	Amendment No. 7 to Receivables Purchase Agreement dated as of February 21, 2007 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer and Jupiter Securitization Corporation, the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

10.26(23)	–	Waiver and Consent Letter, dated as of May 2, 2007, to (i) the Receivables Purchase Agreement among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer, Jupiter Securitization Company LLC (formerly Jupiter Securitization Corporation), the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions; and (ii) the Receivables Sale Agreement among Jabil Circuit, Inc., Jabil Circuit of Texas, L.P., Jabil Global Services, Inc. and Jabil Defense and Aerospace Services, LLC as originators and Jabil Circuit Financial II, Inc. as buyer.

10.27(24)	–	Amendment No. 8 to Receivables Purchase Agreement dated May 11, 2007 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer, Jupiter Securitization Company LLC (formerly Jupiter Securitization Corporation), the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

10.28(24)	–	Amendment No. 2 to Receivables Sale Agreement dated as of May 11, 2007 among Jabil Circuit, Inc., Jabil Circuit of Texas, L.P., Jabil Global Services, Inc., and Jabil Defense and Aerospace Services, LLC as originators and Jabil Circuit Financial II, Inc. as buyer.

10.29(24)	–	Amended and Restated Five-Year Unsecured Revolving Credit Agreement dated as of July 19, 2007 between Registrant; initial lenders and initial issuing banks named therein; Citicorp USA, Inc. as administrative agent; JPMorgan Chase Bank, N.A. as syndication agent; and The Royal Bank of Scotland PLC, Royal Bank of Canada, Bank of America, N.A., UBS Loan Finance LLC and Credit Suisse, Cayman Islands Branch as co-documentation agents.

10.30(25)	–	Amendment No. 3 to the Bridge Facility dated December 20, 2007.

12.1*	–	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

21.1(24)	–	List of Subsidiaries.

Exhibit No.		Description
23.1*	–	Consent of Independent Registered Public Accounting Firm.

24.1*	–	Power of Attorney (See Signature page).

25.1*	–	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A., with respect to the Indenture.

99.1*	–	Form of Letter of Transmittal

99.2*	–	Form of Notice of Guaranteed Delivery.

99.3*	–	Form of Letter to Nominees

99.4*	–	Form of Letter to Clients

*	Filed herewith.
(1)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000.
(2)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed by the Registrant on October 30, 2007.
(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by the Registrant on July 21, 2003.
(4)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed by the Registrant on January 11, 2008
(5)	Indicates management compensatory plan, contractor arrangement.
(6)	Incorporated by reference to the Registration Statement on Form S-8 (File No. 333-37701) filed by the Registrant on October 10, 1997.
(7)	Incorporated by reference to the Registration Statement on Form S-1 filed by the Registrant on March 3, 1993 (File No. 33-58974).
(8)	Incorporated by reference to the Registrant’s Form S-8 (File No. 333-98291) filed by the Registrant on August 16, 2002.
(9)	Incorporated by reference to the Registrant’s Form S-8 (File No. 333-112264) filed by the Registrant on January 27, 2004.
(10)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2004.
(11)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2006.
(12)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2005.
(13)	Incorporated by reference to the Registrant’s Form S-8 (File No. 333-54946) filed by the Registrant on February 5, 2001.
(14)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended November 30, 2002.
(15)	Incorporated by reference to the Registrant’s Form S-8 (File No. 106123) filed by the Registrant on June 13, 2003.
(16)	Incorporated by reference to the Registrant’s Form S-8 (File No. 333-98299) filed by the Registrant on August 16, 2002.
(17)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended February 29, 2004.
(18)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended May 31, 2004.
(19)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended February 28, 2005.
(20)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by the Registrant on May 13, 2005.
(21)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended May 31, 2005.
(22)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2005.
(23)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006.
(24)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007.
(25)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by the Registrant on December 27, 2007.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

Provided further, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on February 15, 2008.

Jabil Circuit, Inc.
Registrant

By:	/s/ Timothy L. Main
Timothy L. Main
President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, we, the undersigned officers and directors of Jabil Circuit, Inc., hereby severally constitute and appoint Forbes I.J. Alexander and Robert L. Paver, each acting alone as an attorney-in-fact with the full power of substitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ William D. Morean William D. Morean	Chairman of the Board of Directors	February 14, 2008

By:	/s/ Thomas A. Sansone Thomas A. Sansone	Vice Chairman of the Board of Directors	February 14, 2008

By:	/s/ Timothy L. Main Timothy L. Main	President, Chief Executive Officer and Director (Principal Executive Officer)	February 15, 2008

By:	/s/ Forbes I.J. Alexander Forbes I.J. Alexander	Chief Financial Officer (Principal Financial and Accounting Officer)	February 15, 2008

By:	/s/ Lawrence J. Murphy Lawrence J. Murphy	Director	February 13, 2008

By:	/s/ Mel S. Lavitt Mel S. Lavitt	Director	February 14, 2008

By:	/s/ Steven A. Raymund Steven A. Raymund	Director	February 14, 2008

By:	/s/ Frank A. Newman Frank A. Newman	Director	February 14, 2008

By:	/s/ Laurence S. Grafstein Laurence S. Grafstein	Director	February 14, 2008

By:	/s/ Kathleen A. Walters Kathleen A. Walters	Director	February 15, 2008

INDEX EXHIBIT

Exhibit No.		Description
3.1(1)	–	Registrant’s Certificate of Incorporation, as amended.

3.2(2)	–	Registrant’s Bylaws, as amended.

4.1(3)	–	Senior Debt Indenture, dated as of July 21, 2003, with respect to the Senior Debt of the Registrant, between the Registrant and The Bank of New York, as trustee.

4.2(3)	–	First Supplemental Indenture, dated as of July 21, 2003, with respect to the 5.875% Senior Notes, due 2010, of the Registrant, between the Registrant and The Bank of New York, as trustee.

4.3(4)	–	Indenture, dated January 16, 2008, by and between Jabil Circuit, Inc. and The Bank of New York Trust Company, N.A., as trustee.

4.4(4)	–	Registration Rights Agreement dated January 16, 2008, by and among Jabil Circuit, Inc. and the representatives of the initial purchasers of the Old Securities.

4.5*	–	Form of 8.250% New Securities.

5.1*	–	Opinion of Holland & Knight LLP

10.1(5)(6)	–	1992 Stock Option Plan and forms of agreement used thereunder, as amended.

10.2(5)(6)	–	1992 Employee Stock Purchase Plan and forms of agreement used thereunder, as amended.

10.3(5)(7)	–	Restated cash or deferred profit sharing plan under section 401(k).

10.4(5)(7)	–	Form of Indemnification Agreement between Registrant and its officers and Directors.

10.5(5)(9)	–	Jabil 2002 Employment Stock Purchase Plan.

10.6(5)(10)	–	Jabil 2002 Stock Incentive Plan.

10.6.1(10)	–	Form of Jabil Circuit, Inc. 2002 Stock Incentive Plan Stock Option Agreement.

10.6.2(10)	–	Form of Jabil Circuit, Inc. 2002 Stock Incentive Plan-French Subplan Stock Option Agreement.

10.6.3(10)	–	Form of Jabil Circuit, Inc. 2002 Stock Incentive Plan-UK Subplan CSOP Option Certificate.

10.6.4(10)	–	Form of Jabil Circuit, Inc. 2002 Stock Incentive Plan-UK Subplan Stock Option Agreement.

10.6.5(11)	–	Form of Jabil Circuit, Inc. Restricted Stock Award Agreement.

10.6.6(12)	–	Form of Stock Appreciation Right Agreement.

10.7(4)(13)	–	Stock Award Plan.

10.8(4)(14)	–	Employment Contract between the Registrant and European Chief Operating Officer dated December 1, 2002.

10.9(15)	–	Addendum to the Terms and Conditions of the Jabil Circuit, Inc. 2002 Stock Incentive Plan for Grantees Resident in France.

10.10(4)(16)	–	Schedule to the Jabil Circuit, Inc. 2002 Stock Incentive Plan for Grantees Resident in the United Kingdom.

10.11(17)	–	Receivables Sale Agreement dated as of February 25, 2004 among Jabil Circuit, Inc, Jabil Circuit of Texas, L.P. and Jabil Global Services, Inc. as originators and Jabil Circuit Financial II, Inc. as buyer.

10.12(17)	–	Receivables Purchase Agreement dated as of February 25, 2004 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc. as servicer and Jupiter Securitization Corporation, the Financial Institutions and Bank One as agent for Jupiter and the Financial Institutions.

10.13(18)	–	Amendment No. 1 to Receivables Purchase Agreement dated as of April 22, 2004 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc. as servicer and Jupiter Securitization Corporation, the Financial Institutions and Bank One as agent for Jupiter and the Financial Institutions.

10.14(19)	–	Amendment No. 2 to Receivables Purchase Agreement dated as of February 23, 2005 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer and Jupiter Securitization Corporation, the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

Exhibit No.		Description
10.15(20)	–	Five-Year Unsecured Revolving Credit Agreement dated as of May 11, 2005 between Registrant; initial lenders named therein; Citicorp USA, Inc. as administrative agent; JPMorgan Chase Bank, N.A. as syndication agent; and The Royal Bank of Scotland PLC, SunTrust Bank, and ABN Amro Bank N.V. as co-documentation agents.

10.16(21)	–	Amendment No. 3 to Receivables Purchase Agreement dated as of May 13, 2005 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer and Jupiter Securitization Corporation, the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

10.17(22)	–	Amendment No. 4 to Receivables Purchase Agreement dated as of November 11, 2005 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer and Jupiter Securitization Corporation, the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

10.18(11)	–	Amendment No. 5 to Receivables Purchase Agreement dated as of February 21, 2006 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer and Jupiter Securitization Corporation, the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

10.19(11)	–	Amendment No. 1 to Receivables Sale Agreement dated as of February 21, 2006 among Jabil Circuit, Inc., Jabil Circuit of Texas, L.P. and Jabil Global Services, Inc. as originators and Jabil Circuit Financial II, Inc. as buyer.

10.20(23)	–	Amendment No. 6 to Receivables Purchase Agreement dated as of October 26, 2006 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer and Jupiter Securitization Corporation, the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

10.21(23)	–	Merger Agreement between Jabil Circuit (Taiwan) Limited and Taiwan Green Point Enterprises Co., Ltd. Dated as of November 22, 2006.

10.22(23)	–	Bridge Credit Agreement dated as of December 21, 2006 between Registrant; initial lenders named therein; Citicorp North America, Inc. as administrative agent; JPMorgan Chase Bank, N.A. as syndication agent; and The Royal Bank of Scotland PLC, SunTrust Bank, and ABN Amro Bank N.V. as co-documentation agents.

10.23a(23)	–	Letter Amendment and Waiver to the Five-Year Unsecured Revolving Credit Agreement, dated as of November 21, 2006, among Jabil Circuit, Inc., certain banks, financial institutions and other institutional lenders, and Citicorp USA, Inc., as administrative agent for such lenders.

10.23b(23)	–	Letter Amendment and Waiver to the Five-Year Unsecured Revolving Credit Agreement, dated as of January 11, 2007, among Jabil Circuit, Inc., certain banks, financial institutions and other institutional lenders, and Citicorp USA, Inc., as administrative agent for such lenders.

10.23c(23)	–	Letter Amendment and Waiver to the Five-Year Unsecured Revolving Credit Agreement, dated as of May 2, 2007, among Jabil Circuit, Inc., certain banks, financial institutions and other institutional lenders, and Citicorp USA, Inc., as administrative agent for such lenders.

10.24a(23)	–	Letter Amendment and Waiver to the Bridge Credit Agreement, dated as of January 11, 2007, among Jabil Circuit, Inc., certain banks, financial institutions and other institutional lenders, and Citicorp North America, Inc., as administrative agent for such lenders.

10.24b(23)	–	Letter Amendment and Waiver to the Bridge Credit Agreement, dated as of May 2, 2007, among Jabil Circuit, Inc., certain banks, financial institutions and other institutional lenders, and Citicorp North America, Inc., as administrative agent for such lenders.

10.25(23)	–	Amendment No. 7 to Receivables Purchase Agreement dated as of February 21, 2007 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer and Jupiter Securitization Corporation, the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

Exhibit No.		Description
10.26(23)	–	Waiver and Consent Letter, dated as of May 2, 2007, to (i) the Receivables Purchase Agreement among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer, Jupiter Securitization Company LLC (formerly Jupiter Securitization Corporation), the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions; and (ii) the Receivables Sale Agreement among Jabil Circuit, Inc., Jabil Circuit of Texas, L.P., Jabil Global Services, Inc. and Jabil Defense and Aerospace Services, LLC as originators and Jabil Circuit Financial II, Inc. as buyer.

10.27(24)	–	Amendment No. 8 to Receivables Purchase Agreement dated May 11, 2007 among Jabil Circuit Financial II, Inc. as seller, Jabil Circuit, Inc., as servicer, Jupiter Securitization Company LLC (formerly Jupiter Securitization Corporation), the Financial Institutions and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A.) as agent for Jupiter and the Financial Institutions.

10.28(24)	–	Amendment No. 2 to Receivables Sale Agreement dated as of May 11, 2007 among Jabil Circuit, Inc., Jabil Circuit of Texas, L.P., Jabil Global Services, Inc., and Jabil Defense and Aerospace Services, LLC as originators and Jabil Circuit Financial II, Inc. as buyer.

10.29(24)	–	Amended and Restated Five-Year Unsecured Revolving Credit Agreement dated as of July 19, 2007 between Registrant; initial lenders and initial issuing banks named therein; Citicorp USA, Inc. as administrative agent; JPMorgan Chase Bank, N.A. as syndication agent; and The Royal Bank of Scotland PLC, Royal Bank of Canada, Bank of America, N.A., UBS Loan Finance LLC and Credit Suisse, Cayman Islands Branch as co-documentation agents.

10.30(25)	–	Amendment No. 3 to the Bridge Facility dated December 20, 2007.

12.1*	–	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

21.1(24)	–	List of Subsidiaries.

23.1*	–	Consent of Independent Registered Public Accounting Firm.

24.1*	–	Power of Attorney (See Signature page).

25.1*	–	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A., with respect to the Indenture.

99.1*	–	Form of Letter of Transmittal

99.2*	–	Form of Notice of Guaranteed Delivery.

99.3*	–	Form of Letter to Nominees

99.4*	–	Form of Letter to Clients

*	Filed herewith.
(1)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000.
(2)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed by the Registrant on October 30, 2007.
(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by the Registrant on July 21, 2003.
(4)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed by the Registrant on January 11, 2008
(5)	Indicates management compensatory plan, contractor arrangement.
(6)	Incorporated by reference to the Registration Statement on Form S-8 (File No. 333-37701) filed by the Registrant on October 10, 1997.
(7)	Incorporated by reference to the Registration Statement on Form S-1 filed by the Registrant on March 3, 1993 (File No. 33-58974).
(8)	Incorporated by reference to the Registrant’s Form S-8 (File No. 333-98291) filed by the Registrant on August 16, 2002.
(9)	Incorporated by reference to the Registrant’s Form S-8 (File No. 333-112264) filed by the Registrant on January 27, 2004.
(10)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2004.
(11)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2006.
(12)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2005.
(13)	Incorporated by reference to the Registrant’s Form S-8 (File No. 333-54946) filed by the Registrant on February 5, 2001.
(14)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended November 30, 2002.

(15)	Incorporated by reference to the Registrant’s Form S-8 (File No. 106123) filed by the Registrant on June 13, 2003.
(16)	Incorporated by reference to the Registrant’s Form S-8 (File No. 333-98299) filed by the Registrant on August 16, 2002.
(17)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended February 29, 2004.
(18)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended May 31, 2004.
(19)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended February 28, 2005.
(20)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by the Registrant on May 13, 2005.
(21)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended May 31, 2005.
(22)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2005.
(23)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006.
(24)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007.
(25)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by the Registrant on December 27, 2007.